As filed with the Securities and Exchange Commission on October 5, 2012

Registration Statement No. 333-184023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seadrill Partners LLC

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom, +44 20 7063 7900

(Address and telephone number of Registrant’s principal executive offices)

Watson, Farley & Williams (New York) LLP

1133 Avenue of the Americas

New York, New York 10036

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine S. Gallagher Adorys Velazquez Vinson & Elkins L.L.P. 2200 Pennsylvania Avenue NW, Suite 500W Washington, DC 20037 (202) 639-6500	Sean T. Wheeler Divakar Gupta Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2012

P R E L I M I N A R Y    P R O S P E C T U S

Seadrill Partners LLC

Common Units

Representing Limited Liability Company Interests

$         per common unit

This is the initial public offering of our common units. We currently expect the initial public offering price to be between $         and $         per common unit. We are selling                    common units. To the extent the underwriters sell more than                      common units in this offering, the underwriters have an option to purchase up to                      additional common units.

We are a Marshall Islands limited liability company formed by Seadrill Limited, or Seadrill, a leading offshore drilling contractor providing worldwide offshore drilling services to the oil and natural gas industry, to own, operate and acquire offshore drilling rigs. Immediately following this offering, we will own a 30% interest in Seadrill Operating LP and a 51% interest in Seadrill Capricorn Holdings LLC (collectively referred to as OPCO), which own and operate our modern and technologically advanced offshore drilling rigs. We are organized as a limited liability company and have elected to be treated as a corporation for U.S. federal income tax purposes. We have applied to list the common units on The New York Stock Exchange under the symbol “SDLP.”

We are an “emerging growth company” and we are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.” Investing in our common units involves risks. Please read “Risk Factors” beginning on page 18.

These risks include the following:

•

Because our ownership interest in OPCO currently represents our only cash-generating asset, our cash flow initially will depend completely on OPCO’s ability to make distributions to its owners, including us.

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our units.
•	OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution.
•	OPCO’s debt levels may limit its or our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to unitholders.
•

Seadrill’s failure to comply with covenants and other provisions in its existing or future financing agreements could result in cross-defaults under OPCO’s existing financing agreements, which would have a material adverse effect on us.

•

Any limitation in the availability or operation of OPCO’s four drilling rigs, or the inability to obtain new and favorable contracts for the drilling rigs upon any termination could have a material adverse effect on us.

•	We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us and OPCO in operating and expanding our business.
•	Unitholders have limited voting rights, and our operating agreement restricts the voting rights of the unitholders owning more than 5% of our common units.
•	Seadrill and its affiliates own a controlling interest in us and have conflicts of interest and may favor their own interests to your detriment.
•	You will experience immediate and substantial dilution of $ per common unit.
•	U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Seadrill Partners LLC (before expenses)	$	$

(1)	Excludes an aggregate structuring fee of $ million payable to Citigroup Global Markets Inc.

The underwriters expect to deliver the common units to purchasers on or about                    , 2012 through the book-entry facilities of the Depository Trust Company.

Citigroup

                         , 2012

West Aquarius	West Capricorn

West Capella	West Vencedor

We are responsible for the information contained in this prospectus and in any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to our business and fleet immediately after the closing of this offering. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements. The information presented in this prospectus assumes, unless otherwise noted, (i) an initial public offering price of $        per common unit, and (ii) that the underwriters’ over-allotment option is not exercised. You should read “Risk Factors” for more information about important risks that you should consider carefully before buying our common units. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars.

All references in this prospectus to “Seadrill Partners,” “we,” “our,” “us,” and “the Company” refer to Seadrill Partners LLC and its subsidiaries, including Seadrill Operating LP and Seadrill Capricorn Holdings LLC, unless the context otherwise indicates. Seadrill Operating LP will own: (i) a 100% interest in the entities that own the West Aquarius and the West Vencedor and (ii) an approximate 56% interest in the entity that owns and operates the West Capella. Seadrill Capricorn Holdings LLC will own 100% of the entities that own and operate the West Capricorn. We refer to Seadrill Operating LP and Seadrill Capricorn Holdings LLC collectively, as “OPCO.” All references in this prospectus to “OPCO” when used in a historical context refer to OPCO’s predecessor companies and their subsidiaries, and when used in the present tense or prospectively refer to OPCO and its subsidiaries, collectively, or to OPCO individually, as the context may require. Upon the completion of this offering, we will own (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC.

References in this prospectus to “Seadrill Member” refer to the owner of the Seadrill Member interest, which is a non-economic limited liability company interest in Seadrill Partners, which initially will be Seadrill Member LLC. Certain references to “Seadrill Member” refer to Seadrill Member LLC, as the context requires. References in this prospectus to “Seadrill” refer, depending on the context, to Seadrill Limited (NYSE: SDRL) and to any one or more of its direct and indirect subsidiaries, other than us. References in this prospectus to “Seadrill Management” are to Seadrill Management AS, a wholly owned subsidiary of Seadrill. References in this prospectus to “ExxonMobil,” “Chevron,” “Total” and “BP” refer to subsidiaries of ExxonMobil Corporation, Chevron Corporation, Total S.A. and BP Plc, respectively, that are OPCO’s customers.

Seadrill Partners LLC

We are a growth-oriented limited liability company recently formed by Seadrill Limited (NYSE: SDRL) to own, operate and acquire offshore drilling rigs. Our drilling rigs are under long-term contracts with major oil companies such as Chevron, Total, BP and ExxonMobil with an average remaining term of 4.1 years as of September 30, 2012. We intend to grow our position in the offshore drilling market by continuing to provide excellent service to these customers with our modern, technologically advanced fleet. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill will be motivated to facilitate our growth because of its significant ownership interest in us.

Upon the completion of this offering, we will own (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We will control Seadrill Operating LP through our ownership of its general partner and

Seadrill Capricorn Holdings LLC through our ownership of the majority of the voting rights. Seadrill will own the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC.

The following table provides information about OPCO’s initial fleet:

						Current Contract
Rig Name	Year Built	Water Depth (feet)	Drilling Depth (feet)	Location	Customer	Start	Expire	Dayrate (US$)
Semi-submersible:
West Aquarius	2009	10,000	35,000	In transit	ExxonMobil	July 2012	December 2012	Transit	(1)
				Canada	ExxonMobil(2)	January 2013	June 2015	$530,000
				Options	ExxonMobil	June 2015	June 2017	$530,000
West Capricorn(3)	2011	10,000	35,000	USA (Gulf of Mexico)	BP	July 2012	July 2017(4)	$487,000
				Options	BP	July 2017	July 2019(4)	$487,000
Drillship:
West Capella(5)	2008	10,000	35,000	Nigeria	Total	April 2009	April 2014	$544,000
				Nigeria	Total	April 2014	April 2019(6)	$580,000
Tender Rig:
West Vencedor(7)	2010	6,500	30,000	Angola	Chevron	March 2010	March 2015	$206,500

(1)	While in transit, the West Aquarius receives a reduced moving rate instead of its standard dayrate under its drilling contract.
(2)	Once the West Aquarius arrives in Canada it will operate under a sub-contract to Statoil ASA. Please read “Business—Drilling Contracts.” The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(3)	Excludes estimated amortized rig rate charge payable by the customer of approximately $29,000 per day relating to lump sum mobilization fee, contract revenues and reimbursables prior to the commencement of contract, and a $5,000 per day catering and accommodation rate.
(4)	Customer has an option to extend the expiration date of the contract for up to two years from July 2017 to July 2019.
(5)	OPCO will own an approximate 56% interest in the entity that owns and operates the West Capella. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(6)	Total has committed to a five year extension with respect to the West Capella beginning in April 2014. Total has the option to reduce the term of the extension to three years in exchange for an increase in the dayrate to $627,500 or to four years in exchange for an increase in the dayrate to $615,000. Total must exercise any option to reduce the extension period prior to July 31, 2013.
(7)	This drilling contract is denominated in U.S. Dollars, but approximately 27% of the dayrate is received in Euros. This table assumes an exchange rate of one Euro to 1.27 U.S. Dollars. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.

We intend to leverage our relationship with Seadrill to make accretive acquisitions of drilling rigs from Seadrill and third parties. For example, pursuant to the omnibus agreement that we will enter into with Seadrill at the closing of this offering, we will have the following purchase rights:

•	a right of first offer to purchase additional interests in OPCO; and

•	a right to purchase any drilling rigs acquired or placed under contracts of five or more years after the closing date of this offering.

In addition, we will have the right to purchase the following two tender rigs from Seadrill, either directly or through OPCO, at any time within 24 months after their respective acceptances by their customers:

•

T-15, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-15 is expected to enter service in April 2013 with Chevron under a five-year drilling contract; and

•

T-16, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-16 is expected to enter service in June 2013 with Chevron under a five-year drilling contract.

Our Relationship with Seadrill and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies. We expect our relationship with Seadrill to give us access to Seadrill’s relationships with major international oil companies and shipbuilders. We will have access to Seadrill’s customer and supplier relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers.

Upon completion of this offering, Seadrill will own the Seadrill Member interest, all of our incentive distribution rights and an additional         % limited liability company interest in us as well as a 70% limited partner interest in Seadrill Operating LP and a 49% limited liability company interest in Seadrill Capricorn Holdings LLC, and thus will have significant incentives to contribute to our success.

Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 43 offshore rigs (including OPCO’s drilling rigs), and had an additional 19 rigs under construction. Seadrill’s drilling rig fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011.

In addition to our direct relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding Ltd., or Hemen Holding, and other related companies are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill Limited, the Fredriksen Group includes the following companies, among others:

•	Golar LNG Limited, an owner and operator of a fleet of seven liquefied natural gas, or LNG, carriers, with 11 LNG carriers and two floating storage and regasification units, or FSRUs, on order;

•	Golar LNG Partners LP, a master limited partnership that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Archer Limited, an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•	Frontline Ltd., a crude oil tanker company which operates a fleet of 44 tankers;

•

Ship Finance International Limited, a marine leasing company, with a fleet of 62 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•

Deep Sea Supply PLC, an owner and operator of 24 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd, an owner and operator of six offshore drilling rigs and a floating production unit operating in Asia, Europe and the Northern U.K. North Sea; and

•	Golden Ocean Group Limited, a dry bulk shipping company that owns a fleet of 17 ships, and manages an additional 11 ships.

We can provide no assurance, however, that we will realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Business Strategies

Our primary business objective is to increase the quarterly cash distributions to our unitholders over time. We intend to accomplish this objective by executing the following strategies:

•

Grow Through Strategic and Accretive Acquisitions.    We intend to capitalize on opportunities to grow OPCO’s and our fleet of drilling rigs through acquisitions of offshore drilling rigs from Seadrill, either by us or by OPCO, and acquisitions of offshore drilling rigs from third parties. We will have opportunities, pursuant to the omnibus agreement, to acquire additional interests in OPCO, to acquire certain of Seadrill’s other drilling rigs with drilling contracts of five or more years, and to purchase the T-15 and the T-16 tender rigs.

•

Pursue Long-term Contracts and Maintain Stable Cash Flow.    We and OPCO will seek to maintain stable cash flows by continuing to pursue long-term contracts and focusing on minimizing operating downtime. Our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

•

Provide Excellent Customer Service and Continue to Prioritize Safety As A Key Element Of Our Operations.    We believe that Seadrill has developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, including by maintaining high safety standards and minimizing downtime.

•	Maintain a Modern and Reliable Fleet. OPCO has one of the youngest and most technologically advanced fleets in the industry, and plans to maintain a modern and reliable fleet.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read “Risk Factors.”

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Relationship with Seadrill.    We believe Seadrill will facilitate our acquisition and growth strategy, and we also expect to benefit from Seadrill’s operational expertise and relationships with suppliers and shipyards.

•

Long-term Contracts with High Quality Customers.    All of our revenues and associated cash flows are derived from OPCO’s existing multi-year contracts. As of September 30, 2012, our contracts have an average remaining term of 4.1 years, and we believe these contracts enhance the stability and predictability of our revenues.

•

Modern, Technologically Advanced Fleet.    We believe that OPCO has one of the most modern, technologically advanced and efficient fleets in the offshore drilling industry, which enables customers to drill wells more efficiently and more reliably than older drilling rigs. All of OPCO’s rigs were built after 2007, with an average age of approximately 2.75 years.

•

Financial Flexibility to Pursue Growth Opportunities.    Upon the closing of this offering, OPCO will have an undrawn $300 million credit facility with Seadrill and we expect to have access to the debt and equity markets, which will facilitate the execution of our acquisition strategy and enable us to pursue other expansion opportunities.

We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, please read “Risk Factors.”

Risk Factors

An investment in our common units involves risks associated with our business, our limited liability company structure and the tax characteristics of our common units. Those risks are described under “Risk Factors” beginning on page 18 of this prospectus.

Implications of Being an Emerging Growth Company

Our predecessor had less than $1.0 billion in revenue during its last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of their initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Formation Transactions

General

We were formed in June 2012 as a Marshall Islands limited liability company to hold an interest in OPCO and its subsidiaries, which own and operate a fleet of offshore drilling rigs.

Prior to the closing of this offering, Seadrill Operating LP will acquire from Seadrill (i) a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor, and (ii) an approximate 56% interest in the entity that owns and operates the West Capella, and Seadrill Capricorn Holdings LLC will acquire from Seadrill a 100% interest in the entities that own and operate the West Capricorn.

At or prior to the closing of this offering, the following transactions will occur:

•

we will acquire a 30% limited partner interest in Seadrill Operating LP and a 100% interest in Seadrill Operating Partners GP LLC, which holds the non-economic general partner interest in Seadrill Operating LP;

•	we will acquire a 51% limited liability company interest in Seadrill Capricorn Holdings LLC;

•	we will issue to Seadrill common units and subordinated units, representing a % limited liability company interest in us;

•

we will issue to Seadrill Member LLC, a wholly-owned subsidiary of Seadrill, the Seadrill Member interest, which is a non-economic limited liability company interest in us, and all of our incentive distribution rights, which will entitle the Seadrill Member to increasing percentages of the cash we distribute in excess of $                 per unit per quarter;

•

we will issue                     common units to the public in this offering, representing a         % limited liability company interest in us, and will use the net proceeds of this offering, estimated at $         million, as consideration for the acquisition of our interest in OPCO. See “Use of Proceeds;” and

•	we will grant the underwriters a 30-day option to purchase up to additional common units to cover over–allotments, if any.

In addition, at or prior to the closing of this offering:

•

we will enter into an omnibus agreement with Seadrill, the Seadrill Member and others governing, among other things, our and OPCO’s right to purchase the T-15 and the T-16, our rights of first offer on additional equity interests in OPCO, the extent to which Seadrill may compete with us and certain rights to purchase drilling rigs operating under contracts of five or more years;

•

we will enter into certain management and administrative services agreements pursuant to which Seadrill Management and Seadrill UK Ltd. will agree to provide us with significant management, administrative, financial and other support services and/or personnel;

•

operating subsidiaries of OPCO will enter into advisory, technical and administrative services agreements with affiliates of Seadrill pursuant to which such affiliates will agree to provide OPCO’s operating subsidiaries strategic consulting, advisory, technical and/or administrative services; and

•	OPCO will enter into a $300 million revolving credit facility with Seadrill, as the lender.

For further details on our agreements with Seadrill and its affiliates, including amounts involved, please read “Certain Relationships and Related Party Transactions.”

Holding Company Structure

We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly traded limited liability companies, to maximize operational flexibility. Initially, we will conduct all of our operations through OPCO and its subsidiaries.

Simplified Organizational and Ownership Structure After this Offering

The following diagram depicts our simplified organizational and ownership structure after giving effect to the offering and related transactions described above, assuming no exercise of the underwriters’ over-allotment option:

	Number of Units	Percentage Ownership
Public Common Units
Seadrill Limited Common Units
Seadrill Limited Subordinated Units

100%

Our Management

Our operating agreement provides that our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive basis. We do not employ any of our executive officers and will rely on Seadrill Management, Seadrill UK Ltd. or their affiliates to provide us with personnel who will perform executive officer services for our benefit pursuant to management and administrative services agreements and who will be responsible for our day-to-day management subject to the direction of our board of directors. All references in this prospectus to “our officers” include those personnel of Seadrill Management, Seadrill UK Ltd. or their affiliates who perform executive officer functions for our benefit.

Our wholly owned subsidiary, Seadrill Operating GP LLC, the general partner of Seadrill Operating LP, will manage Seadrill Operating LP’s operations and activities. Our board of directors has the authority to appoint and elect the directors of Seadrill Operating GP LLC, who in turn will appoint the officers of Seadrill Operating GP LLC. Certain of our directors and officers will also serve as directors or executive officers of Seadrill Operating GP LLC. The partnership agreement of Seadrill Operating LP will provide that certain actions relating to Seadrill Operating LP must be approved by our board of directors. These actions will include, among other things, establishing maintenance and replacement capital and other cash reserves and the determination of the amount of quarterly distributions by Seadrill Operating LP to its partners, including us. In addition, we will own 51% of the limited liability company interests in Seadrill Capricorn Holdings LLC and control its operations and activities. Please read “Certain Relationships and Related Party Transactions—OPCO Operating Agreements.”

We will reimburse Seadrill Management and Seadrill UK Ltd. for their reasonable costs and expenses incurred in connection with providing management, administrative, financial and other support services to us. In addition, we will pay Seadrill Management and Seadrill UK Ltd. a management fee equal to 5% of the costs and expenses incurred in connection with providing these services to us. We expect that we will pay approximately $8.2 million in total under the management and administrative services agreements for the twelve months ending September 30, 2013. There is no cap on the amount of fees and cost reimbursements that we may be required to pay pursuant to the management and administrative services agreements. For a more detailed description of this arrangement, please read “Management—Directors,” “Management—Executive Officers” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreements.”

In addition, certain operating subsidiaries of OPCO will enter into advisory, technical and administrative service agreements with affiliates of Seadrill pursuant to which such affiliates will agree to provide OPCO’s operating subsidiaries strategic consulting, advisory, technical and/or administrative services. We expect that OPCO’s operating subsidiaries will pay affiliates of Seadrill approximately $11.2 million in total under the advisory, technical and administrative services agreements for the twelve months ending September 30, 2013. There is no cap on the amount of fees and cost reimbursements that OPCO and such operating subsidiaries may be required to pay such affiliates of Seadrill pursuant to the advisory, technical and administrative service agreements. For a more detailed description of this arrangement, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Advisory, Technical and Administrative Services Agreements.”

Principal Executive Offices and Internet Address; SEC Filing Requirements

Our registered and principal executive offices are located at 13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom and our phone number is +44 20 7063 7900. We expect to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission, or the SEC, available, free of charge, through our website at www.seadrillpartners.com, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer.

Summary of Conflicts of Interest and Fiduciary Duties

Our directors have a duty to manage us in a manner beneficial to us, subject to the limitations described under “Conflicts of Interest and Fiduciary Duties.” Several of our directors and all of our officers hold positions with Seadrill or its affiliates, resulting in those persons owing fiduciary or other legal duties to those entities. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated members on the one hand, and Seadrill and its affiliates, including the Seadrill Member, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders. In particular:

•	certain of our current executive officers and directors also serve as executive officers or directors of Seadrill, Seadrill Management or their affiliates;

•	Seadrill and its other affiliates may compete with us, subject to the restrictions contained in the omnibus agreement; and

•

we have entered into arrangements, and may enter into additional arrangements, with Seadrill and certain of its subsidiaries, relating to the purchase of additional drilling rigs, the provision of certain services to us by Seadrill Management and other matters. In the performance of their obligations under these agreements, Seadrill and its subsidiaries are generally held to a standard of care to our members as specified in these agreements.

For a more detailed description of our management structure, please read “Management—Directors,” “Management—Executive Officers” and “Certain Relationships and Related Party Transactions.”

Although a majority of our directors will over time be elected by common unitholders, the Seadrill Member will likely have substantial influence on decisions made by our board of directors. Our board of directors will have a conflicts committee composed of independent directors. Our board may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result between the relationships between the Seadrill Member and its affiliates, on the one hand, and us and our unaffiliated members, on the other.

For a more detailed description of the conflicts of interest and duties of our directors and officers, please read “Conflicts of Interest and Fiduciary Duties.” For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise their over-allotment option in full.

Units outstanding after this offering	common units and subordinated units, representing a % and % limited liability company interest in us, respectively.

Use of proceeds	We intend to use the net proceeds from this offering as consideration for the acquisition of our interest in OPCO.

The net proceeds from any exercise of the underwriters’ over-allotment option will be used to redeem common units from Seadrill.

See “Use of Proceeds.”

Cash distributions	We intend to make minimum quarterly distributions of $ per common unit ($ per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the Seadrill Member. In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, to the holders of common units, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, to all unitholders, pro rata, until each unit has received an aggregate distribution of $ .

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending December 31, 2012), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2012 based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

If cash distributions to our unitholders exceed $         per unit in a quarter, holders of our incentive distribution rights (initially, the Seadrill Member) will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” We must distribute all of our cash on hand at the end of each quarter, less reserves established by our board of directors to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash,” and we define its meaning in our operating agreement. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution,” that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $ on all of our common and subordinated units through September 30, 2013. However, unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

Please read “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution.”

Subordinated units	Seadrill will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $ per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $ on each outstanding common and subordinated unit for any three consecutive four-quarter periods ending on or after September 30, 2017.

For purposes of determining whether the subordination period will end, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period. If the subordination period ends as a result of us having met the tests described above, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

In addition, at any time on or after September 30, 2017, provided there are no arrearages in the payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our subordinated units will have the option to convert each subordinated unit into a number of common units at a ratio that may be less than one-to-one on a basis equal to the percentage of available cash from operating surplus paid out over the previous four-quarter period in relation to the total amount of distributions required to pay the minimum quarterly distribution in full over the previous four quarters.

Please read “How We Make Cash Distributions—Subordination Period.”

Seadrill Member’s right to reset the target distribution levels	The Seadrill Member, as the initial holder of all of our incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and the Seadrill Member has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive fiscal quarters and the amount of such distribution did not exceed adjusted operating surplus, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election, and to receive common units in connection with this reset.

For a more detailed description of the Seadrill Member’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of the Seadrill Member to receive common units in connection with this reset, please read “How We Make Cash Distributions—Seadrill Member’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	We can issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by our board of directors, without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Operating Agreement—Issuance of Additional Interests.”

Board of directors	We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. The Seadrill Member has the right to appoint three of the seven members of our board of directors who will serve as directors for terms determined by the Seadrill Member. At our 2013 annual meeting, the common unitholders will elect four of our directors. The four directors elected by our common unitholders at our 2013 annual meeting will be divided into three classes to be elected by our common unitholders annually on a staggered basis to serve for three-year terms. The majority of our directors are expected to be non-United States citizens or residents.

Voting rights	Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, if at any time, any person or group owns beneficially more than 5% of any class of units then outstanding, any such units owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our operating agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

You will have no right to elect the Seadrill Member on an annual or other continuing basis. The Seadrill Member may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by the Seadrill Member and its affiliates, voting together as a single class. Upon consummation of this offering, Seadrill will own of our common units and all of our subordinated units, representing a % limited liability company interest in us. If the underwriters’ over-allotment option is exercised in full, Seadrill will own of our common units and all of our subordinated units, representing a % limited liability company interest in us. As a result, you will initially be unable to remove the Seadrill Member without Seadrill’s consent because Seadrill will own sufficient units upon completion of this offering to be able to prevent the Seadrill Member’s removal. Please read “The Operating Agreement—Voting Rights.”

Limited call right	If at any time the Seadrill Member and its affiliates own more than 80% of the outstanding common units, the Seadrill Member has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Seadrill Member or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

U.S. federal income tax considerations

We are organized as a limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2014, the distributions you receive, on a cumulative basis, that will constitute dividends for U.S. federal income tax purposes will be approximately         % of the total cash distributions received during that period. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions” for the basis for this estimate. Please also read “Risk Factors—Tax Risks” for a discussion relating to the taxation of dividends. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Considerations,” and for a discussion of material income tax consequences that may be relevant to prospective unitholders under Marshall Islands law, please read “Non-United States Tax Considerations.”

Exchange listing	We have applied to list the common units on The New York Stock Exchange under the symbol “SDLP.”

Summary Financial and Operating Data

The following table presents, in each case for the periods and as of the dates indicated, summary historical financial and operating data of Seadrill Partners LLC Predecessor, which includes the subsidiaries of Seadrill that have interests in the drilling rigs in OPCO’s initial fleet and the associated service companies. The summary historical financial data of Seadrill Partners LLC Predecessor as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 are derived from the audited Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor, prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, which are included elsewhere in this prospectus. The summary historical financial data of Seadrill Partners LLC Predecessor as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 are derived from the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. The balance sheet data for the six months ended June 30, 2011 has been prepared from our financial records on a basis consistent with the historical financial information of Seadrill Partners LLC Predecessor.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto, our unaudited Pro Forma Combined Consolidated Balance Sheet and the notes thereto and our forecasted results of operations for the twelve months ending September 30, 2013, in each case included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions)
Statement of Operations Data:
Total operating revenues	$275.2	$247.8	$497.2	$478.3
Rig operating expenses(1)	89.1	78.4	157.5	131.8
Reimbursable expenses(2)	4.1	5.3	11.7	8.7
Depreciation and amortization	30.9	29.4	57.8	56.8
General and administrative expenses	12.8	7.6	17.0	11.4

Total operating expenses	136.9	120.7	244.0	208.7

Net operating income	138.3	127.1	253.2	269.6
Interest income	1.2	—	—	—
Interest expense	(18.0)	(16.0)	(31.9)	(35.6)
Loss on interest rate swaps	(10.5)	(8.6)	(52.1)	(22.5)
Foreign exchange (loss)/gain	(1.3)	0.5	(0.5)	—

Income before income taxes	109.7	103.0	168.7	211.5
Income taxes	(15.8)	(14.1)	(27.6)	(35.0)

Net income	$93.9	$88.9	$141.1	$176.5

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.9	$3.8	$15.4	$5.2
Drilling rigs	2,127.3	1,384.4	1,334.6	1,409.5
Total assets	2,298.5	1,969.6	2,210.5	1,893.2
Interest bearing debt (including current portion)	1,240.1	836.2	1,330.5	777.3
Owner’s equity	934.4	981.9	793.0	1,034.7

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions, except fleet data)
Cash Flow Data:
Net cash provided by operating activities	$98.1	$108.9	$293.6	$244.7
Net cash used in investing activities	(57.2)	(18.6)	(392.3)	(140.6)
Net cash provided by (used in) financing activities	(53.4)	(91.7)	108.9	(114.8)
Fleet Data(3):
Number of drilling rigs in operation at end of period	3	3	3	3
Average age of drilling rigs in operation at end of period (years)	3.0	2.0	2.5	1.5
Other Financial Data:
Adjusted EBITDA(4)	$163.2	$150.5	$299.0	$315.3
Capital expenditures	57.2	82.6	392.3	140.6

(1)	Rig operating expenses are related to the drilling rigs we have in operation and include the remuneration of offshore crews and onshore rig supervision staff, as well as expenses for repair and maintenance.
(2)	Reimbursable expenses are incurred at the request of customers, and include provision of supplies, personnel and other services.
(3)	The West Capricorn began earning a contractual pre-commencement standby rate on June 10, 2012 and is not included in the number of drilling rigs in operation or the average age of drilling rigs in operation at the end of the period.

(4)	Non-GAAP Financial Measure

Adjusted EBITDA. Earnings before interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense and taxes is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for the periods presented.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions)
Net income	$93.8	$88.9	$141.1	$176.5
Interest income	(1.2)	—	—	—
Interest expense	18.0	16.0	31.9	35.6
Other financial items(a)	11.8	8.1	52.6	22.5
Depreciation and amortization	29.8	28.1	55.5	54.9
Amortization of mobilization revenue and expense(b)	(4.8)	(4.7)	(9.7)	(9.2)
Income taxes	15.8	14.1	27.6	35.0

Adjusted EBITDA	$163.2	$150.5	$299.0	$315.3

(a)	Other financial items consists of loss on interest rate swaps and foreign exchange (loss)/gain.
(b)

Amortization of mobilization revenue and expense is amortization of lump sum mobilization revenue received prior to the commencement of the drilling contracts net of amortized expense incurred during the mobilization period.

RISK FACTORS

Common units are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

Because our ownership interest in OPCO currently represents our only cash-generating asset, our cash flow initially will depend completely on OPCO’s ability to make distributions to its owners, including us.

Our cash flow initially will depend completely on OPCO’s distributions to us as one of its owners. The amount of cash OPCO can distribute to its owners will principally depend upon the amount of cash it generates from its operations, which may fluctuate from quarter to quarter based on, among other things:

•	the dayrates it obtains under its drilling contracts;

•	the level of its rig operating costs, such as the cost of crews, repair, maintenance and insurance;

•	the levels of reimbursable revenues and expenses;

•	its ability to re-contract its drilling rigs upon expiration or termination of an existing drilling contract and the dayrates it can obtain under such contracts;

•	delays in the delivery of any new drilling rigs and the beginning of payments under drilling contracts relating to those drilling rigs;

•	the timeliness of payments from customers under drilling contracts;

•	prevailing global and regional economic and political conditions;

•	time spent mobilizing drilling rigs to the customer location;

•	changes in local income tax rates;

•	currency exchange rate fluctuations and currency controls; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of its business.

The actual amount of cash OPCO will have available for distribution also will depend on other factors such as:

•

the level of capital and operating expenditures it makes, including for maintaining and replacing drilling rigs or modifying existing drilling rigs to meet customer requirements and complying with regulations or to upgrade technology on OPCO’s drilling rigs;

•	its debt service requirements, including fluctuations in interest rates, and restrictions on distributions contained in its debt instruments;

•	fluctuations in its working capital needs;

•	number of days of rig downtime or less than full utilization, which would result in a reduction of revenues under a drilling contract;

•	whether we or OPCO exercise the option to purchase the T-15 or the T-16 from Seadrill;

•	the ability to make working capital borrowings and availability under the sponsor credit facility; and

•	the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors.

OPCO’s operating agreements provide that it will distribute its available cash to its owners on a quarterly basis. OPCO’s available cash includes cash on hand less any reserves that may be appropriate for operating its business. The amount of OPCO’s quarterly distributions, including the amount of cash reserves not distributed, will be determined by our board of directors.

The amount of cash OPCO generates from operations may differ materially from its profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, OPCO may make cash distributions during periods when it records losses and may not make cash distributions during periods when it records net income.

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

The source of our earnings and cash flow initially will consist exclusively of cash distributions from OPCO. Therefore, the amount of cash distributions we are able to make to our unitholders will fluctuate, initially, based on the level of distributions made by OPCO to its owners, including us, and, in the future, based on the level of cash distributions made by OPCO and any other subsidiaries through which we later conduct operations. OPCO or any such operating subsidiaries may make quarterly distributions at levels that will not permit us to make distributions to our common unitholders at the minimum quarterly distribution level or to increase our quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if OPCO increases or decreases distributions to us, the timing and amount of any such increased or decreased distributions will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by OPCO to us.

Our ability to distribute to our unitholders any cash we may receive from OPCO or any future operating subsidiaries is or may be limited by a number of factors, including, among others:

•	interest expense and principal payments on any indebtedness we incur;

•	restrictions on distributions contained in any of our current or future debt agreements;

•	fees and expenses of us, the Seadrill Member, its affiliates or third parties we are required to reimburse or pay, including expenses we will incur as a result of being a public company; and

•	reserves our board of directors believes are prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

Many of these factors will reduce the amount of cash we may otherwise have available for distribution. We may not be able to pay distributions, and any distributions we make may not be at or above our minimum quarterly distribution. The actual amount of cash that is available for distribution to our unitholders will depend on several factors, many of which are beyond our control.

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast of operating results and cash flows for the twelve months ending September 30, 2013. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units and the subordinated units to be outstanding immediately after this offering is $         million. During the twelve months ended June 30, 2012, the year ended December 31, 2011 and the six months ended June 30, 2012, we would have had cash available for distribution of $48.1 million, $44.3 million and $26.4 million, respectively, which would not have been sufficient to pay the minimum quarterly distribution on all of our common units and subordinated units, as the historical periods did not include results, except for pre-commencement revenue in June 2012, for the West Capricorn, which commenced operations in July 2012. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects.” For a forecast of our ability to pay the full minimum quarterly distribution on our common units and subordinated units for the twelve months ending September 30, 2013, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our ability to grow may be adversely affected by our cash distribution policy. OPCO’s ability to meet its financial needs and grow may be adversely affected by its cash distribution policy.

Our cash distribution policy, which is consistent with our operating agreement, requires us to distribute all of our available cash each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In addition, OPCO’s cash distribution policy requires it to distribute all of its available cash each quarter. In determining the amount of cash available for distribution by OPCO, our board of directors will approve the amount of cash reserves to set aside for us and OPCO, including reserves for anticipated maintenance and replacement capital expenditures, working capital and other matters. OPCO will also rely upon external financing sources, including commercial borrowings, to fund its capital expenditures. Accordingly, to the extent OPCO does not have sufficient cash reserves or is unable to obtain financing, its cash distribution policy may significantly impair its ability to meet its financial needs or to grow.

OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

OPCO must make substantial capital and operating expenditures to maintain and replace, over the long-term, the operating capacity, of its fleet. We estimate that maintenance and replacement capital expenditures for OPCO will average approximately $76.7 million per year, including $47.2 million for replacing current drilling rigs at the end of their useful lives. Maintenance and replacement capital expenditures include capital expenditures for maintenance (including special classification surveys) and capital expenditures associated with modifying an existing drilling rig, including to upgrade its technology, acquiring a new drilling rig or otherwise replacing current drilling rigs at the end of their useful lives to the extent these expenditures are incurred to maintain or replace the operating capacity of OPCO’s fleet. These expenditures could vary significantly from quarter to quarter and could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	fleet size;

•	the cost of replacement drilling rigs;

•	the cost of replacement parts for existing drilling rigs;

•	the geographic location of the drilling rigs;

•	length of drilling contracts;

•	governmental regulations and maritime self-regulatory organization and technical standards relating to safety, security or the environment; and

•	industry standards.

Our operating agreement requires our board of directors to deduct estimated maintenance and replacement capital expenditures, instead of actual maintenance and replacement capital expenditures, from operating surplus each quarter in an effort to reduce fluctuations in operating surplus as a result of variations in actual maintenance and replacement capital expenditures each quarter. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our conflicts committee at least once a year. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted from operating surplus. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures exceed our previous estimates.

If capital expenditures are financed through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders could be diluted.

Use of cash from operations to expand or maintain OPCO’s fleet will reduce cash available for OPCO to distribute to us and us to distribute to our unitholders. Our ability and that of OPCO to obtain bank financing or our ability to access debt and equity capital markets may be limited by our financial condition or that of OPCO, respectively, at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions, changes in the offshore drilling industry and contingencies and uncertainties that are beyond our control. Failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we are successful in obtaining necessary funds, the terms of any debt financings could limit OPCO’s ability to pay distributions to us and our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to pay the minimum quarterly distribution to unitholders, both of which could have a material adverse effect on our ability to make cash distributions.

OPCO’s debt levels may limit its or our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to unitholders.

Upon completion of this offering and the related transactions, we estimate that our consolidated debt (including indebtedness outstanding under OPCO’s financing agreements) will be approximately $         million. Following this offering, we will continue to have the ability to incur additional debt. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

OPCO’s level of debt could have important consequences to it and us, including the following:

•

the ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be limited or such financing may not be available on favorable terms;

•

we and OPCO will need a substantial portion of our cash flow to make principal (including amortization payments as required by OPCO’s financing agreements) and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	such debt may make us each more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and

•	such debt may limit our and OPCO’s flexibility in responding to changing business and economic conditions.

Our ability to service our consolidated debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our consolidated current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our consolidated debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Furthermore, OPCO’s financing agreements contain cross-default clauses which are linked to other indebtedness of Seadrill. In the event of a default by Seadrill under one of its other credit facilities, we could be adversely affected by the cross-default clauses, even if Seadrill cures any such default.

Financing agreements containing operating and financial restrictions and other covenants may restrict OPCO’s and our business and financing activities.

The operating and financial restrictions and covenants in the financing agreements of Seadrill, OPCO or us and any future financing agreements of Seadrill, OPCO or us, could adversely affect our ability and that of OPCO, respectively, to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, subject to certain exceptions, the financing agreements may restrict our ability or that of OPCO to:

•	enter into other financing agreements;

•	incur additional indebtedness;

•	create or permit liens on our respective assets;

•	sell its drilling rigs or the capital stock of our respective subsidiaries;

•	change the nature of our business;

•	make investments;

•	pay distributions to our unitholders or to us, respectively;

•	change the management and/or ownership of the drilling rigs;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

OPCO’s ability to comply with the restrictions and covenants, including financial ratios and tests, contained in any financing agreements of Seadrill, OPCO or us is dependent on future performance and may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, OPCO’s ability to comply with these covenants may be impaired. If OPCO is unable to comply with the restrictions and covenants in the agreements governing its indebtedness or in current or future debt financing agreements, there could be a default under the terms of those agreements. If a default occurs under these agreements, lenders could terminate their commitments to lend and/or accelerate the outstanding loans and declare all amounts borrowed due and payable. OPCO pledges its drilling rigs as security for its indebtedness. If OPCO’s lenders were to foreclose on OPCO’s drilling rigs in the event of a default, this may adversely affect its and our ability to finance future operation or capital needs or to engage, expand or pursue our business activities. In addition, all of OPCO’s loan agreements contain cross-default provisions, meaning that if OPCO is in default under one of its loan agreements, amounts outstanding under its other loan agreements may also be accelerated and become due and payable. If any of these events occur, we cannot guarantee that OPCO’s assets will be sufficient to repay in full all of its outstanding indebtedness, and OPCO may be unable to find alternative financing. Even if OPCO could obtain alternative financing, that financing might not be on terms that are favorable or acceptable. Any of these events would adversely affect our ability to make distributions to our unitholders and cause a decline in the market price of our common units. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

Restrictions in OPCO’s debt agreements may prevent it or us from paying distributions.

The payment of principal and interest on OPCO’s debt will reduce cash available for distribution to us and to our unitholders. In addition, OPCO’s current financing agreements contain provisions that, upon the occurrence of certain events, permit lenders to terminate their commitments and/or accelerate the outstanding loans and declare all amounts due and payable, which may prevent us from paying distributions to our unitholders. These events include, among others:

•	a failure to pay any principal, interest, fees, expenses or other amounts when due;

•	a violation of covenants requiring us to maintain certain levels of insurance coverage, minimum liquidity levels, minimum interest coverage ratios and minimum current ratios;

•	a default under any other provision of the financing agreement, as well as a default under any provision of related security documents;

•	a material breach of any representation or warranty contained in the applicable financing agreement;

•	a default under other indebtedness;

•	a failure to comply with a final legal judgment from a court of competent jurisdiction;

•	a bankruptcy or insolvency event;

•	a suspension or cessation of our business;

•

the destruction or abandonment of our assets, or the seizure or appropriation thereof by any governmental, regulatory or other authority if the lenders determine such occurrence could have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement;

•	the invalidity, unlawfulness or repudiation of any financing agreement or related security document;

•	an enforcement of any liens or other encumbrances covering our assets; and

•

the occurrence of certain other events that the lenders believe is likely to have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement.

In connection with this offering, OPCO will enter into a $300 million revolving credit facility with Seadrill, as the lender, which we refer to as the sponsor credit facility. The sponsor credit facility will contain customary covenants and provisions relating to events of default. Furthermore, we expect that OPCO’s future financing agreements will contain similar provisions. For more information regarding these financing agreements, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

Seadrill’s failure to comply with covenants and other provisions in its existing or future financing agreements could result in cross-defaults under OPCO’s existing financing agreements, which would have a material adverse effect on us.

OPCO’s existing financing agreements contain cross-default provisions that may be triggered if Seadrill defaults under the terms of its existing or future financing agreements. In the event of a default by Seadrill under one of its financing agreements, the lenders under OPCO’s existing financing agreements could determine that OPCO is in default under its financing agreements. This could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including OPCO’s drilling rigs, even if Seadrill were to subsequently cure its default. In the event of such acceleration and foreclosure, OPCO might not have sufficient funds or other assets to satisfy all of its obligations, which would have a material adverse effect on our business, results of operations and financial condition and would significantly reduce our ability, or make us unable, to make distributions to our unitholders for so long as such default is continuing.

The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

Acquisitions that expand our drilling operations are an important component of our business strategy. For example, we intend to purchase the T-15 and the T-16 from Seadrill if we are able to reach an agreement with Seadrill regarding their purchase price. Under the omnibus agreement that we will enter into with Seadrill in connection with the closing of this offering, we and OPCO will have the right to purchase the T-15 and the T-16 from Seadrill at any time within 24 months after their respective acceptance by the customer under the applicable drilling contract. We will not be obligated to purchase either of these drilling rigs at the applicable determined price, and, accordingly, we may not complete the purchase of either of such drilling rigs.

We believe that other acquisition opportunities may arise from time to time, and any such acquisition could be significant. Any acquisition could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common units. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets, the risk of failing to successfully and timely integrate the operations or management of any acquired businesses or assets and the risk of diverting management’s attention from existing operations or other priorities. We may also be subject to additional costs related to compliance with various international laws in connection with such acquisition. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our financial condition, results of operations and cash available for distribution could be adversely affected.

Our growth depends on the level of activity in the offshore oil and natural gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices, and may be materially and adversely affected by a decline in the offshore oil and natural gas industry.

The offshore drilling industry is cyclical and volatile. Our growth strategy focuses on expansion in the offshore drilling sector, which depends on the level of activity in oil and natural gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and natural gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling rigs.

Oil and natural gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations, including restrictions on offshore transportation of oil and natural gas;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	accidents, severe weather, natural disasters and other similar incidents relating to the oil and natural gas industry; and

•

the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and natural gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our future growth. Sustained periods of low oil and natural gas prices typically result in reduced exploration and drilling because oil and natural gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry which often results in drilling rigs, particularly older and less technologically-advanced drilling rigs, being idle for long periods of time. We cannot predict the future level of demand for drilling rigs or future conditions of the oil and natural gas industry. Any decrease in exploration, development or production expenditures by oil and natural gas companies could reduce our revenues and materially harm our business, results of operations and cash available for distribution.

In addition to oil and natural gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling rigs;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and natural gas transportation costs;

•	the level of rig operating costs including crew and maintenance;

•	the discovery of new oil and natural gas reserves; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for drilling rigs and adversely affect our business and results of operations.

We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us and OPCO in operating and expanding our business.

Our ability and that of OPCO to enter into new drilling contracts and expand our customer and supplier relationships will depend largely on our ability to leverage our relationship with Seadrill and its reputation and relationships in the offshore drilling industry. If Seadrill suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing drilling contracts upon their expiration;

•	obtain new drilling contracts;

•	efficiently and productively carry out our drilling activities;

•	successfully interact with shipyards;

•	obtain financing and maintain insurance on commercially acceptable terms;

•	maintain access to capital under the sponsor credit facility OPCO and Seadrill will enter into prior to the closing of this offering; or

•	maintain satisfactory relationships with suppliers and other third parties.

In addition, pursuant to the management and administrative services agreements, Seadrill Management and Seadrill UK Ltd. will provide us with significant management, administrative, financial and other support services and/or personnel. In addition, affiliates of Seadrill will provide advisory, technical and administrative services to OPCO’s fleet pursuant to advisory, technical and administrative services agreements. Our and OPCO’s operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Our business will be harmed if Seadrill and its affiliates fail to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Please read “Certain Relationships and Related Party Transactions.”

OPCO’s drilling contracts may not permit OPCO to fully recoup its costs in the event of a rise in expenses.

OPCO’s drilling contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from these term contracts, all of OPCO’s drilling contracts include escalation provisions. These provisions allow OPCO to adjust the dayrates based on certain published indices. These indices are designed to recompense OPCO for certain cost increases, including wages, insurance and maintenance costs. However, actual cost increases may result from events or conditions that do not cause correlative changes to the applicable indices. Furthermore, certain indices are updated semi-annually, and therefore may be outdated at the time of adjustment. In addition, the adjustments are normally performed on a semi-annual or annual basis. For these reasons, the timing and amount received as a result of the adjustments may differ from the timing and amount of expenditures associated with actual cost increases, which could adversely affect OPCO’s and our cash flow and ability to make cash distributions.

An increase in operating and maintenance costs could materially and adversely affect our financial performance.

Our operating expenses and maintenance costs depend on a variety of factors including crew costs, provisions, equipment, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control and affect the entire offshore drilling industry. During periods after which a rig becomes idle, we may decide to “warm stack” the rig, which means the rig is kept fully operational and ready for redeployment, and maintains most of its crew. As a result, our operating expenses during a warm stacking will not be substantially different than those we would incur if the rig remained active. We may also decide to “cold stack” the rig, which the means the rig is stored in a harbor, shipyard or a designated offshore area, and the crew is assigned to an active rig or dismissed. However, reductions in costs following the decision to cold stack a rig may not be immediate, as a portion of the crew may be required to prepare the rig for such storage. Moreover, as our rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in supply of offshore drilling rigs and demand for contract drilling services, which in turn, affect dayrates, and the economic utilization and performance of OPCO’s fleet of drilling rigs. However, operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. In addition, equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Escalation provisions contained in OPCO’s drilling contracts may not be adequate to substantially mitigate these increased operating and maintenance costs. In connection with new assignments, OPCO might incur expenses relating to preparation for operations under a new contract. The expenses may vary based on the scope and length of such required preparations and the duration of the contractual period over which such expenditures are amortized. In situations where OPCO’s drilling rigs incur idle time between assignments, the opportunity to reduce the size of its crews on those drilling rigs is limited as the crews will be engaged in preparing the drilling rig for its next contract. When a drilling rig faces longer idle periods, reductions in costs may not be immediate as some of the crew may be required to prepare drilling rigs for stacking and maintenance in the stacking period. Should drilling rigs be idle for a longer period, OPCO may not be successful in redeploying crew members, who are not required to maintain the drilling rigs, and therefore may not be successful in reducing our costs in such cases.

Any limitation in the availability or operation of OPCO’s four drilling rigs could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to make distributions to our unitholders.

OPCO’s fleet currently consists of two semi-submersible drilling rigs, one drillship and one tender rig. If any of OPCO’s drilling rigs are unable to generate revenues as a result of the expiration or termination of its drilling contracts or sustained periods of downtime, our results of operations and financial condition could be materially adversely affected.

Some of OPCO’s customers have the right to terminate their drilling contracts without cause upon the payment of an early termination fee. However, such payments may not fully compensate OPCO for the loss of the drilling contract. Under certain circumstances OPCO’s contracts may permit customers to terminate contracts early without the payment of any termination fees as a result of non-performance, total loss of the rigs, extended periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events beyond OPCO’s control. During periods of challenging market conditions, OPCO may be subject to an increased risk of its customers seeking to repudiate their contracts, including through claims of non-performance. OPCO’s customers’ ability to perform their obligations under their drilling contracts may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If a customer cancels its contract, and OPCO is unable to secure a new contract on a timely basis and on substantially similar terms, or if a contract is suspended for an extended period of time or if a contract is renegotiated on different terms, it could adversely affect our business, results of operations and financial condition and may reduce the amount of cash OPCO has available to distribute to us and that we have available for distribution to our unitholders. For more information regarding the termination provisions of OPCO’s drilling contracts, please read “Business—Drilling Contracts.”

OPCO currently derives all its revenue from four customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

OPCO currently derives all of its revenues and cash flow from four customers. For the year ended December 31, 2011 and the six months ended June 30, 2012, ExxonMobil accounted for 42% and 43%, Total accounted for 41% and 39%, and Chevron accounted for 17% and 16% of OPCO’s total revenues, respectively. For the six months ended June 30, 2012, BP accounted for 2% of OPCO’s total revenues. All of OPCO’s drilling contracts have fixed terms, but may be terminated early due to certain events or might nevertheless be lost in the event of unanticipated developments, such as the deterioration in the general business or financial condition of a customer, resulting in its inability meet its obligations under our contracts.

If any of OPCO’s drilling contracts are terminated, OPCO may be unable to re-deploy the drilling rig subject to such terminated contract on terms as favorable to it as its current drilling contracts. If OPCO is unable to re-deploy a drilling rig for which the drilling contract has been terminated, OPCO will not receive any revenues from that drilling rig, but it will be required to pay expenses necessary to maintain the drilling rig in proper operating condition. This may cause OPCO to receive decreased revenues and cash flows from having fewer drilling rigs operating in its fleet. The loss of any customers, drilling contracts or drilling rigs, or a decline in payments under any of OPCO’s drilling contracts, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

In addition, our drilling contracts subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore drilling industry, prevailing prices for oil and natural gas, the overall financial condition of the counterparty, the dayrates received for specific types of drilling rigs and the level of expenses necessary to maintain drilling activities. In addition, in depressed market conditions, our customers may no longer need a drilling rig that is currently under contract or may be able to obtain a comparable drilling rig at a lower dayrate. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain losses, which could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution.

OPCO may not be able to renew or obtain new and favorable contracts for drilling rigs whose contracts are expiring or are terminated, which could adversely affect its revenues and profitability.

OPCO’s ability to renew expiring contracts or obtain new contracts will depend on the prevailing market conditions at the time. If OPCO is not able to obtain new contracts in direct continuation with existing contracts, or if new contracts are entered into at dayrates substantially below the existing dayrates or on terms otherwise less favorable compared to existing contracts terms, its revenues and profitability could be adversely affected.

The offshore drilling markets in which we compete experience fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures and supply of capable drilling equipment. The existing drilling contracts for our drilling rigs currently employed are scheduled to expire from March 2015 through April 2019. We cannot guarantee that we will be able to obtain contracts for our drilling rigs currently employed upon the expiration or termination of their current contracts or that there will not be a gap in employment of the rigs between current contracts and subsequent contracts. In particular, if oil and natural gas prices are low, or it is expected that such prices will decrease in the future, at a time when we are seeking to arrange contracts for our drilling rigs, we may not be able to obtain drilling contracts at attractive dayrates or at all.

If the dayrates which we receive for the reemployment of our current drilling rigs are less favorable, we will recognize less revenue from their operations. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling rigs at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, or we may be forced to enter into contracts at unattractive dayrates, which would adversely affect our ability to make distributions to our unitholders.

Competition within the offshore drilling industry may adversely affect us.

The offshore drilling industry is highly competitive and fragmented and includes several large companies that compete in the markets OPCO serves, as well as smaller companies. Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, its record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and customer relations. OPCO’s operations may be adversely affected if its current competitors or new market entrants introduce new drilling rigs with better features, performance, price or other characteristics in comparison to OPCO’s drilling rigs, or expand into service areas where OPCO operates. In addition, mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them. Competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our financial position, results of operations, cash flows and ability to make distributions to our unitholders.

An economic downturn could have a material adverse effect on our revenue, profitability and financial position.

We and OPCO depend on OPCO’s customers’ willingness and ability to fund operating and capital expenditures to explore, develop and produce oil and natural gas, and to purchase drilling and related equipment. There has historically been a strong link between the development of the world economy and demand for energy, including oil and natural gas. The world economy is currently facing a number of challenges. As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and natural gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash available for distribution. This includes uncertainty surrounding the sovereign debt and credit crises in certain European countries. In addition, turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries are adding to overall risk. An extended period of adverse development in the outlook for the world economy could reduce the overall demand for oil and natural gas and for our services. Such changes could adversely affect our financial condition, results of operations and ability to make distributions to our unitholders.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing unitholders or preclude us from issuing equity at all. We cannot be certain that additional financing will be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to expand our existing business, complete drilling rig acquisitions or otherwise take advantage of business opportunities as they arise.

Our current backlog of contract drilling revenue may not be ultimately realized.

As of September 30, 2012, our backlog of contract drilling revenues under firm commitments was approximately $3.0 billion. We may not be able to perform under these contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our contracts for various reasons, including those described under “—Certain work stoppages or maintenance or repair work may cause OPCO’s customers to suspend or reduce payment of dayrates until operation of the respective rig is resumed, which may lead to termination or renegotiation of important agreements.” In addition, some of our customers could experience liquidity issues or could otherwise be unable or unwilling to perform under the contract, which could ultimately lead a customer to go into bankruptcy or to otherwise encourage a customer to seek to repudiate, cancel or renegotiate a contract. Our inability or the inability of our customers to perform under our or their contractual obligations could adversely affect our financial position, results of operations and cash available for distribution.

Failure to obtain or retain highly skilled personnel could adversely affect OPCO’s operations.

We believe that competition for skilled and other labor required for OPCO’s drilling operations has increased in recent years as the number of rigs activated or added to worldwide fleets has increased. Both the number of rigs in operation is continuing to grow as new units ordered during the period from 2005 to 2008 are being delivered, and additional rigs ordered from September 2010 to date are expected to increase the future demand for offshore drilling crews. In some regions such as Angola and Nigeria, limited availability of qualified personnel, in combination with local regulations focusing on crew composition, is expected to further increase demand for qualified offshore drilling crews, which may increase costs. A continued expansion of the rig fleet, increased demand for drilling services in general, coupled with shortages of qualified personnel could further create and intensify upward pressure on wages and make it more difficult or costly for OPCO to staff and service its rigs, or do so on economically viable terms. Such developments could adversely affect our financial position, results of operations, cash flows and ability to make distributions to our unitholders. Furthermore, as a result of any increased competition for people and risk for higher turnover, OPCO may experience a reduction in the experience level of its personnel, which could lead to higher downtime and more operating incidents.

Certain work stoppages or maintenance or repair work may cause OPCO’s customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to termination or renegotiation of the drilling contract.

Compensation under OPCO’s drilling contracts is based on daily performance and/or availability of each drilling rig in accordance with the requirements specified in the applicable drilling contract agreement. For instance, when our drilling rigs are idle, but available for operation, OPCO’s customers are entitled to pay a waiting rate lower than the operational rate.

Several factors could cause an interruption of operations, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	delays in repairs by suppliers;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

In addition, if OPCO’s drilling rigs are taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in its drilling contracts, we will not be entitled to payment of dayrates until the relevant rig is available for deployment. If the interruption of operations were to exceed a determined period due to an event of force majeure, OPCO’s customers have the right to pay a rate (the “force majeure rate”) that is significantly lower than the waiting rate for a period of time, and, thereafter, may terminate the drilling contracts related to the subject rig. For more details on OPCO’s drilling contracts, see “Business—Drilling Contracts” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Important Financial and Operational Terms and Concepts—Contracted Revenues and Dayrates.” Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract agreements as a result of an interruption of operations as described herein could materially adversely affect our financial condition, results of operations and ability to make distributions to our unitholders.

Labor costs and operating restrictions that apply to OPCO could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

A significant portion of OPCO’s employees are represented by collective bargaining agreements. The majority of these employees work in Nigeria and Angola. In addition, some of OPCO’s contracted labor works under collective bargaining agreements. As part of the legal obligations in some of these agreements, OPCO is required to contribute certain amounts to retirement funds and pension plans and is restricted in its ability to dismiss employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial condition, results of operations and ability to pay distributions.

An inability to obtain visas and work permits for drilling rig personnel on a timely basis could hurt its operations and have an adverse effect on our business.

OPCO’s ability to operate worldwide depends on obtaining the necessary visas and work permits for the personnel on its drilling rigs to travel in and out of, and to work in, the jurisdictions in which it operates. Governmental actions in some of the jurisdictions in which OPCO operates may make it difficult to move personnel in and out of these jurisdictions by delaying or withholding the approval of these visa and work permits. If visas and work permits cannot be obtained for the employees needed for operating OPCO’s rigs on a timely basis or for third-party technicians needed for maintenance or repairs, OPCO might not be able to perform its obligations under its drilling contracts, which could lead to periods of prolonged downtime or allow OPCO’s customers to cancel the contracts. Any such downtime or cancellation could adversely affect our financial condition, results of operations and ability to make distributions to our unitholders.

OPCO’s business and operations involve numerous operating hazards, and its insurance and indemnities from its customers may not be adequate to cover potential losses from its operations.

OPCO’s operations are subject to hazards inherent in the offshore drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch-throughs, craterings, fires, explosions and pollution. Contract drilling requires the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. OPCO’s offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, piracy, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. OPCO customarily provides contract indemnity to its customers for claims that could be asserted by OPCO relating to damage to or loss of our equipment, including rigs, and claims that could be asserted by OPCO or its employees relating to personal injury or loss of life.

Damage to the environment could also result from OPCO’s operations, particularly through spillage of hydrocarbons, fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. OPCO may also be subject to property damage, environmental indemnity and other claims by oil and natural gas companies. OPCO’s insurance policies and drilling contracts contain rights to indemnity that may not adequately cover its losses, and OPCO does not have insurance coverage or rights to indemnity for all risks. There are certain risks, including risks associated with the loss of control of a well (such as blowout, cratering, the cost to regain control of or re-drill the well and remediation of associated pollution), and OPCO’s customers may be unable or willing to indemnify OPCO against such risks. In addition, a court may decide that certain indemnities in OPCO’s current or future contracts are not enforceable. For example, in 2011, a U.S. District Court in the Southern District of Texas invalidated certain contractual indemnities for gross negligence in a drilling master services agreement governed by U.S. maritime law as a matter of public policy. OPCO maintains insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities (except as described below with respect to drilling rigs and equipment in the U.S. Gulf of Mexico, or U.S. GOM). However, pollution and environmental risks generally are not totally insurable.

OPCO’s insurance provides for deductibles for damage to its offshore drilling equipment and third-party liabilities. With respect to hull and machinery OPCO’s insurance provides for a deductible per occurrence of $5 million for all of its fleet. However, in the event of a total loss or a constructive total loss of a drilling rig, such loss is fully covered by its insurance with no deductible. For general and marine third-party liabilities OPCO’s insurance provides for up to a $500,000 deductible per occurrence on personal injury liability for crew claims as well as non-crew claims and per occurrence on third-party property damage.

If a significant accident or other event occurs that is not fully covered by OPCO’s insurance or an enforceable or recoverable indemnity from a customer, the occurrence could adversely affect our financial position, results of operations or cash available for distribution. The amount of OPCO’s insurance may also be less than the related impact on enterprise value after a loss. OPCO’s insurance coverage will not in all situations provide sufficient funds to protect it from all liabilities that could result from its drilling operations. OPCO’s coverage includes annual aggregate policy limits. As a result, OPCO retains the risk for any losses in excess of these limits. Any such lack of reimbursement may cause OPCO to incur substantial costs. In addition, OPCO could decide to retain more risk in the future. This results in a higher risk of losses, which could be material, that are not covered by third-party insurance contracts. Specifically, OPCO has elected to not insure for physical damage to rigs and equipment caused by named windstorms in the U.S. GOM due to the substantial costs associated with such coverage. If such windstorms cause significant damage to any rig and equipment OPCO has in the U.S. GOM, it could have a material adverse effect on our financial position, results of operations or cash flows. Moreover, no assurance can be made that we will be able to maintain adequate insurance in the future at rates that we consider reasonable, or obtain insurance against certain risks.

An over-supply of drilling rigs may lead to a reduction in dayrates and therefore may materially impact OPCO’s profitability.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling rigs by ordering construction of new drilling rigs. Historically, this has resulted in an over-supply of drilling rigs and has caused a subsequent decline in utilization and dayrates when the drilling rigs have entered the market, sometimes for extended periods of time until the new units have been absorbed into the active fleet. According to ODS-Petrodata, the worldwide fleet of tender rigs, semi-submersible rigs and drillships consisted of 331 units, comprised of 33 tender rigs, 214 semi-submersible rigs and 84 drillships as of September 30, 2012. As of September 30, 2012, an additional 12 tender rigs, 20 semi-submersible rigs and 75 drillships were under construction or on order, which would bring the total fleet to 438 units. A relatively large number of the drilling rigs currently under construction have not been contracted for future work, which may intensify price competition as scheduled delivery dates occur and lead to a reduction in dayrates as the active fleet grows. Any further increase in construction of new units may increase the negative impact on dayrates and utilization. In addition, drilling rigs may be relocated to markets in which we operate, which could exacerbate excess drilling rig supply and lower dayrates in those markets. If a large number of drilling rigs become available around the time of expiration of our drilling contracts, it could depress the dayrate we are able to obtain under a renewed or new contract with respect to our drilling rigs.

Lower utilization and dayrates could adversely affect OPCO’s revenues and profitability, which could affect OPCO’s ability to make distribution to us and us to our unitholders. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on OPCO’s drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling rigs may not be recoverable.

The market value of OPCO’s current drilling rigs and those we or OPCO acquire in the future may decrease, which could cause us to incur losses if we decide to sell them following a decline in their market values.

If the offshore drilling industry suffers adverse developments in the future, the fair market value of OPCO’s drilling rigs may decline. The fair market value of the drilling rigs that OPCO currently owns, or that we or OPCO may acquire in the future, may increase or decrease depending on a number of factors, including:

•	general economic and market conditions affecting the offshore drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling rigs;

•	supply and demand for drilling rigs;

•	costs of newbuilds;

•	prevailing level of drilling services contract dayrates;

•	governmental or other regulations; and

•	technological advances.

If we or OPCO sell any drilling rig at a time when prices for drilling rigs have fallen, such a sale may result in a loss. Such a loss could materially and adversely affect our business prospects, financial condition, liquidity, results of operations and ability of OPCO to pay distributions to us and us to our unitholders.

Consolidation and governmental regulation of suppliers may increase the cost of obtaining supplies or restrict OPCO’s ability to obtain needed supplies, which may have a material adverse effect on our results of operations and financial condition.

OPCO relies on certain third parties to provide supplies and services necessary for its offshore drilling operations, including but not limited to drilling equipment suppliers, catering and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. With respect to certain items, such as blow-out preventers, OPCO is dependent upon the original equipment manufacturer for repair and replacement of the item or its spare parts. Such consolidation, combined with a high volume of drilling rigs under construction, may result in a shortage of supplies and services thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time. These cost increases or delays could have a material adverse effect on OPCO’s results of operations and result in rig downtime, and delays in the repair and maintenance of its drilling rigs. Furthermore, most of OPCO’s suppliers are U.S. companies, which means that in the event a U.S. supplier was debarred or otherwise restricted by the U.S. government from delivering product, OPCO’s ability to supply and service its operations could be materially impacted. For example, recently, four international freight forwarding companies, including our principal freight forwarder, CEVA, were debarred for a short period of time by the U.S. government. Because CEVA’s debarment was for a short period of time, our operations were not materially impaired. In addition, through regulation and permitting, certain foreign governments effectively restrict the number of suppliers and technicians available to supply and service our operations in those jurisdictions, which could materially impact our operations. Please see “—Local content policies may impair OPCO’s ability to compete in local jurisdictions, and changes in these policies may adversely affect our financial conditions and results of operations.”

OPCO’s international operations involve additional risks, which could adversely affect our business.

As a result of OPCO’s international operations, we may be exposed to political and other uncertainties, including risks of:

•	terrorist acts, armed hostilities, war and civil disturbances;

•

acts of piracy, which have historically affected ocean-going drilling rigs trading in regions of the world such as the South China Sea, the Gulf of Aden off the coast of Somalia, where piracy has increased significantly in frequency since 2008, and off the west coast of Africa;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	U.S. and foreign sanctions or trade embargoes;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation;

•	other forms of government regulation and economic conditions that are beyond our control; and

•	governmental corruption.

In addition, international contract drilling operations are subject to various laws and regulations of the countries in which OPCO operates, including laws and regulations relating to:

•	the equipping and operation of drilling rigs;

•	exchange rates or exchange controls;

•	oil and natural gas exploration and development;

•	taxation of offshore earnings and the earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

It is difficult to predict what governmental regulations may be enacted in the future that could adversely affect the international drilling industry. The actions of foreign governments, including initiatives by OPEC, may adversely affect our ability to compete. Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject us to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets.

If OPCO’s business activities involve countries, entities and individuals that are subject to restrictions imposed by the U.S. or other governments, we could be subject to enforcement action and our reputation and the market for our common units could be adversely affected.

U.S. sanctions have been tightened in recent years to target the activities of non-U.S. companies, such as us. In particular, sanctions against Iran have been significantly expanded. In 2010, the U.S. enacted the

Comprehensive Iran Sanctions Accountability and Divestment Act, or “CISADA,” which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as us, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. On August 10, 2012, the U.S. signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which places further restrictions on the ability of non-U.S. companies to do business or trade with Iran and Syria. Perhaps the most significant provision in the Iran Threat Reduction Act is that prohibitions in the existing Iran sanctions applicable to U.S. persons will now apply to any foreign entity owned or controlled by a U.S. person (essentially making the U.S. sanctions against Iran as expansive as U.S. sanctions against Cuba). However, we do not believe this provision is applicable to us, as we are primarily owned and controlled by non-U.S. persons. The other major provision in the Iran Threat Reduction Act is that issuers of securities must disclose to the SEC in their annual and quarterly reports filed after February 6, 2013 if the issuer or “any affiliate” has “knowingly” engaged in certain sanctioned activities involving Iran during the timeframe covered by the report. The disclosure must describe the nature and extent of the activity in detail and the SEC will publish the disclosure on its website. The President must then initiate an investigation and determine whether sanctions on the issuer or its affiliate will be imposed. Such negative publicity and the possibility that sanctions could be imposed would present a risk for any issuer that is knowingly engaged in sanctioned conduct or that has an affiliate that is knowingly engaged in such conduct. At this time, we are not aware of any violative activity, conducted by ourselves or by any affiliate, that is likely to trigger an SEC disclosure requirement. In addition to the sanctions against Iran, U.S. law continues to restrict U.S. owned or controlled entities from doing business with Cuba and various U.S. sanctions have certain other extraterritorial effects that need to be considered by non-U.S. companies. Moreover, any U.S. persons who serve as officers, directors or employees of OPCO would be fully subject to U.S. sanctions. It should also be noted that other governments are more frequently implementing versions of U.S. sanctions. OPCO does not currently have any drilling contracts or plans to initiate any drilling contracts involving operations in countries or with government-controlled entities that are subject to sanctions and embargoes imposed by the U.S. government and/or identified by the U.S. government as state sponsors of terrorism. However, from time to time, OPCO may enter into drilling contracts involving operations in countries or with government-controlled entities that are subject to sanctions and embargoes imposed by the U.S. government and/or identified by the U.S. government as state sponsors of terrorism in cases where entering into such contracts would not violate U.S. law or may enter into drilling contracts involving operations in countries or with government-controlled entities that may become subject to sanctions and embargoes imposed by the U.S. government and/or identified by the U.S. government as state sponsors of terrorism. However, this could negatively affect our ability to obtain investors. In some cases, U.S. investors would be prohibited from investing in an arrangement in which the proceeds could directly or indirectly be transferred to a sanctioned entity. Moreover, even in cases where the investment would not violate U.S. law, potential investors could view such drilling contracts negatively, which could adversely affect our reputation and the market for our common units. As stated above, we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance. However, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our common units. Additionally, some investors may decide to divest their interest, or not to invest, in our common units simply because we may do business with companies that do business in sanctioned countries. Moreover, OPCO’s drilling contracts may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us, OPCO or its drilling rigs, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common units may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Local content policies may impair OPCO’s ability to compete in local jurisdictions, and changes in these policies may adversely affect our financial conditions and results of operations.

Certain foreign governments, such as those of Nigeria and Angola, favor or effectively require (i) the awarding of drilling contracts to local contractors or to drilling rigs owned by their own citizens, (ii) the use of a local agent or (iii) foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. For example, the local content policy in Angola requires our customers to develop and implement a plan to increase local Angolan content, including specific goals. In addition, Nigerian laws require one of our subsidiaries to enter into a joint venture with Nigerian investors to own the West Capella. These regulations may adversely affect OPCO’s ability to compete in these contract drilling markets. Further, local content policies may be subject to significant and unpredictable changes, which may lead to greater uncertainty in operational planning in those jurisdictions.

If our drilling rigs fail to maintain their class certification or fail any required survey, that drilling rig would be unable to operate, thereby reducing our revenues and profitability.

Every offshore drilling rig is a registered marine vessel and must be “classed” by a classification society. The classification society certifies that the drilling rig is “in-class,” signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling rig’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The West Aquarius is certified as being “in class” by Det Norske Veritas. Each of the West Capella, the West Capricorn and the West Vencedor is certified as being “in class” by American Bureau of Shipping. If any drilling rig does not maintain its class and/or fails any annual survey or special survey, the drilling rig will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry on operations or be employed, could have a material adverse impact on our financial condition, results of operations, and ability to make distributions to our unitholders.

Fluctuations in exchange rates or exchange controls could result in losses to us.

As a result of OPCO’s international operations, we are exposed to fluctuations in foreign exchange rates due to revenues being received and operating expenses paid in currencies other than U.S. dollars. Accordingly, we may experience currency exchange losses if we have not fully hedged our exposure to a foreign currency, or if revenues are received in currencies that are not readily convertible. We may also be unable to collect revenues because of a shortage of convertible currency available to the country of operation, controls over the repatriation of income or capital or controls over currency exchange.

OPCO and the majority of its subsidiaries use the U.S. Dollar as their functional currency because the majority of their revenues and expenses are denominated in U.S. Dollars. Accordingly, our reporting currency is also US dollars. We do, however, earn revenue and incur expenses in other currencies and there is a risk that currency fluctuations could have an adverse effect on our statements of operations and cash flows.

We are exposed with respect to the West Vencedor, which receives approximately 27% of its dayrate in Euros. In addition, we receive 10% of the West Capella’s revenues in Nigerian Naira. Although we are currently offsetting our Naira revenues with our operating costs denominated in Nigerian Naira, if, in the future, we are required to receive a greater portion of our revenues in Nigerian Naira, we may be unable to offset such revenue with operating expenses owed in Nigerian Naira and, as a result, may incur substantial foreign exchange losses. We do not use foreign currency forward contracts to hedge against this risk.

The Nigerian Naira exchange rate is set by the Nigerian Central Bank, and such rate may not reflect the rates we are able to achieve in the market. Exchanges at market rates may result in substantial foreign exchange losses. In addition, the government of Angola has discussed requiring a certain portion of payments for our drilling contract for the West Vencedor to be made into a local Angolan bank account. If this requirement is enforced, we may be unable to remove such cash from Angola, and if we are able to remove such cash, we may incur substantial foreign exchange losses.

A change in tax laws in any country in which we operate could result in higher tax expense.

We conduct our operations through various subsidiaries. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based on our interpretation of the tax laws in effect at the time the expense was incurred. A change in tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our earnings.

We file periodic tax returns that are subject to review and audit by various revenue agencies in the jurisdictions in which we operate. Taxing authorities may challenge any of our tax positions, at which time we will contest such assessments where we believe the assessments are in error. Determinations by such authorities that differ materially from our recorded estimates, favorably or unfavorably, may have a material impact on our results of operations, financial position or cash available for distribution.

We may be unable to obtain, maintain, and/or renew permits necessary for our operations or experience delays in obtaining such permits, which could have a material effect on our operations.

The operation of OPCO’s drilling rigs are subject to certain governmental approvals and permits. The permitting rules in most jurisdictions, and the interpretations of those rules, are complex, subject to change, including their interpretations by regulators, all of which may make compliance more difficult or impractical, and may increase the length of time it takes to receive regulatory approval for offshore drilling operations. In many jurisdictions, substantive requirements under environmental laws are implemented through permits and permit renewals. If we fail to timely secure the necessary approvals or permits, OPCO’s customers may have the right to terminate or seek to renegotiate their drilling contracts to OPCO’s detriment. In the future, the amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas or increasing the time needed to obtain necessary environmental permits, could have a material adverse effect on our business, operating results or financial condition.

We are subject to complex laws and regulations, including environmental laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

OPCO’s operations are subject to numerous environmental laws and regulations in the form of international conventions and treaties, and national, state and local laws and regulations (including those of the United States, Canada, Nigeria, and Angola) in force in the jurisdictions in which its drilling rigs operate or are registered, which can significantly affect the operation of its drilling rigs. The offshore drilling industry is dependent on demand for services from the oil and natural gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, may curtail exploration and development drilling for oil and gas. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lifetime of OPCO’s drilling rigs. OPCO may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of its ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of OPCO’s operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject OPCO to liability without regard to whether it was negligent or at fault. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages.

OPCO’s drilling rigs could cause the release of oil or hazardous substances, especially as its drilling rigs age. Any releases may be large in quantity, above our permitted limits or occur in protected or sensitive areas where public interest groups or governmental authorities have special interests. Any releases of oil or hazardous substances could result in fines and other costs to OPCO, such as costs to upgrade its drilling rigs, clean up the releases, and comply with more stringent requirements in its discharge permits. Moreover, these releases may result in OPCO’s customers or governmental authorities suspending or terminating its operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

If we are able to obtain from our customers some degree of contractual indemnification against pollution and environmental damages, the indemnification may not be applicable in all instances or the customer may not be financially able to comply with its indemnity obligations. In the future, OPCO may not be able to obtain contractual indemnification against pollution and environmental damages.

In addition, we are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Our insurance coverage may not be available in the future, or we may not obtain certain insurance coverage. Even if insurance is available and we have obtained the coverage, the insurance coverage may not be adequate to satisfy our liabilities or its insurance underwriters may be unable to pay compensation if a significant claim should occur. Any of these scenarios could have a material adverse effect on our business, operating results and financial condition.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. Future earnings and cash available for distribution may be negatively affected by compliance with any such new legislation or regulations.

Climate change and regulation of greenhouse gases may have an adverse impact on our business.

Due to concern over the risk of climate change, a number of countries and the International Maritime Organization, or IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emission from vessel emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Also, a treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws and regulations relating to climate change could increase our costs of operating and maintaining our drilling rigs and could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Additionally, adverse effects upon the oil and natural gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and natural gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and natural gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

Please read “Business—Environmental and Other Regulations in the Offshore Drilling Industry—Regulation of Greenhouse Gas Emissions” below for a more detailed discussion.

The aftermath of the moratorium on offshore drilling in the U.S. Gulf of Mexico, and new regulations adopted as a result of the investigation into the Macondo well blowout, could negatively impact us.

In the near-term aftermath of the Macondo well blow out incident, the U.S. government on May 30, 2010 imposed a six-month moratorium on certain drilling activities in water deeper than 500 feet in the U.S. GOM and subsequently implemented Notices to Lessees 2010-N05 and 2010 N-06, providing enhanced safety requirements applicable to all drilling activity in the U.S. GOM, including drilling activities in water shallower than 500 feet. On October 12, 2010, the U.S. government lifted the moratorium subject to compliance with the requirements set forth in Notices to Lessees 2010-N05 and 2010-N06. Additionally, all drilling in the U.S. GOM must comply with the Increased Safety Measures for Energy Development on the Outer Continental Shelf (Drilling Safety Rule), which takes effect October 22, 2012, and the Workplace Safety Rule on Safety and Environmental Management Systems (SEMS), which was issued on October 15, 2010 and required SEMS programs to be in place on or before November 15, 2011. We continue to evaluate these new measures and others to ensure that OPCO’s rigs and equipment are in full compliance, where applicable. As new standards and procedures are being integrated into the existing framework of offshore regulatory programs, we anticipate that there may be increased costs associated with regulatory compliance and delays in obtaining permits for other operations such as recompletions, workovers and abandonment activities.

Additional requirements could be forthcoming based on further recommendations by regulatory agencies investigating the Macondo incident. We are not able to predict the likelihood, nature or extent of additional rulemaking or when the interim rules, or any future rules, could become final. The current and future regulatory environment in the U.S. GOM could impact the demand for drilling rigs in the U.S. GOM in terms of overall number of rigs in operations and the technical specification required for offshore rigs to operate in the U.S. GOM. It is possible that short-term potential migration of rigs from the U.S. GOM could adversely impact dayrates levels and fleet utilization in other regions. Additional governmental regulations concerning licensing, taxation, equipment specifications, training requirements or other matters could increase the costs of OPCO’s operations, and escalating costs borne by its customers, along with permitting delays, could reduce exploration and development activity in the U.S. GOM and, therefore, reduce demand for OPCO’s services. In addition, insurance costs across the industry are expected to increase as a result of the Macondo incident and, in the future, certain insurance coverage is likely to become more costly, and may become less available or not available at all. We cannot predict if the U.S. government will issue new drilling permits in a timely manner, nor can we predict the potential impact of new regulations that may be forthcoming as the investigation into the Macondo well incident continues. Nor can we predict if implementation of additional regulations might subject OPCO to increased costs of operating and/or a reduction in the area of operation in the U.S. GOM. As such, our cash available for distribution and financial position could be adversely affected if our drilling rig operating in the U.S. GOM became subject to the risks mentioned above.

Hurricanes Ivan, Katrina, Rita, Gustav and Ike caused damage to a number of unaffiliated drilling rigs in the U.S. GOM. The Bureau of Ocean Energy Management, Regulation and Enforcement, or BOEMRE, formerly the Minerals Management Service of the U.S. Department of the Interior, effective October 1, 2011, reorganized into two new organizations, the Bureau of Ocean Energy Management, or BOEM, and the Bureau of Safety and Environmental Enforcement, or BSEE, and issued guidelines for tie-downs on drilling rigs and permanent equipment and facilities attached to outer continental shelf production platforms, and moored drilling rig fitness that apply through the 2013 hurricane season. These guidelines effectively impose new requirements on the offshore oil and natural gas industry in an attempt to increase the likelihood of survival of offshore drilling rigs during a hurricane. The guidelines also provide for enhanced information and data requirements from oil and natural gas companies that operate properties in the U.S. GOM region of the Outer Continental Shelf. BOEM and BSEE may issue similar guidelines for future hurricane seasons and may take other steps that could increase the cost of operations or reduce the area of operations for OPCO’s ultra-deepwater drilling rigs, thereby reducing their marketability. Implementation of new guidelines or regulations that may apply to ultra-deepwater drilling rigs may subject OPCO to increased costs and limit the operational capabilities of its drilling rigs, although such risks to the extent possible should rest with OPCO’s customers.

We cannot guarantee that the use of OPCO’s drilling rigs will not infringe the intellectual property rights of others.

The majority of the intellectual property rights relating to OPCO’s drilling rigs and related equipment are owned by its suppliers. In the event that one of OPCO’s suppliers becomes involved in a dispute over infringement of intellectual property rights relating to equipment owned by OPCO, it may lose access to repair services, replacement parts, or could be required to cease use of some equipment. In addition, OPCO’s competitors may assert claims for infringement of intellectual property rights related to certain equipment on its drilling rigs and OPCO may be required to stop using such equipment and/or pay damages and royalties for the use of such equipment. The consequences of technology disputes involving OPCO’s suppliers or competitors could adversely affect its financial results, operations and cash available for distribution. OPCO has provisions in some of its supply contracts to provide indemnity from the supplier against intellectual property lawsuits. However, we cannot be assured that these suppliers will be willing or financially able to honor their indemnity obligations, or guarantee that the indemnities will fully protect OPCO from the adverse consequences of such technology disputes. OPCO also has provisions in some of its customer contracts to require the customer to share some of these risks on a limited basis, but we cannot provide assurance that these provisions will fully protect OPCO from the adverse consequences of such technology disputes.

Failure to comply with the U.S. Foreign Corrupt Practices Act or the UK Bribery Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

OPCO currently operates its drilling rigs in a number of countries throughout the world, including some with developing economies. Also, the existence of state or government-owned shipbuilding enterprises puts OPCO in contact with persons who may be considered “foreign officials” or “foreign public officials” under the U.S. Foreign Corrupt Practices Act of 1977 (or the FCPA) and the Bribery Act 2010 of the Parliament of the United Kingdom (or the UK Bribery Act), respectively. We are committed to doing business in accordance with all applicable anti-corruption laws and have adopted a code of business conduct and ethics, as well as recordkeeping and internal accounting controls, which are consistent and in full compliance with the FCPA and the UK Bribery Act. We are subject, however, to the risk that we, OPCO, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA and the UK Bribery Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of OPCO’s operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations would be expensive and consume significant time and attention of our senior management.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and/or establish joint ventures with local operators or strategic partners. For example, in Nigeria, we expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP that will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. All of these activities involve interaction by our agents with non-U.S. government officials. Even though some of our agents and partners may not themselves be subject to the FCPA, the UK Bribery Act or other anti-bribery laws to which we may be subject, if our agents or partners make improper payments to non-U.S. government officials in connection with engagements or partnerships with us, we could be investigated and potentially found liable for violation of such anti-bribery laws and could incur civil and criminal penalties and other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Acts of terrorism, piracy and political and social unrest could affect us specifically or, more generally, the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism, piracy, and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. OPCO’s drilling operations may be targeted by acts of terrorism, piracy, or acts of vandalism or sabotage carried out by environmental activist groups. In addition, acts of terrorism and political and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower dayrates. OPCO’s insurance premiums could increase as a result of these events, and coverage may be unavailable in the future.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

The shipment of goods, services and technology across international borders subjects our business to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. U.S. sanctions, in particular, are targeted against countries (such as Cuba, Iran, Sudan and Syria, among others) that are heavily involved in the petroleum and petrochemical industries, which includes drilling activities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations could also result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

Risks Inherent in an Investment in Us

Seadrill and its affiliates may compete with us.

Pursuant to the omnibus agreement that we and Seadrill will enter into in connection with the closing of this offering, Seadrill and its controlled affiliates (other than us, the Seadrill Member and our subsidiaries) generally will agree not to acquire, own, operate or contract for certain drilling rigs operating under drilling contracts of five or more years. The omnibus agreement, however, contains significant exceptions that may allow Seadrill or any of its controlled affiliates to compete with us, which could harm our business. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.”

Unitholders have limited voting rights, and our operating agreement restricts the voting rights of the unitholders owning more than 5% of our common units.

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders will be entitled to elect only four of the seven members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three year terms. The Seadrill Member in its sole discretion will appoint the remaining three directors and set the terms for which those directors will serve. The operating agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect the Seadrill Member, and the Seadrill Member may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any units owned by the Seadrill Member and its affiliates, voting together as a single class.

Our operating agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 5% of any class of units then outstanding, any such units owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

The Seadrill Member and its other affiliates own a controlling interest in us and have conflicts of interest and limited duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

Following this offering, Seadrill will own the Seadrill Member interest and a         % limited liability company interest in us, assuming no exercise of the underwriters’ over-allotment option, and will own and control the Seadrill Member. We expect that certain of our officers and certain of our directors will be directors and/or officers of Seadrill and its affiliates and, as such, they will have fiduciary duties to Seadrill that may cause them to pursue business strategies that disproportionately benefit Seadrill or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Seadrill and its affiliates on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, Seadrill and its affiliates may favor their own interests over the interests of our unitholders. Please read “—Our operating agreement limits the duties the Seadrill Member and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by the Seadrill Member or our directors and officers.” These conflicts include, among others, the following situations:

•

neither our operating agreement nor any other agreement requires the Seadrill Member or Seadrill or its affiliates to pursue a business strategy that favors us or utilizes our assets, and Seadrill’s officers and directors have a fiduciary duty to make decisions in the best interests of the shareholders of Seadrill, which may be contrary to our interests;

•

our operating agreement provides that the Seadrill Member may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. Specifically, the Seadrill Member may exercise its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, consent or withhold consent to any merger or consolidation of the company, appoint any directors or vote for the election of any director, vote or refrain from voting on amendments to our operating agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our operating agreement) or refrain from transferring its units, the Seadrill Member interest or incentive distribution rights or vote upon the dissolution of the company;

•

the Seadrill Member and our directors and officers have limited their liabilities and any fiduciary duties they may have under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by the Seadrill Member and our directors and officers, all as set forth in the operating agreement;

•	the Seadrill Member is entitled to reimbursement of all costs incurred by it and its affiliates for our benefit;

•

our operating agreement does not restrict us from paying the Seadrill Member or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

•	the Seadrill Member may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units; and

•	the Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of its limited call right.

Although a majority of our directors will over time be elected by common unitholders, the Seadrill Member will likely have substantial influence on decisions made by our board of directors. Please read “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Fiduciary Duties” and “The Operating Agreement.”

Although we control OPCO, we owe duties to OPCO and its other owner, Seadrill, which may conflict with the interests of us and our unitholders.

Conflicts of interest may arise as a result of the relationships between us and our unitholders, on the one hand, and OPCO, and its other owner, Seadrill, on the other hand. Seadrill owns a 70% limited partner interest in Seadrill Operating LP, a 49% limited liability company interest in Seadrill Capricorn Holdings LLC and a 100% limited liability company interest in the Seadrill Member. Our directors have duties to manage OPCO in a manner beneficial to us. At the same time, our directors have a duty to manage OPCO in a manner beneficial to OPCO’s owners, including Seadrill. Our board of directors may resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in the best interest of us or our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to OPCO and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and OPCO or its subsidiaries, on the other hand;

•	the determination and timing of the amount of cash to be distributed to OPCO’s owners and the amount of cash to be reserved for the future conduct of OPCO’s business;

•	the decision as to whether OPCO should make asset or business acquisitions or dispositions, and on what terms;

•	the determination of the amount and timing of OPCO’s capital expenditures;

•

the determination of whether OPCO should use cash on hand, borrow or issue equity to raise cash to finance maintenance or expansion capital projects, repay indebtedness, meet working capital needs or otherwise; and

•	any decision we make to engage in business activities independent of, or in competition with, OPCO.

Certain of our officers face conflicts in the allocation of their time to our business.

Certain of our officers are not required to work full-time on our affairs and also perform services for other companies, including Seadrill. For example, Rune Magnus Lundetræ, who is our Chief Financial Officer, also provides services in a similar capacity for Seadrill. In addition, Graham Robjohns, who is our Chief Executive Officer, also acts as the Chief Executive Officer of Golar LNG Partners LP. These other companies conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to other companies, which could have a material adverse effect on our business, results of operations and financial condition. Please read “Management.”

Our operating agreement limits the duties the Seadrill Member and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by the Seadrill Member or our directors and officers.

Our operating agreement provides that our board of directors will have the authority to oversee and direct our operations, management and policies on an exclusive basis. The Marshall Islands Limited Liability Company

Act of 1996, or the Marshall Islands Act, states that a member or manager’s “duties and liabilities may be expanded or restricted by provisions in a limited liability company agreement.” As permitted by the Marshall Islands Act, our operating agreement contains provisions that reduce the standards to which the Seadrill Member and our directors and our officers may otherwise be held by Marshall Islands law. For example, our operating agreement:

•

provides that the Seadrill Member may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. The Seadrill Member may consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by the Seadrill Member will be made by its sole owner, Seadrill. Specifically, the Seadrill Member may decide to exercise its right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, call right, pre-emptive rights or registration rights, consent or withhold consent to any merger or consolidation of the company, appoint any directors or vote for the election of any director, vote or refrain from voting on amendments to our operating agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our operating agreement) or refrain from transferring its units, the Seadrill Member interest or incentive distribution rights or vote upon the dissolution of the company;

•	provides that our directors and officers are entitled to make other decisions in “good faith,” meaning they believe that the decision is in our best interests;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•

provides that neither the Seadrill Member nor our officers or our directors will be liable for monetary damages to us, our members or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Seadrill Member, our directors or officers or those other persons engaged in actual fraud or willful misconduct.

The standard of care applicable to an officer or director of Seadrill when that individual is acting in such capacity will, in a number of circumstances, be stricter than the standard of care the same individual may have when acting as an officer or director of us. The fact that an officer or director of us may have a fiduciary duty to Seadrill does not, however, diminish the duty that such individual owes to us. Compliance by such officer or director of us with such individual’s duty to us should not result in a violation of such individual’s duties to Seadrill.

In order to become a member of our company, a common unitholder is required to agree to be bound by the provisions in the operating agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Fees and cost reimbursements, which Seadrill Management and certain other affiliates of Seadrill will determine for services provided to us, OPCO and its subsidiaries, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

Pursuant to the advisory, technical and administrative service agreements, OPCO will pay fees for services provided to OPCO and its subsidiaries by certain affiliates of Seadrill, and OPCO and its subsidiaries will reimburse these entities for all expenses they incur on their behalf. These fees and expenses will include all costs and expenses incurred in providing certain advisory, technical and administrative services to OPCO’s subsidiaries. We expect the amount of these fees and expenses to be approximately $11.2 million for the twelve months ending September 30, 2013.

In addition, pursuant to the management and administrative services agreements, Seadrill Management and Seadrill UK Ltd. will provide us with significant management, administrative, financial and other support services and/or personnel. We will reimburse Seadrill Management and Seadrill UK Ltd. for the reasonable costs and expenses incurred in connection with the provision of these services. In addition, we will pay Seadrill Management and Seadrill UK Ltd. a management fee equal to 5% of the costs and expenses incurred in connection with providing services to us. We expect that we will pay approximately $8.2 million in total under the management and administrative services agreements for the twelve months ending September 30, 2013.

There is no cap on the amount of fees and cost reimbursements that OPCO and its subsidiaries may be required to pay such affiliates of Seadrill pursuant to the advisory, technical and administrative service agreements, or that we may be required to pay under the management and administrative services agreements. For a description of the advisory, technical and administrative service agreements and the management and administrative services agreements, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.” The fees and expenses payable pursuant to the advisory, technical and administrative service agreements and the management and administrative services agreements will be payable without regard to our financial condition or results of operations. The payment of fees to and the reimbursement of expenses of Seadrill Management, Seadrill UK Ltd. and certain other affiliates of Seadrill could adversely affect our ability to pay cash distributions to you.

Our operating agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or the Seadrill Member, and even if public unitholders are dissatisfied, they will be unable to remove the Seadrill Member without Seadrill’s consent, unless Seadrill’s ownership interest in us is decreased; all of which could diminish the trading price of our common units.

Our operating agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or the Seadrill Member.

•

The unitholders will be unable initially to remove the Seadrill Member without its consent because the Seadrill Member and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove the Seadrill Member. Following the closing of this offering, Seadrill will own         % of the outstanding common and subordinated units, assuming no exercise of the underwriters’ over-allotment option.

•

If the Seadrill Member is removed without “cause” during the subordination period and units held by the Seadrill Member and Seadrill are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units, any existing arrearages on the common units will be extinguished, and the Seadrill Member will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time. A removal of the Seadrill Member under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the Seadrill Member interest or incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the Seadrill Member liable for actual fraud or willful misconduct. Cause does not include most cases of charges of poor business decisions, such as charges of poor management of our business by the directors appointed by the Seadrill Member, so the removal of the Seadrill Member because of the unitholders’ dissatisfaction with the Seadrill Member’s decisions in this regard would most likely result in the termination of the subordination period.

•	Common unitholders will be entitled to elect only four of the seven members of our board of directors. The Seadrill Member in its sole discretion will appoint the remaining three directors.

•

Election of the four directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors will be selected each year. In addition, the directors appointed by the Seadrill Member will serve for terms determined by the Seadrill Member.

•

Our operating agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

•

Unitholders’ voting rights are further restricted by the operating agreement provision providing that if any person or group owns beneficially more than 5% of any class of units then outstanding, any such units owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

•	There are no restrictions in our operating agreement on our ability to issue additional equity securities.

The effect of these provisions may be to diminish the price at which the common units will trade.

The control of the Seadrill Member may be transferred to a third party without unitholder consent.

The Seadrill Member may transfer its Seadrill Member interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our operating agreement does not restrict the ability of the members of the Seadrill Member from transferring their respective limited liability company interests in the Seadrill Member to a third party.

If we cease to control OPCO, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control OPCO and are deemed to be an investment company under the Investment Company Act of 1940 because of our ownership of OPCO interests, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage, and require us to add additional directors who are independent of us or our affiliates.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

We have granted registration rights to Seadrill and certain of its affiliates. These unitholders have the right, subject to some conditions, to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering and assuming no exercise of the underwriters’ over-allotment option, Seadrill will own              common units and              subordinated units and all of the incentive distribution rights (through its ownership of the Seadrill Member). Following their registration and sale under the applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $         per common unit.

The assumed initial public offering price of $         per common unit exceeds pro forma net tangible book value of $         per common unit. Based on the assumed initial public offering price, you will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed by the Seadrill Member and its affiliates are recorded at their historical cost, and not their fair value, in accordance with U.S. GAAP. Please read “Dilution.”

The Seadrill Member, as the initial holder of all of the incentive distribution rights, may elect to cause us to issue additional common units to it in connection with a resetting of the target distribution levels related to the Seadrill Member’s incentive distribution rights without the approval of the conflicts committee of our board of directors or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

The Seadrill Member, as the initial holder of all of the incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and the Seadrill Member has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by the Seadrill Member, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount.

In connection with resetting these target distribution levels, the Seadrill Member will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to the Seadrill Member on the incentive distribution rights in the prior two quarters. We anticipate that the Seadrill Member would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that the Seadrill Member could exercise this reset election at a time when it is experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued additional common units to the Seadrill Member in connection with resetting the target distribution levels related to the Seadrill Member’s incentive distribution rights. Please read “How We Make Cash Distributions—Incentive Distribution Rights” and “How We Make Cash Distributions—Seadrill Member’s Right to Reset Incentive Distribution Levels.”

We may issue additional equity securities, including securities senior to the common units, without your approval, which would dilute your ownership interests.

We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

During the subordination period, which we define elsewhere in this prospectus, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $                 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash. See “How We Make Cash Distributions—Subordination Period,” “—Distributions of Available Cash From Operating Surplus During the Subordination Period” and “—Distributions of Available Cash From Operating Surplus After the Subordination Period.”

In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.

OPCO’s operating agreements provide that our board of directors will approve the amount of reserves from OPCO’s cash flow that will be retained by OPCO to fund its future operating and capital expenditures. Our operating agreement requires our board of directors to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating and capital expenditures. These reserves also will affect the amount of cash available for distribution by OPCO to us and by us to our unitholders. In addition, our board of directors may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above in “—Risks Inherent in Our Business—OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted,” our operating agreement requires our board of directors each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by the conflicts committee of our board of directors.

The Seadrill Member has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time the Seadrill Member and its affiliates own more than 80% of the common units, the Seadrill Member will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price of our common units. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, please read “The Operating Agreement—Limited Call Right.”

At the completion of this offering and assuming no exercise of the underwriters’ over-allotment option, Seadrill, which owns and controls the Seadrill Member, will own         % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ over-allotment option and the conversion of our subordinated units into common units, Seadrill will own         % of our common units.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our operating agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only              publicly traded common units, assuming no exercise of the underwriters’ over-allotment option. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. The Marshall Islands Act provides that for a period of three years from the date of the impermissible distribution, members who received the distribution and who knew at the time of the distribution that it violated the Marshall Islands Act will be liable to the limited liability company for the distribution amount. Assignees who become substituted members are liable for the obligations of the assignor to make contributions to the company that are known to the assignee at the time it became members and for unknown obligations if the liabilities could be determined from the operating agreement. Liabilities to members on account of their limited liability company interest and liabilities that are non-recourse to the company are not counted for purposes of determining whether a distribution is permitted.

We have no history operating as a separate publicly traded entity and will incur increased costs as a result of being a publicly traded limited liability company.

We have no history operating as a separate publicly traded entity. As a publicly traded limited liability company, we will be required to comply with the SEC’s reporting requirements and with corporate governance and related requirements of the Sarbanes-Oxley Act, the SEC and the securities exchange on which our common units will be listed. We will incur significant legal, accounting and other expenses in complying with these and other applicable regulations. We anticipate that our incremental general and administrative expenses as a publicly traded limited liability company will be approximately $2.0 million annually, and will include costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs and officer and director compensation.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company.” We cannot predict if investors will find our common units less attractive because we may rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our unit price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of the our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies.

We have been organized as a limited liability company under the laws of the Republic of the Marshall Islands, which does not have a well-developed body of limited liability company law.

Our limited liability company affairs are governed by our operating agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited liability company laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Limited Liability Company Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited liability company statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the duties of the Seadrill Member and our directors and officers under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by the Seadrill Member and our officers and directors than would unitholders of a similarly organized limited liability company in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, the Seadrill Member is a Marshall Islands limited liability company, and our directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of the Seadrill Member or our directors or officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company,” “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our common units.

We will be subject to taxes, which will reduce our cash available for distribution to you.

Some of our subsidiaries will be subject to tax in the jurisdictions in which they are organized or operate, reducing the amount of cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations could result in additional tax being imposed on us, OPCO or our or its subsidiaries in jurisdictions in which operations are conducted. Please read “Business—Taxation of the Company.”

U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of “passive income” or at least 50% of the average value of its assets produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Vinson & Elkins L.L.P., we believe that we will not be a PFIC for our 2012 taxable year, and we expect that we will not be treated as a PFIC for any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25% of our gross income for our 2012 taxable year and each future year will arise from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 taxable year or any future year.

While we have received an opinion of our U.S. counsel in support of our position, our counsel has advised us that the conclusions in this area are not free from doubt and the U.S. Internal Revenue Service, or IRS, or a court could disagree with this opinion and our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to each taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. unitholders would face adverse U.S. federal income tax consequences. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

The current preferential tax rates applicable to qualified dividend income are scheduled to expire before our first planned distribution.

Under current law, distributions received from an entity treated as a corporation for U.S. federal income tax purposes, such as us, may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual unitholders (and certain other U.S. unitholders). In the absence of legislation extending the preferential treatment of such distributions, however, this preferential treatment will expire for dividends received in taxable years beginning on or after January 1, 2013, and those dividends will instead be taxed at rates applicable to ordinary income. As described herein, our first planned distribution is not expected to be made until after January 1, 2013. Accordingly, absent the enactment of legislation extending the term of the preferential rates of taxation applicable to qualified dividend income, distributions received from us by U.S. individual holders (and certain other U.S. unitholders) that are treated as dividends for federal income tax purposes will be taxed at graduated tax rates applicable to ordinary income. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions.”

The ratio of dividend income to distributions on our common units is subject to business, economic and other uncertainties as well as tax reporting positions with which the IRS may disagree, which could result in a higher ratio of dividend income to distributions and adversely affect the value of our common units.

We estimate that approximately         % of the total cash distributions made to a purchaser of common units in this offering who owns those units from the date of this offering through December 31, 2014 will constitute dividend income. The remaining portion of the distributions will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based on certain assumptions that are subject to business, economic, regulatory, competitive and political uncertainties beyond our control. In addition, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. As a result of these uncertainties, these estimates may be incorrect and the actual percentage of total cash distributions that will constitute dividend income could be higher, and any difference could adversely affect the value of the common units. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions.”

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus (including our financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto, including statements and assumptions concerning OPCO) contains forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we and OPCO operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	forecasts of our ability to make cash distributions on the units and the amount of any borrowings that may be necessary to make such distributions;

•	the ability to borrow under the sponsor credit facility;

•	future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the failure of OPCO’s drilling rigs to perform satisfactorily or to our expectations;

•	fluctuations in the international price of oil;

•	discoveries of new sources of oil that do not require deepwater drilling rigs;

•	the development of alternative sources of fuel and energy;

•	technological advances, including in production, refining and energy efficiency;

•	severe weather events and natural disasters;

•	our ability to meet any future capital expenditure requirements;

•	our ability to maintain operating expenses at adequate and profitable levels;

•	incurrence of cost overruns in the maintenance or other work performed on OPCO’s drilling rigs;

•	our ability to conduct and obtain investment for business activities involving U.S. sanctioned countries, entities and individuals;

•	our ability to leverage Seadrill’s relationship and reputation in the offshore drilling industry;

•	our ability to purchase drilling rigs from Seadrill in the future, including the T-15 and T-16;

•	increasing our ownership interest in OPCO;

•	delay in, payments by, or disputes with OPCO’s customers under its drilling contracts;

•	OPCO’s ability to comply with, maintain, renew or extend its existing drilling contracts;

•	OPCO’s ability to re-deploy its drilling rigs upon termination of its existing drilling contracts at profitable dayrates;

•	our ability to respond to new technological requirements in the areas in which we operate;

•	the occurrence of any accident involving OPCO’s drilling rigs or other drilling rigs in the industry;

•

changes in governmental regulations that affect us or OPCO and the interpretations of those regulations, particularly those that relate to environmental matters, export or import and economic sanctions or trade embargo matters, regulations applicable to the oil industry and tax and royalty legislation;

•	increased competition in the offshore drilling industry and other actions of competitors, including decisions to deploy drilling rigs in the areas in which OPCO currently operates;

•	the increased availability on a timely basis of drilling rigs, supplies, personnel and oil field services in the areas in which OPCO operates;

•	general economic, political and business conditions globally;

•	military operations, terrorist acts, wars or embargoes;

•	potential disruption of operations due to accidents, political events, piracy or acts by terrorists;

•	our or OPCO’s ability to obtain financing in sufficient amounts and on adequate terms;

•	workplace safety regulation and employee claims;

•	the cost and availability of adequate insurance coverage;

•

our anticipated incremental general and administrative expenses as a publicly traded limited liability company and our fees and expenses payable under the advisory, technical and administrative services agreements and the management and administrative services agreements;

•	the anticipated taxation of our company and distributions to our unitholders;

•	future sales of our common units in the public market; and

•	our business strategy and other plans and objectives for future operations.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors.” The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of          common units offered by this prospectus, assuming an initial public offering price of $         per unit and after deducting estimated underwriting discounts and commissions and structuring fees and paying estimated offering expenses. We intend to use the net proceeds from this offering as consideration for the acquisition of our interest in OPCO. In addition to the net proceeds from this offering, Seadrill will also receive the following:

•	common units and subordinated units;

•	the incentive distribution rights; and

•	the Seadrill Member interest.

We have granted the underwriters a 30-day option to purchase up to              additional common units to cover over-allotments, if any. If the underwriters exercise their over-allotment option, we will use the net proceeds to redeem common units from Seadrill.

A $1.00 increase or decrease in the assumed initial public offering price of $             per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $             million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $             million.

CAPITALIZATION

The following table sets forth:

•	our historical cash and capitalization as of June 30, 2012; and

•

our pro forma cash and capitalization as of June 30, 2012, which reflects this offering and the other transactions described in the unaudited Pro Forma Combined Consolidated Balance Sheet included elsewhere in this prospectus.

The following table is derived from and should be read together with the historical unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements and the unaudited Pro Forma Combined Consolidated Balance Sheet and the accompanying notes contained elsewhere in this prospectus. You should also read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2012
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$2.9

Debt:(1)
Sponsor credit facility(2)	—
Current portion of long-term debt	180.9
Non-current portion of long-term debt	1,059.2

Total debt	1,240.1

Equity:
Owner’s/members’ equity	934.4
Held by public:
Common units	—
Held by Seadrill:
Common units	—
Subordinated units	—
Equity attributable to Seadrill Partners LLC	934.4
Non-controlling interest(3)	—

Total capitalization(4)	$2,174.5	$

(1)	All of our outstanding debt is secured by OPCO’s drilling rigs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”
(2)	At or prior to the closing of this offering, OPCO will enter into the sponsor credit facility with Seadrill. We do not expect OPCO to draw under this credit facility at the closing of this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Sponsor Credit Facility.”
(3)	Prior to the closing of this offering, we will acquire (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. The non-controlling interest comprises (i) the 70% Seadrill limited partner interest in Seadrill Operating LP, which will own an approximate 56% interest in the entity that owns and operates the West Capella and a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) the 49% Seadrill limited liability company interest in Seadrill Capricorn Holdings LLC, which owns 100% of the entities that own and operate the West Capricorn.

(4)	A $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $ million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $ per common unit, would increase net proceeds to us from this offering by approximately $ million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $ per common unit, would decrease the net proceeds to us from this offering by approximately $ million.

DILUTION

Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. Based on the initial public offering price of $         per common unit, on a pro forma basis as of June 30, 2012, after giving effect to this offering of common units, the application of the net proceeds in the manner described under “Use of Proceeds” and the formation and contribution transactions related to this offering, our pro forma net tangible book value would have been $         million, or $         per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before this offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per common unit after this offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in this offering		$

(1)	Determined by dividing the total number of units ( common units and subordinated units, assuming no exercise of the underwriters’ over-allotment option) to be issued to the Seadrill Member and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.
(2)	Determined by dividing the total number of units ( common units and subordinated units, assuming no exercise of the underwriters’ over-allotment option) to be outstanding after this offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering.
(3)	Each $1.00 increase or decrease in the assumed public offering price of $ per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $ million, or approximately $ per common unit, and dilution per common unit to investors in this offering by approximately $ per common unit, after deducting the estimated underwriting discount and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. Similarly, a decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed public offering price to $ per common unit, would result in an pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the Seadrill Member and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired			Total Consideration
	Number	Percent		Amount		Percent

Seadrill Member and its affiliates(1)(2)		%			$	%
New investors

Total			%	$			%

(1)	Upon consummation of the transactions contemplated by this prospectus, the Seadrill Member and its affiliates will own an aggregate of common units and subordinated units, assuming no exercise of the underwriters’ over-allotment option.
(2)	The assets contributed by the Seadrill Member and its affiliates were recorded at historical book value, rather than fair value, in accordance with U.S. GAAP. Book value of the consideration provided by the Seadrill Member and its affiliates, as of June 30, 2012, was $ .

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Our wholly owned subsidiary, Seadrill Operating GP LLC, the general partner of Seadrill Operating LP, will manage Seadrill Operating LP’s operations and activities. Our board of directors has the authority to appoint and elect the directors of Seadrill Operating GP LLC, who in turn will appoint the officers of Seadrill Operating GP LLC. Certain of our directors and officers will also serve as directors or executive officers of Seadrill Operating GP LLC. The partnership agreement of Seadrill Operating LP will provide that certain actions relating to Seadrill Operating LP must be approved by our board of directors. These actions will include, among other things, establishing maintenance and replacement capital and other cash reserves and the determination of the amount of quarterly distributions by Seadrill Operating LP to its partners, including us. In addition, we own 51% of the limited liability company interests in Seadrill Capricorn Holdings LLC and control its operations and activities. Please read “Certain Relationships and Related Party Transactions—OPCO Operating Agreements.”

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. We will generally finance any expansion capital expenditures from external financing sources, including borrowings from commercial banks and the issuance of equity and debt securities. Our cash distribution policy is consistent with the terms of our operating agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our operating agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

The board of directors of Seadrill Operating LP’s general partner, Seadrill Operating GP LLC (subject to approval by our board of directors), has authority to establish reserves for the prudent conduct of its business. In addition our board of directors controls Seadrill Capricorn Holdings LLC and has the authority to establish reserves for the prudent conduct of its business. The establishment of these reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•

Our ability to make cash distributions will be limited by restrictions on distributions under OPCO’s financing agreements. OPCO’s financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If OPCO is unable to satisfy the restrictions included in any of its financing agreements or is otherwise in default under any of those agreements, it could have a material adverse effect on OPCO’s ability to make cash distributions to us and our ability to make cash distributions to you, notwithstanding our stated cash distribution policy. These financial tests and covenants are described in this prospectus in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

•

OPCO will be required to make substantial capital expenditures to maintain and replace its fleet. These expenditures may fluctuate significantly over time, particularly as drilling rigs near the end of their useful lives. In order to minimize these fluctuations, we are required to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our operating agreement requires us to distribute all of our available cash, our operating agreement, including provisions requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our operating agreement may not be amended without the approval of a majority of the units held by non-affiliated common unitholders. After the subordination period has ended, our operating agreement can be amended with the approval of a majority of the outstanding common units, including those held by Seadrill. At the closing of this offering, Seadrill will own approximately         % of our common units and all of our subordinated units. Please read “The Operating Agreement—Amendment of the Operating Agreement.”

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement.

•	Under Section 40 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to, among other things, changes in our business, including decreases in total operating revenues, decreases in dayrates, the loss of a drilling rig, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. Please read “Risk Factors” for a discussion of these factors.

Our ability to make distributions to our unitholders depends on the performance of our controlled affiliates, including OPCO, and their ability to distribute cash to us. Upon the closing of this offering, our interest in OPCO will be our only cash-generating asset. The ability of our controlled affiliates, including OPCO, to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws and other laws and regulations.

Our Ability to Grow Depends on Our and OPCO’s Ability to Access External Capital

Because we and OPCO distribute all of our respective available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We expect that we and OPCO will rely upon external financing sources, including commercial borrowings and the issuance of debt and equity securities, to fund acquisitions and capital expenditures. As a result, to the extent we or OPCO are unable to finance growth externally, the cash distribution policy will significantly impair our and OPCO’s ability to grow. To the extent we issue additional units in connection with any acquisitions or capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may affect the available cash that we have to distribute on each unit. There are no limitations in our operating agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by OPCO or us to finance growth would result in increased interest expense, which in turn may affect the available cash that OPCO has to distribute to us and that we have to distribute to our unitholders.

Initial Distribution Rate

Upon completion of this offering, our board of directors will adopt a policy pursuant to which we will declare an initial quarterly distribution of $         per unit for each complete quarter, or $         per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter (beginning with the quarter ending December 31, 2012). This equates to an aggregate cash distribution of $         million per quarter, or $         million per year, in each case based on the number of common units and subordinated units outstanding immediately after completion of this offering. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the number of common units and subordinated units that will be outstanding upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $         per unit per quarter ($         per unit on an annualized basis).

Distributions
	Number of Units	One Quarter(1)	Four Quarters

Common units		$	$
Subordinated units

Total		$	$

(1)	Actual payments of distributions on the common units and subordinated units are expected to be approximately $ million for the period between the estimated closing date of this offering ( , 2012) and December 31, 2012.

During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. Please read “How We Make Cash Distributions—Subordination Period.” We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

Forecasted Results of Operations for the Twelve Months Ending September 30, 2013

In this section, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our outstanding units for the twelve months ending September 30, 2013. We present two tables, consisting of:

•	Forecasted Results of Operations for the twelve months ending September 30, 2013; and

•	Forecasted Cash Available for Distribution for the twelve months ending September 30, 2013,

as well as the significant assumptions upon which the forecast is based.

We present below a forecast of the expected results of operations for Seadrill Partners LLC for the twelve months ending September 30, 2013. Our forecast presents, to the best of our knowledge and belief, the expected results of operations for Seadrill Partners LLC for the forecast period. Although we or OPCO will seek to purchase the T-15 and the T-16 from Seadrill, the timing of such purchase is uncertain and is subject to reaching an agreement with Seadrill regarding the purchase price of the drilling rigs. As a result, our forecast does not reflect the expected results of operations or related financing of such drilling rigs.

Our forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2013. Our forecast is based on assumptions that we believe to be reasonable with respect to the forecast period as a whole. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. To the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution to all unitholders. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. Our operations and those of OPCO are subject to numerous risks that are beyond our control. If the forecast is not achieved, we may not be able to pay cash distributions on our units at the initial distribution rate stated in our cash distribution policy or at all.

Our forecasted results of operations is a forward-looking statement and should be read together with the historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and our Pro Forma Combined Consolidated Balance Sheet and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The amount of cash needed to pay the minimum quarterly distribution on all of our units to be outstanding immediately after completion of this offering is $         million per quarter or $         million per year. During the twelve months ended June 30, 2012, the year ended December 31, 2011 and the six months ended June 30, 2012, we would have had cash available for distribution of $48.1 million, $44.3 million and $26.4 million, respectively, which would not have been sufficient to pay the minimum quarterly distribution on all of our common units and subordinated units, as the historical periods did not include results, except for pre-commencement revenue in June 2012, for the West Capricorn, which commenced operations in July 2012. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects.”

We do not, as a matter of course, make public projections as to future revenues, earnings or other results. The forecast has been prepared by and is the responsibility of our management. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available to allow us to pay the minimum quarterly distribution on all of our outstanding units during the forecast period. The financial forecast has been prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants. In addition, in the view of our management, the accompanying financial forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and the expected future financial performance of Seadrill Partners LLC.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements included under the heading “Risk Factors” elsewhere in this prospectus. Any of the risks discussed in this prospectus or unanticipated events could cause our actual results of operations, cash flows and financial condition to vary from the financial forecast and these variations may be material. The information in this forecast is not fact and should not be relied upon as being necessarily indicative of future results, and prospective investors are cautioned to not place undue reliance on the financial forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

We are providing the financial forecast to supplement the historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our units for each quarter in the twelve-month period ending September 30, 2013 at our stated initial distribution rate. Please read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the forecasted results of operations contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted results of operations. Our independent registered accounting firm’s report included in this prospectus relates to the Combined Consolidated Carve-out Financial Information of Seadrill Partners LLC Predecessor. That report does not extend to the tables and the related forecasted results of operations contained in this section and should not be read to do so.

SEADRILL PARTNERS LLC

FORECASTED RESULTS OF OPERATIONS

The following table presents (1) forecasted results of operations for Seadrill Partners LLC for the twelve months ending September 30, 2013 and (2) historical results of operations for Seadrill Partners LLC Predecessor for the twelve months ended June 30, 2012, the year ended December 31, 2011 and the six months ended June 30, 2012. Net income attributable to non-controlling interest, net income attributable to Seadrill Partners LLC members and net income per unit are not extracted from the audited historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the year ended December 31, 2011 or the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the six months ended June 30, 2012 that are included elsewhere in this prospectus.

	Forecast	Historical
	Seadrill Partners LLC	Seadrill Partners LLC Predecessor
	Twelve Months Ending September 30, 2013	Twelve Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2012
(in millions, except per unit data)	(unaudited)	(unaudited)	(audited)	(unaudited)
Operating revenues:
Contract revenues	$632.7	$504.9	$485.0	$262.0
Reimbursable and other revenues	25.7	19.6	12.2	13.0

Total operating revenues	$658.4	$524.5	$497.2	$275.0
Operating expenses:
Rig operating expenses	(216.4)	(168.2)	(157.5)	(89.1)
Reimbursable expenses	(25.1)	(10.4)	(11.7)	(4.1)
Depreciation and amortization	(87.4)	(59.3)	(57.8)	(30.9)
General and administrative expenses(1)	(21.4)	(22.2)	(17.0)	(12.7)

Total operating expenses	$(350.3)	$(260.1)	$(244.0)	$(136.8)

Net operating income	308.1	264.4	253.2	138.2
Financial items:
Interest income	2.3	1.2	—	1.2
Interest expense	(67.6)	(33.9)	(31.9)	(18.0)
Loss on interest rate swaps	—	(53.9)	(52.1)	(10.5)
Foreign exchange loss	—	(2.5)	(0.5)	(1.3)

Total financial items	$(65.3)	$(89.1)	$(84.5)	$(28.6)

Income before income taxes and non-controlling interest	242.8	175.3	168.7	109.6
Income taxes	(29.5)	(29.3)	(27.6)	(15.9)

Net income	213.3	146.0	141.1	93.8

	(forecasted)	(estimated)	(estimated)	(estimated)
Net income attributable to non-controlling interest(2)(3)	146.8	113.9	107.2	73.1
Net income attributable to Seadrill Partners LLC members(3)	$66.5	$32.1	$33.9	$20.7

Net income per:
Common unit (basic and diluted)(3)	$	$	$	$
Subordinated unit (basic and diluted)(3)	$	$	$	$

(1)	Forecasted amount includes estimated incremental public company expenses of $2.0 million.
(2)	Non-controlling interest for the historical periods presented in the table above have been calculated as if the intended capital structure was in place at January 1, 2011. Please also see the audited historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the year ended December 31, 2011 and the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the six months ended June 30, 2012 included elsewhere in this prospectus. Net income attributable to non-controlling interest has been estimated based on a number of assumptions. The main assumption is related to the allocation of loss on derivatives, where the allocation has been based on average outstanding debt in the periods presented. Net income attributable to non-controlling interest includes:

	Forecast	Estimated
	Seadrill Partners LLC	Seadrill Partners LLC Predecessor
	Twelve Months Ending September 30, 2013	Twelve Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2012
(in millions)	(forecasted)	(estimated)	(estimated)	(estimated)
Net income attributable to non-controlling interest in the West Capella	$33.8	$27.7	$24.4	$18.2
Net income attributable to non-controlling interest in Seadrill Capricorn Holdings LLC	29.7	(6.6)	(2.5)	(4.7)
Net income attributable to non-controlling interest in Seadrill Operating LP	83.3	93.4	85.3	59.6

Total net income attributable to non-controlling interest	$146.8	$113.9	$107.2	$73.1

(3)	Net income attributable to non-controlling interest, net income attributable to Seadrill Partners LLC members and net income per unit are not extracted from the audited historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the year ended December 31, 2011 or the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto for the six months ended June 30, 2012 that are included elsewhere in this prospectus.

Please read the accompanying summary of significant accounting policies and forecast assumptions.

The financial information presented in the table above contains forecasted and estimated financial information. Our estimated financial position, results of operations and cash flows could differ from those that would have resulted if we had operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data is presented above, and such data may not be indicative of our future operating results, cash flows or financial performance.

Forecast Assumptions and Considerations

Basis of Presentation

The accompanying financial forecast and related notes of Seadrill Partners LLC present the forecasted results of operations of Seadrill Partners LLC for the twelve months ending September 30, 2013, based on the assumption that:

•

we will acquire a 30% limited partner interest in Seadrill Operating LP and a 100% interest in Seadrill Operating GP LLC, which holds the non-economic general partner interest in Seadrill Operating LP;

•	we will acquire a 51% limited liability company interest in Seadrill Capricorn Holdings LLC;

•	we will issue to Seadrill common units and subordinated units, representing a % limited liability company interest in us;

•

we will issue to Seadrill Member LLC, a wholly owned subsidiary of Seadrill, the Seadrill Member interest, which is a non-economic limited liability company interest in us, and all of our incentive distribution rights, which will entitle the Seadrill Member to increasing percentages of the cash we distribute in excess of $         per unit per quarter; and

•	we will issue common units to the public in this offering, representing a % limited liability company interest in us.

Summary of Significant Accounting Policies

Organization.    We are a Marshall Islands limited liability company formed in June 2012 to acquire our interest in OPCO.

Principles of Combination.    This financial forecast includes our accounts and those of the wholly and partially owned subsidiaries we control, including OPCO. All intercompany transactions have been eliminated in consolidation.

Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reporting Currency.    The U.S. Dollar is our functional and reporting currency because the majority of our revenues and expenses are denominated in U.S. Dollars. Transactions involving other currencies during a period are converted into U.S. Dollars using the exchange rates in effect on the date of the transactions. Foreign currency assets and liabilities are translated using rates of exchange at the balance sheet date. Resulting gains or losses are reflected in our consolidated statements of income.

Contract Revenues.    A substantial majority of OPCO’s revenues are derived from dayrate-based drilling contracts (which may include lump sum fees for mobilization and demobilization) and other service contracts. Both dayrate based revenues and lump sum fee revenues are recognized ratably over the original contract term when services are rendered, excluding any extension option periods. Under some contracts, OPCO is entitled to additional payments for meeting or exceeding certain performance targets. Such additional payments are recognized when any uncertainties regarding such performance targets are resolved or upon completion of the drilling program, as applicable.

In connection with its drilling contracts, OPCO may receive lump sum fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to commencement of drilling services. These up-front fees are recognized as revenue over the original contract term, excluding any extension option periods.

In some cases, OPCO may receive lump sum non-contingent fees or dayrate-based fees from customers for demobilization upon completion of a drilling contract. Non-contingent demobilization fees are recognized as revenue over the original contract term, excluding any extension option periods. Contingent demobilization fees are recognized as earned upon completion of the drilling contract.

Fees received from customers under drilling contracts for capital upgrades are deferred and recognized over the original contract term, excluding any extension option periods.

Reimbursable Revenues and Expenses.    Reimbursements received for the purchases of supplies, personnel and other services provided on behalf of and at the request of our customers in accordance with a drilling contract are recorded as revenue. The related costs are recorded as reimbursable expenses in the same period.

Mobilization and Demobilization Expenses.    Mobilization costs incurred as part of a contract are capitalized and recognized as expense over the original contract term, excluding any extension option periods. The costs of relocating drilling rigs that are not under contract are expensed as incurred. Demobilization costs are costs related to the transfer of a drilling rig to a safe harbor or different geographic area and are expensed as incurred.

Rig Operating Expenses.    Rig operating expenses are costs associated with operating a drilling rig that is either in operation or stacked, and include the remuneration of offshore crews and related costs, rig supplies, insurance costs, expenses for repairs and maintenance as well as costs related to onshore personnel in various locations where we operate the rigs and are expensed as incurred.

Depreciation and Amortization.    Depreciation and amortization costs are based on the historical cost of the drilling rigs and other equipment. Costs related to periodic overhauls of drilling rigs are capitalized under drilling rigs and amortized over the anticipated period between overhauls, which is generally five years. Related costs are primarily shipyard costs and the cost of employees directly involved in the work. Amortization costs for periodic overhauls are included in depreciation and amortization expense.

Cash and Cash Equivalents.    Cash and cash equivalents consist of cash, bank deposits and highly liquid financial instruments with original maturities of three months or less.

Newbuilds.    The carrying value of rigs under construction, which are referred to as newbuilds, represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuild has been completed and it is ready for its intended use.

Drilling Rigs.    Drilling rigs are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of each of OPCO’s drilling rigs, when new, is 30 years.

Significant investments are capitalized and depreciated in accordance with the nature of the investment. Significant investments that are deemed to increase a rig’s value for its remaining economic useful life are capitalized and depreciated over the remaining economic useful life of the rig.

Deferred Charges.    Deferred charges, including debt arrangement fees and legal expenses, are capitalized and amortized over the term of the related loan and are included in interest expense.

Income Taxes.    OPCO’s subsidiaries operate in jurisdictions where taxes are imposed on income and thus, income taxes have been recorded in these jurisdictions when appropriate. As tax law is based on interpretations and applications of the law, which are only ultimately decided by the courts of the particular jurisdictions, significant judgment is involved in determining our provision for income taxes in the ordinary course of our business. We recognize tax liabilities based on our assessment of whether our tax positions are more likely than not sustainable, based on the technical merits of each position and having regard to the relevant taxing authority’s widely understood administrative practices and precedence.

Net Income Per Unit.    The calculation of the forecasted basic and diluted earnings for the twelve months ending September 30, 2013 is set forth below:

($ in thousands)	Common Unitholders	Subordinated Unitholders

Members’ interests in forecasted net income	$	$
Forecasted weighted average number of units outstanding	$	$
Forecasted net income per unit	$	$

Summary of Significant Forecast Assumptions

Contract Revenues.    Our forecast of contract revenues is based on estimated dayrates multiplied by the estimated economic utilization rate and the total number of days on the contract during the twelve months ending September 30, 2013. Forecasted contract revenues assume that all of OPCO’s drilling rigs are operational throughout the twelve months ending September 30, 2013.

In arriving at economic utilization, we have taken into account certain contractual elements that generally exist in our drilling contracts. For example, drilling contracts generally provide for a general repair allowance for preventive maintenance or repair of equipment, which could range from 18 to 48 hours per month. Such allowance varies from contract to contract, and OPCO may be compensated at the full operating dayrate or at a reduced operating dayrate for such general repair allowance. In addition, drilling contracts typically provide for situations where the drilling rig would operate at reduced operating dayrates, such as, among other things: a standby rate, where the drilling rig is prevented from commencing operations for reasons such as bad weather, waiting for customer orders, waiting on other contractors; a moving rate, where the drilling rig is in transit between locations; a reduced performance rate in the event of major equipment failure; or a force majeure rate in the event of a force majeure that causes the suspension of operations. In addition, in limited circumstances, the drilling rig could operate at a zero rate due to a shutdown of operations for repairs where the general repair allowance has been exhausted or for any period of force majeure in excess of a specific number of days allowed under a drilling contract.

The assumed economic utilization rate for each drilling rig is based on Seadrill’s past experience with similar drilling rigs.

In all of OPCO’s drilling contracts we are entitled to cost escalation in dayrates to compensate us for specific cost increases as reflected in publicly available cost indices. We have estimated the escalation of the dayrate for OPCO’s drilling rigs based on current cost indices and incorporated all of the known or estimated 2012 escalations in our forecast.

In addition to recurring contracted dayrates, we may also receive mobilization and demobilization fees for drilling rigs before and after their drilling assignments, and may also receive reimbursement of costs incurred by us at the customer’s request for additional supplies, personnel and other services not covered by the contracted dayrate. The drilling contract related to the West Capricorn provides for the mobilization fee, revenue and reimbursable costs incurred prior to the commencement of the contract to be amortized at a certain rate of return and paid daily over the contract period. For the purpose of this forecast, we have included mobilization fees for drilling rigs that commence operations during the twelve-month period ending September 30, 2013, but have not included any demobilization fees in the forecast as no drilling rigs are expected to be demobilizing during this period.

The following table summarizes our assumed dayrates and economic utilization for the twelve months ending September 30, 2013:

Drilling rigs	Year Built(1)	Ownership(2)	Customer	Country of Operations	Dayrates(3)	Expiration Date	Economic Utilization
West Aquarius(4)	2009	100%	Exxon Mobil	Canada	$530,000	June 2015	95.2%
West Capricorn(5)	2011	100%	BP	USA	$487,000	July 2017	95.5%
West Capella(6)	2008	56%	Total	Nigeria	$544,000	April 2014	96.5%
West Vencedor(7)	2010	100%	Chevron	Angola	$206,500	March 2015	97.0%

(1)	The West Aquarius, the West Capricorn, the West Capella and the West Vencedor commenced operations in 2009, 2012, 2009 and 2010, respectively.
(2)	The ownership percentage represents the ownership of each drilling rig by OPCO.
(3)

Forecasted revenues assumes that the estimated amortized rig rate and the escalations discussed in the footnotes below were included in the dayrate for the twelve months ending September 30, 2013. In addition, forecasted revenues include a mobilization fee of $10.4 million during the twelve-month period ending September 30, 2013 relating to the West Aquarius, the West Capella and the West Vencedor.

(4)	The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(5)	Excludes estimated amortized rig rate charge payable by the customer of approximately $29,000 per day relating to lump sum mobilization fee, contract revenues and reimbursables prior to the commencement of contract, and a $5,000 per day catering and accommodation rate.
(6)	OPCO will own an approximate 56% interest in the entity that owns and operates the West Capella. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(7)	This drilling contract is denominated in U.S. Dollars, but approximately 27% of the dayrate is received in Euros. The forecast assumes an exchange rate of one Euro to 1.27 U.S. Dollars. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.

Reimbursable Revenues and Expenses.    Our forecast assumes estimated reimbursable revenues of $25.7 million and expenses of $25.1 million during the twelve months ending September 30, 2013. The assumed reimbursable revenues consist primarily of estimated fuel costs relating to one of the drilling rigs in transit between locations, plus the estimated handling fees.

Rig Operating Expenses.    Forecasted rig operating expenses assumes that all of OPCO’s drilling rigs are operational throughout the twelve months ending September 30, 2013.

Our forecast also assumes the cost level of operating in each of Canada, Angola, Nigeria and the United States, where OPCO’s drilling rigs are expected to be located during the twelve months ending September 30, 2013.

The forecast takes into account increases in crewing and other labor related costs driven predominantly by an increase in demand for qualified and experienced officers and crew.

General and Administrative Expenses.    Forecasted general and administrative expenses for the twelve months ending September 30, 2013 are based on the following assumptions:

•

we will incur approximately $8.2 million of costs and fees pursuant to the management and administrative services agreements that we will enter into with Seadrill Management and Seadrill UK Ltd. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreements;”

•

OPCO will incur approximately $11.2 million of costs and fees pursuant to the advisory, technical and administrative services agreement that OPCO’s subsidiaries will enter into with certain affiliates of Seadrill. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Advisory, Technical and Administrative Services Agreement;” and

•

we will incur approximately $2.0 million in incremental expenses as a result of being a publicly traded limited liability company. These expenses will include costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs and director compensation.

Depreciation and Amortization.    Forecasted depreciation and amortization expense assumes that no drilling rigs are purchased or sold during the twelve months ending September 30, 2013. We have accounted for depreciation and amortization expense in a manner consistent with the historical presentation in the Combined Consolidated Carve-out Financial Statement of Seadrill Partners LLC Predecessor. Drilling rigs and equipment are recorded at historical cost less accumulated depreciation. The cost of drilling rigs and equipment less the estimated residual value is depreciated on a straight-line basis over the assets’ remaining economic useful lives, which we estimate at the start of 2012 to be approximately 27 years, 30 years, 27 years and 28 years for the West Aquarius, the West Capricorn, the West Capella and the West Vencedor, respectively.

Interest Income.    Our forecast includes interest income of $2.2 million associated with the unpaid lump sum mobilization fee, pre-commencement contract revenues and reimbursables of the West Capricorn, which are amortized over the contract period. In addition, we have assumed that any cash surplus balances will be invested throughout the forecast period and will earn an assumed interest rate of 0.2% per annum.

Interest Expense.    Our forecast for the twelve months ending September 30, 2013 assumes we will have an average outstanding loan balance of approximately $1,117.5 million, with an estimated weighted average interest rate of approximately 6.1% per annum. We have assumed that interest rates are constant during the forecast period. The rates we have assumed are based on an estimated LIBOR rate of 1.85% plus the applicable margins under OPCO’s financing agreements, which consist of (1) a $550 million secured credit facility that was used to partly fund the delivery of and is secured by the West Capricorn; (2) a $1.2 billion term loan under which the West Vencedor is one of the three rigs pledged; and (3) a $1.5 billion secured credit facility under which the West Aquarius and the West Capella are two of the four rigs pledged. Each of the three loan facilities must be repaid in quarterly installments over a term of five years, each with a balloon payment upon maturity.

In addition, we have assumed OPCO will enter into a $300 million revolving credit facility with Seadrill that will bear interest at a rate of LIBOR plus 5%, with an annual 2% commitment fee on the undrawn balance, which we refer to as the sponsor credit facility. We have assumed the sponsor credit facility will have an outstanding balance of approximately $35 million at the end of the forecast period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

Derivative Financial Instruments and Hedging Activities.    We have assumed OPCO will enter into 10-year interest rate swap agreements to hedge its exposure to floating interest rates during the twelve months ending September 30, 2013. We assumed OPCO does not use hedge accounting for these interest-rate swap agreements and will record them at fair value. Changes in the fair value of interest-rate swap agreements will be recorded as a gain or loss as a separate line item within Financial Items. For the purpose of the forecast, we assumed there will be no change in the long-term interest rates that would result in a variation in the mark-to-market valuation of interest rate swaps. The market valuation adjustments for the interest swap instrument may have a significant impact on OPCO’s results of operations and financial position.

Foreign Exchange Gain and Loss.    Foreign exchange gains or losses arise primarily due to the translation of cash balances that are denominated in Euros and Nigerian Naira and accounts receivables denominated in Euros. For the purpose of our forecast, we have assumed that the exchange rate between the U.S. Dollar and the Euros and Nigerian Naira will not fluctuate and, as a result, we have assumed that there is no foreign exchange rate gain or loss at translation.

Our and OPCO’s functional currency is the U.S. Dollar as the vast majority of our and OPCO’s revenues are received in U.S. Dollars and a majority of our expenditures are made in U.S. Dollars. Our reporting currency is also in U.S. Dollars.

As a result of our international operations, OPCO and we are exposed to fluctuations in foreign exchange rates due to revenues being received and operating expenses paid in currencies other than U.S. Dollars. Accordingly, OPCO and we may experience currency exchange losses if we have not fully hedged our exposure to a foreign currency, or if revenues are received in currencies that are not readily convertible. OPCO and we may also be unable to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital. See “Risk Factors—Risks Inherent in Our Business—Fluctuations in exchange rates or exchange controls could result in losses to us.”

OPCO is exposed to some extent in respect of the West Vencedor’s revenues, which has approximately 27% of its dayrate denominated in Euros. In addition OPCO receives 10% of the West Capella’s revenues in Nigerian Naira. Because we incur operating costs related to the West Capella in Nigerian Naira, we are able to offset a portion of our foreign currency exposure with respect to revenues earned in Nigerian Naira. In addition, OPCO’s operating costs are also denominated in Angolan Kwanza, Canadian Dollars and U.S. Dollars. For the purpose of the forecast, we have assumed a constant exchange rate of 1.0 U.S. Dollar to 0.79 Euros, 1.0 U.S. Dollar to 95.1 Angolan Kwanza, 1.0 U.S. Dollar to 158.0 Nigerian Naira and 1.0 U.S. Dollar to 1.0 Canadian Dollar.

Taxes.    Forecasted income tax expense is based on the tax laws and applicable rates in the countries where operations are conducted and income is earned. The forecasted tax expense for the twelve months ending September 30, 2013 is primarily comprised of expected Canadian tax on the Canadian operations of the West Aquarius, expected Angolan tax on the Angola operations of the West Vencedor, expected Nigerian tax on the Nigeria operations of the West Capella and the expected U.S. tax on the U.S. operations of the West Capricorn. Rig movement between taxing jurisdictions and their respective operating structures could affect the provision for income tax expense. We have assumed that during the forecast period the drilling rigs will remain in the same country of operations throughout the twelve months ending September 30, 2013.

Non-Controlling Interest.    The non-controlling interest in the West Capella consists of the 44% interest in the West Capella that is not owned by Seadrill Operating LP. The non-controlling interest in OPCO reflects the 70% limited partner interest in Seadrill Operating LP and 49% limited liability company interest in Seadrill Capricorn Holdings LLC that are owned by Seadrill, as those entities will be controlled and consolidated by us.

Maintenance and Replacement Capital Expenditures.    Our operating agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as long term maintenance (including special classification surveys) and drilling rig replacement. The actual cost of replacing the drilling rigs in OPCO’s fleet will depend on a number of factors, including prevailing market conditions and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to our existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business—OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

Maintenance Capital Expenditures.    Because of the substantial capital expenditures OPCO is required to make to maintain its fleet, our initial annual estimated maintenance costs (including special classification surveys) for OPCO’s drilling rigs will be $29.5 million per year.

Replacement Capital Expenditures.    Our initial annual estimated replacement capital expenditures will be $47.2 million per year, including financing costs, for replacing drilling rigs at the end of their useful lives. The annual estimated $47.2 million for future drilling rig replacement is based on assumptions regarding the remaining useful lives of the drilling rigs, a net investment rate, drilling rig replacement values based on current market conditions and residual value of the drilling rigs.

Regulatory, Industry and Economic Factors.    Our forecast for the twelve months ending September 30, 2013 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by suppliers, customers or vendors;

•	no new regulation or any interpretation of existing regulations or governmental action that, in either case, would be materially adverse to our business;

•	no material accidents, environmental incidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

•	no major adverse change in the markets in which we operate resulting from oil production disruptions, reduced demand for oil or significant changes in the market prices of oil; and

•	no material changes to market, regulatory and overall economic conditions or in prevailing interest rates.

Cash Available for Distribution

The table below sets forth our calculation of (1) forecasted cash available for distribution to our unitholders for the twelve months ending September 30, 2013 based on the Forecasted Results of Operations set forth above and (2) Seadrill Partners LLC Predecessor cash available for distribution for the twelve months ended June 30, 2012, the year ended December 31, 2011 and the six months ended June 30, 2012. Based on the financial forecast and related assumptions, we forecast that our cash available for distribution generated during the twelve months ending September 30, 2013 will be approximately $70.5 million. This amount would be sufficient to pay the minimum quarterly distribution of $         per unit on all of our common units and subordinated units for the four quarters ending September 30, 2013 in accordance with our cash distribution policy. Please see “—General” above and “How We Make Cash Distributions.”

Actual payments of distributions on the common units and subordinated units are expected to be $         million for the period between the estimated closing date of this offering (                    , 2012) and December 31, 2012.

You should read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of adjusted EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted adjusted EBITDA. If our estimate is not achieved, we may not be able to pay distributions on the common units at the initial distribution rate of $         per unit per quarter ($         per unit on an annualized basis). Our financial forecast and the forecast of cash available for distribution set forth below have been prepared by our management. This calculation represents available cash from operating surplus generated during the period and excludes any cash from working capital borrowings, capital expenditures and cash on hand on the closing date.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP.

When considering our forecast of cash available for distribution for the twelve months ending September 30, 2013, you should keep in mind the risk factors and other cautionary statements under the heading “Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information. Our independent registered accounting firm’s report included in this prospectus relates to the Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor. That report does not extend to the tables and the related financial forecast information contained in this section and should not be read to do so.

The non-controlling interest in the table below is comprised of (i) the 70% Seadrill limited partner interest in Seadrill Operating LP, which will own an approximate 56% interest in the entity that owns and operates the West Capella and a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) the 49% Seadrill limited liability company interest in Seadrill Capricorn Holdings LLC, which owns 100% of the entities that own and operate the West Capricorn. We expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP. The resulting Nigerian joint venture will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. We expect that the joint venture agreement will provide such joint venture partner with the right to purchase up to an approximate effective 25% interest in the West Capella at a fair market value price over the course of five years, and subject to additional mutually agreed upon terms. Any such purchase is expected to be from Seadrill’s ownership interest and not from Seadrill Operating LP, which will not occur during the forecast period. Therefore, the forecast assumes that Seadrill Operating LP has an approximate 56% ownership interest in the West Capella for the entire twelve-month period ending September 30, 2013. Non-controlling interest for the historical periods presented in the table below have been calculated as if the non-controlling interests described herein were in place at January 1, 2011.

The financial information presented in the table below contains forecasted and estimated financial information. Our estimated financial position, results of operations and cash flows could differ from those that would have resulted if we had operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data is presented below, and such data may not be indicative of our future operating results, cash flows or financial performance.

SEADRILL PARTNERS LLC

FORECASTED CASH AVAILABLE FOR DISTRIBUTION(1)

	Forecast		Estimated
	Seadrill Partners LLC		Seadrill Partners LLC Predecessor
	Twelve Months Ending September 30, 2013		Twelve Months Ended June 30, 2012		Year Ended December 31, 2011		Six Months Ended June 30, 2012
(in millions, except per unit amounts)	(unaudited)
Adjusted EBITDA(2)		$389.9		$311.7		$299.0		$163.2
Adjustments for cash items and estimated maintenance and replacement capital expenditures:
Cash interest expense		(61.2)		(33.1)		(30.9)		(17.9)
Cash interest income		2.3		1.2		—		1.2
Cash income tax expense		(30.1)		(23.9)		(29.5)		(4.5)
Maintenance capital expenditure reserves(3)		(29.5)		(22.1)		(22.1)		(11.1)
Replacement capital expenditure reserves(3)		(47.2)		(34.0)		(34.0)		(17.0)

Cash available for distribution before non-controlling interest		224.2		199.8		182.5		113.9

	(forecasted)		(estimated)		(estimated)		(estimated)
Less: Cash flow attributable to non-controlling interest(4)		(153.7)		(151.7)		(138.2)		(87.5)

Cash available for distribution		$70.5		$48.1		$44.3		$26.4

Expected distributions:
Distributions per unit	$		$		$		$
Distributions to our public common unitholders(5)
Distributions to Seadrill—common units(5)
Distributions to Seadrill—subordinated units(5)

Total distributions(6)	$		$		$		$

Excess (shortfall)	$		$		$		$
Annualized minimum quarterly distribution per unit	$		$		$		$
Aggregate distributions based on annualized minimum quarterly distribution
Percent of minimum quarterly distributions payable to common unitholders		%		%		%		%
Percent of minimum quarterly distributions payable to subordinated unitholder		%		%		%		%

(1)	The forecast is based on the assumptions set forth in “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions.”
(2)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA means earnings before interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense, taxes and non-controlling interest and is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense, taxes and non-controlling interest, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.
Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles our forecasted net income to forecasted adjusted EBITDA.

	Forecast	Estimated
	Seadrill Partners LLC	Seadrill Partners LLC Predecessor
	Twelve Months Ending September 30, 2013	Twelve Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2012
(in millions)	(forecasted)	(estimated)	(estimated)	(estimated)
Net income attributable to Seadrill Partners LLC members	$66.5	$32.1	$33.9	$20.7
Interest income	(2.3)	(1.2)	—	(1.2)
Interest expense and other financial items(a)	67.6	90.2	84.5	29.8
Depreciation and amortization	87.4	57.2	55.5	29.8
Amortization of mobilization revenue and expense(b)	(5.6)	(9.8)	(9.7)	(4.8)
Income taxes	29.5	29.3	27.6	15.8
Non-controlling interest	146.8	113.9	107.2	73.1

Adjusted EBITDA	$389.9	$311.7	$299.0	$163.2

(a)	Other financial items consists of loss on interest rate swaps and foreign exchange loss.
(b)	Amortization of mobilization revenue and expense is amortization of lump sum mobilization revenue received prior to the commencement of the drilling contracts net of amortized expense incurred during the mobilization period.
(3)

Our operating agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. Please read “Risk Factors—Risks Inherent in Our Business—OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

(4)	The non-controlling interest comprises (i) the 70% Seadrill limited partner interest in Seadrill Operating LP, which will own an approximate 56% interest in the entity that owns and operates the West Capella and a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) the 49% Seadrill limited liability company interest in Seadrill Capricorn Holdings LLC, which owns 100% of the entities that own and operate the West Capricorn. We expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP. The resulting Nigerian joint venture will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. We expect that the joint venture agreement will provide such joint venture partner with the right to purchase up to an approximate effective 25% interest in the West Capella at a fair market value price over the course of five years, and subject to additional mutually agreed upon terms. Any such purchase is expected to be from Seadrill’s ownership interest and not from Seadrill Operating LP, which will not occur during the forecast period. Therefore, the forecast assumes that Seadrill Operating LP has an approximate 56% ownership interest in the West Capella for the entire twelve-month period ending September 30, 2013. Non-controlling interest for the historical periods presented in the table above have been calculated as if the non-controlling interests described above were in place at January 1, 2011. Net income attributable to non-controlling interest has been estimated based on a number of assumptions. The main assumption is related to the allocation of loss on derivatives, where the allocation has been based on average outstanding debt in the periods presented.
(5)	Assumes the underwriters’ option to purchase additional common units is not exercised.
(6)	Represents the amount required to fund distributions to our unitholders for four quarters based upon our minimum quarterly distribution rate of $ per unit.

Forecast of Compliance with Debt Covenants.    Our ability to make distributions could be affected if OPCO and Seadrill do not remain in compliance with the covenants of their financing agreements. We have assumed that OPCO and Seadrill will be in compliance with all of the covenants in such financing agreements during the forecast period. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities” for a further description of OPCO’s financing agreements, including these financial covenants.

Quarterly Forecast Information

The following table presents our forecasted results of operations and cash available for distribution on a quarterly basis for the forecast period. You should read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of adjusted EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted adjusted EBITDA. Accordingly, there can be no assurance that actual quarterly results will not differ materially from the quarterly forecast information presented below. Although we do not currently expect to have a shortfall during any of quarter during the forecast, to the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution to all unitholders. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved.

SEADRILL PARTNERS LLC

QUARTERLY FORECASTED RESULTS OF OPERATIONS

	Three Months Ending								Twelve Months Ending
	December 31, 2012		March 31, 2013		June 30, 2013		September 30, 2013		September 30, 2013
(in millions, except per unit data)	(unaudited)
Operating revenues:
Contract revenues		$155.5		$158.3		$158.6		$160.3		$632.7
Reimbursable and other revenues		25.7		—		—		—		25.7

Total operating revenues		$181.2		$158.3		$158.6		$160.3		$658.4
Operating expenses:
Rig operating expenses		(52.1)		(54.2)		(54.8)		(55.3)		(216.4)
Reimbursable expenses		(25.1)		—		—		—		(25.1)
Depreciation and amortization		(21.8)		(21.9)		(21.8)		(21.9)		(87.4)
General and administrative expenses(1)		(5.6)		(5.2)		(5.3)		(5.3)		(21.4)

Total operating expenses		$(104.6)		$(81.3)		$(81.9)		$(82.5)		$(350.3)

Net operating income		76.6		77.0		76.7		77.8		308.1
Financial items:
Interest income		0.6		0.6		0.6		0.5		2.3
Interest expense		(17.8)		(16.8)		(16.7)		(16.3)		(67.6)

Total financial items		$(17.2)		$(16.2)		$(16.1)		$(15.8)		$(65.3)

Income before income taxes and non-controlling interest		59.3		60.8		60.6		62.1		242.8
Income taxes		(7.5)		(7.6)		(7.6)		(6.8)		(29.5)

Net income		51.8		53.2		53.0		55.3		213.3
Net income attributable to non-controlling interest(2)		(36.0)		(36.6)		(36.4)		(37.8)		(146.8)

Net income attributable to Seadrill Partners LLC members		$15.8		$16.6		$16.6		$17.5		$66.5

Net income per:
Common unit (basic and diluted)	$		$		$		$		$
Subordinated unit (basic and diluted)	$		$		$		$		$

(1)	Includes estimated annual incremental public company expenses of $2.0 million.
(2)	Net income attributable non-controlling interest includes:

	Three Months Ending				Twelve Months Ending
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013
(in millions)	(unaudited)
Net income attributable to non-controlling interest in the West Capella	$9.1	$8.1	$8.2	$8.4	$33.8
Net income attributable to non-controlling interest in Seadrill Capricorn Holdings LLC	6.9	7.3	7.4	8.1	29.7
Net income attributable to non-controlling interest in Seadrill Operating LP	20.0	21.3	20.7	21.3	83.3

Total net income attributable to non-controlling interest	$36.0	$36.7	$36.3	$37.8	$146.8

SEADRILL PARTNERS LLC

QUARTERLY FORECASTED CASH AVAILABLE FOR DISTRIBUTION(1)

	Three Months Ending								Twelve Months Ending
	December 31, 2012		March 31, 2013		June 30, 2013		September 30, 2013		September 30, 2013
(in millions, except per unit amounts)	(unaudited)
Adjusted EBITDA(2)		$96.4		$97.4		$97.5		$98.6		$389.9
Adjustments for cash items and estimated maintenance and replacement capital expenditures:
Cash interest expense		(16.2)		(15.2)		(15.1)		(14.7)		(61.2)
Cash interest income		0.6		0.6		0.6		0.5		2.3
Cash income tax expense		(6.7)		(9.1)		(7.6)		(6.7)		(30.1)
Maintenance capital expenditure reserves(3)		(7.3)		(7.4)		(7.4)		(7.4)		(29.5)
Replacement capital expenditure reserves(3)		(11.8)		(11.8)		(11.8)		(11.8)		(47.2)

Cash available for distribution before non-controlling interest		55.0		54.5		56.2		58.5		224.2

Less: Cash flow attributable to non-controlling interest(4)		(38.1)		(37.3)		(38.4)		(39.9)		(153.7)

Cash available for distribution		$16.9		$17.2		$17.8		$18.6		$70.5

Expected distributions:
Distributions per unit	$		$		$		$		$
Distributions to our public common unitholders(5)
Distributions to Seadrill—common units(5)
Distributions to Seadrill—subordinated units(5)

Total distributions(6)	$		$		$		$		$

Excess (shortfall)	$		$		$		$		$
Annualized minimum quarterly distribution per unit	$		$		$		$		$
Aggregate distributions based on annualized minimum quarterly distribution
Percent of minimum quarterly distributions payable to common unitholders		%		%		%		%		%
Percent of minimum quarterly distributions payable to subordinated unitholder		%		%		%		%		%

(1)	The forecast is based on the assumptions set forth in “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions.”
(2)

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA means earnings before interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense, taxes and non-controlling interest and is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization, amortization of mobilization revenue and expense, taxes and non-controlling interest, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles our forecasted net income to forecasted adjusted EBITDA.

	Three Months Ending				Twelve Months Ending
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013
(in millions)			(unaudited)
Net income attributable to Seadrill Partners LLC members	$15.8	$16.6	$16.6	$17.5	$66.5
Interest income	(0.6)	(0.6)	(0.6)	(0.5)	(2.3)
Interest expense	17.8	16.8	16.7	16.3	67.6
Depreciation and amortization	21.8	21.9	21.8	21.9	87.4
Amortization of mobilization revenue and expense(a)	(1.9)	(1.4)	(1.1)	(1.1)	(5.5)
Income taxes	7.5	7.6	7.6	6.8	29.5
Non-controlling interest	36.0	36.6	36.4	37.8	146.8

Adjusted EBITDA	$96.4	$97.4	$97.5	$98.6	$389.9

(a)	Amortization of mobilization revenue and expense is amortization of lump sum mobilization revenue received prior to the commencement of the drilling contracts net of amortized expense incurred during the mobilization period.
(3)	Our operating agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. Please read “Risk Factors—Risks Inherent in Our Business—OPCO must make substantial capital and operating expenditures to maintain the operating capacity of its fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”
(4)

The non-controlling interest comprises (i) the 70% Seadrill limited partner interest in Seadrill Operating LP, which will own an approximate 56% interest in the entity that owns and operates the West Capella and a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) the 49% Seadrill limited liability company interest in Seadrill Capricorn Holdings LLC, which owns 100% of the entities that own and operate the West Capricorn. We expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP. The resulting Nigerian joint venture will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. We expect that the joint venture agreement will provide such joint venture partner with the right to purchase up to an approximate effective 25% interest in the West Capella at a fair market value price over the course of five years, and subject to additional mutually agreed upon terms. Any such purchase is expected to be from Seadrill’s ownership interest and not from Seadrill Operating LP, which will not occur during the forecast period. Therefore, the forecast assumes that Seadrill Operating LP has an approximate 56% ownership interest in the West Capella for the entire twelve-month period ending September 30, 2013.

(5)	Assumes the underwriters’ option to purchase additional common units is not exercised.

(6)	Represents the amount required to fund distributions to our unitholders for each quarters based upon our minimum quarterly distribution rate of $ per unit.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

General

Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2012, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through December 31, 2012, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to:

—	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such quarter;

—	comply with applicable law, any debt instruments or other agreements; and

—

provide funds for distributions to our unitholders for any one or more of the next four quarters; provided, however, our board could not reserve funds for such future quarters if we would be unable to pay the minimum quarterly distribution plus any arrearages in the quarter for which available cash is being determined;

•

plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any of our equity interests in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to members.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $         per unit, or $         per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering is approximately $         million.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement. Because our ownership interest in OPCO will be our only cash-generating asset upon the closing of this offering, the amount of our distributions to unitholders initially will depend upon distributions by OPCO to us. OPCO will be prohibited from making any distributions to us if it would cause an event of default, or an event of default is then existing, under its financing agreements. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the restrictions contained in OPCO’s financing agreements that may restrict its ability to make distributions.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$ million; plus

•

all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own, including OPCO) after the closing of this offering (provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions received and (5) corporate reorganizations or restructurings; plus

•

all cash receipts resulting from working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own, including OPCO) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a drilling rig) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own, including OPCO) immediately after the closing of this offering; less

•

the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•

all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own, including OPCO) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to the Seadrill Member, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to members.

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. In our operating agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new drilling rig or improving an existing drilling rig increase the revenues or the operating capacity of the fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with maintenance, modifying an existing drilling rig or acquiring a new drilling rig to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by the fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement drilling rig and paid in respect of the construction period, which we define as the period beginning on the date that we or OPCO enter into a binding construction contract and ending on the earlier of the date that the replacement drilling rig commences commercial service or the date that the replacement drilling rig is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our operating agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our operating agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect the fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.” The operating agreements of OPCO require that our board of directors must approve the amount of maintenance and replacement capital reserves for OPCO.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to the Seadrill Member; and

•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Seadrill from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $             million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $         per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after September 30, 2017, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove the Seadrill Member without cause, the subordination period may end before September 30, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, at any time on or after September 30, 2017, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each outstanding subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units (“historical distributions”) for the four fiscal quarters preceding the date of conversion (the “measurement period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period (“forecasted distributions”), as determined by the conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the outstanding subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; less

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period not relating to an operating expenditure made during that period; plus

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; plus

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the second bullet point above.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and, therefore, excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of the Seadrill Member on the Subordination Period

If the unitholders remove the Seadrill Member other than for cause and units held by the Seadrill Member and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

the holders of the incentive distribution rights (initially, the Seadrill Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Seadrill Member Interest

The Seadrill Member owns a non-economic limited liability company interest in us, which does not entitle it to receive cash distributions. However, the Seadrill Member may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Seadrill Member will hold the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from the Seadrill Member interest, subject to restrictions in the operating agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of the Seadrill Member’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by the Seadrill Member and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to September 30, 2017. Please read “The Operating Agreement—Transfer of Incentive Distribution Rights.” Any transfer by the Seadrill Member of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•

second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “second target distribution”);

•

third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	Holders of IDRs
Minimum Quarterly Distribution		$100%	0%
First Target Distribution	up to $	100%	0%
Second Target Distribution	above $ up to $	85%	15%
Third Target Distribution	above $ up to $	75%	25%
Thereafter	above $	50%	50%

Seadrill Member’s Right to Reset Incentive Distribution Levels

The Seadrill Member, as the initial holder of our incentive distribution rights, has the right under our operating agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to the Seadrill Member would be set. The Seadrill Member’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to the Seadrill Member are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels the Seadrill Member and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of the board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that the Seadrill Member would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to the Seadrill Member.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by the Seadrill Member of incentive distribution payments based on the target cash distributions prior to the reset, the Seadrill Member will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by the Seadrill Member for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of common units that the Seadrill Member would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by the Seadrill Member in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date notice of such reset election is given, divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and the holders of the incentive distribution rights at various levels of cash distribution levels pursuant to the cash distribution provision of our operating agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $        .

		Marginal Percentage Interest in Distribution
	Quarterly Distribution per Unit Prior to Reset	Unitholders	Holders of IDRs	Quarterly Distribution per Unit following Hypothetical Reset
Minimum Quarterly Distribution		$100%	0%	$
First Target Distribution	up to $	100%	0%	up to $ (1)
Second Target Distribution	above $ up to $	85%	15%	above $ up to $ (2)
Third Target Distribution	above $ up to $	75%	25%	above $ up to $ (3)
Thereafter	above $	50%	50%	above $ (3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of the incentive distribution rights based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that there are          common units outstanding, and that the average distribution to each common unit is $          for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

IDR Holders Cash Distributions Prior to Reset
	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	Additional Common Units	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	$	$		$	$	$
First Target Distribution	$
Second Target Distribution	$
Third Target Distribution	$
Thereafter	$

		$		$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of the incentive distribution rights with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are          common units outstanding, and that the average distribution to each common unit is $            . The number of additional common units was calculated by dividing (x) $          as the average of the amounts received by the holders of the incentive distribution rights in respect of their incentive distribution rights, for the two quarters prior to the reset as shown

in the table above by (y) the $          of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

IDR Holders Cash Distributions After Reset
	Quarterly Distribution per Unit After Reset	Common Unitholders Cash Distributions After Reset	Additional Common Units	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	$	$	$	$	$	$
First Target Distribution	$
Second Target Distribution	$
Third Target Distribution	$
Thereafter	$

		$	$	$	$	$

Assuming that it continues to hold a majority of our incentive distribution rights, the Seadrill Member will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our operating agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The operating agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the Seadrill Member to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of units and 50% to the holders of the incentive distribution rights (initially, the Seadrill Member).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the operating agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•

first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, to the subordinated unitholders, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

The immediately preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as of the dates indicated, selected historical financial and operating data of Seadrill Partners LLC Predecessor, which includes the subsidiaries of Seadrill that have interests in the drilling rigs in OPCO’s initial fleet and the associated service companies. These entities have been or will have been acquired as a reorganization under common control and have therefore been recorded at Seadrill’s book values.

The selected historical financial data of Seadrill Partners LLC Predecessor as of and for the years ended December 31, 2011 and 2010 are derived from the audited Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. Our independent registered accounting firm’s report included in this prospectus relate to historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor. That report does not extend to the tables and the related forecasted financial information contained in this prospectus and should not be read to do so. The selected historical financial data of Seadrill Partners LLC Predecessor as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 are derived from the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus. The balance sheet data for the six months ended June 30, 2011 has been prepared from our financial records on a basis consistent with the historical financial information of Seadrill Partners LLC Predecessor.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the notes thereto, our unaudited Pro Forma Combined Consolidated Balance Sheet and the notes thereto and our forecasted results of operations for the twelve months ending September 30, 2013, in each case included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions)
Statement of Operations Data:
Total operating revenues	$275.2	$247.8	$497.2	$478.3
Rig operating expenses(1)	89.1	78.4	157.5	131.8
Reimbursable expenses(2)	4.1	5.3	11.7	8.7
Depreciation and amortization	30.9	29.4	57.8	56.8
General and administrative expenses	12.8	7.6	17.0	11.4

Total operating expenses	136.9	120.7	244.0	208.7

Net operating income	138.3	127.1	253.2	269.6
Interest income	1.2	—	—	—
Interest expense	(18.0)	(16.0)	(31.9)	(35.6)
Loss on interest rate swaps	(10.5)	(8.6)	(52.1)	(22.5)
Foreign exchange (loss)/gain	(1.3)	0.5	(0.5)	—

Income before income taxes	109.7	103.0	168.7	211.5
Income taxes	(15.8)	(14.1)	(27.6)	(35.0)

Net income	$93.9	$88.9	$141.1	$176.5

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions, except fleet data)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.9	$3.8	$15.4	$5.2
Drilling rigs	2,127.3	1,384.4	1,334.6	1,409.5
Total assets	2,298.5	1,969.6	2,210.5	1,893.2
Interest bearing debt (including current portion)	1,240.1	836.2	1,330.5	777.3
Owner’s equity	934.4	981.9	793.0	1,034.7
Cash Flow Data:
Net cash provided by operating activities	$98.1	$108.9	$293.6	$244.7
Net cash used in investing activities	(57.2)	(18.6)	(392.3)	(140.6)
Net cash provided by (used in) financing activities	(53.4)	(91.7)	108.9	(114.8)
Fleet Data(3):
Number of drilling rigs in operation at end of period	3	3	3	3
Average age of drilling rigs in operation at end of period (years)	3.0	2.0	2.5	1.5
Other Financial Data:
Adjusted EBITDA(4)	$163.2	$150.5	$299.0	$315.3
Capital expenditures	57.2	82.6	392.3	140.6

(1)	Rig operating expenses are related to the drilling rigs we have in operation and include the remuneration of offshore crews and onshore rig supervision staff, as well as expenses for repair and maintenance.
(2)	Reimbursable expenses are incurred at the request of customers, and include provision of supplies, personnel and other services.
(3)	The West Capricorn began earning a contractual pre-commencement standby rate on June 10, 2012 and is not included in the number of drilling rigs in operation or the average age of drilling rigs in operation at the end of the period.

(4)	Non-GAAP Financial Measure
Adjusted EBITDA. Earnings before interest, other financial items, depreciation and amortization, amortization of mobilization revenues and expenses and taxes is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, depreciation and amortization, amortization of mobilization revenue and expense and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.
Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for the periods presented.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(in millions)
Net income	$93.8	$88.9	$141.1	$176.5
Interest income	(1.2)	—	—	—
Interest expense	18.0	16.0	31.9	35.6
Other financial items(a)	11.8	8.1	52.6	22.5
Depreciation and amortization	29.8	28.1	55.5	54.9
Amortization of mobilization revenue and expense(b)	(4.8)	(4.7)	(9.7)	(9.2)
Income taxes	15.8	14.1	27.6	35.0

Adjusted EBITDA	$163.2	$150.5	$299.0	$315.3

(a)	Other financial items consists of loss on interest rate swaps and foreign exchange (loss)/gain.
(b)	Amortization of mobilization revenue and expense is amortization of lump sum mobilization revenue received prior to the commencement of the drilling contracts net of amortized expense incurred during the mobilization period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the historical Combined Consolidated Carve-out Financial Statements and related notes of Seadrill Partners LLC Predecessor included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor have been prepared in accordance with U.S. GAAP and are presented in U.S. Dollars.

Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those contained in those forward-looking statements. Please read “Forward-Looking Statements” for more information. You should also review the “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by those forward-looking statements.

The following discussion assumes that our business was operated as a separate entity prior to its inception. The entities that own and operate our rigs will be acquired in a reorganization under common control and have therefore been recorded at Seadrill’s book values. The Combined Consolidated Carve-out Financial Statements, the results of which are discussed below, have been carved out of the consolidated financial statements of Seadrill, which operated the rigs in our fleet during the periods presented. Seadrill’s drilling rigs and other assets, liabilities, revenues and expenses that do not relate to the rigs to be acquired by us are not included in our Combined Consolidated Carve-out Financial Statements. Our financial position, results of operations and cash flows reflected in our Combined Consolidated Carve-out Financial Statements include all expenses allocable to our business, but may not be indicative of those that would have been incurred had we operated as a separate public entity for all periods presented or of future results. Our independent registered public accounting firm’s audit report included in this prospectus relates to historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor. That audit report does not extend to the tables contained in this section and should not be read to do so. Accordingly, the following financial information has been derived from the historical Combined Consolidated Carve-out Financial Statements and accounting records of the Predecessor (as defined below) and reflects significant assumptions and allocations.

The combined net assets and results of operations of 100% ownership in each of two semi-submersible drilling rigs (the West Aquarius and the West Capricorn), one tender rig (the West Vencedor), and one ultra-deepwater drillship (the West Capella), are collectively referred to as the “Predecessor.”

Overview

We are a growth-oriented limited liability company recently formed by Seadrill to own, operate and acquire offshore drilling rigs. Our drilling rigs are under long-term contracts with major oil companies such as Chevron, Total, BP and ExxonMobil with an average remaining term of 4.1 years as of September 30, 2012. We intend to grow our position in the offshore drilling market by continuing to provide excellent service to these customers with our modern, technologically advanced fleet. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill will be motivated to facilitate our growth because of its significant ownership interest in us.

The historical results discussed below, and the Combined Consolidated Carve-out Financial Statements and related notes of what we refer to as “Seadrill Partners LLC Predecessor” included elsewhere in this prospectus, represent 100% of the combined results of operations of all four drilling rigs in OPCO’s initial fleet.

Upon the completion of this offering, we will own (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We will control Seadrill Operating LP through our ownership of its general partner and Seadrill Capricorn Holdings LLC through our ownership of the majority of the limited liability company interests. Seadrill will own the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC.

OPCO’s initial fleet will consist of:

•	A 100% interest in the following three drilling rigs:

—	the semi-submersible West Aquarius, which was delivered from the shipyard in 2009 and is currently under a drilling contract with ExxonMobil that expires in June 2015;

—	the semi-submersible West Capricorn, which was delivered from the shipyard at the end of 2011 and commenced operations under a five-year drilling contract with BP that expires in July 2017; and

—	the semi-tender West Vencedor, which was delivered from the shipyard in early 2010 and is under a drilling contract with Chevron that expires in March 2015; and

•	An approximate 56% interest in the drillship West Capella, which was delivered from the shipyard in 2008 and is under a drilling contract with Total that expires in April 2019.

Pursuant to the omnibus agreement that we will enter into with Seadrill in connection with the closing of this offering, Seadrill will grant to us the right to purchase from Seadrill, either directly or through OPCO, two additional tender rig barges, the T-15 and the T-16, if their respective purchase price is agreed-upon in accordance with the provisions of the omnibus agreement, and will grant to us a right of first offer on any proposed sale, transfer or other disposition to an unaffiliated third party of any equity interests in OPCO.

As discussed below under “—Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects,” the entities contributed to OPCO will own all of the assets they owned in the periods discussed below, other than an approximate 44% interest in the West Capella. In addition, upon closing of this offering, we will only own a 30% limited partner interest in Seadrill Operating LP and a 51% limited liability company interest in Seadrill Capricorn Holdings LLC and thus will not be entitled to all of OPCO’s distributions, if any. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “OPCO” when used in a historical context refer to Seadrill Partners LLC Predecessor, and when used in the present tense or prospectively refers to OPCO and its subsidiaries.

Upon the closing of this offering, our interest in OPCO will represent our only cash-generating asset. We anticipate growing by acquiring additional drilling rigs and operations directly and through OPCO and by acquiring additional equity interests in OPCO.

We manage our business and analyze and report our results of operations in a single global segment. Going forward, the Predecessor fleet will be reviewed by the Chief Operating Decision Maker as an aggregated sum of assets, liabilities and activities generating distributable cash to meet minimum quarterly distributions.

OPCO’s Drilling Contracts

In general, each of OPCO’s drilling rigs is contracted to an oil and gas company to provide offshore drilling services at an agreed dayrate and for a fixed time period. Dayrates can vary, depending on the type of drilling rig and its capabilities, operating expenses, taxes and other factors, including contract length, geographical location and prevailing economic conditions.

An important factor in understanding our revenue is the economic utilization of the drilling rig. For a description of how we determine economic utilization, see “—Important Financial and Operational Terms and Concepts—Economic Utilization” below.

In addition to contracted daily revenue, customers may pay mobilization and demobilization fees for drilling rigs before and after their drilling assignments, and may also reimburse costs incurred by OPCO at their request for additional supplies, personnel and other services, not covered by the contractual dayrate.

OPCO’s Drilling Rigs

The following table provides information about OPCO’s fleet and drilling contracts during the historical periods presented in this Management’s Discussion and Analysis of Financial Conditions and Results of Operations:

Drilling rigs	Year Built(1)	Customer	Country of Operations	Dayrates	Expiration Date
West Aquarius(2)	2009	ExxonMobil	Canada	$530,000	June 2015
West Capricorn(3)	2011	BP	USA	$487,000	July 2017
West Capella(2)	2008	Total	Nigeria	$544,000	April 2014
West Vencedor(4)	2010	Chevron	Angola	$206,500	March 2015

(1)	The West Aquarius, the West Capricorn, the West Capella and the West Vencedor commenced operations in 2009, 2012, 2009 and 2010, respectively.
(2)	The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(3)	The dayrate excludes estimated amortized rig rate charge of approximately $29,000 per day relating to a lump sum mobilization fee, contract revenues and reimbursables prior to the commencement of contract and a $5,000 per day catering and accommodation rate.
(4)	This drilling contract is denominated in U.S. Dollars, but approximately 27% of the dayrate is received in Euros. This table assumes an exchange rate of one Euro to 1.27 U.S. Dollars. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.

For more information regarding the financing of OPCO’s drilling rigs, please see “—Liquidity and Capital Resources—Borrowing Activities—Rig Financing Agreements.”

Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects

You should consider the following facts when evaluating our historical results of operations and assessing our future prospects:

•

We do not own all of the interests in OPCO. As a result, our cash flow will not include distributions on Seadrill’s interest in OPCO.    We refer to Seadrill Operating LP and Seadrill Capricorn Holdings LLC collectively as OPCO. Upon the completion of this offering, we will own (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We will control Seadrill Operating LP through our ownership of its general partner and Seadrill Capricorn Holdings LLC through our ownership of the majority of its limited liability company interests. Seadrill will own the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC. The operating agreements of OPCO require it to distribute all of its available cash each quarter. In determining the amount of cash available for distribution to us by OPCO and by us to our unitholders, our board of directors must approve the amount of cash reserves to be set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. Distributions by OPCO to Seadrill in respect of its ownership interest in OPCO will not be included in our cash flow in the future.

•

The size of OPCO’s fleet continues to change.    Our Combined Consolidated Carve-out Financial Statements reflect changes in the size and composition of OPCO’s fleet due to certain rig deliveries and contract commencement dates. For instance, the West Vencedor was delivered and began operating pursuant to a drilling contract in March 2010 and, accordingly, our results of operations do not include amounts for the West Vencedor prior to such date. Furthermore, the West Capricorn was delivered from the shipyard at the end of 2011, and the contract commencement date occurred in July 2012. We expect OPCO’s fleet will continue to change over time. In addition, pursuant to the omnibus agreement we will have the option to purchase the T-15 and the T-16 tender rigs at any time within 24 months after their respective acceptances by their customers, subject to agreement on price. Furthermore, we or OPCO may grow in the future through the acquisition of additional drilling rigs as part of our growth strategy.

•

Seadrill Operating LP’s ownership interest in the West Capella will change.    The Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” assumes a 100% ownership of the West Capella. Upon completion of this offering, Seadrill Operating LP will own an approximate 56% interest in the entity that owns and operates the West Capella. See “Business— Joint Venture, Agency and Sponsorship Relationships.”

•

Our historical results of operations are affected by fluctuations in currency exchange rates.    Part of our revenue is received in currencies other than the U.S. Dollar. A portion of the revenues under the contract for the West Vencedor is denominated and received in Euros. At an exchange rate of one Euro to 1.27 U.S. Dollars, approximately 27% of the revenue is received in Euros. In addition, the contract for the West Capella is denominated in U.S. Dollars, but 10% of the revenue is received in Nigerian Naira. Because we incur certain operating costs related to the West Capella in Nigerian Naira, we have been able to offset a significant portion of our foreign currency exposure with respect to revenues earned in Nigerian Naira.

•

Our historical results of operations reflect allocated administrative costs that may not be indicative of future administrative costs.    The administrative costs included in the Predecessor’s Combined Consolidated Carve-out Financial Statements have been determined by allocating Seadrill’s administrative expenses incurred by other entities in the Seadrill corporate group. These shared costs are charged to the respective rig operating companies at cost plus a margin of 5% and are allocated based on rig type, with a greater portion of costs charged to the larger drilling rigs compared to the smaller drilling rigs. These allocated costs may not be indicative of our future administrative costs. In connection with this offering, we will enter into management and administrative services agreements pursuant to which Seadrill Management and Seadrill UK Ltd. will provide significant administrative, financial and other support services and/or personnel to us, and we will reimburse Seadrill Management and Seadrill UK Ltd. for costs and expenses incurred in connection with the provision of those services under such agreements.

•

We will incur additional general and administrative expense as a publicly traded company.    We expect we will incur approximately $2.0 million annually in additional general and administrative expenses as a publicly traded limited liability company that we have not previously incurred, including costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs and directors’ compensation.

•

We may enter into different financing agreements.    The financing agreements, including the interest expense relating thereto, currently in place may not be representative of the agreements that will be in place in the future. For example, we may amend our existing credit facilities or enter into new financing agreements after the closing of this offering and such new agreements may not be on the same terms as Seadrill’s financing agreements. At or prior to the closing of this offering, OPCO will enter into a $300 million revolving credit facility with Seadrill as the lender, which we refer to as the sponsor credit facility. For descriptions of our current financing agreements, please read “—Liquidity and Capital Resources—Borrowing Activities.”

Factors Affecting Our Results of Operations

We believe the principal factors that will affect our future results of operations include:

•	OPCO’s ability to successfully employ its drilling rigs at economically attractive dayrates as long-term contracts expire or are otherwise terminated;

•	the ability to maintain good relationships with OPCO’s existing customers and to increase the number of customer relationships;

•	the number and availability of our or OPCO’s drilling rigs, including our or OPCO’s ability to exercise the options to purchase the T-15 and the T-16;

•	changes in our ownership of OPCO;

•	fluctuations in the price of oil and natural gas, which influence the demand for offshore drilling services;

•	the effective and efficient technical management of OPCO’s drilling rigs;

•	OPCO’s ability to obtain and maintain major oil and gas company approvals and to satisfy their quality, technical, health, safety and compliance standards;

•	economic, regulatory, political and governmental conditions that affect the offshore drilling industry;

•	accidents, natural disasters, adverse weather, equipment failure or other events outside of our control that may result in downtime;

•	mark to market changes in interest rate swaps;

•	foreign currency exchange gains and losses;

•	our access to capital required to acquire additional drilling rigs or equity interests in OPCO and/or to implement our business strategy;

•	increases in crewing and insurance costs;

•	the level of debt and the related interest expense and amortization of principal; and

•	the level of any distribution on our common units.

Please read “Risk Factors” for a discussion of certain risks inherent in our business.

Important Financial and Operational Terms and Concepts

We use a variety of financial and operational terms and concepts when analyzing our performance. These include the following:

Contracted Revenues and Dayrates.    In general, each of OPCO’s drilling rigs is contracted for a fixed term to an oil and gas company to provide offshore drilling services at an agreed dayrate. A drilling rig will be “stacked” if it has no contract in place. Drilling rigs may be either warm stacked or cold stacked. When a rig is warm stacked, the rig is idle but operational and typically retains most of its crew and can deploy quickly if an operator requires its services. Cold stacking a rig involves reducing the crew to either zero or just a few key individuals and storing the rig in a harbor, shipyard or designated area offshore.

Currently, dayrates in the industry range from approximately $130,000 to $235,000 per day for tender rigs and semi-tenders and from $272,000 to $640,000 per day for semi-submersibles and drillships, depending on the drilling rig’s capabilities, operating expenses, taxes and other factors, including contract length, geographical location and prevailing economic conditions.

To the extent that OPCO’s operations are interrupted due to equipment breakdown or operational failures, OPCO does not generally receive dayrate compensation for the period of the interruption in excess of contractual allowances. Furthermore, OPCO’s dayrates can be reduced in instances of interrupted or suspended service due to, among other things, repairs, upgrades, weather, maintenance, force majeure or requested suspension of services by the customer and other operating factors.

Our contracts may generally be terminated by the customer in the event the drilling rig is destroyed or lost or if drilling operations are suspended for an extended period of time as a result of a breakdown of equipment, “force majeure” or upon the occurrence of other specified conditions.

The terms and conditions of the contracts allow for compensation when factors beyond OPCO’s control, including weather conditions, influence the drilling operations and, in some cases, for compensation when OPCO performs planned maintenance activities. In many of OPCO’s contracts, OPCO is entitled to cost escalation to compensate for industry specific cost increases as reflected in publicly available cost indices.

In connection with drilling contracts, OPCO may receive lump sum fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to commencement of drilling services. These up-front fees are recognized as revenue over the original contract term, excluding any extension option periods.

In some cases, OPCO may receive lump sum non-contingent fees or dayrate based fees from customers for demobilization upon completion of a drilling contract. Non-contingent demobilization fees are recognized as revenue on a straight line basis over the original contract term, excluding any extension option periods. Contingent demobilization fees are recognized as earned upon completion of the drilling contract.

Economic Utilization.    Economic utilization is calculated as the total revenue received during the period divided by the full operating dayrate multiplied by the number of days in the period excluding bonuses. In arriving at economic utilization, we have taken into account certain contractual elements that generally exist in our drilling contracts. For example, drilling contracts generally provide for a general repair allowance for preventive maintenance or repair of equipment, which could range between 18 to 48 hours per month. Such allowance varies from contract to contract, and OPCO may be compensated at the full operating dayrate or at a reduced operating dayrate for such general repair allowance.

In addition, drilling contracts typically provide for situations where the drilling rig would operate at reduced operating dayrates, such as, among others, a standby rate, where the rig is prevented from commencing operations for reasons such as bad weather, waiting for customer orders, waiting on other contractors; a moving rate, where the drilling rig is in transit between locations; a reduced performance rate in the event of major equipment failure; or a force majeure rate in the event of a force majeure that causes the suspension of operations. In addition, in limited circumstances, the drilling rig could operate at a zero rate in the event of a shut down of operations for repairs where the general repair allowance has been exhausted or for any period of force majeure in excess of a specific number of days allowed under a drilling contract. Operating at these reduced rates impacts the economic utilization of the rig. We then use this metric to determine if changes in the operations of a rig should be implemented to increase economic utilization.

Rig Operating Expenses.    Rig operating expenses are costs associated with operating a drilling rig that is either in operation or stacked, and include the remuneration of offshore crews and related costs, rig supplies, insurance costs, expenses for repairs and maintenance as well as costs related to onshore personnel in various locations where we operate the rigs.

Reimbursable Revenues and Expenses.    Reimbursable revenues are revenues that constitute reimbursements from OPCO’s customers for reimbursable expenses. Reimbursable expenses are expenses OPCO incurs on behalf, and at the request, of customers, and include provision of supplies, personnel and other services that are not covered under the drilling contract.

Mobilization and Demobilization Expenses.    Mobilization costs incurred as part of a contract are capitalized and recognized over the original contract term, excluding any extension option periods. Costs related to first time mobilization are capitalized and depreciated over the lifetime of the rig. The costs of relocating drilling rigs that are not under contract are expensed as incurred. Demobilization costs are costs related to the transfer of a rig to a safe harbor or different geographic area and are expensed as incurred.

General and Administrative Expenses.    General and administrative expenses are composed of general overhead, including personnel costs, legal and professional fees, property costs and other general administration expenses. For the historical periods presented, certain administrative expenses have been carved out from the administrative expenses of Seadrill and allocated or charged to OPCO based on rig type, with a greater portion of costs allocated or charged to the larger drilling rigs compared to the smaller drilling rigs.

Depreciation and Amortization.    Depreciation and amortization costs are based on the historical cost of OPCO’s drilling rigs. Rigs are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of OPCO’s rigs, when new, is 30 years. Costs related to periodic surveys of drilling rigs are capitalized as part of drilling rigs and amortized over the anticipated period between surveys, which is generally five years. These costs are primarily shipyard costs and the cost of employees directly involved in the work. Amortization costs for periodic surveys are included in depreciation and amortization expense.

Interest Expense.    Our interest expense depends on the overall level of debt, and may significantly increase if we incur additional debt, for instance to acquire additional drilling rigs or additional equity interests in OPCO. Interest expense may also change with prevailing interest rates, although interest rate swaps or other derivative instruments may reduce the effect of these changes.

Interest expense may be reduced as a consequence of capitalization of interest expenses relating to drilling rigs under construction. Interest expense is capitalized during construction of newbuilds based on accumulated expenditures for the applicable project at our current rate of borrowing. The amount of interest expense capitalized in an accounting period is determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. Amounts beyond the actual interest expense incurred in the period are not capitalized.

The Predecessor’s Combined Consolidated Carve-out Financial Statements include an allocation of interest expense on Seadrill’s general corporate debt, based upon the fair value of the Predecessor’s fleet in proportion to the fair value of Seadrill’s fleet. This allocation is not expected to continue in the future.

Deferred Charges.    Loan related costs, including debt arrangement fees, are capitalized and amortized over the term of the related loan and are included in interest expense.

Impairment of Long-Lived Assets.    The carrying value of long-lived assets are reviewed for impairment whenever certain trigger events indicate that the carrying amount of an asset may no longer be appropriate. Recoverability of the carrying value of the asset is assessed by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Gain/loss on Interest Rate Swaps.    A portion of Seadrill’s mark-to-market adjustments for interest rate swap derivatives have been allocated to the Predecessor’s Combined Consolidated Carve-out Statement of Operations on the basis of the Predecessor’s portion of Seadrill’s floating rate debt.

Customers

The following table represents the break-down of contract and reimbursable revenues by customer and geography for the six months ended June 30, 2012 and 2011:

			Six Months Ended June 30,
Customer	Country	Rig Name	2012		2011
			($ in millions)%		($ in millions)%
Total	Nigeria	West Capella	$102.4	39%	$102.9	41%
ExxonMobil (1)	China	West Aquarius	80.1	30%	49.5	20%
ExxonMobil (1)	Vietnam	West Aquarius	32.3	12%	23.7	10%
ExxonMobil (1)	Malaysia	West Aquarius	—	—	30.8	12%
ExxonMobil (1)	Other	West Aquarius	1.3	1%	1.3	1%
Chevron	Angola	West Vencedor	43.3	16%	39.6	16%
BP	U.S.A.	West Capricorn	7.3	2%	—	—

Total(2)			$266.7	100%	$247.8	100%

(1)	For each country where the West Aquarius operates under its International Drilling Contract, a specific local contract and corresponding dayrate is agreed between the local ExxonMobil operating company and the local Seadrill affiliate. In addition, the International Drilling Contract permits ExxonMobil to assign the contract to third parties in certain circumstances. See “Business—Drilling Contracts.”
(2)	Excludes other revenue of $8.5 million. See “—Results of Operations—Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011—Other revenues” below.

The following table represents the break-down of contract and reimbursable revenues by customer and geography for the years ended December 31, 2011 and 2010:

Customer	Country	Rig Name	2011		2010
			($ in millions)%		($ in millions)%
Total	Nigeria	West Capella	$204.7	41%	$204.1	43%
ExxonMobil (1)	China	West Aquarius	115.7	23%	49.1	10%
ExxonMobil (1)	Vietnam	West Aquarius	60.6	12%	—	—
ExxonMobil (1)	Malaysia	West Aquarius	30.8	6%	—	—
ExxonMobil (1)	Indonesia	West Aquarius	—	—	49.6	10%
ExxonMobil (1)	Philippines	West Aquarius	—	—	111.0	23%
ExxonMobil (1)	Other	West Aquarius	2.7	1%	2.8	1%
Chevron	Angola	West Vencedor	82.7	17%	61.7	13%

Total			$497.2	100%	$478.3	100%

(1)	For each country where the West Aquarius operates under its International Drilling Contract, a specific local contract and corresponding dayrate is agreed between the local ExxonMobil operating company and the local Seadrill affiliate. In addition, the International Drilling Contract permits ExxonMobil to assign the contract to third parties in certain circumstances. See “Business—Drilling Contracts.”

Inflation

All of OPCO’s drilling rigs operate under long-term contracts. As of September 30, 2012, the average remaining term is 4.1 years for OPCO’s drilling rigs. The majority of these contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from long term contracts, all of OPCO’s long term contracts include escalation provisions. These provisions allow OPCO to adjust the dayrates based on stipulated cost increases, including wages, insurance and maintenance cost. However, because these escalations are normally performed on an annual basis, the timing and amount awarded as a result of such adjustments may differ from actual cost increases, which could adversely affect the stability of OPCO’s and our cash flow and ability to make cash distributions.

Results of Operations

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

The following table summarizes our operating results for the six months ended June 30, 2012 and 2011:

	Six Months Ended June 30,		Increase/Decrease
	2012	2011	$	%
	($ in millions)
Contract revenues	$262.2	$242.1	$20.1	8.3%
Reimbursable revenues	4.5	5.7	(1.2)	(21.1)%
Other revenues	8.5	—	8.5	n/a

Total operating revenues	$275.2	$247.8	$27.4	11.1%

Rig operating expenses	(89.1)	(78.4)	10.7	13.6%
Reimbursable expenses	(4.1)	(5.3)	(1.2)	(22.6)%
Depreciation and amortization	(30.9)	(29.4)	1.5	5.1%
General and administrative expenses	(12.8)	(7.6)	5.2	68.4%

Total operating expenses	$(136.9)	$(120.7)	$16.2	13.4%

Net operating income	138.3	127.1	11.2	8.8%
Interest income	1.2	—	—	n/a
Interest expense	(18.0)	(16.0)	2.0	12.5%
Loss on interest rate swaps	(10.5)	(8.6)	1.9	22.1%
Foreign exchange (loss)/gain	(1.3)	0.5	1.8	n/a

Net financial expenses	$(28.6)	$(24.1)	$4.5	18.7%

Income before income taxes	109.7	103.0	6.7	6.5%
Income taxes	(15.8)	(14.1)	1.7	12.1%

Net Income	$93.9	$88.9	$5.0	5.6%

Contract Revenues.    Contract revenues increased by $20.1 million, or 8.3%, to $262.2 million, for the six months ended June 30, 2012, from $242.1 million for the same period in 2011. The increase was primarily due to an additional $7.3 million in revenues relating to rates earned on the West Capricorn during the drilling rig’s acceptance and testing period prior to commencement of the drilling contract, an additional $5.1 million in revenues as a result of an increase in the economic utilization and dayrate of the West Aquarius and an additional $7.6 million in revenues as a result of an increase in the economic utilization of the West Vencedor and the West Capella.

The following table summarizes average daily revenues and economic utilization percentage by drilling rig type of OPCO’s fleet for the periods presented:

	Six Months Ended June 30,
	2012		2011
	Average Daily Revenues(1)	Economic Utilization(2)	Average Daily Revenues(1)	Economic Utilization(2)
Semi-submersible rigs(3)	$564,800	94.6%	$571,200	96.3%
Drillship	$535,600	98.1%	$513,500	94.6%
Tender rig	$213,500	103.5%	$195,600	93.4%

(1)	Average daily revenues are the average revenues for each type of rig, based on the actual days available for each rig of that type.

(2)	Economic utilization is calculated as the total revenue received divided by the full operating dayrate multiplied by the number of days in the period, excluding bonuses.
(3)	For the six months ended June 30, 2012, average daily revenues and economic utilization for our semi-submersible drilling rigs include the operations of the West Capricorn, which earned a contractual pre-commencement standby rate from June 2012.

Reimbursable Revenues.    Reimbursable revenues decreased by $1.2 million, or 21.1%, to $4.5 million, for the six months ended June 30, 2012, from $5.7 million for the same period in 2011. The decrease was primarily due to a decrease in reimbursable expenses during the six months ended June 30, 2012.

Other Revenues.    During the six months ended June 30, 2012, we earned other revenues within our Nigerian service company of $8.5 million relating to certain services, including the provision of onshore and offshore personnel, which we provided to Seadrill’s West Polaris drilling rig that was operating in Nigeria during that period.

Rig Operating Expenses.    Rig operating expenses increased by $10.7 million, or 13.6%, to $89.1 million, for the six months ended June 30, 2012, from $78.4 million for the same period in 2011. The increase was partially due to $8.1 million of costs incurred for providing services to the West Polaris and $4.9 million of costs incurred relating to preparations for the West Capricorn to commence operations, partially offset by a $1.4 million award relating to a legal settlement with respect to the West Aquarius and lower operating costs for our other drilling rigs.

Reimbursable Expenses.    Reimbursable expenses decreased by $1.2 million, or 22.6%, to $4.1 million, for the six months ended June 30, 2012, from $5.3 million for the same period in 2011. During the six months ended June 30, 2012, we incurred reimbursable expenses primarily related to the assignment of the West Aquarius drilling contract to a different operator. During the six months ended June 30, 2011, we incurred reimbursable expenses primarily related to customer requirements for the West Capella.

Depreciation and Amortization.    Depreciation and amortization increased by $1.5 million, or 5.1%, to $30.9 million, for the six months ended June 30, 2012, from $29.4 million for the same period in 2011. The increase was primarily due to the delivery of the West Capricorn.

General and Administrative Expenses.    General and administrative expenses increased by $5.2 million, or 68.4%, to $12.8 million, for the six months ended June 30, 2012, from $7.6 million for the same period in 2011. The increase was primarily due to a $3.2 million increase in administrative expenses relating to the West Aquarius preparing for operations in Canada, a $1.0 million increase due to the startup of the regional head office in Dubai, which is responsible for the management of the West Capella and the West Vencedor, as well as a $0.4 million increase in costs related to the commencement of operations for the West Capricorn.

Interest Income.    Interest income of $1.2 million consisted of interest related to a legal settlement for the West Aquarius in 2012.

Interest Expense.    Interest expense increased by $2.0 million, or 12.5%, to $18.0 million for the six months ended June 30, 2012, compared to interest expense of $16.0 million for the same period in 2011. The increase was primarily due to the incurrence of debt relating to the West Capricorn at the end of 2011.

Loss On Interest Rate Swaps.    Seadrill enters into interest rate swap derivatives on a group-wide basis to manage its interest rate risk exposure. Seadrill incurred losses on interest rate swaps and forward exchange contracts of $78.2 million and $80.1 million in the six months ended June 30, 2012 and 2011, respectively. The Predecessor’s share of Seadrill’s loss on interest rate swaps for the six months ended June 30, 2012 was $10.5 million, compared to a loss of $8.6 million for the same period in 2011. The losses were due to relatively low interest rates throughout 2011 and the first six months of 2012, compared to prevailing rates at the time of entering into the swap contracts. Part of the loss related to these swaps has been allocated to the Predecessor based on the Predecessor’s portion of Seadrill’s floating rate debt.

Foreign Exchange (loss)/Gain.    Foreign exchange loss was $1.3 million for the six months ended June 30, 2012 compared to foreign exchange gain of $0.5 million for the same period in 2011 primarily due to the impact of fluctuations in the value of the Euro on revenues relating to the West Vencedor.

Income Taxes.    Income taxes increased from $14.1 million for the six months ended June 30, 2011 to $15.8 million in the six months ended June 30, 2012, an increase of $1.7 million, or 12.1%. The increase was primarily due to an increase in taxable income relating to the West Aquarius.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

The following table summarizes our operating results for the years ended December 31, 2011 and 2010:

	Years Ended December 31,		Increase/Decrease
	2011	2010	$	%
	($ in millions)
Contract revenues	$485.0	$467.6	$17.4	3.7%
Reimbursable revenues	12.2	10.7	1.5	14.0%

Total operating revenues	$497.2	$478.3	$18.9	4.0%

Rig operating expenses	(157.5)	(131.8)	25.7	19.5%
Reimbursable expenses	(11.7)	(8.7)	3.0	34.5%
Depreciation and amortization	(57.8)	(56.8)	1.0	1.8%
General and administrative expenses	(17.0)	(11.4)	5.6	49.1%

Total operating expenses	$(244.0)	$(208.7)	$35.3	16.9%

Net operating income	253.2	269.6	(16.4)	(6.1)%
Interest expense	(31.9)	(35.6)	(3.7)	(10.4)%
Loss on interest rate swaps	(52.1)	(22.5)	29.6	131.6%
Foreign exchange loss	(0.5)	—	(0.5)	—

Net financial expenses	$(84.5)	$(58.1)	$26.4	45.4%

Income before income taxes	168.7	211.5	(42.8)	(20.2)%
Income taxes	(27.6)	(35.0)	(7.4)	(21.1)%

Net Income	$141.1	$176.5	$(35.4)	(20.1)%

Contract revenues.    Contract revenues increased by $17.4 million, or 3.7%, to $485.0 million, for the year ended December 31, 2011, from $467.6 million for the same period in 2010. The increase was primarily due to a contribution of an additional $21.0 million from a full year of operations of the West Vencedor, which commenced operations in March 2010, partially offset by lower utilization on the West Aquarius in 2011. The lower utilization of the West Aquarius, which resulted in a reduction in revenue of $12.0 million, was in turn partially offset by a higher dayrate, which had a positive impact in revenue of $9.3 million, during the 2011 period. The increase in dayrate was intended to compensate for the anticipated higher operating expenses and taxes associated with operations of the West Aquarius in China.

The following table summarizes average daily revenues and economic utilization percentage by drilling rig type of OPCO’s fleet for the periods presented:

	Years ended December 31,
	2011		2010
	Average Daily Revenues(1)	Economic Utilization(2)	Average Daily Revenues(1)	Economic Utilization(2)
Semi-submersible rigs	$551,600	92.2%	$566,700	97.9%
Drillship	$515,500	94.8%	$516,800	95.0%
Tender rig	$204,300	97.4%	$194,300	95.2%

(1)	Average daily revenues are the average revenues for each type of rig, based on the actual days available for each rig of that type.
(2)	Economic utilization is calculated as the total revenue received divided by the full operating dayrate multiplied by the number of days in the period, excluding bonuses.

Reimbursable Revenues.    Reimbursable revenues increased by $1.5 million, or 14%, to $12.2 million, for the year ended December 31, 2011, from $10.7 million for the same period in 2010. The increase was primarily due to rig modifications on the West Aquarius following the assignment of its drilling contract to different customers during 2011 and increased reimbursable revenue for the West Capella, which led to a higher level of reimbursable revenues in the amount of $3.5 million. Reimbursable revenues in 2010 included $2.0 million relating to the modification of the West Vencedor in 2010.

Rig Operating Expenses.    Rig operating expenses increased by $25.7 million, or 19.5%, to $157.5 million, for the year ended December 31, 2011, from $131.8 million for the same period in 2010. The increase was partially due to an $11.9 million increase in operating costs for the West Aquarius as a result of the operations in China, which was largely mitigated by an increased dayrate. Further, rig operating expenses increased due to a full year of operations for the West Vencedor of $7.4 million, and the West Capella of $1.6 million.

Reimbursable Expenses.    Reimbursable expenses increased by $3.0 million, or 34.5%, to $11.7 million, for the year ended December 31, 2011, from $8.7 million for the same period in 2010. The increase was primarily due to the West Aquarius assignment of its drilling contract to different operators during 2011 and also an increase in reimbursable expenses related to the West Capella. This effect totaled $3.3 million, and was partly offset by a decrease of $0.3 million related to the West Vencedor. The smaller reduction in reimbursable expenses for the West Vencedor compared to the reduction in reimbursable revenue was due to a higher profit margin on the West Vencedor modification project in 2010.

Depreciation and Amortization.    Depreciation and amortization increased by $1.0 million, or 1.8%, to $57.8 million, for the year ended December 31, 2011, from $56.8 million for the same period in 2010. The increase was primarily due to a full year of depreciation of the West Vencedor compared to approximately 10 months of depreciation in 2010.

General and Administrative Expenses.    General and administrative expenses increased by $5.6 million, or 49.1%, to $17.0 million, for the year ended December 31, 2011, from $11.4 million for the same period in 2010. The increase was primarily due to:

•

the transfer of the rig management of the West Vencedor from Singapore to Dubai, the start-up costs of the Dubai office during 2011 and a full year of operations of this rig, resulting in an increase of $2.0 million;

•	the transfer of the rig management of the West Capella from Norway to Dubai and start-up costs of the Dubai office during 2011 resulting in an increase of $1.3 million;

•	the transfer of the rig management of the West Aquarius from Norway to Singapore, resulting in an increase of $0.5 million; and

•	the preparation for the commencement of operations of the West Capricorn, resulting in an increase of $1.0 million.

Interest Expense.    Interest expense decreased by $3.7 million, or 10%, to $31.9 million for the year ended December 31, 2011, compared to interest expense of $35.6 million for the same period in 2010. The change was primarily due to a decrease in allocation of interest expense on general corporate debt that resulted from increased capitalization of interest expense in Seadrill, from $59 million in 2010 to $73 million in 2011. This is a result of the increase in newbuild activity and therefore capitalization of interest in Seadrill from 2010 to 2011, from $1.2 billion in 2010 to $2.5 billion in 2011. Interest expense was also affected by the retirement of debt of $132.7 million during the year, partially offset by a full year of interest expense for debt incurred related to the West Vencedor.

Loss on Interest Rate Swaps.    Seadrill enters into interest rate swap derivatives on a group-wide basis to manage its interest rate risk exposure. Seadrill incurred losses on interest rate swaps and forward exchange contracts of $314 million in the year ended December 31, 2011. The Predecessor’s share of Seadrill’s loss on interest rate swaps for the year ended December 31, 2011 was $52.1 million, compared to a loss of $22.5 million for the same period in 2010. The losses were due to relatively low interest rates throughout 2010 and 2011, compared to prevailing rates at the time of entering into the swap contracts. Part of the loss related to these swaps has been allocated to the Predecessor based on the Predecessor’s portion of Seadrill’s floating rate debt.

Foreign Exchange Loss.    Foreign exchange loss of $0.5 million in 2011 related to a portion of the West Vencedor’s dayrates, which are received in Euros.

Income Taxes.    Income taxes decreased from $35.0 million in 2010 to $27.6 million in 2011, a decrease of $7.4 million, or 21%. The decrease was primarily due to:

•	a decrease in tax expense in Cyprus of $6.5 million from 2010 to 2011 due to the exit of the West Aquarius out of Cyprus, which was effective as of July 2010;

•	a decrease in tax expense from the operations of the West Aquarius of $1.4 million due to a reduction in revenues resulting from lower utilization in 2011; and

•	a decrease in tax expense in Nigeria of $0.8 million from 2010 to 2011 related to the operations of the West Capella; and

partially offset by

•

an increase in tax expense in Angola of $1.1 million from 2010 to 2011, primarily due to the recognition of a deferred tax asset of $1.4 million in 2010 attributable to tax paid on the lump sum mobilization fee received upon commencement of contract, and the impact of a full year of operations in 2011 of the West Vencedor.

Liquidity and Capital Resources

Liquidity and Cash Needs

We operate in a capital-intensive industry, and our primary liquidity needs are to finance the purchase of additional drilling rigs and other capital expenditures, service our significant debt, fund investments (including the equity portion of investments in drilling rigs), fund working capital, maintain cash reserves against fluctuations in operating cash flows and pay distributions. We expect to fund our short-term liquidity needs through a combination of borrowings from, and leasing arrangements with, commercial banks, cash generated from operations and debt and equity financings.

As of June 30, 2012, our cash and cash equivalents were $2.9 million, compared to $15.4 million as of December 31, 2011. In connection with the closing of this offering, OPCO will enter into a five-year $300 million revolving credit facility with Seadrill as the lender, which we refer to as the sponsor credit facility. We believe our current resources, including the potential borrowings under the sponsor credit facility, are sufficient to meet our working capital requirements for our current business for at least the next twelve months. Generally, our long-term sources of funds will be cash from operations, long-term bank borrowings and other debt and equity financings. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures.

Our funding and treasury activities are intended to maintain appropriate liquidity. Cash and cash equivalents are held primarily in U.S. Dollars with some balances held in Euros and Nigerian Naira. Seadrill has not entered into any foreign currency derivatives related to the Euro or Naira in the periods presented, and, therefore, the Predecessor’s Combined Consolidated Carve-out Financial Statements do not include any unrealized gains or losses on foreign currency derivatives. Because we incur certain operating costs related to the West Capella in Nigerian Naira, we have been able to offset a significant portion of our foreign currency exposure with respect to revenues earned in Nigerian Naira.

As our fleet matures and expands, our long-term maintenance expenses will likely increase. We are not aware of any regulatory changes or environmental liabilities that would have a material impact on our current or future operations.

As of June 30, 2012 and December 31, 2011, our current liabilities exceeded current assets by $137.3 million and $157.3 million, respectively. This is due to the historic financial positions of the Predecessor, historic interaction between the Predecessor and the Seadrill Limited group, and that amounts due to and due from the Predecessor to other Seadrill entities are recognized within owner’s equity in the Predecessor’s Combined Consolidated Carve-out Financial Statements. Because Seadrill uses a centralized cash management system, whereby cash held at a subsidiary level is swept on a daily basis into a centralized treasury function at Seadrill, intercompany payables and receivables outstanding for the periods presented have been deemed to have been treated as equity by the Predecessor.

The Predecessor’s participation in the Seadrill Limited group centralized cash management system will be discontinued at the completion of this offering as part of the formation transactions. The Predecessor had operating cash flow of $98.1 million and $108.9 million in the six months ended June 30, 2012 and 2011, respectively, and $293.6 million and $244.7 million in the year ended December 31, 2011 and 2010, respectively.

Estimated Maintenance and Replacement Capital Expenditures

OPCO’s operating agreements require it to distribute its available cash each quarter. In determining the amount of cash available for distribution, our board of directors determines the amount of cash reserves to set aside, including reserves for future maintenance capital expenditures, working capital and other matters. Because of the substantial capital expenditures OPCO is required to make to maintain its fleet, OPCO’s initial annual estimated maintenance and replacement capital expenditures will be $76.7 million per year, which is comprised of $29.5 million for long term maintenance and society classification surveys and $47.2 million, including financing costs, for replacing our rigs at the end of their useful lives.

The estimate of $47.2 million per year for future rig replacement is based on assumptions regarding the remaining useful life of OPCO’s rigs, a net investment rate applied on reserves, replacement values of OPCO’s rigs based on current market conditions, and the residual value of the rigs. The actual cost of replacing the rigs in OPCO’s fleet will depend on a number of factors, including prevailing market conditions, drilling contract operating dayrates and the availability and cost of financing at the time of replacement. Our operating agreement requires our board of directors to deduct from our operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as society classification surveys and rig replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business—OPCO must make substantial capital and operating expenditures to maintain and replace the operating capacity of its fleet, which will reduce our cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

Cash Flows

The following table summarizes our net cash flows from operating, investing and financing activities and our cash and cash equivalents for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	($ in millions)
Net cash provided by operating activities	$98.1	$108.9	$293.6	$244.7
Net cash used in investing activities	(57.2)	(18.6)	(392.3)	(140.6)
Net cash provided by (used in) financing activities	(53.4)	(91.7)	108.9	(114.8)
Net increase/(decrease) in cash and cash equivalents	(12.5)	(1.4)	10.2	(10.7)
Cash and cash equivalents at beginning of period	15.4	5.2	5.2	15.9
Cash and cash equivalents at end of period	2.9	3.8	15.4	5.2

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $98.1 million and $108.9 million for the six months ended June 30, 2012 and 2011, respectively. The decrease of $10.8 million, or 9.9%, in 2012 is principally related to $25.7 million due to the timing of the realization of receivables from customers and partially offset by the receipt of a $15.0 million legal settlement in the six months ended June 30, 2012.

Net cash provided by operating activities was $293.6 million and $244.7 million for the years ended December 31, 2011 and 2010, respectively. The increase of $48.9 million, or 20%, in 2011 is principally related to a reduction in accounts receivable of $38.8 million primarily related to improved collections on the West Capella and reduced outstanding receivables for the West Aquarius as a result of lower economic utilization at the end of 2011, and an increase in other current liabilities of $17.2 million primarily due to operation preparation costs incurred, but not paid at the end of 2011 for the newbuild West Capricorn, and a full year of operations for the West Vencedor in 2011 generating $10.0 million in incremental profit, partially offset by the receipt $14.4 million of mobilization revenue in 2010 compared to no mobilization revenue in 2011.

Net Cash Used in Investing Activities

Net cash used in investing activities was $57.2 million in the six months ended June 30, 2012 and $18.6 million in the six months ended June 30, 2011. Net cash used in investing activities for the six months ended June 30, 2012 was related to the preparation and mobilization of the West Capricorn to commence operations. Net cash used in investing activities for the six months ended June 30, 2011 was related to the construction of the West Capricorn.

Net cash used in investing activities of $392.3 million in 2011 and $140.6 million in 2010 was, in each case, mainly due to the additional costs of construction of the West Capricorn.

Net Cash Provided by (Used in) Financing Activities

Long-term debt presented in the Predecessor’s Combined Consolidated Carve-out Financial Statements has been allocated from Seadrill, whose treasury activities are managed by the Predecessor’s ultimate parent, Seadrill Limited, with the purpose of maximizing returns while maintaining appropriate liquidity for the group’s requirements. As a result of this and the principles applied to allocate debt, the movements in debt may not be indicative of actual debt movements if the Predecessor had been operating as a standalone entity.

Net cash used in financing activities during the six months ended June 30, 2012 of $53.4 million relates to principal repayments of $90.4 million under the rig financing agreements and receiving owner’s funding of $37.0 million. Net cash used in financing activities during the six months ended June 30, 2011 of $91.7 million relates to principal repayments of $33.9 million under the West Capella, the West Aquarius and the West Vencedor credit facilities, a $92.8 million increase in the revolving facility related to the West Capella and the West Aquarius and a repayment of owner’s funding of $150.6 million.

Net cash provided by financing activities during the year ended December 31, 2011 of $108.9 million relates to the following: (i) new borrowings of $550.0 million under a secured credit facility to fund the delivery of the West Capricorn; plus (ii) a $100.0 million increase in the revolving facility related to the West Capella and the West Aquarius; less (iii) principal repayments of $96.8 million related to the West Capella, the West Aquarius and the West Vencedor credit facilities; less (iv) debt arrangement fees paid of $8.8 million related to the West Capricorn credit facility; less (v) repayment of owner’s funding of $435.5 million.

Net cash used in financing activities during the year ended December 31, 2010 of $114.8 million relates to the following: (i) new borrowings of $149.8 million under a secured term loan to fund the delivery of the West Vencedor; plus (ii) a $278.0 million increase in the revolving facility related to the West Capella and the West Aquarius; less (iii) principal repayments of $57.6 million related to the West Capella, the West Aquarius and the West Vencedor credit facilities; less (iv) debt arrangement fees paid of $1.7 million related to the West Vencedor credit facility; less (v) repayment of owner’s funding of $483.3 million.

Net Increase/(Decrease) in Cash and Cash Equivalents

As a result of the foregoing, cash and cash equivalents decreased in the six months ended June 30, 2012 by $12.5 million and decreased in the six months ended June 30, 2011 by $1.4 million, respectively.

As a result of the foregoing, cash and cash equivalents increased in 2011 by $10.2 million and decreased in 2010 by $10.7 million, respectively.

Borrowing Activities

Rig Financing Agreements

In connection with the acquisition of OPCO’s fleet, Seadrill financed such acquisitions with borrowings under credit agreements.

In December 2011, Seadrill entered into a $550 million senior secured term loan and revolving credit facility, in part to fund the delivery of the West Capricorn. We refer to this secured term loan and revolving credit facility as the West Capricorn Facility. The West Capricorn was pledged to secure Seadrill’s obligations under the West Capricorn Facility. The West Capricorn Facility revolving facility will mature in February 2017 and the commercial term loan will mature in February 2022. In connection with this offering, Seadrill is amending and restating the West Capricorn Facility to allow for the transfer of the West Capricorn to OPCO and to provide for the OPCO subsidiary that will own the West Capricorn to guarantee the obligations under the West Capricorn Facility.

In June 2010, Seadrill entered into a $1.2 billion senior secured term loan in part to fund the delivery of the West Vencedor. We refer to this secured term loan as the West Vencedor Facility. The West Vencedor was pledged to secure Seadrill’s obligations under the West Vencedor Facility. The West Vencedor Facility will mature in July 2015. In connection with this offering, Seadrill is amending and restating the West Vencedor Facility to allow for the transfer of the West Vencedor to OPCO. On June 11, 2013, unless new applicable margins have been agreed between Seadrill and the lenders all unused commitments will be terminated and all outstanding amounts under the West Vencedor will become due and payable.

In June 2009, Seadrill entered into a $1.5 billion senior secured credit facility in part to fund the acquisition of the West Capella and the West Aquarius. We refer to this secured credit facility as the West Capella & West Aquarius Facility. The West Capella and the West Aquarius were pledged to secure Seadrill’s obligations under the West Capella & West Aquarius Facility. The West Capella & West Aquarius Facility will mature in June 2014. In connection with this offering, Seadrill is amending and restating the West Capella & West Aquarius Facility to allow for the transfer of the West Capella and the West Aquarius to OPCO.

We refer to the West Capricorn Facility, the West Vencedor Facility and the West Capella & West Aquarius Facility collectively as the Rig Facilities. In September 2012, each of OPCO’s subsidiaries that owns the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, or the rig owning subsidiaries, entered into intercompany loan agreements with Seadrill in the amount of approximately $522.5 million, $115.2 million, $304.6 million and $295.3 million corresponding to the aggregate principal amount outstanding under the Rig Facilities allocable to the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, respectively. Upon the effective date of each of the amended and restated Rig Facilities, each rig owning subsidiary will make payments of principal and interest directly to the lenders under each Rig Facility, at Seadrill’s direction and on its behalf, corresponding to payments of principal and interest due under such Rig Facility that are allocable to the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, as applicable.

Interest Rates, Fees and Payments.    The Rig Facilities bear interest at LIBOR plus an applicable margin (as defined in the applicable Rig Facility) and mandatory costs (if any), both of which accrue and are payable every three months. In addition, a commitment fee of 40% of the applicable margin is payable quarterly in arrears and on the final maturity date or termination date for each of the Rig Facilities.

Each of the Rig Facilities amortizes the outstanding borrowed amounts over the term of such facility. At maturity, each of the Rig Facilities will terminate and all outstanding amounts thereunder will be due and payable, including balloon payments of $275.0 million for the West Capricorn Facility in February 2017, $71.5 million for the West Vencedor Facility in July 2015 and $409.0 million for the West Capella & West Aquarius Facility in June 2014.

Restrictive Covenants.    The Rig Facilities contain various customary covenants that may limit, among other things, the ability of the borrower to:

•	sell the applicable drilling rig;

•	incur additional indebtedness or guarantee other indebtedness;

•	make investments or acquisitions;

•	pay dividends or make any other distributions if an event of default occurs; or

•	enter into inter-company charter arrangements for the drilling rigs not contemplated by the applicable Rig Facility.

The Rig Facilities also contain financial covenants requiring the borrower to:

•	maintain a minimum liquidity of $75 million;

•	ensure that the consolidated ratio of interest-bearing debt (less cash and cash equivalents but excluding $75 million) to EBITDA for Seadrill and its subsidiaries does not exceed 4.5 to 1.0;

•	ensure that the consolidated ratio of EBITDA to interest expenses for Seadrill and its subsidiaries be a minimum of 2.5 to 1.0;

•	ensure that the consolidated ratio of current assets to current liabilities for Seadrill and its subsidiaries be a minimum of 1.0 to 1.0; and

•	ensure that the consolidated ratio of equity to total assets for Seadrill and its subsidiaries be a minimum of 30%.

The Rig Facilities also identify various events that may trigger mandatory reduction, prepayment, and cancellation of the facility including, among others, the following:

•	total loss or sale of a drilling rig securing a Rig Facility;

•

cancellation or termination of any existing charter contract or satisfactory drilling contract (in the case of the West Capricorn Facility if a new contract is not entered into within 12 months after the cancellation or termination of such contract); and

•	a change of control.

Seadrill was in compliance with the covenants under the Rig Facilities as of June 30, 2012 and December 31, 2011. We and Seadrill also intend to amend these restrictive covenants in connection with any assignment or amendment of the Rig Facilities.

Events of Default.    The Rig Facilities contain customary events of default, such as failure to repay principal and interest, and other events of defaults, such as:

•	failure to comply with the financial or insurance covenants;

•	cross-default to other indebtedness held by both Seadrill and its subsidiaries and by us;

•	failure by Seadrill to remain listed on a stock exchange;

•	the occurrence of a material adverse change;

•	revocation, termination, or modification of any authorization, license, consent, permission, or approval as necessary to conduct operations as contemplated by the applicable Rig Facility; and

•

the destruction, abandonment, seizure, appropriation or forfeiture of property of the guarantors or Seadrill and its subsidiaries, or the limitation by seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority, of the authority or ability of Seadrill or any subsidiary thereof to conduct its business, which has or reasonably may be expected to have a material adverse effect.

If an event of default exists under any of the Rig Facilities, the lenders have the ability to accelerate the maturity of the applicable Rig Facility and exercise other rights and remedies. In addition, if Seadrill were to default under one of its other financing agreements, it could cause an event of default under each of the Rig Facilities. See “Risk Factors—Risks Inherent in Our Business—Seadrill’s failure to comply with covenants and other provisions in its existing or future financing agreements could result in cross-defaults under OPCO’s existing financing agreements, which would have a material adverse effect on us.”

Sponsor Credit Facility

In connection with the closing of this offering, OPCO will enter into a $300 million revolving credit facility, with Seadrill as the lender. Under this sponsor credit facility, Seadrill Operating LP will have a borrowing limit of $250 million and Seadrill Capricorn Holdings LLC will have a borrowing limit of $150 million; provided that the total borrowings outstanding at any time may not exceed $300 million. The sponsor credit facility will mature in October, 2017 and bear interest at a rate of LIBOR plus 5% per annum, with an annual 2% commitment fee on the undrawn balance.

The sponsor credit facility will contain covenants that require us to, among other things:

•	notify Seadrill of the occurrence of any default or event of default; and

•

provide Seadrill with information in respect of our business and financial status as Seadrill may reasonably require, including, but not limited to, copies of our unaudited quarterly financial statements and our audited annual financial statements.

Events of default under the sponsor credit facility include, among others, the following:

•	failure to pay any sum payable under the sponsor credit facility when due;

•	breach of certain covenants and obligations of the sponsor credit facility;

•	a material inaccuracy of any representation or warranty;

•	default under other indebtedness in excess of $25.0 million;

•	bankruptcy or insolvency events; and

•

commencement of proceedings seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of OPCO’s assets that results in an entry of an order for any such relief that is not vacated, discharged, stayed or bonded pending appeal within 60 days of the entry thereof.

Derivative Instruments and Hedging Activities

We intend to use financial instruments to reduce the risk associated with fluctuations in interest rates and foreign currency exchange rates. Currently, there are no derivatives directly associated with the loans described above.

We receive part of our revenue in Nigerian Naira and Euro. Because we incur operating costs related to the West Capella in Nigerian Naira, we are able to offset a portion of our foreign currency exposure with respect to revenues earned in Nigerian Naira. Depending on the level of our currency exposure, we may in the future enter into derivative instruments to manage currency risk.

Contractual Obligations

The following table summarizes our long-term contractual obligations as of December 31, 2011:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	($ in millions)
Long-term debt obligations	$1,330.5	$180.9	$819.6	$330.0	$—
Interest expense commitments on long-term debt obligations(1)	169.8	53.6	102.6	13.6	—
Operating lease obligations	0.6	0.2	0.4	—	—
Remaining yard installment(2)	3.0	3.0	—	—	—

Total	$1,503.9	$237.7	$922.6	$343.6	$—

(1)	Our interest commitment on our long-term debt is calculated based on an assumed average U.S. Dollar LIBOR of 1.85% and taking into account the various applicable margin rates associated with each facility.
(2)	Remaining yard installment refers to amounts outstanding on the West Capricorn at the end of 2011.

Off-Balance Sheet Arrangements

Currently, we do not have any off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the Predecessor’s Combined Consolidated Carve-out Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that we believe to be reasonable. Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make subjective or complex assumptions or estimates about matters that are uncertain. Basis of preparation and significant accounting policies are discussed in Note 1 (Overview and Basis of Presentation), and Note 2 (Significant Accounting Policies), of the Predecessor’s notes to our Combined Consolidated Carve-out Financial Statements appearing elsewhere in this prospectus. We believe that the following are the critical accounting estimates used in the preparation of the Predecessor’s Combined Consolidated Carve-out Financial Statements. In addition, there are other items within the Predecessor’s Combined Consolidated Carve-out Financial Statements that require estimation.

Drilling Rigs

Rigs, vessels and equipment are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of our floaters, jack-up rigs and tender rigs, when new, is 30 years.

Significant investments are capitalized and depreciated in accordance with the nature of the investment. Significant investments that are deemed to increase an asset’s value for its remaining useful life are capitalized and depreciated over the remaining life of the asset.

We determine the carrying value of these assets based on policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and residual values. The assumptions and judgments we use in determining the estimated useful lives of our drilling rigs reflect both historical experience and expectations regarding future operations, utilization and performance. The use of different estimates, assumptions and judgments in establishing estimated useful lives could result in materially different net book values of our drilling rigs and results of operations.

The useful lives of rigs and related equipment are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We re-evaluate the remaining useful lives of our drilling rigs as and when certain events occur which directly impact our assessment of their remaining useful lives and include changes in operating condition, functional capability and market and economic factors.

The carrying values of our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate. We assess recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. In general, impairment analyses are based on expected costs, utilization and dayrates for the estimated remaining useful lives of the asset or group of assets being assessed. An impairment loss is recorded in the period in which it is determined that the aggregate carrying amount is not recoverable. Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future utilization levels, dayrates and costs. The use of different estimates and assumptions could result in significantly different carrying values of our assets and could materially affect our results of operations.

Rig Specific Debt

The Predecessor’s debts relating to the West Capella, the West Aquarius and the West Vencedor drilling rigs are held by Seadrill in connection with loan facilities which also cover non-Predecessor drilling rigs. Accordingly, the Predecessor’s share of these loan facilities, interest expense, deferred financing fees and related repayments and drawdowns for all periods presented have been carved-out based on the relative fair value of the Predecessor’s drilling rigs at December 31, 2011, which is based on external fair value assessments. The application of such relative fair values techniques requires the making of assumptions through the use of judgment. Had, for example, dates other than December 31, 2011 been chosen for the fair value assessments, or different valuation specialists selected to undertake the valuations, the allocation of the predecessor’s debt could have been different.

Derivative Instruments

Seadrill uses derivative financial instruments to reduce interest rate risks. The Predecessor’s Combined Consolidated Carve-out Statements of Operations includes an allocation of Seadrill’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt. It is also necessary to use judgment in estimating the value of the interest rate swap derivatives forming the basis of the mark-to-market adjustment. If different assumptions had been made, the amounts allocated to the statement of operations would have been different.

We do not use hedge accounting for these instruments.

Income Taxes

Income taxes, as presented, are calculated on an “as if” separate tax return basis. Seadrill’s global tax model has been developed based on its entire business. Accordingly, the tax results are not necessarily reflective of the results that we would have generated on a stand-alone basis. Income tax expense is based on reported income or loss before income taxes.

As tax law is based on interpretations and applications of the law, which are only ultimately decided by the courts of the particular jurisdictions, significant judgment is involved in determining our provision for income taxes in the ordinary course of our business. We recognize tax liabilities based on our assessment of whether our tax positions are more likely than not sustainable, based on the technical merits of each position and having regard to the relevant taxing authority’s widely understood administrative practices and precedence.

Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. The impact of tax law changes is recognized in periods when the change is enacted.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards).” In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement.” There are, however, some amendments that change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption is not expected to have a material impact on our disclosures or the Predecessor’s Combined Consolidated Carve-out Financial Statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on our disclosures or the Predecessor’s Combined Consolidated Carve-out Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including interest rate, foreign currency exchange and concentration of credit risks. We may enter into a variety of derivative instruments and contracts to maintain the desired level of exposure arising from these risks.

Interest Rate Risks

We do not have any financial instruments that are measured at fair value on a recurring basis. Currently, there are no derivatives directly associated with the Rig Facilities.

A significant portion of our debt obligations and surplus funds placed with financial institutions are subject to movements in interest rates. It is our policy to obtain the most favorable interest rates available without increasing our foreign currency exposure.

As of June 30, 2012 and December 31, 2011, our net exposure to floating interest rate fluctuations on our outstanding debt was approximately $1,240.1 million and $1,330.5 million, respectively, compared with approximately $836.2 million and $777.3 million as of June 30, 2011 and December 31, 2010, respectively, based on our total interest bearing debt. A 1% change in short-term interest rates would thus increase or decrease our interest expense by approximately $12.4 million and $13.3 million on an annual basis as of June 30, 2012 and December 31, 2011, as compared to approximately $8.4 million and $7.8 million as of June 30, 2011 and December 31, 2010.

Foreign Currency Fluctuation Risks

OPCO and the majority of its subsidiaries use the U.S. Dollar as their functional currency because the majority of their revenues and expenses are denominated in U.S. Dollars. Accordingly, our reporting currency is also U.S. dollars. We do, however, earn revenue and incur expenses in other currencies and there is a risk that currency fluctuations could have an adverse effect on the value of our cash flows.

We are exposed to some extent in respect of the West Vencedor, which receives approximately 27% of its dayrate in Euros. In addition, we receive 10% of the West Capella’s revenues in Nigerian Naira. There is a natural hedge of exposure to Nigerian Naira as a portion of our operating costs are denominated in Nigerian Naira. A 10% appreciation in the exchange rate of Euros against the U.S. Dollar will increase OPCO’s revenue by $2.0 million.

Our foreign currency risk arises from:

•	the measurement of monetary assets and liabilities denominated in foreign currencies converted to US dollars, with the resulting gain or loss recorded as “Foreign exchange gain/(loss);”

•	the impact of fluctuations in exchange rates on the reported amounts of our revenues and expenses which are denominated in foreign currencies; and

•

foreign subsidiaries whose accounts are not maintained in U.S. Dollars, which when converted into US dollars can result in exchange adjustments, which are recorded as a component in shareholders’ equity.

We do not use foreign currency forward contracts.

Retained Risk

Physical Damage Insurance.    Seadrill purchases hull and machinery insurance to cover for physical damage to its drilling rigs and charges us for the cost related to OPCO’s initial fleet.

We retain the risk for the deductibles relating to physical damage insurance on OPCO’s initial fleet. The deductible is currently a maximum of $5 million per occurrence.

Loss of Hire Insurance.    Seadrill purchases insurance to cover for loss of revenue in the event of extensive downtime caused by physical damage to its drilling rigs, where such damage is covered under the Seadrill’s physical damage insurance, and charges us for the cost related to OPCO’s initial fleet.

The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, insurance policies according to which the Predecessor is compensated for loss of revenue are limited to between 210 and 290 days. The Predecessor retains the risk related to loss of hire during the initial 60 day period, as well as any loss of hire exceeding the number of days permitted under insurance policy.

Protection and Indemnity Insurance.    Seadrill purchases protection and indemnity insurance and excess liability insurance for personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs to cover claims of up to $250 million per event and in the aggregate for the West Vencedor and up to $500 million per event and in the aggregate for each of the West Aquarius, the West Capricorn and the West Capella.

The Predecessor retains the risk for the deductible of up to $0.5 million per occurrence relating to protection and indemnity insurance.

Concentration of Credit Risk

The market for OPCO’s services is the offshore oil and gas industry, and the customers consist primarily of major oil and gas companies, independent oil and gas producers and government-owned oil companies. Ongoing credit evaluations of our customers are performed and generally do not require collateral in our business agreements. Reserves for potential credit losses are maintained when necessary.

INDUSTRY

Overview

The offshore drilling industry provides drilling, workover and well construction services to oil and natural gas exploration and production (“E&P”) companies using jack-up rigs, tender rigs, semi-submersible rigs, drillships and other drilling rigs. Although terminology can differ across the industry, the depths at which offshore rigs operate can be generally divided into four categories: ultra-deepwater, deepwater, midwater and shallow water. We generally consider ultra-deepwater to be depths of between 7,500 feet and 12,000 feet. We consider deepwater to cover depths between 3,000 and 7,500 feet, midwater to cover depths between 500 and 3,000 feet and shallow water to cover depths less than 500 feet.

E&P companies generally contract with drilling companies through agreements that set forth the contractual rate to be received each day, which is referred to as the dayrate. These rates generally cover chartering and operational services associated with the drilling rig and vary based on the type of rig contracted, the geographic location of the well, the duration of the work, the amount and type of service provided, market conditions and other variables. Contracts are entered into through various procedures including private and public tenders, market inquiries and requests for proposals. A dayrate drilling contract generally covers either the drilling of a single well or group of wells or has a stated term. Contracts may also grant the customer renewal options at either a fixed dayrate or at a rate to be determined based on market conditions at the time of exercise of the renewal option.

The dayrates that E&P companies are willing to pay also depend on the supply of and demand for offshore rigs as well as the outlook for investment in the exploration and development of oil and natural gas reservoirs, which in turn is affected by forecasts of oil and natural gas prices, the availability of acreage for exploration and the cash flow of E&P companies. These related matters are, in turn, affected by various political and economic factors, such as global production levels, government policies, political stability in oil producing countries, particularly in OPEC nations, and prices of alternative energy sources, among others.

Prior to 2008, the strong global economy, coupled with an increase in oil demand, led to growth in the offshore drilling industry. In 2008 and 2009, the world financial crisis and the consequent drop in oil demand decreased the industry’s prospects. However, since 2010, the overall rise in oil prices and the growth in oil consumption by developing nations, along with better financing conditions for new investments, have led to increased demand for offshore drilling services. Moreover, this growth in demand has been further strengthened by the trend towards the exploration of more complex reservoirs and deep and remote areas.

Types of Offshore Rigs

Offshore drilling rigs are generally divided into four main categories of rigs:

Jack-Up Rig.    Jack-up rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor. A jack-up rig is either towed to the drill site with its hull riding in the sea as a vessel, or transported on the back of a heavy lift vessel, with its legs raised. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated until it is above the surface of the water. After completion of the drilling operations, the hull is lowered, the legs are raised and the rig can be relocated to another drill site. Jack-ups may be suitable for water depths up to 500 feet and operate with crews of 40 to 60 people. The jack-up rig hull will hold the jacking system, drilling equipment, crew quarters, helicopter deck and storage for drilling supplies.

Tender Rig.    Tender rigs are either barge-based or have semi-submersible hulls, which are referred to as semi-tenders. Tender barges and semi-tenders are equipped with similar equipment but the semi-tender’s semi-submersible hull structure allows the unit to operate in rougher weather conditions. Tender rigs conduct production drilling from fixed or floating platforms and allow for drilling operations to be performed from platforms without the need for permanently installed drilling packages. During drilling operations, the tender rig is moored next to the platform. The modularized drilling package, which is stored on the deck during transit, is lifted prior to commencement of operations onto the platform by the rig’s integral crane. Tender rigs may be suitable for water depths up to 6,500 feet and operate with crews of 40 to 60 people.

Semi-Submersible Rig.    Semi-submersible rigs consist of an upper working and living quarters deck resting on vertical columns connected to lower hull pontoons. These rigs operate in a “semi-submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface. This provides a stable platform for drilling, due in part to the rig’s “wave transparency” at the water line. Semi-submersibles may be either self-propelled or may require tugboats in order to move between locations. Moored semi-submersible rigs are positioned over the wellhead location with anchors, while the dynamically positioned semi-submersible rigs are positioned over the wellhead location by a computer-controlled thruster-system. Some semi-submersible rigs have both mooring and dynamic positions capability. Semi-submersible rigs may be suitable for water depths up to 12,000 feet and generally operate with crews of 65 to 100 people. Drilling rigs are typically classified by generation based on the date built and the technology included. The industry generally considers 6th generation semi-submersible drilling rigs to be those built with ultra-deepwater capabilities after 2005. In addition, semi-submersible drilling rigs contain dynamic positioning systems. DP3 systems increase the number of redundant (independent) computer systems over the prior generation of dynamic positioning systems and allows the DP3 system to operate in the case of the loss of a vessel compartment due to flood or fire.

Drillship.    Drillships are self-propelled ships equipped for drilling in midwater, deepwater and ultra-deepwater. A drillship is equipped with a drilling platform and derrick in the middle of its deck, and drilling operations are conducted through openings in the hull called “moon pools.” During drilling, drillships are positioned over the well through a computer-controlled thruster system similar to that used on semi-submersible rigs. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Drillships may be suitable for water depths up to 12,000 feet. Drillships generally operate with crews of 65 to 100 people.

Outlook

According to ODS-Petrodata, the global offshore marketed rig supply has increased approximately 15% from a recession-driven low of 615 rigs in September 2009 to 705 rigs in September 2012. Of the total current global offshore marketed rig supply, 28% are semi-submersible rigs, which are used in medium to deepwater locations, and 12% are drillships, which tend to be used in deepwater locations. In particular, the marketed rig supply of semi-submersible rigs and drillships has increased from 219 rigs in September 2009 to 279 rigs in September 2012. Upstream oil and gas companies are making significant investments in international offshore oil and natural gas developments where there are large undeveloped resources, such as in Southeast Asia, Brazil, deepwater Gulf of Mexico, West Africa and the Middle East. For example, there has been a significant rise in drilling and development activity offshore Brazil as a result of the recent discoveries of major oil and natural gas resources in deepwater pre-salt areas. In many of these markets, development of these new oil and natural gas discoveries will require significant investment in production infrastructure.

Source - Baker Hughes, Inc. and Spears & Associates Drilling and Production Outlook,

March 2012.

Tender Rigs.    According to ODS-Petrodata, as of October 4, 2012, there are 33 tender rigs globally, with an additional 12 rigs under construction. We believe that the long-term outlook for tender rigs remains favorable due to their operational versatility and lower construction costs as compared to jack-up rigs. In addition, in recent years, a combination of tender rigs and floating platforms, such as mini tension-leg platforms and spar platforms, has been used in the development of deepwater oilfields, thereby increasing the market for tender rigs. Interest in tender rigs has also increased beyond the traditional West Africa and Southeast Asia markets, which as of September 30, 2012, employ 13% and 62% of tender rigs, respectively, with future opportunities expected in South America, Australia, Mexico and West Africa.

Drillships and Semi-Submersibles.    According to ODS-Petrodata, as of September 30, 2012, the world-wide fleet of semi-submersible rigs and drillships currently totals 298 rigs, including 84 drillships and 214 semi-submersible rigs with an additional 95 rigs under construction, including 20 semi-submersible rigs and 75 drillships. Of the total world-wide fleet of drillships and semi-submersible rigs, 154 rigs were built before 1998 and typically do not have dynamic positioning systems. These rigs are mainly moored rigs and have an average age of approximately 32 years. For the existing 144 rigs built after 1998, the majority have been outfitted with thrusters allowing for dynamic positioning. Out of these 144 existing rigs, 135 are capable of operations in deepwater, and 118 of the 135 are capable of operations in ultra-deepwater.

We believe that factors such as the expected growth in oil consumption from developing nations, limited or negative growth in oil reserves, and depletion of mature oil fields both onshore and in shallow water are continuing to provide incentives for the exploration and development of deepwater fields.

Dayrates

Dayrates depend on multiple factors, including the country and region of operation, water depth, rig capabilities, technical specifications, contract length, overall contract terms and the utilization rate of the fleet or fleet category (the number of rigs under contract as a percentage of the total available fleet or fleet category). According to ODS-Petrodata, between 2006 and 2012, dayrates for drillships and semi-submersibles increased by more than 300% due to the high demand for these rigs, combined with the high utilization rate of the existing fleet. The graph below shows dayrates for drillships, semi-submersibles and tenders.

Source: ODS-Petrodata.

In addition to increased demand for rigs, E&P companies have also required higher operational capacities and technical specification for the rigs in order to drill increasingly complex wells and in increasing water depths. In order to meet growing demand and requirements for higher specification rigs, a significant number of new rigs have been built since 2005, thereby increasing the number of dynamically positioned drillships and semi-submersible rigs with ultra-deepwater capabilities from 28 to 113. With these significant investments, dayrates increased from approximately $290,000 in May 2005, when the first new rigs were ordered, to more than $600,000 in September 2008. However, with the financial downturn in the latter part of 2008 and subsequent drop in oil prices, compounded by the impact of the Deepwater Horizon incident, the order flow for new deepwater vessels was effectively halted and new spending and investments in deeper water reserves were limited, resulting in dayrates decreasing to the low $400,000s in 2010. Since then, higher oil prices and an improved global economic outlook have spurred higher activity levels from E&P companies and increased the demand for ultra-deepwater rigs, resulting in renewed interest for construction of additional ultra-deepwater rigs and increased dayrates. According to ODS-Petrodata, as of September 2012, the levels for dayrates for ultra-deepwater rigs are in the range of $268,000 to $672,000.

Drillships and Semi-Submersibles.    ODS-Petrodata projections and historical data for both drillship and semi-submersible rig demand (shown below by region) show that demand for deepwater rigs has risen significantly since 2008, which has contributed to the recent increase in dayrates.

Source: ODS-Petrodata, September 30, 2012.

The demand for drillships, semi-submersibles and tender rigs is also reflected in their high utilization rate, or the percentage of rigs under contract, which has also contributed to the recent increase in dayrates. The following graph illustrates the different utilization rates worldwide for drillships and semi-submersible rigs as of September 2012. In fast growing regions, such as South America and Australia/New Zealand, 100% of the available rigs are contracted. As this trend is expected to continue, some regions are susceptible to equipment and rig shortage in the short and medium term. Shortages tend to result in higher dayrates until demand is alleviated with additional supply.

Source: ODS-Petrodata.

As a result of the potential increase in demand and shortage of deepwater rigs in the near future, E&P companies are entering into long-term contracts with drilling companies. Out of the 130 deepwater rigs in operation owned by the five largest companies in the sector, 67 vessels (51%) are contracted for at least two years and 52 vessels (40%) for three years or more, with some contract terms lasting until 2022.

The pie chart below shows the time for which rigs were contracted as of January 2009 and September 2012, highlighting the trend towards E&P companies entering into long-term contracts for deepwater rigs.

Source: ODS-Petrodata.

Tender Rigs.    Although demand for deepwater rigs has increased significantly in recent years, demand for tender rigs (shown below by region) has remained relatively steady over time. Fleet renewal and a growing recognition of the benefits of the tender as a versatile and cost effective alternative to a fixed or floating platform solution have resulted in stable to positive development in both demand and dayrates for these rigs. In general, according to ODS-Petrodata, average dayrates are approximately $130,000 for tender barges and $235,000 for semi-tenders.

Source: ODS-Petrodata.

Tender rigs are used in conjunction with production platforms (i.e., for field development drilling) so contracts are generally longer term. Furthermore, in contrast to deepwater rigs, the contract length for tender rigs has remained relatively stable over time.

Source: ODS-Petrodata.

Crude Oil Fundamentals

In addition to the basic supply and demand of offshore rigs, the long-term outlook for the offshore drilling industry is driven by oil fundamentals. In particular, market expectations about the potential changes in the price of oil significantly affect the level of exploration, development and production activities in offshore areas worldwide. The outlook for oil prices is in turn impacted by the outlook for global consumption of oil and anticipated future supply, both through current production and projected increased production from the further development of existing reserves and the discovery and development of new reserves.

Oil Prices

Current oil prices are high relative to historical levels and have rebounded from their lows reached during the economic downturn of 2009. The chart below illustrates historical spot prices for West Texas Intermediate (WTI) and Brent oil through October 3, 2012 and NYMEX futures prices through 2017.

Source: Bloomberg; Historical, WTI and Brent NYMEX monthly pricing as of October 3, 2012.

Capital Expenditures

With relatively high oil prices, many E&P companies are generating cash flows that exceed their capital requirements for investment projects. Many of these companies are using a portion of their excess cash flow to increase capital expenditure budgets in an attempt to meet rising demand for oil and natural gas by increasing production and mitigating reserve declines. Based on the continued strength of oil prices as seen in current futures prices, and the trend towards deeper offshore drilling, we expect that a portion of the increased capital expenditures budget of E&P companies is likely to be used to drill new offshore wells.

Global exploration and production expenditures have increased from approximately $120 billion in 2001 to $586 billion in 2011, as reported in IHS Herold’s Financial and Operations Database. According to the 2012 IHS Upstream Spending Report approximately 30%, or $213 billion, of global spending in oil and natural gas will be directed offshore. Moreover, according to the 2012 IHS Upstream Spending Report, global offshore capital expenditures are expected to increase 39% from 2012 to a projected $297 billion in 2016. The table below illustrates the amount of capital expenditures as compared to the spot price for Brent Oil from 2001 through 2012.

Source: IHS Herold, October 3, 2012

Demand

The demand for energy resources in a given region generally closely correlates to overall economic development levels and population growth in that region. The consumption of oil and oil derived products is expected to increase worldwide, closely following anticipated population growth, keeping per capita consumption at relatively stable levels, as shown in the graph below.

Source: IEA—World Energy Outlook 2011.

According to the IEA—World Energy Outlook 2011, the demand for oil and oil derived products is expected to continue to grow steadily in the coming years, reaching approximately 99.4 million barrels per day by 2035, up from 86.7 million barrels per day in 2010. Much of the growth is expected to come from non-Organization for Economic Co-operation and Development countries, including Brazil, Russia, India and China, with almost half of the demand coming from China, mainly due to the rising use of transportation fuels. As shown in the graph below, levels of barrel per capita consumption are significantly lower in less developed regions, signaling considerable room for growth in consumption.

Sources: IEA – World Energy Outlook 2011; OECD; United Nations Department of Economic and Social Affairs

Discoveries and Production

According to the IEA – World Energy Outlook 2011, an average of 14 billion barrels of crude oil has been discovered annually over the last decade. A large percentage of these discoveries have trended towards larger discoveries in more remote places as well as smaller discoveries in mature basins, both of which have occurred as a result of higher oil prices and the application of new technologies.

Though exploration activities have increased in recent years due to higher oil prices, they still lag behind production, which continues to increase due to greater demand.

Nevertheless, the total volume of recently proven and probable reserves, together with reserves yet to be discovered and surplus volumes to be measured in existing fields, are expected to be much larger than current proven reserves. According to analysts at IHS, offshore discoveries are expected to play an important role in the future, as more than 50% of all oil discovered in the last ten years was located offshore, with deepwater and ultra-deepwater discoveries accounting for 41% of total new reserves from 2005 to 2009.

BUSINESS

Overview

We are a growth-oriented limited liability company recently formed by Seadrill Limited (NYSE: SDRL) to own, operate and acquire offshore drilling rigs. Our drilling rigs are under long-term contracts with major oil companies such as Chevron, Total, BP and ExxonMobil with an average remaining term of 4.1 years as of September 30, 2012. We intend to grow our position in the offshore drilling market by continuing to provide excellent service to these customers with our modern, technologically advanced fleet. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe Seadrill will be motivated to facilitate our growth because of its significant ownership interest in us.

Upon the completion of this offering, we will own (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We will control Seadrill Operating LP through our ownership of its general partner and Seadrill Capricorn Holdings LLC through our ownership of the majority of the voting rights. Seadrill will own the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC.

OPCO’s initial fleet will consist of:

•	A 100% interest in the following three drilling rigs:

—	the semi-submersible West Aquarius, which was delivered from the shipyard in 2009 and is currently under a drilling contract with ExxonMobil that expires in June 2015;

—	the semi-submersible West Capricorn, which was delivered from the shipyard at the end of 2011 and commenced operations under a five-year drilling contract with BP that expires in July 2017; and

—	the semi-tender West Vencedor, which was delivered from the shipyard in early 2010 and is under a drilling contract with Chevron that expires in March 2015; and

•	An approximate 56% interest in the drillship, the West Capella, which was delivered from the shipyard in 2008 and is under a drilling contract with Total that expires in April 2019.

We intend to leverage our relationship with Seadrill to make accretive acquisitions of drilling rigs from Seadrill and third parties. For example, pursuant to our omnibus agreement, we will have the following purchase rights:

•	A right of first offer to purchase additional interests in OPCO; and

•	A right to purchase any drilling rigs acquired or placed under contracts of five or more years after the closing date of this offering.

In addition, we will have the right to purchase the following two tender rigs from Seadrill, either directly or through OPCO, at any time within 24 months after their respective acceptance by their customers:

•

T-15, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-15 is expected to enter service in April 2013 with Chevron under a five-year drilling contract; and

•

T-16, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-16 is expected to enter service in June 2013 with Chevron under a five-year drilling contract.

Our Relationship with Seadrill and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies. We expect our relationship with Seadrill to give us access to Seadrill’s relationships with major international oil companies and shipbuilders. We will have access to Seadrill’s customer and supplier relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers.

Upon completion of this offering, Seadrill will own the Seadrill Member interest, all of our incentive distribution rights and an additional         % limited liability company interest in us, as well as a 70% limited partner interest in Seadrill Operating LP and a 49% limited liability company interest in Seadrill Capricorn Holdings LLC, and thus will have significant incentives to contribute to our success.

Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 43 offshore rigs (including OPCO’s drilling rigs), and had an additional 19 rigs under construction. Seadrill’s drilling rig fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011.

In addition to our direct relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding Ltd., or Hemen Holding, and other related companies are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill Limited, the Fredriksen Group includes the following companies, among others:

•	Golar LNG Limited, an owner and operator of a fleet of seven liquefied natural gas, or LNG, carriers, with 11 LNG carriers and two floating storage and regasification units, or FSRUs, on order;

•	Golar LNG Partners LP, a master limited partnership that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Archer Limited, an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•	Frontline Ltd., a crude oil tanker company which operates a fleet of 44 tankers;

•

Ship Finance International Limited, a marine leasing company, with a fleet of 62 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•

Deep Sea Supply PLC, an owner and operator of 24 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd, an owner and operator of six offshore drilling rigs and a floating production unit operating in Asia, Europe and the Northern U.K. North Sea; and

•	Golden Ocean Group Limited, a dry bulk shipping company that owns a fleet of 17 ships, and manages an additional 11 ships.

We can provide no assurance, however, that we will realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Business Strategies

Our primary business objective is to increase the quarterly cash distributions to our unitholders over time. We intend to accomplish this objective by executing the following strategies:

•

Grow Through Strategic and Accretive Acquisitions.    We intend to capitalize on opportunities to grow OPCO’s and our fleet of drilling rigs through acquisitions of offshore drilling rigs from Seadrill, either by us or by OPCO, and acquisitions of offshore drilling rigs from third parties. We will have opportunities, pursuant to the omnibus agreement, to acquire additional interests in OPCO and certain of Seadrill’s other drilling rigs with drilling contracts of five or more years. Seadrill’s intent is to contribute additional interests in OPCO to us over time in exchange for cash or our limited liability company interests. In addition, Seadrill has granted us and OPCO the right in the omnibus agreement to purchase the T-15 and the T-16 tender rigs. Finally, we believe that we will have the opportunity to take advantage of consolidation trends in the offshore drilling industry by acquiring, either independently, through OPCO or jointly with Seadrill, drilling rigs from third parties or other drilling companies. Seadrill has been active in commissioning newbuilds and acquiring drilling rigs and drilling companies since inception, and has demonstrated an ability to successfully identify, acquire and integrate offshore drilling businesses.

•

Pursue Long-term Contracts and Maintain Stable Cash Flow.    We and OPCO will seek to maintain stable cash flows by continuing to pursue long-term contracts. Our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy. We believe that customers are increasingly seeking long-term contracts. In addition, Seadrill will operate our rigs and has a proven track record of operating offshore rigs with minimal downtime. By minimizing downtime, we expect to be able to maximize our revenues and cash available for distribution and demonstrate to our customers that we are a reliable operator, which we believe will enable us to secure additional long-term contracts, achieve higher dayrates and increase our backlog.

•

Provide Excellent Customer Service and Continue to Prioritize Safety As A Key Element Of Our Operations.    We believe that Seadrill has developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, including by maintaining high safety standards and minimizing downtime. We and Seadrill maintain a culture that makes safety a high priority and we also believe that safety is a key focus area for our customers. Seadrill has made a significant investment in safety analysis and reporting technology and has established a track record of safe operations, with a current lost time injury frequency of 0.77 incidents per million man hours. We believe that maintaining outstanding operational and safety performance is vital to renewing contracts with existing customers and attracting new business.

•

Maintain a Modern and Reliable Fleet.    OPCO has one of the youngest and most technologically advanced fleets in the industry, and plans to maintain a modern and reliable fleet. We continually seek and evaluate new and proven technologies that have the potential to improve efficiency, reduce the environmental impact of drilling operations and enhance worker safety. We believe that continuing to invest in high-quality assets with proven and reliable drilling rig technology will allow us to provide our customers with safe and efficient operations and services.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Relationship with Seadrill.    We believe Seadrill will facilitate our acquisition and growth strategy, and we also expect to benefit from Seadrill’s operational expertise and relationships with suppliers and shipyards. Seadrill will be required to offer us additional drilling rigs with drilling contracts of five or more years, and, should they decide to sell, additional interests in OPCO. We also expect to collaborate with Seadrill to identify third-party acquisition opportunities. We believe Seadrill’s reputation among the leading major oil companies as a reliable and efficient operator and its technical, commercial and management expertise will enhance our ability to secure repeat and new business under long-term contracts at favorable dayrates. We also believe that Seadrill’s global relationships, as well as those of the Fredriksen Group, with suppliers and shipyards could lead to additional operational synergies, especially during times of supply and production constraints.

•

Long-term Contracts with High Quality Customers.    All of our revenues and associated cash flows are derived from OPCO’s existing multi-year contracts. As of September 30, 2012, our contracts have an average remaining term of 4.1 years, and we believe these contracts enhance the stability and predictability of our revenues. Under these agreements, we have no direct commodity price exposure and we earn revenues so long as OPCO’s drilling rig is in good working order, fully crewed and available for deployment, regardless of whether the rig is engaged in drilling or standing by at the request of the customer. Furthermore, we believe that the creditworthiness of OPCO’s customers contributes to the stability of our cash flows.

•

Modern, Technologically Advanced Fleet.    We believe that OPCO has one of the most modern, technologically advanced and efficient fleets in the offshore drilling industry. All of OPCO’s rigs were built after 2007, with an average age of approximately 2.75 years. A younger fleet provides several benefits to customers. Most importantly, OPCO’s drilling rigs enable customers to drill wells more efficiently and more reliably than older drilling rigs. In addition, OPCO’s drilling rigs generally have extended deck space and more storage capacity, which typically reduces logistics costs associated with the provision of supplies. As a result, we believe that we are positioned to become a preferred provider of offshore drilling services and to secure additional long-term contracts at attractive dayrates.

•

Financial Flexibility to Pursue Growth Opportunities.    Upon the closing of this offering, OPCO will have an undrawn $300 million credit facility with Seadrill. In addition, we expect to have access to the debt and equity markets, which will facilitate the execution of our acquisition strategy and enable us to pursue other expansion opportunities. Furthermore, we expect our status as a publicly traded company will benefit our cost of capital and make us more competitive as we pursue growth opportunities.

Fleet and Customers

The following table provides additional information about OPCO’s initial fleet:

						Current Contract
Rig Name	Year Built	Water Depth (feet)	Drilling Depth (feet)	Location	Customer	Start	Expire	Dayrate (US$)
West Aquarius	2009	10,000	35,000	In transit	ExxonMobil	July 2012	December 2012	Transit	(1)
				Canada	ExxonMobil(2)	January 2013	June 2015	$530,000
				Options	ExxonMobil	June 2015	June 2017	$530,000
West Capricorn(3)	2011	10,000	35,000	USA (Gulf of Mexico)	BP	July 2012	July 2017(4)	$487,000
				Options	BP	July 2017	July 2019(4)	$487,000
West Capella(5)	2008	10,000	35,000	Nigeria	Total	April 2009	April 2014	$544,000
				Nigeria	Total	April 2014	April 2019(6)	$580,000
West Vencedor(7)	2010	6,500	30,000	Angola	Chevron	March 2010	March 2015	$206,500

(1)	While in transit, the West Aquarius receives a reduced moving rate instead of its standard dayrate under its drilling contract.
(2)	Once the West Aquarius arrives in Canada it will operate under a sub-contract to Statoil ASA. Please read “—Drilling Contracts.” The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(3)	Excludes estimated amortized rig rate charge payable by the customer of approximately $29,000 per day relating to lump sum mobilization fee, contract revenues and reimbursables prior to the commencement of contract, and a $5,000 per day catering and accommodation rate.

(4)	Customer has an option to extend the expiration date of the contract for up to two years from July 2017 to July 2019.
(5)	OPCO will own an approximate 56% interest in the entity that owns and operates the West Capella. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.
(6)	Total has committed to a five year extension with respect to the West Capella beginning in April 2014. Total has the option to reduce the term of the extension to three years in exchange for an increase in the dayrate to $627,500 or to four years in exchange for an increase in the dayrate to $615,000. Total must exercise any option to reduce the extension period prior to July 31, 2013.
(7)	This drilling contract is denominated in U.S. Dollars, but approximately 27% of the dayrate is received in Euros. This table assumes an exchange rate of one Euro to 1.27 U.S. Dollars. The dayrate excludes any annual contract revenue adjustment, which is based on U.S. indices derived from the U.S. Bureau of Labor Statistics. The adjustment usually results in an escalation in the dayrates.

Pursuant to our omnibus agreement, we will have a right of first offer to purchase additional interests in OPCO. In addition, we will have the right to purchase the following two tender rigs from Seadrill, either directly or through OPCO, at any time within 24 months after their respective acceptance by their customers:

•

T-15, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-15 is expected to enter service in April 2013 with Chevron under a five-year drilling contract.

•

T-16, a tender rig barge due to be completed in the first quarter of 2013, which is capable of drilling in water depths of up to 6,500 feet. The T-16 is expected to enter service in June 2013 with Chevron under a five-year drilling contract.

Semi-submersibles

OPCO’s two semi-submersible rigs are 6th Generation and DP3 ultra-deepwater, with proven design and drilling technology. These rigs were built by experienced and highly reputable shipyards, and designed with a focus on performing safe and reliable operations with minimum impact to the environment. These rigs have technological advancements which promote the safety of their crews, protection of the environment, operational performance and drilling efficiency, allowing our customers to drill wells faster and in a safer manner than older, less capable drilling rigs.

West Aquarius.    The West Aquarius is a dynamically positioned semi-submersible drilling rig capable of operating in harsh environments, such as offshore Norway and Canada. The information below highlights the principal features of the West Aquarius.

Principal Features:

➢       Type: semi-submersible drilling rig

➢       Generation: 6th

➢       Maximum water depth: 10,000 feet

➢       Drilling depth: 35,000 feet

➢       Dimensions: 382 feet x 317 feet

➢       Built: 2009

➢       Builder: Daewoo Shipbuilding and Marine Engineering

➢       Accommodates: 180 people

➢       Transit speed: 6 knots

West Capricorn.    The West Capricorn is a dynamically positioned semi-submersible drilling rig built in 2011. The information below highlights the principal features of the West Capricorn.

Principal Features:

➢       Type: semi-submersible drilling rig

➢       Generation: 6th

➢       Maximum water depth: 10,000 feet

➢       Drilling depth: 35,000 feet

➢       Dimensions: 380 feet x 297 feet

➢       Built: 2011

➢       Builder: Jurong Shipyard

➢       Accommodates: 180 people

➢       Transit speed: 7 knots

Drillship

The West Capella is a 6th generation ultra-deepwater drillship of the Samsung 10,000 design built by Samsung Heavy Industries in 2008. The West Capella is a self-propelled dynamically positioned Class 3 drillship that is suitable for drilling in remote locations because of its mobility and large carrying capacity. The West Capella also contains a large storage area, high variable deck load and full dual drilling operation capabilities. The information below highlights the principal features of the West Capella.

Principal Features:

➢       Type: DP3 ultra-deepwater drillship

➢       Maximum water depth: 10,000 feet

➢       Drilling depth: 35,000 feet

➢       Dimensions: 748 feet x 138 feet

➢       Built: 2008

➢       Builder: Samsung Heavy Industries

➢       Accommodates: 180 people

➢       Transit speed: 11.5 knots

Tender Rig

The West Vencedor is a tender rig that was built in 2010. The West Vencedor has an enhanced design as compared to older units that makes it capable of operating in harsher environments with higher air gap for mooring in deep water to enable it to work on tension leg platforms, which are vertically moored floating structures used for the offshore production of oil or gas, and spar platforms, which is a type of floating oil platform typically used in very deep waters. The information below highlights the principal features of the West Vencedor.

Principal Features:

➢       Type: Semi-submersible tender rig

➢       Maximum water depth: 6,500 feet

➢       Drilling depth: 30,000 feet

➢       Dimensions: 309 feet x 118 feet

➢       Built: 2010

➢       Builder: Keppel FELS Limited

➢       Accommodates: 160 people

➢       Transit speed: 11.5 knots

Contract Backlog

OPCO’s drilling rigs are contracted to customers for an average remaining term of 4.1 years as of September 30, 2012. Backlog is calculated as the full operating dayrate multiplied by the number of days remaining on the contract, assuming full utilization. Backlog excludes revenues for mobilization and demobilization, contract preparation, and customer reimbursables. The actual amounts of revenues earned and the actual periods during which revenues are earned may differ from the backlog amounts and periods shown in the table below due to various factors, including shipyard and maintenance projects, downtime and other factors. Downtime, caused by unscheduled repairs, maintenance, weather and other operating factors, may result in lower applicable dayrates than the full contractual operating dayrate.

In addition, OPCO’s contracts provide for termination at the election of the customer with an “early termination payment” to be paid to OPCO if a contract is terminated prior to the expiration of the fixed term. However, under certain limited circumstances, such as destruction of a drilling rig, OPCO’s bankruptcy, sustained unacceptable performance by OPCO or delivery of a rig beyond certain grace and/or liquidated damages periods, no early termination payment would be paid. Accordingly, if one of these events were to occur, the actual amount of revenues earned may be substantially lower than the backlog reported.

OPCO’s contract backlog as of September 30, 2012 totals $3.0 billion and is as follows:

Rig	Contracted Location	Customer	Contract Backlog(1)	Contractual Dayrate	Actual/ Expected Contract Commencement	Contract Termination Date
West Aquarius	Canada	ExxonMobil	$526.0	$530,000	September 2012	June 2015(2)
West Capricorn	USA	BP	$918.0	$487,000	July 2012	July 2017(2)
West Capella	Nigeria	Total	$302.0	$544,000	April 2009	April 2014
	Nigeria	Total	$1,058.5	$580,000	April 2014	April 2019(3)
West Vencedor	Angola	Chevron	$187.0	$206,500	March 2010	March 2015

(1)	Expressed in millions. Based on signed drilling contracts.
(2)	Customer has an option to extend the expiration date of the contract for up to two years from July 2017 to July 2019.
(3)	Total has committed to a five year extension with respect to the West Capella beginning in April 2014. Total has the option to reduce the term of the extension to three years in exchange for an increase in the dayrate to $627,500 or to four years in exchange for an increase in the dayrate to $615,000. Total must exercise any option to reduce the extension period prior to July 31, 2013.

Drilling Contracts

OPCO provides drilling services on a “dayrate” contract basis. OPCO does not provide “turnkey” or other risk-based drilling services to the customer. Under dayrate contracts, the drilling contractor provides a drilling rig and rig crews and charges the customer a fixed amount per day regardless of the number of days needed to drill the well. The customer bears substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, dayrate contracts usually provide for a lump sum amount or dayrate for mobilizing the rig to the initial operating location, which is usually lower than the contractual dayrate for uptime services, and a reduced dayrate when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other conditions beyond the contractor’s control. A dayrate drilling contract generally covers either the drilling of a single well or a number of wells or has a stated term regardless of the number of wells. These contracts may generally be terminated by the customer in the event the drilling rig is destroyed or lost or if drilling operations are suspended for an extended period of time as a result of a breakdown of equipment, “force majeure” events beyond the control of either party or upon the occurrence of other specified conditions. In some instances, the dayrate contract term may be extended by the customer exercising options for the drilling of additional wells or for an additional length of time at fixed or mutually agreed terms, including dayrates.

OPCO’s drilling contracts are the result of negotiations with its customers. OPCO’s existing drilling contracts generally contain, among other things, the following commercial terms: (i) contract duration extending over a specific period of time; (ii) term extension options in favor of its customer, generally upon advance notice to OPCO, at mutually agreed, indexed or fixed rates; (iii) provisions permitting early termination of the contract if the drilling rig is lost or destroyed, if operations are suspended for an extended period of time due to breakdown of major rig equipment or “force majeure” events beyond OPCO’s control and the control of the customer; (iv) provisions allowing early termination of the contract by the customer without cause with a specified early termination fee in the form of a reduced rate for a specified period of time; (v) payment of compensation to OPCO (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a dayrate basis (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond OPCO’s control); (vi) payment by OPCO of the operating expenses of the drilling rig, including crew labor and incidental rig supply costs; (vii) provisions entitling OPCO to adjustments of dayrates (or revenue escalation payments) in accordance with published indices or otherwise; (viii) provisions requiring OPCO or Seadrill to provide a performance guarantee; (ix) indemnity provisions between OPCO and its customers in respect of third-party claims and risk allocations between OPCO and its customers relating to damages, claims or losses to OPCO, its customers, or third parties; and (x) provisions permitting the assignment to a third party with OPCO’s prior consent, such consent not to be unreasonably withheld. OPCO’s indemnification may not cover all damages, claims or losses to OPCO or third parties, and the indemnifying party may not have sufficient resources to cover its indemnification obligations. See also “Risk Factors—Risks Inherent in Our Business—OPCO’s customers may be unable or unwilling to indemnify OPCO.” In addition, OPCO’s drilling contracts typically provide for situations where the drilling rig would operate at reduced operating dayrates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Important Financial and Operational Terms and Concepts—Economic Utilization.”

The terms of the West Capella and the West Vencedor drilling contracts generally conform to the summary description above with no significant variations. The terms of the West Aquarius drilling contract generally conform to the summary description above. In addition, the West Aquarius contract contemplates operations in a number of different countries during the term of the agreement, which we refer to as the International Drilling Contract. For each country where the West Aquarius operates under the International Drilling Contract, a specific local contract is agreed between the local ExxonMobil operating company, and the local Seadrill affiliate, to conform to the local regulatory environment. The rate payable under the International Drilling Contract may be adjusted for certain countries on an agreed basis, to account for different local cost of Seadrill operations. For operations in Canada, the dayrate is set at $530,000. In addition, the International Drilling Contract permits

ExxonMobil to temporarily assign the drilling rig to a third party without our consent, provided that OPCO would be willing to sign a contract on the same terms with such third party. If the International Drilling Contract is assigned to a third party, ExxonMobil is not required to pay the dayrate under the International Drilling Contract during the term of such assignment. Upon any termination of the assignment, the drilling rig will revert back to ExxonMobil and ExxonMobil will resume paying the dayrate under the International Drilling Contract.

Upon its arrival in Canada, ExxonMobil will temporarily assign the West Aquarius to Statoil ASA for a period that is expected to be eight months, and subsequently to Hibernia Management and Development Company for the remainder of the contract term.

The terms of the West Capricorn drilling contract generally conforms to the summary description above. In addition, the customer has the right to make payment of the mobilization fee and certain other pre-commencement charges on an amortized basis, with interest, over the initial five year term of the contract. Termination of the contract does not affect OPCO’s right to receive the amortized payments.

Joint Venture, Agency and Sponsorship Relationships

In some areas of the world, local customs and practice or governmental requirements necessitate the formation of joint ventures with local participation. Local laws or customs in some areas of the world also effectively mandate establishment of a relationship with a local agent or sponsor. When appropriate in these areas, we will enter into agency or sponsorship agreements. For more information regarding the regulations in the countries in which we currently are contracted to operate, please see “—Environmental and Other Regulations in the Offshore Drilling Industry.”

We expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP. The resulting Nigerian joint venture will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. We expect that the joint venture agreement will provide such joint venture partner with the right to purchase up to an approximate effective 25% interest in the West Capella at a fair market value price over the course of five years, subject to additional mutually agreed upon terms. Any such purchase is expected to be from Seadrill’s ownership interest and not from Seadrill Operating LP.

Seasonality

In general, seasonal factors do not have a significant direct effect on OPCO’s business. OPCO has operations in certain parts of the world where weather conditions during parts of the year could adversely impact the operation of its rigs, but generally such operational interruptions do not have a significant impact on OPCO’s revenues. Please read “—Drilling Contracts.” Such adverse weather could include the hurricane season for OPCO’s operations in the GOM.

Customers

Offshore exploration and production is a capital intensive, high-risk industry. Operating and pursuing opportunities in deepwater basins significantly increases the amount of capital required to effectively conduct such operations. As a result, a significant number of operators in this segment of the offshore exploration and production industry are either national oil companies, major oil and natural gas companies or well-capitalized large independent oil and natural gas companies. OPCO’s current customers are BP, Total, Chevron and ExxonMobil. For the year ended December 31, 2011 and the six months ended June 30, 2012, ExxonMobil accounted for 42% and 43%, Total accounted for 41% and 39%, and Chevron accounted for 17% and 16% of OPCO’s total revenues, respectively. For the six months ended June 30, 2012, BP accounted for 2% of OPCO’s total revenues. We expect that OPCO’s future customers will be well capitalized companies, including state-owned national oil and natural gas companies, major integrated oil and natural gas companies and large independent exploration and production companies.

Competition

The offshore drilling industry is highly competitive, with market participants ranging from large multinational companies to smaller companies with fewer than five drilling rigs.

The demand for offshore drilling services is driven by oil and natural gas companies’ exploration and development drilling programs. These drilling programs are affected by oil and natural gas companies’ expectations regarding oil and natural gas prices, anticipated production levels, worldwide demand for oil and natural gas products and many other factors. The availability of quality drilling prospects, exploration success, availability of qualified rigs and operating personnel, relative production costs, availability and lead time requirements for drilling and production equipment, the stage of reservoir development and political and regulatory environments also affect customers’ drilling programs. Oil and natural gas prices are volatile, which has historically led to significant fluctuations in expenditures by customers for drilling services. Variations in market conditions impact OPCO in different ways, depending primarily on the length of drilling contracts in different markets. Short-term changes in these markets may have a minimal short-term impact on revenues and cash flows, unless the timing of contract renewals coincides with short-term movements in the market.

Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, their record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and customer relations.

Competition for offshore drilling rigs, particularly submersible semi-tenders and drillships, is generally on a global basis, as rigs are highly mobile. However, the cost associated with mobilizing rigs between regions is sometimes substantial, as entering a new region could necessitate modifications of the drilling rig and its equipment to specific regional requirements.

We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. We believe that OPCO’s fleet of recently constructed technologically advanced drilling rigs provides it with a competitive advantage over competitors with older fleets, as OPCO’s drilling rigs are generally better suited to meet the requirements of customers for drilling in deepwater. However, certain competitors may have greater financial resources than we do, which may enable them to better withstand periods of low utilization, and compete more effectively on the basis of price.

Principal Suppliers

OPCO sources the equipment used on its drilling rigs from well-established suppliers, including: Cameron International Corp. and National Oilwell Varco, Inc., or NOV, each of which supply blowout preventors, and, with respect to NOV, top drives (the device used to turn the drillstring, which is a combination of devices that turn the drill bit), drawworks (the hoisting mechanism on a drilling rig) and other significant drilling equipment; Kongsberg Gruppen, which supplies dynamic positioning systems; Aker-MH AS, which supplies drilling software as well as top drives and drawworks; Rolls Royce, which supplies thrusters; and Caterpillar Inc., which supplies cranes.

In addition, each of OPCO’s customers are responsible for providing the fuel to be used by the drilling rig that it contracts from OPCO, at such customer’s cost.

Crewing and Staff

As of September 30, 2012, approximately 663 offshore staff served on OPCO’s offshore drilling rigs and approximately 31 staff served onshore in technical, commercial and administrative roles in various countries. OPCO directly employs approximately 19% of the onshore staff and 11% offshore staff; certain subsidiaries of Seadrill employ the remaining crews, who serve on the drilling rigs pursuant to secondment agreements.

Likewise, certain subsidiaries of Seadrill provide onshore advisory, operational and administrative support to OPCO’s operating subsidiaries pursuant to service agreements. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Advisory, Technical and Administrative Services Agreements.”

One of Seadrill’s top priorities is attracting and retaining motivated offshore personnel, and, as a result, it offers highly competitive employment packages and comprehensive benefits and opportunities for career development.

Some of Seadrill’s employees that provide services for OPCO and OPCO’s contracted labor are represented by collective bargaining agreements. Some of these agreements require the contribution of certain amounts to retirement funds and pension plans and special procedures for the dismissal of employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs for OPCO, other increased costs or increased operating restrictions that could adversely affect our financial performance.

Seadrill considers its relationships with the various unions as stable, productive and professional. Presently, we are in negotiations to renew our contracts with our Nigerian employees.

Risk of Loss and Insurance

OPCO’s operations are subject to hazards inherent in the drilling of oil and natural gas wells, including blowouts and well fires, which could cause personal injury, suspend drilling operations, destroy the equipment involved or cause serious environmental damage. Offshore drilling contractors such as OPCO are also subject to hazards particular to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. OPCO’s marine insurance package policy provides insurance coverage for physical damage to OPCO’s drilling rigs, loss of hire for some of its rigs and third-party liability.

OPCO’s insurance claims are subject to a deductible, or non-recoverable, amount. OPCO currently maintains a deductible per occurrence of up to $5 million related to physical damage to its rigs. However, a total loss of, or a constructive total loss of, a drilling rig is recoverable without being subject to a deductible. For general and marine third-party liabilities, OPCO generally maintains a deductible of up to $500,000 per occurrence on personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs. Furthermore, for some of OPCO’s rigs OPCO purchases insurance to cover loss due to the drilling rig being wholly or partially deprived of income as a consequence of damage to the unit. The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, insurance policies are limited to 290 days. If the repair period for any physical damage exceeds the number of days permitted under OPCO’s loss of hire policy, it will be responsible for the costs in such period.

OPCO has elected to self-insure for physical damage to rigs and equipment caused by named windstorms in the U.S. GOM due to the substantial costs associated with such coverage. This results in a risk of losses, which could be material, that are not covered by third-party insurance contracts.

Environmental and Other Regulations in the Offshore Drilling Industry

OPCO’s operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which its drilling rigs operate or are registered, which can significantly affect the operation of OPCO’s drilling rigs. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS,

the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, Canada Oil and Gas Operations Act, the Canada Shipping Act, Nigeria’s Petroleum Act, and Angola’s Petroleum Activities Law. These laws govern the discharge of materials into the environment or otherwise relate to environmental protection. In certain circumstances, these laws may impose strict liability, rendering OPCO liable for environmental and natural resource damages without regard to negligence or fault on its part.

International Maritime Regimes

The United Nations’ International Maritime Organization, or IMO, provides international regulations governing shipping and international maritime trade. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the ISM Code) promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a policy for safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. The IMO regulations, and others, have been adopted by the member countries, including the United States, Canada, Angola, and Nigeria. In certain jurisdictions, notably in Canada and the United States, national laws have been enacted to implement, or expand, the IMO regulations and they are discussed below by country.

The IMO has adopted MARPOL, including Annex VI to MARPOL which sets limits on sulfur dioxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances. Annex VI applies to all ships, fixed and floating drilling rigs and other floating platforms and, among other things, imposes a global cap on the sulfur content of fuel oil and allows for specialized areas to be established internationally with even more stringent controls on sulfur emissions. For vessels 400 gross tons and greater, platforms and drilling rigs, Annex VI imposes various survey and certification requirements. Moreover, recent amendments to Annex VI require the imposition of progressively stricter limitations on sulfur emissions from ships. These limitations require that fuels of vessels in covered Emission Control Areas, or ECAs, contain no more than 1% sulfur. In August 2012, the North American ECA will become enforceable. The North American ECA includes areas subject to the exclusive sovereignty of the United States and extends up to 200 nautical miles from the coasts of the United States, which area includes parts of the U.S. GOM. Consequently, in August 2012, when the North American ECA becomes effective, the sulfur limit in marine fuel will be capped at 1%, which is the capped amount for all other ECA areas since July 1, 2010. These capped amounts will then decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas, including the North American ECA. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. Our operation of vessels in international waters, outside of the North American ECA, are subject to the requirements of Annex VI in those countries that have implemented its provisions.

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions such as the BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with a requirement for mandatory ballast water treatment. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. Though this has not occurred to-date, the IMO has passed a resolution encouraging the ratification of the BWM Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems on new ships. As referenced below, the United States Coast

Guard issued new ballast water management rules on March 23, 2012. Under the requirements of the BWM Convention for units with ballast water capacity of more than 5000 cubic meters that were constructed in 2011 or before, ballast water management exchange or treatment will be accepted until 2016. From 2016 (or not later than the first intermediate or renewal survey after 2016), only ballast water treatment will be accepted by the BWM Convention. All of our vessels are compliant with the BWM Convention.

The Bunker Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. Ship owners must pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its economic zone or equivalent area. Registered owners of any sea going vessel and seaborne craft over 1,000 gross tons, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, must maintain insurance which meets the requirements of the Bunker Convention and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times. We believe that all of OPCO’s drilling rigs are currently compliant in all material respects with these regulations.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.

United States

Heightened environmental concerns in the U.S. GOM have led to higher drilling costs and a more difficult and lengthy well permitting process and, in general, have adversely affected drilling decisions of oil and natural gas companies. In the United States, our operations are subject to federal and state laws and regulations that require us to obtain and maintain specified permits or governmental approvals; control the discharge of materials into the environment; remove and cleanup materials that may harm the environment; or otherwise comply with the protection of the environment. We are subject to the jurisdiction of the U.S. Coast Guard, or Coast Guard, the National Transportation Safety Board, the U.S. Customs and Border Protection, or CBP, the Department of Interior, the Bureau of Ocean Energy Management, or BOEM, and the Bureau of Safety and Environmental Enforcement, or BSEE, as well as classification societies such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, and the CBP is authorized to inspect vessels at will. Coast Guard regulations also require annual inspections and periodic drydock inspections or special examinations of our vessels.

Furthermore, any drillships that OPCO may operate in United States waters, including the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States, would have to comply with OPA and CERCLA requirements, among others, that impose liability (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges of oil or other hazardous substances, other than discharges related to drilling.

Oil Pollution Act.    The U.S. Oil Pollution Act of 1990, or OPA, as amended, and related regulations impose a variety of requirements on “responsible parties” related to the prevention and/or reporting of oil spills and liability for damages resulting from such spills in waters off the U.S. A “responsible party” includes the owner or operator of an onshore facility, pipeline or vessel or the lessee or permittee of the area in which an offshore facility is located. OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages.

CERCLA.    The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, as amended, also known as CERCLA or the “Superfund” law, imposes liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a facility where a release occurred, the owner or operator of a vessel from which there is a release, and entities that disposed or arranged for the disposal of the hazardous substances found at a particular site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the cost of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Prior owners and operators are also subject to liability under CERCLA. It is also not uncommon for third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We generate wastes in the course of our routine operations that may be classified as hazardous substances. The United States is a member country to the IMO and is subject to MARPOL which imposes environmental standards on the shipping industry relating to oil spills, management of garbage, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions.

OCSLA.    The Outer Continental Shelf Lands Act (“OCSLA”) authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the outer continental shelf. Included among these are regulations that require the preparation of spill contingency plans and establish air quality standards for certain pollutants, including particulate matter, volatile organic compounds, sulfur dioxide, carbon monoxide and nitrogen oxides. Specific design and operational standards may apply to outer continental shelf vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations related to the environment issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and canceling leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

In the United States in 2010, the Department of the Interior undertook a substantial reorganization of regulatory authority for offshore drilling following the Macondo well blowout incident in the GOM in April 2010. Primary regulatory responsibility for offshore drilling was transferred to the Bureau of Ocean Energy Management, Regulation and Enforcement, or BOEMRE, and on October 1, 2011, BOEMRE was reorganized into two new organizations, the BOEM and the BSEE. As a result of this reorganization, BSEE is now responsible for the issuance of permits for offshore drilling activities and BOEM for all oil and gas leasing activities that were previously handled by BOEMRE. From time to time, new rules, regulations and requirements have been proposed and implemented by BOEM, BSEE or the United States Congress that materially limit or prohibit, and increase the cost of, offshore drilling in the U.S. GOM. These new rules, regulations and requirements include the moratorium on shallow-water drilling that was lifted in May 2010, but which has resulted in a significant delay in permits being issued in the U.S. GOM, the adoption of new safety requirements and policies relating to the approval of drilling permits in the U.S. GOM, and restrictions on oil and gas development and production activities in the U.S. GOM. The BSEE periodically issues guidelines for rig fitness requirements in the U.S. GOM and may take other steps that could increase the cost of operations or reduce the area of operations for OPCO’s drilling rigs, thus reducing their marketability. On September 14, 2011, BOEMRE issued proposed rules that would amend the Workplace Safety Rule by requiring the imposition of certain added safety procedures to a company’s Safety and Environmental Management Systems (SEMS) not covered by the original rule and revising existing obligations that a company’s SEMS be audited by requiring the use of an independent third party auditor who has been pre-approved by the agency to perform the auditing task. On August 15, 2012, the BSEE issued the Final Drilling Safety Rule which finalizes safety reforms that were put in place following the Macondo incident and includes requirements for safety equipment, well control systems, and blowout prevention practices on offshore oil and gas operations. The Final Rule takes effect on October 22, 2012. Implementation of new BSEE or BOEM guidelines or regulations may subject us to increased costs or limit the operational capabilities of our drilling rigs and could materially and adversely affect our operations and financial condition.

Clean Water Act.    The United States Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in United States navigable waters unless authorized by a permit or exemption, and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

The EPA has enacted rules governing the regulation of ballast water discharges and other discharges incidental to the normal operation of vessels within U.S. waters. Under the new rules, which took effect February 6, 2009, commercial vessels 79 feet in length or longer (other than commercial fishing vessels), or Regulated Vessels, are required to obtain a CWA permit regulating and authorizing such normal discharges. This permit, which the EPA has designated as the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP, incorporates the current U.S. Coast Guard requirements for ballast water management as well as supplemental ballast water requirements, and includes limits applicable to 26 specific discharge streams, such as deck runoff, bilge water and gray water.

NISA.    On March 23, 2012, the U.S. Coast Guard issued a final rule establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters and requiring the phase-in of Coast Guard approved ballast water management systems. The rule goes into effect on June 20, 2012 and adopts ballast water discharge standards for vessels calling on U.S. ports and intending to discharge ballast water equivalent to those set in IMO’s BWM Convention. The final rule requires that ballast water discharge have no more than 10 living organisms per milliliter for organisms between 10 and 50 micrometers in size. For organisms larger than 50 micrometers, the discharge can have 10 living organisms per cubic meter of discharge. New ships constructed on or after December 1, 2012 must comply with these standards and some existing ships must comply by their first dry dock after January 1, 2014. The Coast Guard will review the practicability of implementing a more stringent ballast water discharge standard and publish the results no later than January 1, 2016.

Numerous governmental agencies issue regulations to implement and enforce the laws of the applicable jurisdiction, which often involve lengthy permitting procedures, impose difficult and costly compliance measures, particularly in ecologically sensitive areas, and subject operators to substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. Some of these laws contain criminal sanctions in addition to civil penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance or limit contract drilling opportunities, including changes in response to a serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the April 2010 Macondo well blowout incident, could adversely affect OPCO’s financial results. Although significant capital expenditures may be required to comply with these governmental laws and regulations, such compliance has not materially adversely affected our earnings or competitive position. We believe that we are currently in compliance in all material respects with the environmental regulations to which we are subject.

We may also be affected by or subject to permitting and other requirements under a variety of other environmental laws not discussed above, such as the federal Clean Air Act, Endangered Species Act, Marine Mammal Protection Act, and National Environmental Policy Act.

Canada

The main legislation for oil and gas operations is the Canada Oil and Gas Operations Act, or COGOA. This Act regulates exploration for resources and operations of offshore activities. COGOA describes the responsibility of the operator to ensure worker safety and protection of the environment and outlines requirements to obtain a well approval.

A number of regulations under COGOA set out the requirements for activities associated with oil and gas exploration and production. COGOA regulations set out requirements for seismic exploration, health and safety for geophysical operations, drilling and production activities, the design and installation of safety features, for obtaining a Certificates of Fitness for an offshore installation, and liability limits for spills or debris from oil and gas activities.

Our operations are also subject to the requirements for oil spill planning and preparedness under the Canadian Environmental Protection Act, the Canadian Environmental Assessment Act, the Emergencies Act and the Emergency Preparedness Act. For operations in the Beaufort Sea, there are stipulations for environmental assessment and financial liability under the Inuvialuit Final Agreement.

Regional environmental review bodies must assess any project that may have significant negative impacts on present or future wildlife harvesting under the Inuvialuit Final Agreement. These bodies include the Environmental Impact Screening Committee and the Environmental Impact Review Board in the Inuvialuit region, or the Nunavut Impact Review Board for activities in Nunavut waters. The Review Boards recommend terms and conditions for mitigating any negative impact on wildlife harvesting to the National Energy Board. Environment Canada also reviews any projects that fall under the Canadian Environmental Assessment Act.

In Eastern Canada, the Canada–Nova Scotia Offshore Petroleum Board and the Canada–Newfoundland and Labrador Offshore Petroleum Board regulate drilling and production off the coasts of Nova Scotia and Newfoundland and Labrador, respectively.

Canada has established a complex regulatory enforcement system under the jurisdiction of various ministries and departments for preventing and responding to a marine pollution incident. The legislation prescribes measures to prevent pollution, mandates clean-up of marine pollution, and creates civil and criminal liabilities for those responsible for a marine pollution incident.

The Canada Shipping Act, 2001

The Canada Shipping Act, 2001, or CSA 2001, includes the Regulations for the Prevention of Pollution from Ships and for Dangerous Chemicals, which contain provisions to enable Canada to complete accession to annex IV (sewage), V (garbage) and VI (air) of the International Convention for the Prevention of Pollution from Ships, the Ballast Water Control and Management Regulations and the Response Organizations and Oil Handling Facilities Regulations. It is expected that the Response Organizations and Oil Handling Facilities Regulations will be replaced at a future date by new Environmental Response Regulations.

CSA 2001 requires ship owners to have in place an arrangement with an approved pollution response organization. Vessels must carry a declaration, which identifies the vessel’s insurer and confirms that an arrangement with a response organization is in place. Failure of a vessel to comply with these requirements can result in a fine of up to C$1 million or imprisonment for a term of not more than 18 months, or both. Lesser offenses, such as failing to comply with the directions of a pollution prevention officer, are subject to a fine of not more than C$100,000, imprisonment for a term of not more than one year, or both.

CSA 2001 also makes it a strict liability offense to discharge a pollutant, including but not limited to, oil from a vessel. Vessels must have a shipboard oil pollution plan and implement the same in respect of an oil pollution incident. The maximum fine for marine pollution, or for failing to implement an oil pollution plan, is C$1 million or imprisonment for not more than 18 months, or both. If the discharge of a pollutant continues for more than one day, the person committing the offense may be convicted of a separate offense for each day on which the pollutant is discharged. Lesser offenses, such as failing to comply with directions of the Minister in respect of a pollution incident, are subject to a fine of not more than C$100,000, imprisonment for a term of not more than one year, or both. Depending upon the circumstances of the offense, a person convicted of an offense may be subject to other penalties, such as being liable to fund the cost of conducting research into the ecological use and disposal of the pollutant in respect of which the offense was committed.

Canada’s Department of Transport has also enacted regulations on ballast water management under CSA 2001. These regulations require the use of management practices, including mid-ocean ballast water exchange.

Migratory Birds Convention Act, 1994

The Migratory Birds Convention Act, or MBCA, implements Canada’s obligations under a bilateral Canada-United States treaty designed to protect migratory birds that cross North American land and water areas. MBCA prohibits the deposit of any substance that is harmful to migratory birds in any waters or area frequented by migratory birds. Increased maximum fines range from C$300,000 to C$1 million or imprisonment from six months to three years, or both, which penalty provisions extend to the vessel’s owner, operator, master and chief engineer. MBCA imposes minimum fines, C$500,000 for an indictable offense and C$100,000 for a summary offense, for offenses committed by a vessel in excess of 5,000 tons deadweight. An offense can be committed by a “person” or a “vessel.”

MBCA extends to every master, chief engineer, owner and operator of a vessel and, if the vessel is owned by a corporation, to certain of its directors and officers, the duty to take reasonable steps to ensure a vessel’s compliance with the prohibition against harmful deposits. A foreign vessel may be detained within Canada’s Exclusive Economic Zone with the consent of the attorney general. MBCA grants discretion to the court, on application by a person who has incurred monetary loss as a result of an offense, to order the convicted party to pay compensation to that person.

The Canadian Environmental Protection Act, 1999

The Canadian Environmental Protection Act, or CEPA, regulates water pollution, including disposal at sea and the management of hazardous waste. Insofar as the offshore drilling industry is concerned, CEPA prohibits the disposal or incineration of substances at sea except with a permit issued under CEPA, the importation or exportation of a substance for disposal at sea without a permit, and the loading on a ship of a substance for disposal at sea without a permit.

Contravention of CEPA can result in maximum fines ranging from C$300,000 to C$1 million or imprisonment from six months to three years, or both. The penalties may be increased if damage to the environment results and the person acted intentionally or recklessly. A vessel also may be seized or detained for contravention of CEPA’s prohibitions. Costs and expenses of measures taken to remedy a condition or mitigate damage resulting from an offense are also recoverable. CEPA establishes civil liability for restoration of the environment, costs and expenses incurred relating to prevention or remedying environmental damage, or an environmental emergency. Limited defenses are provided but generally would not cover violations arising from ordinary vessel operations.

Recent amendments to CEPA subject owners of ships and directors and officers of corporations that own ships to a duty of care to ensure that ships comply with CEPA provisions and its regulations concerning disposal at sea and with orders and directions made under CEPA. The amendments also expand the jurisdiction of Canadian courts to include the Exclusive Economic Zone of Canada.

Environmental Enforcement Act

The Environmental Enforcement Act, or EEA, received Royal Assent in June 2009 and amends nine existing statutes that are administered by Environment Canada and the Parks Canada Agency, including CEPA and the MBCA. Key provisions of the EEA raise maximum fines and introduce minimum fines for the first time. In particular, the EEA raises maximum fines to as high as C$6 million and establishes minimum fines for serious offenses which range between C$5,000 for individuals and C$500,000 for large corporations and vessels or ships of 7,500 tons deadweight or over (the minimum fine for serious offenses by small corporations and vessels or ships of less than 7,500 tons deadweight ranges between C$25,000 and C$75,000). Furthermore, the EEA provides enforcement officers with new powers to investigate cases and grants courts new sentencing authorities to ensure that penalties reflect the seriousness of the pollution and wildlife offenses. The EEA came into force in December 2010, except for provisions related to the penalty schemes of certain statutes, including the CEPA and MBCA. No coming into force date has been announced with respect to these provisions.

Marine Liability Act

The Marine Liability Act, which came into force in August 2001, is the principal federal legislation dealing with liability of ship owners and operators in relation to passengers, cargo, pollution and property damage. The

Marine Liability Act creates strict liability for a vessel owner for damages from oil pollution from a ship, as well as for the costs and expenses incurred for clean up and preventive measures. Both governments and private parties can pursue vessel owners for damages sustained or incurred as a result of such an incident. Although the act does provide some limited defenses, they are generally not available for spills or pollution incidents arising out of the routine operation of a vessel. The act limits the overall liability of a vessel owner to amounts that are determined by the tonnage of the containership.

In 2009, amendments were made to the Marine Liability Act to enable the implementation of two additional international maritime conventions on pollution liability and compensation, the Supplementary Fund Protocol of 2003 to the 1992 International Oil Pollution Compensation Fund and the International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001. The amendments also introduce the creation of a maritime lien over foreign vessels for unpaid invoices to ship suppliers operating in Canada, and the establishment of a general limitation period of three years in federal law for maritime claims where a limitation period does not currently exist.

Nigeria

The Petroleum Act is the key Nigerian legislation that governs the oil and gas industry in Nigeria. We are also subject to Petroleum (Drilling and Production) Amendment Regulations 1988, Environmental Guidelines and Standards for the Petroleum Industry of Nigeria, and the Environmental Impact Assessment Act There is no assurance that compliance with current laws and regulations or amended or newly adopted laws and regulations can be maintained in the future or that future expenditures required to comply with all such laws and regulations in the future will not be material.

Angola

The Petroleum Activities Law, as implemented by the Petroleum Operations Regulations approved in 2009, is the key Angolan legislation that covers the oil and gas industry. We are also subject to the Environmental Framework Law, the Regulations on Liability for Environmental Damages, Decree 39/00 (setting forth specific rules on environmental protection in the performance of petroleum operations), and Executive Decree 12/05 (setting out procedures for reporting of the occurrence of oil spills). There is no assurance that compliance with current laws and regulations or amended or newly adopted laws and regulations can be maintained in the future or that future expenditures required to comply with all such laws and regulations in the future will not be material.

Other International Operations

In addition to the requirements described above, OPCO’s international operations in the offshore drilling segment are subject to various other international conventions and laws and regulations in countries in which OPCO operates, including laws and regulations relating to the importation of and operation of drilling rigs and equipment, currency conversions and repatriation, oil and natural gas exploration and development, environmental protection, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling rigs and other equipment. New environmental or safety laws and regulations could be enacted, which could adversely affect OPCO’s ability to operate in certain jurisdictions. Governments in some countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Implementation of new environmental laws or regulations that may apply to ultra-deepwater drilling rigs may subject OPCO to increased costs or limit the operational capabilities of its drilling rigs and could materially and adversely affect OPCO’s operations and financial condition. In addition to the regulatory changes taking place in the United States, other countries have announced that they are undertaking a review of the regulation of the offshore drilling industry following the Macondo incident.

Regulation of Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and Canada, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. In addition, in December 2011, Canada formally withdrew from the Kyoto Protocol and the Conference of the Parties to the United Nations Convention on Climate Change adopted the Durban Platform which calls for a process to develop binding emissions limitations on both developed and developing countries under the United Nations Framework Convention on Climate Change applicable to all Parties, including Nigeria and Angola.

On July 15, 2011, the IMO approved mandatory measures to reduce emissions of greenhouse gases from international shipping. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 to Annex VI on Regulations on energy efficiency requiring the Energy Efficiency Design Index, or EEDI, for new ships, and the Ship Energy Efficiency Management Plan, or SEEMP, for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above and are expected to enter into force on January 1, 2013. When these regulations enter into force, these new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also considering the development of a market-based mechanism for greenhouse gas emissions from ships, but it is impossible to predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.

In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has promulgated regulations that regulate the emission of greenhouse gases. In 2009 and 2010, EPA adopted greenhouse reporting requirements for various onshore facilities, and also adopted a rule in 2011 imposing control technology requirements on certain stationary sources subject to the federal Clean Air Act. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including climate change initiatives that have been considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, the United States, Canada, Angola, Nigeria, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time. In addition, even without such regulation, our business may be indirectly affected to the extent that climate change results in sea level changes or more intense weather events.

Properties

Other than the drilling rigs, neither we nor OPCO own any material property.

Legal Proceedings

From time to time OPCO has been, and we expect that in the future we and OPCO will be, subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on us or OPCO. Please also see Note 16, “Commitments and Contingencies—Legal Proceedings” to the audited Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor included elsewhere in this prospectus.

Taxation of the Company

We are organized as a limited liability company under the laws of the Republic of the Marshall Islands and expect to be resident in the United Kingdom for taxation purposes by virtue of being centrally managed and controlled in the United Kingdom. Certain of our controlled affiliates are subject to taxation in the jurisdictions in which they are organized, conduct business or own assets. We intend that our business and the business of our controlled affiliates will be conducted and operated in a tax efficient manner. However, we cannot assure this result as tax laws in these or other jurisdictions may change or we may enter into new business transactions, which could affect our tax liabilities.

Marshall Islands

Because we and our controlled affiliates do not conduct business or operations in the Republic of the Marshall Islands, neither we nor our controlled affiliates will be subject to income, capital gains, profits or other taxation under current Marshall Islands law, and we do not expect this to change in the future. As a result, distributions OPCO receives from our controlled affiliates, and distributions we receive from OPCO, are not expected to be subject to Marshall Islands taxation.

United Kingdom

We expect to be a resident of the United Kingdom for taxation purposes. Nonetheless, we expect that the distributions OPCO receives from our controlled affiliates, and the distributions we receive from OPCO, generally will be exempt from taxation in the United Kingdom under applicable exemptions for distributions from subsidiaries. As a result, we do not expect to be subject to a material amount of taxation in the United Kingdom as a consequence of our U.K. residency for taxation purposes.

United States

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we will be subject to U.S. federal income tax to the extent we earn income from U.S. sources or income that is treated as effectively connected with the conduct of a trade or business in the United States. We do not expect to earn a material amount of such income; however, we have a controlled affiliate that conducts drilling operations in the GOM that will be subject to taxation by the United States on its net income and may be required to withhold U.S. federal tax from distributions it makes to its owner.

Other Jurisdictions and Additional Information

OPCO directly and indirectly owns or controls various additional subsidiaries that are subject to taxation in other jurisdictions. For additional information regarding the taxation of OPCO’s subsidiaries, please read note 5 of our Combined Consolidated Carve-out Financial Statements included elsewhere in this prospectus.

MANAGEMENT

Management of Seadrill Partners LLC

Our operating agreement provides that our board of directors has authority to oversee and direct our operations, management and policies on an exclusive basis. Our executive officers will manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. Certain of our current executive officers and directors are also executive officers or directors of Seadrill or its affiliates.

Our current board of directors consists of five members, Kate Blankenship, Tor Olav Trøim, Graham Robjohns, Bert Bekker and Harald Thorstein, each of whom was appointed by Seadrill. Our board has determined that each of Ms. Blankenship and Mr. Bekker satisfies the independence standards established by The New York Stock Exchange, or NYSE, as applicable to us. After the completion of this offering, but prior to our first annual meeting of unitholders in 2013, Seadrill expects to appoint two additional directors to serve on our board. Following our first annual meeting of unitholders, our board will consist of seven members, three of whom will be appointed by the Seadrill Member in its sole discretion and four of whom will be elected by our common unitholders. At least three of the elected directors will meet the independence standards established by the NYSE. Directors appointed by the Seadrill Member will serve as directors for terms determined by the Seadrill Member. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. Four of the seven directors appointed by the Seadrill Member will serve until our annual meeting in 2013, at which time they will be replaced by four directors elected by our common unitholders. One of the four directors elected by our common unitholders will be designated as the Class I elected director and will serve until our annual meeting of unitholders in 2014, another of the four directors will be designated as the Class II elected director and will serve until our annual meeting of unitholders in 2015, and the remaining two directors will be designated as our Class III elected directors and will serve until our annual meeting of unitholders in 2016. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any member or group of members that holds at least 10% of the outstanding common units.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, if at any time, any person or group owns beneficially more than 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 5% may not be voted (except for purposes of nominating a person for election to our board). The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of such class of units. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors. For more information, please read “The Operating Agreement—Voting Rights.”

Because we qualify as a foreign private issuer under SEC rules, we are permitted to follow the corporate governance practices of the Marshall Islands (the jurisdiction in which we are organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to us. NYSE rules do not require a listed company that is a foreign private issuer to have a board of directors that is composed of a majority of independent directors. Under Marshall Islands law, we are not required to have a board of directors composed of a majority of directors meeting the independence standards described in NYSE rules. Accordingly, after this offering, our board of directors will not be composed of a majority of independent directors.

We will have an audit committee that will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls. Our audit committee will initially be composed of two directors, Kate Blankenship and Bert Bekker. Our board has determined that each of Ms. Blankenship and Mr. Bekker satisfies the independence standards established by the NYSE. Ms. Blankenship qualifies as an “audit committee expert” for purposes of SEC rules and regulations. In accordance with NYSE and SEC phase-in provisions for companies listing in connection with initial public offerings, we expect to appoint an additional director meeting applicable audit committee independence standards to serve as the third member of our audit committee within one year after the effective date of the registration statement of which this prospectus forms a part.

We will also have a conflicts committee ultimately composed of at least two members of our board of directors. The conflicts committee will be available at the board’s discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of the Seadrill Member or its affiliates, and must meet the independence standards established by the NYSE to serve on an audit committee of a board of directors and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our members, and not a breach by our directors, the Seadrill Member or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of Bert Bekker and one or more additional directors who will be appointed after the closing of this offering. For additional information about the conflicts committee, please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

NYSE rules do not require foreign private issuers like us to establish a compensation committee or a nominating/corporate governance committee. Similarly, under Marshall Islands law, we are not required to have a compensation committee or a nominating/corporate governance committee. Accordingly, we will not have a compensation committee or a nominating/corporate governance committee.

Our executive officers will continue to provide services to us after the closing of this offering under the management and administrative services agreements. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreement.”

Our officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Seadrill or the other companies they serve. Initially, we estimate that Mr. Robjohns will devote approximately 40% of his time and Mr. Lundetræ will devote approximately one-quarter of his time to the management of our business. However, the amount of time our officers will allocate between our business and the business of Seadrill or the other companies they serve will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activities of the businesses. Our officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Our wholly owned subsidiary, Seadrill Operating GP LLC, the general partner of Seadrill Operating LP, will manage Seadrill Operating LP’s operations and activities. Our board of directors has the authority to appoint and elect the directors of Seadrill Operating GP LLC, who in turn will appoint the officers of Seadrill Operating GP LLC. Certain of our directors and officers will also serve as directors or executive officers of Seadrill Operating GP LLC. The partnership agreement of Seadrill Operating LP will provide that certain actions relating to Seadrill Operating LP must be approved by our board of directors. These actions will include, among other things, establishing maintenance and replacement capital and other cash reserves and the determination of the amount of quarterly distributions by Seadrill Operating LP to its partners, including us. In addition, we own 51% of the limited liability company interests in Seadrill Capricorn Holdings LLC and control its operations and activities. Please read “Certain Relationships and Related Party Transactions—OPCO Operating Agreements.”

Whenever the Seadrill Member makes a determination or takes or declines to take an action, our operating agreement provides that it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any member, except as required by applicable law.

Specifically, the Seadrill Member will be considered to be acting free of any fiduciary duty or obligation if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in a resetting of the target distribution levels related to its incentive distribution rights, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our operating agreement that require a vote of the outstanding units, voluntarily withdraws from the company, transfers (to the extent permitted under our operating agreement) or refrains from transferring its units, the Seadrill Member interest or the incentive distribution rights it owns or votes upon the dissolution of the company.

Directors

The following provides information about each of our directors and director nominees. The business address through which the board can be contacted is 13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom.

Name	Age	Position
Tor Olav Trøim	48	Chairman of the Board of Directors
Graham Robjohns	47	Chief Executive Officer and Director
Bert Bekker	73	Director
Kate Blankenship	47	Director
Harald Thorstein	33	Director

Tor Olav Trøim has served as our director and chairman of our board of directors since July 2012. Mr. Trøim has also served as Vice-President and a director of Seadrill since its inception in May 2005. Mr. Trøim graduated as M.Sc Naval Architect from the University of Trondheim, Norway in 1985. He has also served as an Equity Portfolio Manager with Storebrand ASA (1987-1990), and Chief Executive Officer for the Norwegian Oil Company DNO AS (1992-1995). Mr. Trøim has also been a director of Archer Limited since its incorporation in 2007. Mr. Trøim is also a director of Golar LNG Limited and Golar LNG Partners LP, and is currently a director of three Oslo Stock Exchange listed companies, Golden Ocean (also listed on the Singapore Stock Exchange), Aktiv Kapital ASA and Marine Harvest ASA. He served as a director of Frontline from November 1997 until February 2008.

Bert Bekker has served as our director since September 2012. Mr. Bekker has been in the heavy marine transport industry since 1978 when he co-founded Dock Express Shipping Rotterdam (the predecessor of Dockwise Transport). Mr. Bekker retired from his position as Chief Executive Officer of Dockwise Transport B.V. in May 2003. Mr. Bekker served as Chief Executive Officer of Cableship Contractors N.V. Curacao from March 2001 until June 2006. In May 2006, Mr. Bekker was appointed Executive Advisor Heavy Lift of Frontline Management AS, an affiliate of Frontline, and in January 2007, he was appointed CEO of Sealift Management B.V. Mr. Bekker held that position until its merger with Dockwise Ltd in May 2007. Mr. Bekker served as a director of Dockwise Ltd. from June 2007 until December 2009. Mr. Bekker currently serves as a director of Wilh. Wilhelmsen Netherlands B.V., part of the Wilh. Wilhelmsen ASA Group, and has served as a director since July 2003. Mr. Bekker is a citizen of and resides in The Netherlands.

Kate Blankenship has served as our director since June 2012. Mrs. Blankenship has also served as a director of Seadrill since its inception in May 2005. Mrs. Blankenship has also served as a director of Frontline since 2003. Mrs. Blankenship joined Frontline in 1994 and served as its Chief Accounting Officer and Secretary until October 2005. Mrs. Blankenship has been a director of Ship Finance since October 2003. Mrs. Blankenship has been a director of North Atlantic Drilling Limited since February 2011, Independent Tankers Corporation Limited since February 2008, Golar LNG Limited since July 2003 and Golden Ocean Group Limited since November 2004 and Archer Limited since its incorporation in 2007. She is a member of the Institute of Chartered Accountants in England and Wales.

Harald Thorstein has served as our director since September 2012. Mr. Thorstein is currently employed by Frontline Corporate Services, a subsidiary of Frontline Ltd., in London and has held such position since May

2011. Mr. Thorstein has been a director of Ship Finance International Limited since September 2011 and a director of Northern Offshore Limited since February 2012. Mr. Thorstein’s experience includes working in corporate finance advisory services at DnB NOR Markets from October 2008 to April 2011, where he focused on the offshore and shipping sectors. Prior to joining DnB Nor Markets, Mr. Thorstein was partner in the strategic advisory firm Arkwright Group from July 2004 to September 2008. Mr. Thorstein has a Master of Science degree within Industrial Economics and Technology Management from the Norwegian University of Technology and Science.

Executive Officers

We currently do not employ any of our executive officers and rely solely on Seadrill Management and Seadrill UK Ltd. to provide us with personnel who will perform executive officer services for our benefit pursuant to the management and administrative services agreements and who will be responsible for our day-to-day management subject to the direction of our board of directors. Seadrill Management also provides certain advisory, technical management services to our fleet and will provide administrative services to us pursuant to the management and administrative services agreement. The following provides information about each of the personnel of Seadrill Management and Seadrill UK Ltd. who will perform executive officer services for us. The business address for our executive officers is 13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom.

Name	Age	Position
Graham Robjohns	47	Chief Executive Officer and Director
Rune Magnus Lundetræ	35	Chief Financial Officer

Graham Robjohns has served as our Chief Executive Officer since June 2012 and as our director since September 2012. Mr. Robjohns currently serves as a director of Seadrill UK Ltd., a wholly owned subsidiary of Seadrill, and has served in such position since June 2010. Mr. Robjohns has also served as Principal Executive Officer of Golar LNG Partners LP since July 2011, and prior to that, served as its Chief Executive Officer and Chief Financial Officer from April 2011 to July 2011. Mr. Robjohns served as the Chief Financial Officer of Golar Management from November 2005 until June 2011. Mr. Robjohns also served as Chief Executive Officer of Golar LNG Management from November 2009 until July 2011. Mr. Robjohns served as Group Financial Controller of Golar Management from May 2001 to November 2005 and as Chief Accounting Officer of Golar Management from June 2003 until November 2005. He was the Financial Controller of Osprey Maritime (Europe) Ltd from March 2000 to May 2001. From 1992 to March 2000 he worked for Associated British Foods Plc. and then Case Technology Ltd (Case), both manufacturing businesses, in various financial management positions and as a director of Case. Prior to 1992, Mr. Robjohns worked for PricewaterhouseCoopers in their corporation tax department. He is a member of the Institute of Chartered Accountants in England and Wales.

Rune Magnus Lundetræ has served as our Chief Financial Officer since June 2012. Mr. Lundetræ was appointed designated Chief Financial Officer and Senior Vice President of Seadrill Management in February 2012 and sole Chief Financial Officer and Senior Vice President of Seadrill Management in May 2012. From November 2010 to February 2012, Mr. Lundetræ was Finance Director for Seadrill Americas and Commercial Director for Seadrill Europe (now North Atlantic Drilling Limited). He also served as Chief Financial Officer for Scorpion Offshore Ltd after Seadrill acquired a majority stake in the company in July 2010 and up to delisting the company in November 2010. Prior to joining Seadrill in 2007, Mr. Lundetræ worked as an auditor for KPMG and PricewaterhouseCoopers in Stavanger, Norway from 2001 until 2007. Mr. Lundetræ graduated as MSc in Management from the London School of Economics in 2001 and as MSc in Accounting and Auditing from the Norwegian School of Business Administration (NHH) in 2004. He registered as a Certified Public Accountant (CPA) in Norway in 2005.

Reimbursement of Expenses

The Seadrill Member will not receive compensation from us for any services it may provide on our behalf, although it will be entitled to reimbursement for expenses incurred on our behalf. In addition, we will reimburse

Seadrill Management and Seadrill UK Ltd. for expenses incurred pursuant to the management and administrative services agreements that we will enter into with Seadrill Management and Seadrill UK Ltd. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreements.”

Executive Compensation

Neither we nor OPCO have paid any compensation to our or its directors or officers nor accrued any obligations with respect to management incentive or retirement benefits prior to this offering. Under the management and administrative services agreements, we will reimburse Seadrill Management and Seadrill UK Ltd. for their reasonable costs and expenses incurred in connection with the provision of executive officer and other administrative services to us. In addition, we will pay Seadrill Management and Seadrill UK Ltd. a management fee equal to 5% of the costs and expenses incurred on our behalf. We expect that we will pay approximately $8.2 million in total under the management and administrative services agreements for the twelve months ending September 30, 2013. We have estimated this amount based on the experience of Seadrill, which is a public company. The amount of our reimbursement to Seadrill Management or Seadrill UK Ltd. for the time of our officers will depend on an estimate of the percentage of time our officers will spend on our business and will be based upon a percentage of the salary and benefits Seadrill Management or Seadrill UK Ltd., as applicable, will pay to such officers after the closing of this offering. Seadrill Management will provide for the compensation of Mr. Lundetræ in accordance with its own policies and procedures. Seadrill UK Ltd. will provide for the compensation of Mr. Robjohns in accordance with its own policies and procedures. We do not expect to pay any additional compensation to our officers. Officers and employees of affiliates of Seadrill may participate in employee benefit plans and arrangements sponsored by Seadrill or its affiliates, including plans that may be established in the future. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Management and Administrative Services Agreements.”

Compensation of Directors

Our officers or officers of Seadrill who also serve as our directors will not receive additional compensation for their service as directors but may receive director fees in lieu of other compensation paid by Seadrill. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of $50,000 per year. Members of the audit and conflicts committees will each receive a committee fee of $10,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Seadrill Partners LLC that will be issued upon the consummation of this offering and the related transactions, beneficial owners of 5% or more of the units, and all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner	Common Units to be Beneficially Owned After the Offering			Subordinated Units to be Beneficially Owned After the Offering			Percentage of Total Common and Subordinated Units to be Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Seadrill Limited(1)			%(2)			%		%(2)
All directors, director nominees and executive officers as a group (5 persons)	—	—		—	—		—

*	Less than 1%
(1)	Seadrill’s principal shareholder, Hemen Holdings Limited, owns approximately 115,097,583 shares, or 24.6%, of the common stock of Seadrill. Hemen Holding Limited, a Cyprus holding company, and other related companies which are collectively referred to herein as Hemen, hold the Seadrill common shares in trusts established by Mr. John Fredriksen for the benefit of his immediate family. Mr. Fredriksen disclaims beneficial ownership of the Seadrill common shares held by Hemen, except to the extent of his voting and dispositive interest in such common shares. Mr. Fredriksen has no pecuniary interest in the common shares held by Hemen. Hemen is also party to separate Total Return Swap Agreements relating to 3,900,000 of Seadrill’s common shares.
(2)	Assumes no exercise of the over-allotment option. If the underwriters exercise their over-allotment option in full, Seadrill’s percentage of common units to be beneficially owned after the offering will decrease to %, and its percentage of total common and subordinated units to be beneficially owned will decrease to %.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, Seadrill, the owner of the Seadrill Member and a 70% limited partner interest in Seadrill Operating LP and a 49% limited liability company interest in Seadrill Capricorn Holdings LLC, will own                 common units and                 subordinated units, representing a         % limited liability company interest in us, assuming no exercise of the underwriters’ over-allotment option, and all of our incentive distribution rights. In addition, the Seadrill Member will own a non-economic limited liability company interest in us. Seadrill’s ability, as sole member of the Seadrill Member, to control the appointment of three of the seven members of our board of directors and to approve certain significant actions we may take, and Seadrill’s common and subordinated unit ownership and its right to vote the subordinated units as a separate class on certain matters, means that it, together with its affiliates, will have the ability to exercise influence regarding our management.

Distributions and Payments to the Seadrill Member and Its Affiliates

The following table summarizes the distributions and payments to be made by us to the Seadrill Member and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by Seadrill and its affiliates for our interest in OPCO, that we will acquire at or prior to the closing of this offering

•	common units and subordinated units;

•	the Seadrill Member interest, which represents a non-economic limited liability company interest in us;

•	all of our incentive distribution rights; and

•	the net proceeds from this offering, as described in “Use of Proceeds.”

Please read “Summary—Formation Transactions” for further information about our formation and the assets contributed to us in connection with the closing of this offering.

The common units and subordinated units to be owned by Seadrill after giving effect to this offering represent a % limited liability company interest in us, assuming no exercise of the underwriters’ over-allotment option. For more information, please read “The Operating Agreement—Voting Rights” and “The Operating Agreement—Amendment of the Operating Agreement.”

Operational Stage

Distributions of available cash to the Seadrill Member and its affiliates	We will generally make cash distributions of all available cash to unitholders (including Seadrill, the owner of common units and subordinated units).

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, the Seadrill Member, as the holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights.” Please read “How We Make Cash Distributions—Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, Seadrill would receive an annual distribution of approximately $ million on its common and subordinated units.

Payments to the Seadrill Member and its affiliates	The Seadrill Member will not receive compensation from us for any services it provides on our behalf. The Seadrill Member and its other affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, we and OPCO will (and any of our future operating subsidiaries may) pay fees to Seadrill Management and certain other affiliates of Seadrill for advisory, technical and administrative services. We and OPCO will also reimburse these entities for costs related to the advisory, technical and administrative services they provide. We also pay fees to Seadrill Management and reimburse Seadrill Management for expenses related to its provision of administrative and other management services pursuant to the management and administrative services agreement. Please read “—Agreements Governing the Transactions—Management and Administrative Services Agreements” and “—Agreements Governing the Transaction—Advisory, Technical and Administrative Services Agreements.”

Withdrawal or removal of the Seadrill Member	If the Seadrill Member withdraws or is removed, its Seadrill Member interest and any incentive distribution rights it holds will either be sold to the new member for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Operating Agreement—Withdrawal or Removal of the Seadrill Member.”

Liquidation Stage

Liquidation	Upon our liquidation, the members, including the Seadrill Member, will be entitled to receive liquidating distributions as described in “The Operating Agreement—Liquidation and Distribution of Proceeds.”

Agreements Governing the Transactions

We, the Seadrill Member, our subsidiaries and certain affiliates have entered into or will enter into various documents and agreements that will affect the transactions relating to our formation and this offering, including our acquisition of interests in OPCO, the vesting of assets in, and the assumption of liabilities by, us and OPCO and the application of the proceeds of this offering. These agreements will not be the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

At the closing of this offering, we and OPCO will enter into an omnibus agreement with Seadrill, the Seadrill Member and certain of our and OPCO’s other subsidiaries. The following discussion describes certain provisions of the omnibus agreement.

Noncompetition

Under the omnibus agreement, Seadrill will agree, and will cause its controlled affiliates (other than us, the Seadrill Member and our subsidiaries) to agree, not to acquire, own, operate or contract for any drilling rig operating under a contract for five or more years. For purposes of the omnibus agreement, the term drilling rigs refers only to semi-submersibles, drillships and tender rigs. We refer to these drilling rigs, together with any related contracts, as “Five-Year Drilling Rigs” and to all other drilling rigs, together with any related contracts, as “Non-Five-Year Drilling Rigs.” The restrictions in this paragraph will not prevent Seadrill or any of its controlled affiliates (including us and our subsidiaries) from:

(1)	acquiring, owning, operating or contracting for Non-Five-Year Drilling Rigs;

(2)	acquiring one or more Five-Year Drilling Rigs if Seadrill promptly offers to sell the drilling rig to us for the acquisition price plus any administrative costs (including reasonable legal costs) associated with the transfer to us at the time of the acquisition;

(3)	putting a Non-Five-Year Drilling Rig under contract for five or more years if Seadrill offers to sell the drilling rig to us for fair market value (x) promptly after the time it becomes a Five-Year Drilling Rig and (y) at each renewal or extension of that contract for five or more years;

(4)	acquiring one or more Five-Year Drilling Rigs as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or contracting for those drilling rigs; provided, however, that:

(a)	if less than a majority of the value of the business or assets acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Seadrill’s board of directors, Seadrill must offer to sell such drilling rigs to us for their fair market value plus any additional tax or other similar costs that Seadrill incurs in connection with the acquisition and the transfer of such drilling rigs to us separate from the acquired business; and

(b)	if a majority or more of the value of the business or assets acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Seadrill’s board of directors, Seadrill must notify us of the proposed acquisition in advance. Not later than 10 days following receipt of such notice, we will notify Seadrill if we wish to acquire such drilling rigs in cooperation and simultaneously with Seadrill acquiring the Non-Five-Year Drilling Rigs. If we do not notify Seadrill of our intent to pursue the acquisition within 10 days, Seadrill may proceed with the acquisition and then offer to sell such drilling rigs to us as provided in (a) above;

(5)	acquiring a non-controlling interest in any company, business or pool of assets;

(6)	acquiring, owning, operating or contracting for any Five-Year Drilling Rig if we do not fulfill our obligation to purchase such drilling rig in accordance with the terms of any existing or future agreement;

(7)	acquiring, owning, operating or contracting for a Five-Year Drilling Rig subject to the offers to us described in paragraphs (2), (3) and (4) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

(8)	providing drilling rig management services relating to any drilling rig;

(9)	owning or operating a Five-Year Drilling Rig that Seadrill owns and operates at the time of this offering and that is not included in OPCO’s initial fleet; or

(10)	acquiring, owning, operating or contracting for a Five-Year Drilling Rig if we have previously advised Seadrill that we consent to such acquisition, operation or contract.

If Seadrill or any of its controlled affiliates (other than us or our subsidiaries) acquires, owns, operates or contracts for Five-Year Drilling Rigs pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

Under the omnibus agreement we will not be restricted from acquiring, operating or contracting for Non-Five-Year Drilling Rigs.

Upon a change of control of us or the Seadrill Member, the noncompetition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Seadrill, the noncompetition provisions of the omnibus agreement applicable to Seadrill will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units.

T-15 and T-16 Tender Rigs

Under the omnibus agreement, we will have the right to purchase the T-15 and T-16 tender rigs from Seadrill at respective purchase prices to be agreed upon by us and Seadrill, at any time within 24 months after their respective acceptances by their customers. If we and Seadrill are unable to agree upon the purchase price of either the T-15 or T-16, its respective fair market value will be determined by a mutually acceptable investment banking firm, broker or other expert advisor, and we will have the right, but not the obligation, to purchase the drilling rig at such price.

Rights of First Offer on Drilling Rigs

Under the omnibus agreement, we and our subsidiaries will grant to Seadrill a right of first offer on any proposed sale, transfer or other disposition of any Five-Year Drilling Rigs or Non-Five-Year Drilling Rigs owned by us. Under the omnibus agreement, Seadrill will agree (and will cause their subsidiaries to agree) to grant a similar right of first offer to us for any Five-Year Drilling Rigs they might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of drilling rigs between any affiliated subsidiaries, or pursuant to the terms of any current or future contract or other agreement with a contractual counterparty or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Prior to engaging in any negotiation regarding any drilling rig’s disposition with respect to a Five-Year Drilling Rig with a non-affiliated third-party or any Non-Five-Year Drilling Rig, we or Seadrill, as the case may be, will deliver a written notice to the other relevant party setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we and Seadrill will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we or Seadrill, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-contract the drilling rig to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Seadrill, as the case may be, than those offered pursuant to the written notice.

Upon a change of control of us or the Seadrill Member, the right of first offer provisions of the omnibus agreement will terminate immediately. Upon a change of control of Seadrill, the right of first offer provisions applicable to Seadrill under the omnibus agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units.

Rights of First Offer on OPCO Equity Interests

Pursuant to the omnibus agreement, Seadrill will grant (and will cause its controlled affiliates other than us to grant) to us a 30-day right of first offer on any proposed transfer, assignment, sale or other disposition of any equity interests in OPCO upon agreement of the purchase price of such equity interests by Seadrill and us. The right of first offer under the omnibus agreement will not apply to a transfer, assignment, sale or other disposition of any equity interest in OPCO between any controlled affiliates.

Prior to engaging in any negotiation regarding any disposition of equity interests in OPCO to an unaffiliated third party, Seadrill will deliver a written notice setting forth the material terms and conditions of the proposed transactions. During the 30-day period after the delivery of such notice, we and Seadrill will negotiate in good-faith to reach an agreement on the transaction. If the parties do not reach an agreement within such 30-day period, Seadrill will be able within the next 180 days to transfer, assign, sell or otherwise dispose of any equity interest in OPCO to an unaffiliated third party (or agree in writing to undertake such transaction with a third party) on terms generally no less favorable to the third party than those included in the written notice.

If Seadrill or its affiliates no longer control the Seadrill Member or us, the provisions of the omnibus agreement relating to the right of first offer with respect to the equity interests in OPCO will terminate automatically. Upon a change of control of Seadrill, the provisions of the omnibus agreement relating to the right of first offer with respect to the equity interests in OPCO will terminate at the later of (a) the date on which all of the outstanding subordinated units have converted into common units and (b) the date of the change of control of Seadrill.

Indemnification

Under the omnibus agreement, Seadrill will indemnify us after the closing of this offering for a period of five years against certain environmental and toxic tort liabilities with respect to the assets contributed or sold to us to the extent arising prior to the time they were contributed or sold to us. Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. There is an aggregate cap of $10 million on the amount of indemnity coverage provided by Seadrill for environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Seadrill is liable for claims only to the extent such aggregate amount exceeds $500,000.

Seadrill will also indemnify us for liabilities related to:

•

certain defects in title to Seadrill’s assets contributed or sold to OPCO and any failure to obtain, prior to the time they were contributed, certain consents and permits necessary to conduct, own and operate such assets, which liabilities arise within three years after the closing of this offering (or, in the case of the T-15 or the T-16, within three years after our purchase of the T-15 or the T-16, if applicable); and

•	tax liabilities attributable to the operation of the assets contributed or sold to OPCO prior to the time they were contributed or sold.

Amendments

The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Management and Administrative Services Agreements

At the closing of this offering, we will have entered into a management and administrative services agreement with Seadrill Management, pursuant to which Seadrill Management or its affiliates will provide certain management and administrative support services to us. The agreement has an initial term of five years.

The management and administrative services agreement with Seadrill Management may be terminated prior to the end of its term by us upon 90 days’ written notice for any reason in the sole discretion of our board of directors. In addition, the management and administrative services agreement may be terminated by Seadrill Management upon 90 days’ written notice if:

•	there is a change of control of us or the Seadrill Member;

•	a receiver is appointed for all or substantially all of our property;

•	an order is made to wind up our company;

•	a final judgment, order or decree that materially and adversely affects our ability to perform the agreement is obtained or entered and not vacated, discharged or stayed; or

•	we make a general assignment for the benefit of our creditors, file a petition in bankruptcy or liquidation or are adjudged insolvent or bankrupt or commence any reorganization proceedings.

Under the management and administrative services agreement with Seadrill Management, certain officers of Seadrill Management will provide executive officer functions for our benefit. These officers of Seadrill Management will be responsible for our day-to-day management subject to the direction of our board of directors. Our board of directors will have the ability to terminate the arrangement with Seadrill Management regarding the provision of executive officer services to us with respect to any or all of such officers at any time in its sole discretion.

The management and administrative services provided by Seadrill Management will include:

•	Corporate Governance Services: assistance in the provision of general company secretarial services;

•	Company Records Services: the safekeeping and professional filing of all original corporate documents;

•

Treasury Services:    assistance in the operation of bank accounts in accordance with such principles as our board of directors from time to time shall approve; assistance in collection of accounts receivable and payment of accounts payable;

•	Financing: assistance in all matters relevant to the financing of our activities, including the identification of sources of potential financing and negotiation of financing arrangements;

•	Insurance: assistance in arranging to insure OPCO’s drilling rigs and other necessary insurance and assistance in management of insurance claims;

•

Sale and Purchase of Assets:    assistance in the sale and purchase of assets including reviewing the market for the sale and purchase of assets, arranging the financing in the case of a purchase and if necessary renegotiating existing financing, and arranging any other contractual arrangements required by such transaction and the general completion of the specific transaction;

•

Accidents—Contingency Plans:    assistance in handling all accidents in the course of operations, and development of a crisis management procedure, and other advice and assistance in connection with crisis response, including crisis communications assistance;

•	Disputes: assistance in the prosecution or defense of any and all legal proceedings by or against us;

•	Marketing Services: assistance in the marketing of OPCO’s drilling rigs; and

•	General Administrative Services: any general administrative services as we may require.

Each quarter, we will reimburse Seadrill Management for its reasonable costs and expenses incurred in connection with the provision of these services. In addition, we will pay Seadrill Management a management fee equal to 5% of its costs and expenses incurred in connection with providing services to us for the quarter. Amounts payable under the management and administrative services agreement must be paid within 30 days after Seadrill Management submits to us an invoice for such fees, costs and expenses, together with any supporting detail that may be reasonably required.

Under the management and administrative services agreement with Seadrill Management, we will indemnify Seadrill Management and its officers, employees, agents and sub-contractors against all actions which may be brought against them under the management and administrative services agreement; provided, however that such indemnity excludes losses which may be caused by or due to the fraud, gross negligence or willful misconduct of Seadrill Management or its officers, employees, agents or sub-contractors.

At the closing of this offering, we will have also entered into a management services agreement with Seadrill UK Ltd., pursuant to which Seadrill UK Ltd. will provide us with our Chief Executive Officer. The agreement can be terminated by either party upon 30 days notice. We will reimburse Seadrill UK Ltd. for its reasonable costs and expenses incurred in connection with the provision of these services and will pay a management fee equal to 5% of such costs and expenses.

We expect that we will pay approximately $8.2 million in total under the management and administrative services agreements for the twelve months ending September 30, 2013.

Advisory, Technical and Administrative Services Agreements

Each of OPCO’s operating subsidiaries have entered, or will enter, into certain advisory, technical and/or administrative services agreements with affiliates of Seadrill, pursuant to which such affiliates will provide advisory, technical and administrative services. Each quarter, OPCO’s subsidiaries will reimburse such Seadrill affiliates for their reasonable costs and expenses incurred in connection with the provision of these services. In addition, OPCO’s subsidiaries will pay to such Seadrill affiliates a service fee equal to 5% of their costs and expenses incurred in connection with providing services to OPCO’s subsidiaries for the quarter. Amounts payable under advisory, technical and administrative services agreements must be paid within 30 days after such Seadrill affiliate submits to the applicable OPCO subsidiary an invoice for such fees, costs and expenses, together with any supporting detail that may be reasonably required. We expect the amount of these fees and expenses to be approximately $11.2 million for the twelve months ending September 30, 2013. Such services will include:

•

Operations Services:     assistance and support for the development of technical standards, supervision of third-party contractors, development of maintenance practices and strategies, development of operating policies, improvement of efficiency, minimizing environmental and safety incidents, periodic auditing of operations and purchasing and logistics;

•

Technical Supervision Services:    assistance and advice on maintaining vessel classification and compliance with local regulatory requirements, compliance with contractual technical requirements for the drilling rigs, ensuring that technical operations are professional and satisfactory in every respect;

•

Accidents—Contingency Plans:    assistance in handling all accidents in the course of operations, and development of a crisis management procedure, and other advice and assistance in connection with crisis response, including crisis communications assistance; and

•	General Administrative Services: any general administrative services as needed.

Under the advisory, technical and administrative services agreements, OPCO’s operating subsidiaries will indemnify certain affiliates of Seadrill and their officers, employees, agents and sub-contractors against all actions which may be brought against them under the advisory, technical and administrative services agreements;

provided, however that such indemnity excludes losses which may be caused by or due to the fraud, gross negligence or willful misconduct of Seadrill Management or its officers, employees, agents and sub-contractors. Except for losses that are caused by or due to the fraud of Seadrill Management or its officers, employees, agents and sub-contractors, in no event shall such affiliates of Seadrill’s liability to us exceed ten times the annual services fee.

OPCO Operating Agreements

Our wholly-owned subsidiary, Seadrill Operating GP LLC, and Seadrill have entered into an agreement of limited partnership of Seadrill Operating LP. This agreement governs the ownership and management of Seadrill Operating LP, designates Seadrill Operating GP LLC as the general partner of Seadrill Operating LP, and provides for quarterly distributions of available cash to its partners, as determined by us as the sole member of the general partner of Seadrill Operating LP.

We own 51% of the limited liability company interests in Seadrill Capricorn Holdings LLC and control its operations and activities. Seadrill owns 49% of the limited liability company interests. The limited liability company agreement that governs the ownership and management of Seadrill Capricorn Holdings LLC provides for quarterly distributions of available cash to its members, as determined by us as its controlling member.

OPCO’s operating agreements provide that the amount of cash reserves for future maintenance and replacement capital expenditures, working capital and other matters and the amount of quarterly cash distributions to OPCO’s owners will be determined by us as the sole member of Seadrill Operating GP LLC and by the board of directors of Seadrill Capricorn Holdings LLC. In addition, our approval as the sole member of Seadrill Operating GP LLC and as the controlling member of Seadrill Capricorn Holdings LLC is required for the following actions relating to OPCO:

•	effecting any merger or consolidation involving OPCO;

•	effecting any sale or exchange of all or substantially all of OPCO’s assets;

•	dissolving or liquidating OPCO;

•

creating or causing to exist any consensual restriction on the ability of OPCO or its subsidiaries to make distributions, pay any indebtedness, make loans or advances or transfer assets to us or our subsidiaries;

•

settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by OPCO of, any of the directors or officers of Seadrill Operating GP LLC or Seadrill Capricorn Holdings LLC; or

•	issuing additional interests in OPCO.

Approval of the conflicts committee of our board of directors will be required to amend OPCO’s operating agreements.

Sponsor Credit Facility

At the closing of this offering, OPCO will enter into a $300 million revolving credit facility with Seadrill, as the lender, to be used to fund working capital requirements, acquisitions and other general company purposes. The sponsor credit facility will be for a term of five years, and bear interest at a rate of LIBOR plus 5% per annum, with an annual 2% commitment fee on the undrawn balance. For a more detailed description of the sponsor credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Sponsor Credit Facility.”

Rig Financing Agreements

In September 2012, each of OPCO’s subsidiaries that owns the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, or the rig owning subsidiaries, entered into intercompany loan agreements with Seadrill in the amount of approximately $522.5 million, $115.2 million, $304.6 million and $295.3 million corresponding to the aggregate principal amount outstanding under the Rig Facilities allocable to the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, respectively. Upon the effective date of each of the amended and restated Rig Facilities, each rig owning subsidiary will make payments of principal and interest directly to the lenders under each Rig Facility, at Seadrill’s direction and on its behalf, corresponding to payments of principal and interest due under such Rig Facility that are allocable to the West Capricorn, the West Vencedor, the West Aquarius and the West Capella, as applicable. For a description of each of the Rig Facilities, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—Rig Financing Agreements.”

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement with Seadrill and certain of its subsidiaries that will effect the transactions, including the transfer of the ownership interests in OPCO, and the use of the net proceeds of this offering. This agreement will not be the result of arm’s-length negotiations, and it, or any of the transactions that it provides for, may not be effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Other Related Party Transactions

Historically, Seadrill Partners LLC Predecessor and its subsidiaries were operated as an integrated part of Seadrill. As such, Seadrill has provided general and corporate management services, and technical and commercial management services for OPCO. As described in note 14 to the 2011 Combined Consolidated Carve-out Financial Statements included elsewhere in this prospectus, we have allocated administrative expenses, expenses for technical and commercial management of the drilling rigs and insurance costs related to these historical operations based on the number of drilling rigs in Seadrill’s fleet. Amounts allocated to us and included within our administrative expenses were $31.9 million and $22.8 million for the six months ended June 30, 2012 and 2011, respectively, and $45.1 million and $39.0 million for the years ended December 31, 2010 and 2011, respectively.

As a result of our relationships with Seadrill and its affiliates, we and our subsidiaries have entered into or will enter into various agreements that will not be the result of arm’s length negotiations. We generally refer to these agreements and the transactions that they provide for as “affiliated transactions” or “related party transactions.”

Our operating agreement sets forth procedures by which future related party transactions may be approved or resolved by our board. Pursuant to our operating agreement, our board of directors may, but is not required to, seek the approval of a related party transaction from the conflicts committee of our board of directors or from the common unitholders. Affiliated transactions that are not approved by the conflicts committee of our board of directors and that do not involve a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be “fair and reasonable” to us. In determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. If the above procedures are followed, it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any member or the company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our operating agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the company, unless the context otherwise requires. Please read “Conflicts of Interest and Fiduciary Duties.”

Our conflicts committee will be comprised of at least two members of our board of directors. The conflicts committee will be available at the board’s discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of the Seadrill Member or its affiliates or security holders of Seadrill Member, and must meet the independence standards established by the NYSE to serve on an audit committee of a board of directors and certain other requirements.

Joint Venture, Agency and Sponsorship Relationships

In some areas of the world, local customs and practice or governmental requirements necessitate the formation of joint ventures with local participation. Local laws or customs in some areas of the world also effectively mandate establishment of a relationship with a local agent or sponsor. When appropriate in these areas, we will enter into agency or sponsorship agreements. For more information regarding the regulations in the countries in which we currently are contracted to operate, please see “Business—Environmental and Other Regulations in the Offshore Drilling Industry.”

We expect that Nigerian investors will be permitted to invest in a subsidiary of Seadrill Operating LP. The resulting Nigerian joint venture will be fully controlled and approximately 56% owned by Seadrill Operating LP, and will result in a Nigerian joint venture partner owning an effective 1% interest in the West Capella. Seadrill will own the remaining ownership interest in the joint venture. We expect that the joint venture agreement will provide such joint venture partner with the right to purchase up to an approximate effective 25% interest in the West Capella at a fair market value price over the course of five years, subject to additional mutually agreed upon terms. Any such purchase is expected to be from Seadrill’s ownership interest and not from Seadrill Operating LP.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the Seadrill Member and its affiliates, including Seadrill, on the one hand, and us and our unaffiliated members, on the other hand. Our board of directors has a duty to manage us in a manner it believes is beneficial to us. We expect that certain of our executive officers and a majority of our directors will also be directors and/or officers of Seadrill or its affiliates and, as such, they will owe fiduciary duties to Seadrill that may cause them to pursue business strategies that disproportionately benefit Seadrill or which otherwise are not in the best interests of us or our unitholders. Our Chief Financial Officer is employed by Seadrill Management and our Chief Executive Officer is a director of Seadrill UK Ltd. These officers have fiduciary duties to those entities and not to us. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated members on the one hand, and Seadrill and its other affiliates, including the Seadrill Member, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders.

Our directors and officers have duties to manage OPCO in a manner beneficial to us. At the same time, our directors and officers have a duty to manage OPCO in a manner beneficial to OPCO’s owners, including Seadrill. Our board of directors may resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in the best interest of us or our unitholders.

Our company affairs are governed by our operating agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited liability company laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Marshall Islands Act and the Delaware Limited Liability Company Act. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Limited Liability Company Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or “case law” of the courts of the State of Delaware. There have been few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited liability company statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and responsibilities of the Seadrill Member and its affiliates and our directors and our officers under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests or seeking remedies in the face of actions by the Seadrill Member, its affiliates and our directors and our officers or our controlling unitholders than would unitholders of a limited liability company organized in the United States.

Our operating agreement contains provisions that limit the duties that the Seadrill Member and our directors and officers would otherwise have had to the unitholders. Our operating agreement also restricts the remedies available to unitholders for actions taken by the Seadrill Member or our directors or officers that, without those limitations, might constitute breaches of those duties.

Neither the Seadrill Member nor our board of directors will be in breach of their obligations under the operating agreement or their duties to us or the unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although neither the Seadrill Member nor our board of directors are obligated to seek such approval;

•

approved by the vote of a majority of the outstanding common units, excluding any common units owned by the Seadrill Member or any of its affiliates, although neither the Seadrill Member nor our board of directors is obligated to seek such approval;

•

on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but neither the Seadrill Member nor our board of directors is required to obtain confirmation to such effect from an independent third party; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

The Seadrill Member or our board of directors may, but are not required to, seek the approval of such resolution from the conflicts committee of our board of directors or from the common unitholders, except that OPCO’s operating agreements require the approval of the conflicts committee of our board to amend OPCO’s operating agreements or the limited liability company agreement of Seadrill Operating GP LLC. If our board of directors does not seek approval from the conflicts committee (other than for, and only with respect to, amendments to OPCO’s operating agreements or the limited liability company agreement of Seadrill Operating GP LLC), and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any member or the company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our operating agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the company, unless the context otherwise requires. Please read “Management—Management of Seadrill Partners LLC” for information about the composition and formation of the conflicts committee of our board of directors.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our board of directors may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our board of directors regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	estimates of maintenance and replacement capital expenditures;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the Seadrill Member or our directors or officers to our unitholders, including borrowings that have the purpose or effect of:

•	enabling the Seadrill Member or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our operating agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “How We Make Cash Distributions—Subordination Period.”

Our operating agreement provides that we and our subsidiaries may borrow funds from the Seadrill Member and its affiliates. The Seadrill Member and its affiliates may not borrow funds from us or our subsidiaries.

Neither our operating agreement nor any other agreement requires Seadrill to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Seadrill’s directors and executive officers have a fiduciary duty to make these decisions in the best interests of the shareholders of Seadrill, which may be contrary to our interests.

Because we expect that certain of our executive officers and a majority of our directors will also be directors and/or officers of Seadrill or its affiliates, such officers and directors will have fiduciary duties to Seadrill that may cause them to pursue business strategies that disproportionately benefit Seadrill or which otherwise are not in the best interests of us or our unitholders.

Certain of our officers face conflicts in the allocation of their time to our business.

Certain of our officers, who are employed by Seadrill Management and perform executive officer functions for us pursuant to the management and administrative services agreements, are not required to work full-time on our affairs and also perform services for affiliates of Seadrill. For example, Rune Magnus Lundetræ, who is our Chief Financial Officer, also provides services in a similar capacity for Seadrill. The affiliates of Seadrill conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to Seadrill’s affiliates, which could have a material adverse effect on our business, results of operations and financial condition.

We will reimburse the Seadrill Member and its affiliates for expenses.

We will reimburse the Seadrill Member and its affiliates for costs incurred, if any, in managing and operating us. Our operating agreement provides that the Seadrill Member will determine the expenses that are allocable to us in good faith. Please read “Certain Relationships and Related Party Transactions” and “Management—Reimbursement of Expenses of the Seadrill Member.”

Common unitholders will have no right to enforce obligations of Seadrill and its affiliates under agreements with us.

Any agreements between us, on the one hand, and Seadrill and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of Seadrill and its affiliates in our favor.

Contracts between us, on the one hand, and Seadrill and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our operating agreement nor any of the other agreements, contracts and arrangements between us and Seadrill and its affiliates are or will be the result of arm’s-length negotiations. Our operating agreement generally provides that any affiliated transactions, such as an agreement, contract or arrangement between us and Seadrill and its affiliates, must be:

•

on terms no less favorable to us than those generally being provided to or available from unrelated third parties but neither the Seadrill Member nor our board of directors is required to obtain confirmation to such effect from an independent third party; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Seadrill Management, which will provide certain management and administrative services to us, may also enter into additional contractual arrangements with any of its affiliates on our behalf; however, there is no obligation of any affiliate of Seadrill Management to enter into any contracts of this kind.

Common units are subject to the Seadrill Member’s limited call right.

The Seadrill Member may exercise its right to call and purchase common units as provided in the operating agreement or assign this right to one of its affiliates or to us. The Seadrill Member may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. Please read “The Operating Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our board of directors. Attorneys, independent accountants and others who perform services for us are selected by our board of directors or the conflicts committee and may perform services for Seadrill and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between Seadrill and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

The Seadrill Member’s affiliates, including Seadrill, may compete with us.

Our operating agreement provides that the Seadrill Member will be restricted from engaging in any business activities other than acting as the Seadrill Member and those activities incidental to its ownership of interests in us. In addition, our operating agreement provides that the Seadrill Member, for as long as it is the holder of the Seadrill Member interest, will cause its affiliates not to engage in, by acquisition or otherwise, the business described in “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.” Similarly, under the omnibus agreement, Seadrill will agree and will cause their affiliates to agree, for so long as Seadrill controls us, not to engage in the businesses described above under the caption “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.” Except as provided in our operating agreement and the omnibus agreement, affiliates of the Seadrill Member are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, the Fredriksen Group will not be subject to the omnibus agreement and may therefore compete with us.

Fiduciary Duties

The duties owed to unitholders by the Seadrill Member and its affiliates and our directors and officers are generally set forth in our operating agreement. The Marshall Islands Act provides that Marshall Islands limited liability companies may, in their operating agreements, restrict or expand the fiduciary duties owed by members or directors to the company or another member or director.

In addition, we and our subsidiaries have entered into services agreements, and may enter into additional agreements with Seadrill and certain of its subsidiaries, including Seadrill Management. In the performance of their obligations under these agreements, Seadrill and its subsidiaries are not held to a fiduciary standard of care but rather to the standards of care specified in the relevant agreement.

Our operating agreement contains various provisions restricting any fiduciary duties that might otherwise be owed by the Seadrill Member or by our officers or directors. We have adopted these provisions to allow the Seadrill Member and our directors and officers to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our directors and officers have fiduciary duties to Seadrill and its affiliates, and may have fiduciary duties to you as well. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•	the duties imposed on the Seadrill Member and our directors and officers by the Marshall Islands Act;

•	material modifications of these duties contained in our operating agreement; and

•	certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards	The Marshall Islands Act, similar to the Delaware Limited Liability Company Act, does not specifically provide that members or directors or officers of limited liability companies have any statutory fiduciary duties. Because the Marshall Islands Act provides that it is to be applied and construed to make it uniform with the Delaware Limited Liability Company Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or “case law” of the courts of the State of Delaware, it is possible that, in the absence of provisions in the operating agreement to the contrary, a Marshall Islands court could determine that certain fiduciary duties would apply to the members and directors and officers of a Marshall Islands limited liability company, in accordance with Delaware case law.

Operating agreement modified standards	Our operating agreement contains provisions that permit or consent to conduct by the Seadrill Member and its affiliates and our directors and officers that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, our operating agreement provides that, to the extent permitted by law, when the Seadrill Member takes actions provided under the operating agreement, it may act without any fiduciary obligation to us or the unitholders whatsoever. These provisions may reduce the obligations to which the Seadrill Member and our directors and officers would otherwise be held. Our operating agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of our board of directors must be:

•

on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but neither the Seadrill Member or its affiliates nor our board of directors is required to obtain confirmation to such effect from an independent third party; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our board of directors does not seek approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any member or the company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards may reduce the obligations to which our board of directors would otherwise be held.

In addition to the other more specific provisions limiting the obligations of the Seadrill Member and our directors and officers, our operating agreement further provides that the Seadrill Member and our officers and directors will not be liable for monetary damages to us or our members for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Seadrill Member or our officers or directors engaged in actual fraud or willful misconduct. However, this limitation does not apply to any claims made under the federal securities laws.

Rights and remedies of unitholders	The provisions of the Marshall Islands Act resemble the provisions of the limited liability company act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of operating agreements and allows the operating agreement to contain terms governing the rights of the unitholders. The rights of our unitholders, including voting and approval rights and the ability of the company to issue additional units, are governed by the terms of our operating agreement. Please read “The Operating Agreement.”

As to remedies of unitholders, the Marshall Islands Act permits a member to institute legal action on behalf of the company to recover damages from a third party where a board of directors has refused to institute the action or where an effort to cause a board of directors to do so is not likely to succeed. These actions include actions against the Seadrill Member for breach of its duties or of the operating agreement.

In becoming one of our members, a common unitholder effectively agrees to be bound by the provisions in the operating agreement, including the provisions discussed above. The failure of a member or transferee to sign an operating agreement does not render the operating agreement unenforceable against that person.

Under the operating agreement, we must indemnify the Seadrill Member and our directors and officers to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the Seadrill Member or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons engaged in actual fraud or willful misconduct. We also must provide this indemnification for criminal proceedings when the Seadrill Member or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, the Seadrill Member and our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “The Operating Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited liability company interests in us. The holders of units are entitled to participate in company distributions and exercise the rights and privileges available to members under our operating agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to company distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of members under our operating agreement, including voting rights, please read “The Operating Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, the Seadrill Member may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our operating agreement; and

•	gives the consents and approvals contained in our operating agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted member of our company for the transferred common units automatically upon the recording of the transfer on our books and records. Our board of directors will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a member in our company for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE OPERATING AGREEMENT

The following is a summary of the material provisions of our operating agreement. The form of our operating agreement is included in this prospectus as Appendix A. OPCO’s operating agreements and the limited liability company agreement of Seadrill Operating GP LLC will be included as exhibits to the registration statement of which this prospectus is a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

We summarize the following provisions of our operating agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to the duties of the Seadrill Member and our directors and officers, please read “Conflicts of Interest and Fiduciary Duties;” and

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units.”

Organization and Duration

We were organized on June 28, 2012 and have a perpetual existence.

Purpose

Our purpose under the operating agreement is to engage in any business activities that may lawfully be engaged in by a limited liability company pursuant to the Marshall Islands Act.

Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of offshore drilling services, it has no current plans to do so and our operating agreement provides that it may decline to do so free of any fiduciary duty or obligation whatsoever to us or the members, including any duty to act in the best interests of us or our members other than as may be required by law. Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive and irrevocable basis. Seadrill Management and Seadrill UK Ltd. will provide executive officers for our benefit pursuant to the management and administrative services agreements that we will enter into in connection with this offering.

Cash Distributions

Our operating agreement specifies the manner in which we will make cash distributions to holders of our common units and other limited liability company interests, including to the holders of our incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by the Seadrill Member and its affiliates, voting as a class and a majority of the subordinated units voting as a single class; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common units and subordinated units the Seadrill Member and its affiliates will have no duty or obligation whatsoever to us or the members, including any duty to act in good faith or in the best interests of us or the members.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, if at any time any person or group owns beneficially more than 5% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our operating agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. The Seadrill Member has the right to appoint three of the seven members of our board of directors with the remaining four directors being elected by our common unitholders beginning with the annual meeting of unitholders following the closing of this offering. Subordinated units will not be voted in the election of the four directors.

Action	Unitholder Approval Required and Voting Rights

Issuance of additional units	No approval rights.

Amendment of the operating agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority and the approval of our board of directors. Please read “—Amendment of the Operating Agreement.”

Amendment of OPCO’s operating agreement or the limited liability company agreement of Seadrill Operating GP LLC, or other action taken by us as a result of our control of OPCO

No approval rights. However, approval by the conflicts committee of our board of directors is required for these amendments and by our board of directors for certain actions affecting OPCO. Please read “Certain Relationships and Related Party Transactions—OPCO Operating Agreements.”

Merger of our company or the sale of all or substantially all of our assets	66 2/3% of the outstanding units and approval of our board of directors. Please read “—Merger, Sale, Conversion or Other Disposition of Assets.”

Dissolution of our company	66 2/3% of the outstanding units and approval of our board of directors. Please read “—Termination and Dissolution.”

Reconstitution of our company upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of common units.

Action	Unitholder Approval Required and Voting Rights

Withdrawal of the Seadrill Member	Under most circumstances, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required for the withdrawal of the Seadrill Member prior to September 30, 2022. Please read “—Withdrawal or Removal of the Seadrill Member.”

Removal of the Seadrill Member	Not less than 66 2/3% of the outstanding units, including units held by the Seadrill Member and its affiliates, voting together as a single class. Please read “—Withdrawal or Removal of the Seadrill Member.”

Transfer of the Seadrill Member interest in us	The Seadrill Member may transfer all, but not less than all, of its Seadrill Member interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required in other circumstances for a transfer of the Seadrill Member interest to a third party prior to September 30, 2022. Please read “—Transfer of Seadrill Member Interest.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the Seadrill Member’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2017. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the Seadrill Member	No approval required at any time. Please read “—Transfer of Ownership Interests in the Seadrill Member.”

Applicable Law; Forum, Venue and Jurisdiction

Our operating agreement is governed by Marshall Islands law. Our operating agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the operating agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the operating agreement or the duties, obligations or liabilities among members or of members to us, or the rights or powers of, or restrictions on, the members or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or the Seadrill Member, or owed by the Seadrill Member, to us or the members;

•	asserting a claim arising pursuant to any provision of the Marshall Islands Limited Liability Company Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contracts, torts, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings, however a court could rule that such provisions are inapplicable or unenforceable.

Limited Liability

Under the Marshall Islands Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited liability company for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a member of a limited liability company is liable for the obligations of the transferor to make contributions to the company, except that the transferee is not obligated for liabilities unknown to him at the time he became a member and that could not be ascertained from the operating agreement.

Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which OPCO and our or its respective subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our equity interests in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company, partnership or similar statute, or that the right or exercise of the right by the members as a group to remove or replace the Seadrill Member, to approve some amendments to our operating agreement, or to take other action under our operating agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the members could be held personally liable for our obligations under the law of that jurisdiction. We will operate in a manner that the board considers reasonable and necessary or appropriate to preserve the limited liability of the members.

Issuance of Additional Interests

The operating agreement authorizes us to issue an unlimited amount of additional limited liability company interests and options, rights and warrants to buy limited liability company interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our operating agreement, we may also issue additional limited liability company interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

The Seadrill Member and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the Seadrill Member and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other limited liability company interests.

Tax Status

The operating agreement provides that the company will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and our operating agreement provides that it may decline to do so free of any fiduciary duty or obligation whatsoever to us or our members or any other person or entity, including, to the fullest extent permitted by applicable law, any duty to act in good faith or in the best interests of us or the members. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of the members to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority and our board of directors.

Prohibited Amendments

No amendment may be made that would:

(1)	increase the obligations of any member without its consent, unless approved by at least a majority of the type or class of limited liability company interests so affected; or

(2)	increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the Seadrill Member or any of its affiliates without the consent of the Seadrill Member, which may be given or withheld at its option.

The provision of our operating agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the Seadrill Member and its affiliates). Upon completion of this offering, the owner of the Seadrill Member will own     % of our outstanding common and subordinated units, assuming no exercise of the underwriters’ over-allotment option.

No Unitholder Approval

Our board of directors may generally make amendments to our operating agreement without the approval of any member to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)	the admission, substitution, withdrawal or removal of members in accordance with our operating agreement;

(3)	a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited liability company or an entity in which the members have limited liability under the laws of the Marshall Islands;

(4)	an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or the Seadrill Member or their or its agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 (or ERISA) whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)	an amendment that the board of directors determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of membership interests pursuant to our operating agreement;

(6)	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional limited liability company interests or rights to acquire limited liability company interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights as described under “How We Make Cash Distributions—Seadrill Member’s Right to Reset Incentive Distribution Levels;”

•	the implementation of the provisions relating to the Seadrill Member’s right to reset the incentive distribution rights in exchange for common units; or

•

any modification of the incentive distribution rights made in connection with the issuance of additional limited liability company interests or rights to acquire limited liability company interests, provided that, any such modifications and related issuance of limited liability company interests have received approval by a majority of the members of the conflicts committee of our board of directors;

(7)	any amendment expressly permitted in the operating agreement to be made by our board of directors acting alone;

(8)	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the operating agreement;

(9)	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the operating agreement;

(10)	a change in our fiscal year or taxable year and related changes;

(11)	certain mergers or conveyances as set forth in our operating agreement; or

(12)	any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our board of directors may make amendments to the operating agreement without the approval of any member or the Seadrill Member if our board of directors determines that those amendments:

(1)	do not adversely affect the members (or any particular class of members) in any material respect;

(2)	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority;

(3)	are necessary or appropriate to facilitate the trading of limited liability company interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited liability company interests are or will be listed, or admitted to trading;

(4)	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the operating agreement; or

(5)	are required to effect the intent expressed in this prospectus or the intent of the provisions of the operating agreement or are otherwise contemplated by the operating agreement.

Opinion of Counsel and Unitholder Approval

Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members if one of the amendments described above under “—Amendment of the Operating Agreement—No Unitholder Approval” should occur. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our members.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of members whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

A merger or consolidation of us requires the approval of our board of directors. In addition, our operating agreement generally prohibits our board of directors, without the prior approval of the holders of at least 66 2/3% of the outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets, taken as a whole, in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests in our subsidiaries. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing 66 2/3% of the outstanding units. Our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing 66 2/3% of the outstanding units.

If conditions specified in our operating agreement are satisfied, our board of directors, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated or converted under our operating agreement. We will dissolve:

(1)	upon the election of our board of directors to dissolve us, if approved by the holders of units representing 66 2/3% of the outstanding units;

(2)	except as otherwise permitted by our operating agreement or the Marshall Islands Act, at any time there are no members;

(3)	upon the entry of a decree of judicial dissolution of us pursuant to the Marshall Islands Act; or

(4)	upon the withdrawal or removal of the Seadrill Member or any successor to the Seadrill Member interest or any other event that results in its ceasing to be the Seadrill Member other than by reason of a transfer of the Seadrill Member interest in accordance with the operating agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the operating agreement by appointing an entity to hold the Seadrill Member interest that is approved by the holders of units representing a unit majority.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs, acting with all of the powers of our board of directors that are necessary or appropriate, will liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to our members.

Withdrawal or Removal of the Seadrill Member

The initial holder of the Seadrill Member interest is Seadrill Member LLC. When we refer in this prospectus to “removal” or “withdrawal” of the Seadrill Member, technically, we are referring to the termination of the rights of the Seadrill Member. For example, if at the time of any such removal or withdrawal, the Seadrill Member owns common units, following any such removal or withdrawal, the Seadrill Member would technically continue to be a member owning common units. It would not, however, continue to be the Seadrill Member we refer to in this prospectus, since it would no longer have the rights that make it the Seadrill Member.

Except as described below, the Seadrill Member has agreed not to withdraw voluntarily prior to September 30, 2022, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the Seadrill Member and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after September 30, 2022, the Seadrill Member may withdraw without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the operating agreement. Notwithstanding the information above, the Seadrill Member may withdraw without unitholder approval upon 90 days’ notice to the members if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the Seadrill Member and its affiliates and the Seadrill Member delivers an opinion of counsel regarding limited liability. In addition, the operating agreement permits the Seadrill Member in some instances to sell or otherwise transfer all of its Seadrill Member interest in us without the approval of the unitholders. Please read “—Transfer of Seadrill Member Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of the Seadrill Member under any circumstances, other than as a result of a transfer by the Seadrill Member of all or a part of its Seadrill Member interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing member. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor member that will have the rights held by the Seadrill Member. Please read “—Termination and Dissolution.”

The Seadrill Member may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, including units held by the Seadrill Member and its affiliates, voting together as a single class. The ownership of more than 33 1/3% of the outstanding units by the Seadrill Member and its affiliates or controlling our board of directors would provide the practical ability to prevent the Seadrill Member’s removal. At the closing of this offering, the Seadrill Member and its affiliates will own         % of the outstanding common and subordinated units, assuming no exercise of the over-allotment option. Any removal of the Seadrill Member is also subject to the successor to the Seadrill Member being approved by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as a single class.

Our operating agreement also provides that if the Seadrill Member is removed under circumstances where cause does not exist and units held by the Seadrill Member and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

the holders of the incentive distribution rights (initially, the Seadrill Member) will have the right to convert the incentive distribution rights it owns into common units that have the same rights as the common units held by other members or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the Seadrill Member under circumstances where cause exists or withdrawal of the Seadrill Member where that withdrawal violates the operating agreement, a successor member that will own the Seadrill Member interest will have the option to purchase the Seadrill Member interest and incentive distribution rights owned by such departing member that owned the Seadrill Member interest for a cash payment equal to the fair market value of those interests. Under all other circumstances where the member that has the rights of the Seadrill Member withdraws or is removed by the members, such departing member that owned the Seadrill Member interest will have the option to require the successor member to purchase the Seadrill Member interest of such departing member that owned the Seadrill Member interest and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing member that owned the Seadrill Member interest and the successor member that will own the Seadrill Member interest. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing member that owned the Seadrill Member interest and the successor member that will own the Seadrill Member interest will determine the fair market value. Or, if the departing member that owned the Seadrill Member interest and the successor member that will own the Seadrill Member interest cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing member that owned the Seadrill Member interest or the successor member that will own the Seadrill Member interest, the departing member’s Seadrill Member interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing member that owned the Seadrill Member interest for all amounts due to such departing member, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by such departing member or its affiliates for our benefit.

Transfer of Seadrill Member Interest

Except for the transfer by the Seadrill Member of all, but not less than all, of its Seadrill Member interest in us to:

•	an affiliate of the Seadrill Member (other than an individual); or

•

another entity as part of the merger or consolidation of the Seadrill Member with or into another entity or the transfer by the Seadrill Member of all or substantially all of its assets to another entity, the Seadrill Member may not transfer all or any part of its Seadrill Member interest in us to another person prior to September 30, 2022, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the Seadrill Member and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the Seadrill Member, agree to be bound by the provisions of the operating agreement and furnish an opinion of counsel regarding limited liability.

The Seadrill Member and its affiliates may at any time transfer its common units and subordinated units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the Seadrill Member

At any time, the members of the Seadrill Member may sell or transfer all or part of their respective limited liability company interests in the Seadrill Member to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

The Seadrill Member or its affiliates or a subsequent holder of the incentive distribution rights, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or the transfer of all or substantially all of its assets to that entity without the prior approval of the unitholders. Prior to September 30, 2017, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the Seadrill Member and its affiliates. On or after September 30, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

The operating agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the Seadrill Member or otherwise change management. If any person or group acquires beneficial ownership of more than 5% of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 5% of all such units. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

The operating agreement also provides that if the Seadrill Member is removed under circumstances where cause does not exist and units held by the Seadrill Member and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

the holder of the incentive distribution rights (initially, the Seadrill Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time the Seadrill Member and its affiliates hold more than 80% of the then-issued and outstanding limited liability company interests of any class, the Seadrill Member will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited liability company interests of the class held by unaffiliated persons as of a record date to be selected by the Seadrill Member, on at least 10 but not more than 60 days’ notice at a price equal to the greater of (x) the average of the daily closing prices of the limited liability company interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Seadrill Member or any of its affiliates for limited liability company interests of such class during the 90-day period preceding the date such notice is first mailed. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the Seadrill Member’s right to purchase outstanding limited liability company interests, a holder of limited liability company interests may have the holder’s limited liability company interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units.”

At the completion of this offering and assuming no exercise of the underwriters’ over-allotment option, Seadrill will own         % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ over-allotment option and conversion of all of our subordinated units into common units, Seadrill will own         % of our common units.

Board of Directors

Under our operating agreement, our board of directors has the authority to oversee and direct our operations, policies and management on an exclusive and irrevocable basis. After the completion of this offering, but prior to our first annual meeting of unitholders in 2013, our board of directors will be comprised of five persons appointed by Seadrill in its sole discretion and an additional two may be appointed prior to the first annual meeting. Following our first annual meeting of unitholders, our board will consist of seven members, three of whom will be appointed by the Seadrill Member in its sole discretion and four of whom will be elected by our common unitholders.

Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our members. In addition, any member or group of members that holds beneficially 10% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than 10 days following the public announcement of the meeting date. The notice must set forth:

•	the name and address of the member or members making the nomination or nominations;

•	the number of common units beneficially owned by the member or members;

•

the information regarding the nominee(s) proposed by the member or members as required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

•	the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

•	a certification that the nominee(s) qualify as elected board members.

The Seadrill Member may remove an appointed board member with or without cause at any time. “Cause” generally means a court’s finding such director, officer or Seadrill Member liable for actual fraud or willful misconduct against us. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by the Seadrill Member may be removed for cause at a properly called meeting of the members by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, the Seadrill Member may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of the members by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

Except as described below regarding a person or group owning more than 5% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.

We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board of directors or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited liability company interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group acquires, in the aggregate, beneficial ownership of more than 5% of all units then outstanding, that person or group will lose voting rights on all of its units in excess of 5% of all such units and those units in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum, or for other similar purposes. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the operating agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under the operating agreement will be delivered to the record holder by us or by the transfer agent.

Status as Member or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the operating agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	the Seadrill Member or any successor owning the Seadrill Member interest;

(2)	any departing member owning the Seadrill Member interest;

(3)	any person who is or was an affiliate of the Seadrill Member or any departing member owning the Seadrill Member interest;

(4)	any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, the Seadrill Member or any departing member owning the Seadrill Member interest;

(6)	any person designated by our board of directors; and

(7)	the members of our board of directors and our officers.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Seadrill Member or any departing member owning the Seadrill Member interest will not be personally liable for or have any obligation to contribute or lend funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the operating agreement.

Reimbursement of Expenses

Our operating agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our operating agreement also requires us to reimburse the Seadrill Member or any departing member owning the Seadrill Member interest for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by such member in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or such member by our board of directors.

Books and Reports

Our board of directors is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

The operating agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable written demand stating the purpose of such demand and at the member’s own expense, have furnished to the member:

(1)	a current list of the name and last known address of each member;

(2)	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each member and the date on which each became a member;

(3)	copies of the operating agreement, the certificate of formation of the company, and related amendments;

(4)	information regarding the status of our business and financial position; and

(5)	any other information regarding our affairs as is just and reasonable.

Our board of directors may, and intends to, keep confidential from the members trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the operating agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited liability company interests proposed to be sold by the Seadrill Member or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of the Seadrill Member. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to the failure to cause a registration statement to become effective. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, the Seadrill Member and its affiliates will hold an aggregate of          common units and          subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the class of securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

Our operating agreement provides that we may issue an unlimited number of limited liability company interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Operating Agreement—Issuance of Additional Interests.”

Under our operating agreement, the Seadrill Member and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the operating agreement, these registration rights allow the Seadrill Member and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. The Seadrill Member and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as the Seadrill Member. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the Seadrill Member and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

We, our directors and executive officers, our subsidiaries and the Seadrill Member and its affiliates, including Seadrill, have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g. financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income (absent the enactment of legislation extending the preferential tax rates for “qualified dividend income” as described in more detail below) to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Under current law, dividends received from an entity treated as a corporation for U.S. federal income tax purposes, such as us, by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is currently taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) the stock or other equity on which such dividends are paid is readily tradable on an established securities market in the United States (such as The New York Stock Exchange on which we expect our common units to be traded); (ii) the dividend paying entity is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common stock or other common equity on which such dividends are paid for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

In the absence of legislation extending the preferential treatment of qualified dividend income, however, this preferential treatment will expire for dividends received in taxable years beginning on or after January 1, 2013, and those dividends will instead be taxed at rates applicable to ordinary income. Because our first planned distribution is not expected to be made until after January 1, 2013, in the absence of legislation extending the term of the preferential treatment of qualified dividend income, to the extent the distributions we make to U.S. Individual Holders are treated as dividends for federal income tax purposes, such U.S. Individual Holders will be taxed on the amount of dividends received at graduated tax rates applicable to ordinary income rather than the preferential tax rates. Furthermore, even if the current preferential tax rates are extended, there is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

If legislation is enacted extending the term for the preferential tax rates for qualified dividend income, special rules may apply to any amounts received in respect of our common units that are treated as qualified dividend income eligible for the preferential tax rates and as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

In addition to U.S. federal income tax imposed on dividends received from us, recently enacted legislation will impose a 3.8% Medicare tax on certain net investment income, including dividends, earned by a U.S. Individual Holder in a taxable year beginning on or after January 1, 2013, to the extent that such holder’s adjusted gross income exceeds a threshold amount.

Ratio of Dividend Income to Distributions

We will compute our earnings and profits for each taxable year in accordance with U.S. federal income tax principles. We estimate that approximately         % of the total cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2014 will constitute dividend income. The remaining portion of these distributions, determined on a cumulative basis, will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $          per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control. Further, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—U.S. Federal Income Taxation of U.S. Holders—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•

at least 75% of our gross income (including the gross income of our drilling rig owning subsidiaries) for such taxable year consists of passive income (e.g. dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•

at least 50% of the average value of the assets held by us (including the assets of our drilling rig owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we are or will be a PFIC with respect to any taxable year. We have received the opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25% of our gross income for our 2012 taxable year and each future year will arise from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 taxable year or any future year.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling contracts or charters, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any future year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies whole owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non- U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering generally will be required to file IRS Form 926 reporting that payment to us. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, result of their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are persons not resident or individuals not resident or ordinarily resident for tax purposes in the United Kingdom (and who are persons who have not been resident or ordinarily resident for tax purposes in the United Kingdom), or “non-U.K. Holders.”

Prospective unitholders who are, or have been, resident or ordinarily resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

We are not required to withhold U.K. tax when paying distributions to unitholders.

Under U.K. taxation legislation, non-U.K. holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

A non-U.K. resident company or an individual not resident or ordinarily resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Nonetheless, because we are organized as a limited liability company (and not a partnership), we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of U.K. taxation solely by reason of the acquisition, holding, disposition or redemption of their common units.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER HIS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the sole book-running manager of this offering and as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of our common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per common unit. If all of the common units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts to exceed 5% of the total number of our common units offered by them.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to          additional common units of ours at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, all of our directors and executive officers, the Seadrill Member and Seadrill, have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units will be determined by negotiations among us and the representatives. Among the factors that may be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price, or that an active trading market in our common units will develop and continue after this offering.

We have applied to list our common units on The New York Stock Exchange under the symbol “SDLP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Seadrill Partners (1)
	No Exercise	Exercise
Per Unit	$	$
Total	$	$

(1)	Excludes an aggregate structuring fee of $ million, payable by us to Citigroup Global Markets Inc.

We estimate that Seadrill’s total expenses for this offering will be approximately $         million (exclusive of the underwriting discount and the structuring fee).

We will pay an aggregate structuring fee equal to         % of the gross proceeds of common units in this offering to Citigroup Global Markets Inc. This structuring fee will compensate Citigroup Global Markets Inc. for providing advice regarding the capital structure of our company, the terms of the offering, the terms of our operating agreement and the terms of certain other agreements between us and our affiliates.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

—	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ over-allotment option.

—	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of common units either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

—

To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

—

To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for Seadrill or our affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013.

We, and certain of our affiliates, including Seadrill, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common units which are the subject of the offering contemplated by this Prospectus (the “Securities”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1)	to legal entities which are qualified investors as defined under the Prospectus Directive;

(2)	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Citigroup Global Markets Inc. for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or          supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Seadrill may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the common units that it is offering for sale. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If Seadrill is deemed to be an underwriter, it may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

Notice to Prospective Investors in the United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (or FSMA) that is not a “recognized collective investment scheme” for the purposes of FSMA (or CIS) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(1)	if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3)	in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of common units which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (or CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited liability company. The Seadrill Member is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, the Seadrill Member or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, the Seadrill Member or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, the Seadrill Member or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Vinson & Elkins L.L.P., Washington, D.C. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Seadrill Partners LLC as of June 28, 2012 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants. PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the structuring fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee		$25,785
Financial Industry Regulatory Authority filing fee		34,250
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses
Printing and engraving costs
Transfer agent fees and other
Miscellaneous

Total	$

All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the New York Stock Exchange listing fee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference room. Our registration statement can also be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY, 10005.

Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we will be required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions with the Seadrill Member or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Seadrill Member or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

INTRODUCTION TO

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

On June 28, 2012, Seadrill Limited formed Seadrill Partners LLC (the “Company”) under the laws of the Republic of the Marshall Islands in connection with the Company’s proposed initial public offering of its common units (the “IPO”). The Company’s unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2012 has been prepared based on the unaudited Condensed Interim Combined Consolidated Carve-out Balance Sheet of the Predecessor (as defined below) as of June 30, 2012. The Company’s unaudited Pro Forma Combined Consolidated Balance Sheet assumes that the IPO and related transactions occurred on June 30, 2012 for the purpose of this pro forma presentation.

The unaudited Pro Forma Combined Consolidated Balance Sheet was derived from the unaudited Condensed Interim Combined Consolidated Carve-out Balance Sheet and should be read together with the historical Combined Consolidated Carve-out Financial Statements of Seadrill Partners LLC Predecessor and the accompanying notes thereto and the Forecasted Results of Operations included elsewhere in this prospectus.

The combined net assets and results of operations of 100% ownership in each of two semi-submersible drilling rigs (the West Aquarius and the West Capricorn), one tender rig (the West Vencedor), and one ultra-deepwater drillship (the West Capella), are collectively referred to as the “Predecessor.”

In connection with the IPO, the Company will acquire a 30% limited partner interest and a non-economic general partner interest in Seadrill Operating LP, a Marshall Islands limited partnership, and a 51% limited liability company interest in Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company. Prior to the IPO, Seadrill Limited and its subsidiaries (collectively, “Seadrill” or the “Parent”) will transfer to Seadrill Operating LP (i) economic interests in various Seadrill subsidiaries, giving Seadrill Operating LP a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor, and (ii) an approximate 56% interest in the entity that owns and operates the West Capella, and Seadrill will transfer to Seadrill Capricorn Holdings LLC a 100% interest in the entities that own and operate the West Capricorn. We refer to Seadrill Operating LP and Seadrill Capricorn Holdings LLC collectively as “OPCO.”

The unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2012 assumes the following transactions occurred on such date:

•

the transfer by Seadrill to Seadrill Operating LP of (i) the capital stock and other equity interests in its wholly-owned subsidiaries that have a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) an approximate 56% interest in the entity that owns and operates the West Capella and the transfer by Seadrill to Seadrill Capricorn Holdings LLC a 100% interest in the entities that own and operate the West Capricorn;

•	the issuance by the Company to Seadrill of common units and subordinated units representing a % limited liability company interest in the Company;

•

the issuance by the Company to Seadrill Member LLC, a Marshall Islands limited liability company (the “Seadrill Member”), of the Seadrill Member interest, which represents a non-economic limited liability company interest in the Company, and all of the Company’s incentive distribution rights;

•

the issuance by the Company to the public of                  common units representing limited liability company interests in the Company and the application of the net proceeds of approximately $         million as consideration for the Company’s acquisition of its interest in OPCO; and

•	the payment by the Company of approximately $ million in offering fees and expenses from the IPO proceeds; and

•

the entry by OPCO into a $300 million revolving credit facility with Seadrill Limited, which will have no borrowings outstanding immediately following the completion of the IPO, and bear interest at a rate of LIBOR plus 5%, with an annual 2% commitment fee on the undrawn balance.

The historical unaudited Condensed Interim Combined Consolidated Carve-out Balance Sheet has been adjusted to give effect to pro forma items that are: (1) directly attributable to the IPO and the related transactions and (2) factually supportable. The unaudited Pro Forma Combined Consolidated Balance Sheet and accompanying notes have been prepared in accordance with accounting principles generally acceptable in the United States, or U.S. GAAP, and should be read together with the Predecessor’s historical Combined Consolidated Carve-out Financial Statements and related notes and the unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined consolidated financial information was derived by adjusting the historical unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of the Predecessor. The adjustments reflected in the unaudited Pro Forma Combined Consolidated Balance Sheet are based on currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the IPO and the related transactions, and that the pro forma adjustments in the unaudited Pro Forma Combined Consolidated Balance Sheet give appropriate effect to the assumptions.

The unaudited Pro Forma Combined Consolidated Balance Sheet does not purport to represent the Company’s financial position had the IPO and related transactions actually been completed on the date indicated. In addition, it does not project the Company’s financial position for any future date or period.

SEADRILL PARTNERS LLC

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

(in US$ millions)

	As of June 30, 2012
	Seadrill Partners LLC Predecessor	Adjustments		Seadrill Partners LLC Pro Forma
Current assets
Cash and cash equivalents	$2.9	$	(a)	$
Accounts receivable, net	102.0
Mobilization revenue receivable—short-term	8.2
Current portion of deferred charges	6.3
Other current assets	6.7

Total current assets	126.1

Non-current assets
Newbuilds	—
Drilling rigs	2,127.3
Deferred charges—long-term	11.0
Mobilization revenue receivable—long-term	33.0
Deferred tax asset	1.0
Other non-current assets	0.1

Total non-current assets	2,172.4

Total assets	$2,298.5	$		$

Current liabilities
Current portion of long-term debt	$180.9	$		$
Trade accounts payable	2.5
Current portion of deferred mobilization revenues	19.6
Other current liabilities	60.4

Total current liabilities	263.4

Non-current liabilities
Long-term interest bearing debt	1,059.2
Borrowings under related party revolving credit facility	—		(b)
Deferred mobilization revenue—long-term	41.5

Total non-current liabilities	1,100.7

Equity
Owner’s/members’ equity	934.4		(a),(c)
Common unitholders	—		(a),(c)
Subordinated unitholders	—		(a),(c)

Total members’ equity	$934.4	$	(a),(c)	$

Non-controlling interest	—		(a)

Total liabilities and owner’s/members’ equity	$2,298.5	$	(a),(c)	$

SEADRILL PARTNERS LLC

NOTES TO UNAUDITED PRO FORMA

COMBINED CONSOLIDATED BALANCE SHEET

1. Basis of Presentation

The unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2012 assumes that the following transactions occurred on such date:

•

the transfer by Seadrill to Seadrill Operating LP of (i) the capital stock and other equity interests in its wholly-owned subsidiaries that have a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) an approximate 56% interest in the entity that owns and operates the West Capella and the transfer by Seadrill to Seadrill Capricorn Holdings LLC of a 100% interest in the entities that own and operate the West Capricorn;

•	the issuance by the Company to Seadrill of common units and subordinated units representing a % limited liability company interest in the Company;

•

the issuance by the Company to the Seadrill Member, of the Seadrill Member interest, which represents a non-economic limited liability company interest in the Company, and all of the Company’s incentive distribution rights;

•

the issuance by the Company to the public of                  common units representing limited liability company interests in the Company and the application of the net proceeds of approximately $         million as consideration for the Company’s acquisition of its interest in OPCO;

•	the payment by the Company of approximately $ million in offering fees and expenses from the IPO proceeds; and

•

the entry by OPCO into a $300 million revolving credit facility with Seadrill Limited, which will have no borrowings outstanding immediately following the completion of the IPO, and bear interest at a rate of LIBOR plus 5%, with an annual 2% commitment fee on the undrawn balance.

The effect on the unaudited Pro Forma Combined Consolidated Balance Sheet of certain of the transactions described above are more fully described in Note 3. The unaudited Pro Forma Combined Consolidated Balance Sheet includes the net assets of the Predecessor.

No working capital adjustments have been reflected in this unaudited Pro Forma Combined Consolidated Balance Sheet.

The unaudited pro forma combined consolidated financial information was derived by adjusting the historical unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements of the Predecessor. The adjustments reflected in the unaudited Pro Forma Combined Consolidated Balance Sheet are based on currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the IPO and related transactions, and that the pro forma adjustments in the unaudited Pro Forma Combined Consolidated Balance Sheet give appropriate effect to the assumptions.

The unaudited Pro Forma Combined Consolidated Balance Sheet does not purport to represent the Company’s financial position had the IPO and related transactions actually been completed on the date indicated. In addition, it does not project the Company’s financial position for any future date or period. The unaudited Pro Forma Combined Consolidated Balance Sheet and accompanying notes have been prepared in accordance with U.S. GAAP and should be read together with the Predecessor’s historical Combined Consolidated Carve-out Financial Statements and related notes and unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements and related notes included elsewhere in this prospectus.

In the opinion of management, this unaudited Pro Forma Combined Consolidated Balance Sheet contains all the adjustments necessary for a fair presentation.

2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited Pro Forma Combined Consolidated Balance Sheet are those used by the Predecessor as set forth in its historical Combined Consolidated Carve-out Financial Statements contained elsewhere in this prospectus.

3. Pro Forma Adjustments and Assumptions

The unaudited Pro Forma Combined Consolidated Balance Sheet gives pro forma effect to the following adjustments:

(a)	Formation and Initial Public Offering of Seadrill Partners LLC

•	the issuance by the Company to Seadrill of common units and subordinated units representing a % limited liability company interests in the Company;

•

the issuance by the Company to the Seadrill Member of the Seadrill Member interest, which represents a non-economic limited liability company interest in the Company, and all of the Company’s incentive distribution rights;

•

the issuance by the Company to the public of                  common units representing limited liability company interests in the Company and the application of the net proceeds of approximately $         million as consideration for the Company’s acquisition of its interest in OPCO;

•

Seadrill Operating LP’s purchase of (i) a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor and (ii) an approximate 56% interest in the entity that owns and operates the West Capella, and Seadrill Capricorn holdings LLC’s purchase of a 100% interest in the entities that own and operate the West Capricorn; and

•	the payment of approximately $ million in offering fees and expenses from the IPO proceeds.

(b)	Financing

•

the entry by OPCO into a $300 million revolving credit facility with Seadrill, which will have no borrowings outstanding immediately following the completion of the IPO and bear interest at a rate of LIBOR plus 5%, with an annual 2% commitment fee on the undrawn balance.

(c)	Assignment of Equity

•	the conversion of the equity of the Predecessor of $934.4 million from owner’s equity to common and subordinated units of the Company, as follows:

–	$ million for common units; and

–	$ million for subordinated units.

After such conversion, the members’ equity amounts of the common unitholders and the subordinated unitholders would be     % and     % of total equity.

Common units accrue cumulative cash distributions for any period during the subordination period in which the available cash is not sufficient to pay the minimum quarterly distribution of $             per unit.

The subordinated units may convert to common units if certain performance milestones are reached after a specified time. The subordination period also will end upon the removal of the Seadrill Member other than for cause if the units held by the Seadrill Member and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. See “How We Make Cash Distributions—Subordination Period” elsewhere in this prospectus.

The discussion of the unaudited Pro Forma Combined Consolidated Balance Sheet assumes that the underwriters’ over-allotment option is not exercised. If the underwriters exercise in full their option to purchase additional common units, the Company would receive approximately $         million of net proceeds from the sale of such common units, but would use such net proceeds to purchase from Seadrill a corresponding number of common units held by Seadrill.

4. Commitments and Contingencies

Commitments and contingencies are set forth in the Predecessor’s historical Combined Consolidated Carve-out Financial Statements contained elsewhere in this prospectus.

SEADRILL PARTNERS LLC PREDECESSOR

UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT

STATEMENTS OF OPERATIONS

for the six months ended June 30, 2012 and 2011

(in US$ millions)

	Six Months Ended June 30,
	2012	2011
Operating revenues
Contract revenues	$262.2	$242.1
Reimbursable revenues	4.5	5.7
Other revenues	8.5	—

Total operating revenues	275.2	247.8

Operating expenses
Rig operating expenses	89.1	78.4
Reimbursable expenses	4.1	5.3
Depreciation and amortization	30.9	29.4
General and administrative expenses	12.8	7.6

Total operating expenses	136.9	120.7

Net operating income	138.3	127.1
Financial items
Interest income	1.2	—
Interest expense	(18.0)	(16.0)
Loss on interest rate swaps	(10.5)	(8.6)
Foreign exchange (loss)/gain	(1.3)	0.5

Net financial expenses	(28.6)	(24.1)

Income before income taxes	109.7	103.0
Income taxes (note 5)	(15.8)	(14.1)

Net income	$93.9	$88.9

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT

BALANCE SHEETS

as of June 30, 2012 and December 31, 2011

(in US$ millions)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$2.9	$15.4
Accounts receivables, net	102.0	52.5
Mobilization revenue receivable—short-term	8.2	—
Current portion of deferred charges	6.3	6.3
Other current assets	6.7	21.9

Total current assets	126.1	96.1
Non-current assets
Newbuilds (note 6)	—	764.5
Drilling rigs (note 7)	2,127.3	1,334.6
Deferred charges—long-term	11.0	14.1
Mobilization revenue receivable—long-term	33.0	—
Deferred tax asset (note 5)	1.0	1.1
Other non-current assets	0.1	0.1

Total non-current assets	2,172.4	2,114.4

Total assets	$2,298.5	$2,210.5

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Current portion of long-term debt (note 8)	180.9	180.9
Trade accounts payable	2.5	1.0
Current portion of deferred mobilization revenue	19.6	12.0
Other current liabilities	60.4	59.5

Total current liabilities	263.4	253.4
Non-current liabilities
Long-term interest bearing debt (note 8)	1,059.2	1,149.6
Deferred mobilization revenue—long-term	41.5	14.5

Total non-current liabilities	1,100.7	1,164.1
Commitments and contingencies (note 11)	—	—
Owner’s equity	934.4	793.0

Total liabilities and owner’s equity	$2,298.5	$2,210.5

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT

STATEMENTS OF CASH FLOWS

for the six months ended June 30, 2012 and 2011

(in US$ millions)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities
Net income	$93.9	$88.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30.9	29.4
Amortization of deferred loan charges	3.1	2.2
Amortization of mobilization revenue	(6.6)	(6.0)
Unrealized loss related to derivative financial instruments	10.5	8.6
Payments for long term maintenance	(1.0)	(1.9)
Deferred income tax expense	0.1	0.1
Changes in operating assets and liabilities
Trade accounts receivable	(52.0)	(26.3)
Trade accounts payable	1.5	(0.2)
Other current assets	15.1	2.7
Other current liabilities	2.6	11.4

Net cash provided by operating activities	98.1	108.9
Cash Flows from Investing Activities
Additions to newbuilds	(57.2)	(17.7)
Additions to rigs and equipment	—	(0.9)

Net cash used in investing activities	(57.2)	(18.6)
Cash Flows from Financing Activities
Proceeds from debt	—	648.9
Repayments of debt	(90.4)	(590.0)
Owner’s funding received / (repaid)	37.0	(150.6)

Net cash used in financing activities	(53.4)	(91.7)

Net decrease in cash and cash equivalents	(12.5)	(1.4)
Cash and cash equivalents at beginning of the period	15.4	5.2

Cash and cash equivalents at the end of period	2.9	3.8

Supplementary disclosure of cash flow information:
Cash paid during the period for:
Interest paid, net of capitalized interest	14.7	13.5
Income taxes paid	4.9	10.2

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT

STATEMENT OF CHANGES IN OWNER’S EQUITY

for the six months ended June 30, 2012 and 2011

(in US$ millions)

Owner’s Equity
Balance at December 31, 2011	$793.0
Net income	93.9
Movement in invested equity	47.5

Balance at June 30, 2012	$934.4

Balance at December 31, 2010	$1,034.7
Net income	88.9
Movement in invested equity	(141.7)

Balance at June 30, 2011	$981.9

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 1—Overview and Basis of Presentation

Background and Formation

On June 28, 2012, Seadrill Limited (“Seadrill” or the “Parent”) formed Seadrill Partners LLC (the “Company”) under the laws of the Republic of the Marshall Islands as part of its strategy for the Company to own, in connection with the Company’s proposed initial public offering of its common units (the “IPO”), a 30% limited partner interest and a non-economic general partner interest in Seadrill Operating LP, a Marshall Islands limited partnership and a 51% interest in Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company, which we collectively refer to as “OPCO.”

Prior to the IPO, Seadrill and its subsidiaries will transfer to (i) Seadrill Operating LP (a) a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor, and (b) a 56% interest in the entity that owns and operates the West Capella and (ii) Seadrill Capricorn Holdings LLC a 100% interest in the entities that own and operate the West Capricorn, which we collectively refer to as “OPCO’s Initial Fleet.” The combined net assets and results of operations of 100% ownership in OPCO’s Initial Fleet (including 100% ownership in the entities that own and operate the West Capella) are referred to as the “Predecessor.”

Seadrill is a publicly listed Bermudan company, specializing in the acquisition, ownership, operation and chartering of oil rigs and associated services. As of June 30, 2012, Seadrill owned and operated a fleet of 43 offshore drilling rigs (including OPCO’s drilling rigs) and had an additional 18 drilling rigs under construction.

Basis of Preparation and Presentation

The Predecessor Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which the Predecessor directly or indirectly holds more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest million, unless otherwise stated.

The transfers described in the Background and Formation section above will represent a reorganization of entities under common control and will be recorded at historical cost. The Predecessor Combined Consolidated Carve-out Financial Statements have been prepared on a “carve-out” basis from the accounting records of the Parent using historical results of operations, assets and liabilities attributable to the Predecessor, including allocation of expenses from the Parent. Management believes the assumptions and allocations have been determined on a basis that is a reasonable reflection of the utilization of services provided to, or the benefit received by, the Predecessor during the periods presented. The actual basis of allocation for each item is described below.

These Predecessor Combined Consolidated Carve-out Financial Statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries, plus the following items which have been assigned or allocated as set forth below:

•	The West Capricorn loan and associated balances have been assigned based on the actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

The Predecessor’s debts relating to the West Capella, the West Aquarius and the West Vencedor drilling rigs are held by Seadrill in connection with loan facilities which also cover non-Predecessor drilling rigs. Accordingly, the Predecessor’s share of these loan facilities, interest expense, deferred finance fees and

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

related repayments and drawdowns for all periods presented have been carved-out based on the relative fair value of the Predecessor’s drilling rigs at December 31, 2011, which is based on external fair value assessments.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill corporate group, a proportion of the interest cost of this debt has been included in the Predecessor Combined Consolidated Carve-out Financial Statements for the periods presented, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

A portion of Seadrill’s mark-to-market adjustments for interest rate swap derivatives have been allocated to the Predecessor’s Combined Consolidated Carve-out Statement of Operations on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs, that cannot be attributed to specific drilling rigs have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses, which include stock-based compensation and defined benefit pension plan costs of Seadrill that cannot be attributed to specific drilling rigs, and for which the Predecessor is deemed to have received the benefit of, have been allocated to the Predecessor based on intercompany charges from Seadrill. The Predecessor has treated the defined benefit plan as a multiemployer plan operated by Seadrill and has included only period costs from Seadrill during the periods presented.

In accordance with the convention for carve-out financial statements, amounts due to and due from the Predecessor to other Seadrill entities are recognized within owner’s equity in the Predecessor Combined Consolidated Carve-out Financial Statements. Because Seadrill uses a centralized cash management system, whereby cash held at a subsidiary level is swept on a daily basis into a centralized treasury function at Seadrill, intercompany payables and receivables outstanding for the periods presented have been deemed to have been treated as equity by the Predecessor to Seadrill. The Predecessor carve-out financial statements had negative working capital at June 30, 2012 and December 31, 2011. This is due to the historic financial positions of the Predecessor, historic interaction between the Predecessor and Seadrill, and the accounting treatment described above. A discussion of the relationship with Seadrill, including a description of the costs that have been allocated to the Predecessor, is included in Note 9 “Related Party Transactions.”

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all years presented, as the Predecessor may have had, for example, additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a publicly traded entity.

Interim Presentation

The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are stated in accordance with U.S. GAAP for interim financial information. The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements do not include all of the disclosures required in complete annual financial statements. These Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements should be read in conjunction with our Combined Consolidated Carve-out Financial Statements as at December 31, 2011. The year-end condensed balance sheet data that was derived from those audited financial statements does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Significant Accounting Policies

The accounting policies adopted in the preparation of the Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are consistent with those followed in the preparation of our annual Combined Consolidated Carve-out Financial Statements and accompanying notes for the year ended December 31, 2011.

Note 2—Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update, or ASU, 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards).” In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement.” There are, however, some amendments that change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption did not have a material impact on the Predecessor’s Combined Consolidated Carve-out Financial Statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Predecessor’s disclosures.

Note 3—Basis for Combination

The following table lists the entities that are included in the Predecessor Combined Consolidated Carve-out Financial Statements for the six months ended June 30, 2012 and 2011:

Name of the Company	Jurisdiction of Incorporation	Principal Activities
Seadrill China Operations Ltd	Bermuda	Rig owner
Seadrill Deepwater Drillship Ltd	Cayman Islands	Rig owner
Seadrill Vencedor Ltd	Bermuda	Rig owner
Seabras Rig Holdco Kft*	Hungary	Rig owner
Seadrill Capricorn Ltd	Bermuda	Previous rig owner
Seadrill Tender Rigs Ltd	Bermuda	Previous rig owner
Subsea Drilling IV Ltd	Cyprus	Previous rig owner
Seadrill Canada Ltd*	Newfoundland	Operating company
Seadrill Americas Inc.	U.S.A.	Operating company
Seadrill Asia Ltd	Hong Kong	Operating company
Seadrill Offshore AS	Norway	Operating company
Seadrill Mobile Units Nigeria	Nigeria	Service company

*	Established in 2012.

In addition to the entities listed above, the Predecessor Combined Consolidated Carve-out Financial Statements include allocations and charges from other Seadrill subsidiaries from which the Predecessor is deemed to have received benefit. This has been described further in Note 9—Related Parties.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 4—Segment Information

The Predecessor fleet, which was regarded as one single global segment, will going forward be reviewed by the Chief Operating Decision Maker as an aggregated sum of assets, liabilities and activities generating distributable cash to meet minimum quarterly distributions.

A breakdown of the Predecessor’s revenues by customer for the six months ended June 30, 2012 and 2011 would have been as follows:

	Six Months Ended June 30,
Contract Revenue Split by Customer	2012	2011
ExxonMobil	43%	43%
Total	39%	41%
Chevron	16%	16%
BP	2%	—

Total	100%	100%

Geographic Data

Revenues are attributed to geographical areas based on the country of operations for drilling activities, i.e. the country where the revenues are generated. The following presents the Predecessor’s revenues and fixed assets by geographic area:

Revenues

	Six Months Ended June 30,
(in US$ millions)	2012	2011
Nigeria	$110.9	$102.9
China	80.1	49.5
Angola	43.3	39.6
Vietnam	32.3	23.7
Malaysia	—	30.8
U.S.A.	7.3	—
Other	1.3	1.3

Total	$275.2	$247.8

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Fixed Assets—Operating Drilling Rigs(1)

(in US$ millions)	June 30, 2012	December 31, 2011
Nigeria	$564.0	$576.7
China	—	555.1
Vietnam	546.1	—
Angola	197.8	202.8
U.S.A	819.4	—

Total	$2,127.3	$1,334.6

(1)	The fixed assets referred to in the table above are the Predecessor’s operating drilling rigs. Asset locations at the end of a period are not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during such period.

Note 5—Taxation

The components of income tax expense are as follows:

	Six Months Ended June 30,
(in US$ millions)	2012	2011
Current tax expense:
China	$5.4	$4.0
Nigeria	6.3	6.6
Angola	2.2	2.0
Canada	(0.8)	—
Norway	2.6	1.4
Bermuda	—	—
Cayman Islands	—	—

Total current tax expense	15.7	14.0
Deferred tax (income) expense:
Angola	0.1	0.1

Total provision	$15.8	$14.1

Effective tax rate	14.4%	13.7%

A reconciliation between the income tax expense resulting from applying the Bermudan statutory income tax rate and the reported income tax expense has not been presented herein as it would not provide additional useful information to users of the Predecessor’s Unaudited Combined Consolidated Carve-out Financial Statements as the Predecessor’s net income is not subject to Bermuda tax.

Rig movements between taxed jurisdictions also affect the provision of tax expense.

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

The net deferred tax assets consist of the following:

(in US$ millions)	June 30, 2012	December 31, 2011
Deferred mobilization revenue	$1.0	$1.1

Total deferred tax assets	$1.0	$1.1

The Predecessor did not have any deferred tax liabilities at June 30, 2012 and December 31, 2011.

Note 6—Newbuilds

(in US$ millions)
Opening balance at December 31, 2011	$764.5
Additions	44.2
Capitalized interest and loan related costs	12.9
Re-classified as drilling rigs	(821.6)

Closing balance at June 30, 2012	$—

All movement during the period related to the West Capricorn, which was transferred from newbuilds to drilling rigs in June 2012.

Note 7—Drilling Rigs

(in US$ millions)	June 30, 2012	December 31, 2011
Cost	$2,276.4	$1,453.7
Accumulated depreciation	(149.1)	(119.1)

Net book value	$2,127.3	$1,334.6

Depreciation expense related to the Predecessor’s drilling rigs was $30.9 million and $29.4 million for the six months ended June 30, 2012 and 2011, respectively.

Note 8—Long-term Interest Bearing Debt

As of June 30, 2012 and December 31, 2011, the Predecessor had the following amounts outstanding under credit facilities:

(in US$ millions)	June 30, 2012	December 31, 2011
$1,500 credit facility	$599.8	$654.3
$1,200 term loan	117.8	126.2
$550 credit facility	522.5	550.0

Total interest bearing debt	$1,240.1	$1,330.5

Less: current portion	(180.9)	(180.9)

Long-term portion of interest bearing debt	$1,059.2	$1,149.6

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

The outstanding debt as of June 30, 2012 is repayable as follows:

Twelve month period ending June 30,	(in US$ millions)
2013	$180.9
2014	562.6
2015	139.1
2016	55.0
2017 and thereafter	302.5

Total	$1,240.1

Covenants-Credit Facilities

Covenants relating to our credit facilities mainly consist of minimum liquidity requirements, interest coverage ratio, current ratio, equity ratio and leverage ratio. For more details see the Combined Consolidated Carve-out Financial Statements for the year ended December 31, 2011.

These covenants are measured at the Seadrill level and are not applicable to the Predecessor. However, the Predecessor’s credit facilities and term loans contain cross-default provisions that would be triggered if Seadrill defaults under its indebtedness. Seadrill was in compliance with all financial loan covenants as of June 30, 2012.

Note 9—Related Party Transactions

Other Income

In the period, the Company has provided certain services to related parties, including the provision of onshore and offshore personnel of $8.5 million. This has been classified within Other Revenue and is recognized as it is earned.

Invoiced Charges

Historically, the Predecessor has been an integrated part of the Parent. As described in Note 1, the Parent has charged the Predecessor for the periods presented for the provision of technical and commercial management of the drilling rigs, as well as a share of the Parent’s general and administrative costs. Amounts charged to the Predecessor by other Seadrill Group companies for the six months ended June 30, 2012 and 2011 were $31.9 million and $22.8 million, respectively, which include charges related to the following:

•

$12.5 million and $7.9 million for the six months ended June 30, 2012 and 2011, respectively, from the Seadrill corporate head office in Norway and the regional offices in Dubai, Singapore and Houston related to personnel costs, office rent and other administrative costs.

•	$11.4 million and $8.1 million for the six months ended June 30, 2012 and 2011, respectively, related to rig operating costs charged from the Angolan service company.

•

The Predecessor’s drilling rigs were insured by a Seadrill Group company during the periods presented. Insurance premiums charged to the Predecessor related to the Predecessor’s rigs were $6.7 million and $5.5 million for the six months ended June 30, 2012 and 2011, respectively.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Allocated Costs

As described in Note 1, the Predecessor’s Combined Consolidated Carve-out Financial Statements include certain allocations. Amounts allocated to the statement of operations for the six months ended June 30, 2012 and 2011 are:

	Six Months Ended June 30,
(in US$ millions)	2012	2011
Interest expense on rig specific debt	$14.8	$12.7
Loss on interest rate swaps	10.5	8.6
Interest expense on general purpose debt	—	1.1

Total allocated costs and expenses	$25.3	$22.4

Certain Predecessor subsidiaries use a cash pooling arrangement within the Parent’s corporate group, whereby cash held at a subsidiary level is swept on a daily basis into a centralized treasury function. Because of the accounting convention for carve-out financial statements, the amount due from the Parent with respect to this cash is recognized as invested equity in the Predecessor financial statements. In connection with the IPO which is described in more detail in Note 1—Overview and Basis of Preparation, the owner’s equity presented in the Predecessor Combined Consolidated Carve-out Financial Statements will be assigned to the units representing Seadrill’s interest in the Predecessor.

Note 10—Risk Management and Financial Instruments

The majority of the Predecessor’s gross earnings from drilling rigs are receivable in U.S. dollars and the majority of the Predecessor’s other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Predecessor. However, the Predecessor has operations and assets in a number of countries worldwide and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates, primarily relative to the U.S. dollar. The Predecessor is also exposed to changes in interest rates on floating interest rate debt. There is, thus, a risk that currency and interest rate fluctuations will have a negative effect on the Predecessor’s cash flows and statement of operations.

Interest Rate Risk Management

The Predecessor’s exposure to interest rate risk relates mainly to its portion of the Parent’s floating interest rate debt and to some degree the balances of surplus funds placed with financial institutions by the Parent. The Parent manages this exposure through the use of interest rate swaps. The Parent’s goal is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Predecessor with flexibility to meet all requirements for working capital and capital investments.

The Predecessor has been allocated a proportion of the Parent’s loss on interest rate swaps for the six months ended June 30, 2012 and 2011 based on its share of floating interest debt and, therefore, no positions are recorded within the Predecessor’s financial statements.

Details of the Parent’s Interest Rate Swaps

The extent to which the Parent utilizes interest rate swaps to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates. At June 30, 2012 and December 31, 2011, the Parent

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

had interest rate swap agreements with an outstanding principal of $4,800 million and $4,738 million, respectively. In addition, the Parent had outstanding cross currency interest rate swaps at June 30, 2012 and December 31, 2011 with principal amounts of $250 million and $34 million, respectively. These agreements do not qualify for hedge accounting, and accordingly the Predecessor’s share of any changes in the fair values of the swap agreements are included in the Predecessor Combined Consolidated Carve-out Statement of Operations under “Loss on interest rate swaps.” The Parent’s combined total fair value of the interest rate swaps and cross currency interest swaps outstanding at June 30, 2012 and December 31, 2011 amounted to a liability in the Parent’s financial statements of $387 million and $345 million, respectively. The fair values of the Parent’s interest rate swaps are calculated using well-established independent valuation techniques applied to contracted cash flows and LIBOR and Norwegian Interbank Offered Rate (“NIBOR”) interest rates as of June 30, 2012 (classified as “level two” inputs in the Parent company’s financial statements). At June 30, 2012, the Parent had 26 interest rate swap agreements, most of which receive rates of three month LIBOR, while paying rates between 2.06% and 4.63%. The contracts have starting dates ranging from May 2005 to June 2013, and maturity dates from October 2012 to December 2018. Counterparties to these agreements are DNB Bank ASA, Swedbank AB, Fokus Bank, ABN Amro, ING Bank N.V and Nordea Bank Finland Plc.

Credit Risk

The Predecessor has financial assets which expose the Predecessor to credit risk arising from possible default by a counterparty. The Predecessor considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Predecessor, in the normal course of business, does not demand collateral from its counterparties.

Fair Values

The carrying value and estimated fair value of the Predecessor’s financial assets and liabilities at June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012		December 31, 2011
(in US$ millions)	Fair value	Carrying value	Fair value	Carrying value
Cash and cash equivalents	$2.9	$2.9	$15.4	$15.4
Current portion of long-term debt	180.9	180.9	180.9	180.9
Long-term portion of floating rate debt	1,059.2	1,059.2	1,149.6	1,149.6

The carrying value of cash and cash equivalents, which are highly liquid, is a reasonable estimate of fair value.

The fair value of the current and long-term portion of floating rate debt is estimated to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis. This debt is not freely tradable and cannot be purchased by the Predecessor at prices other than the outstanding balance plus accrued interest.

The Predecessor does not have any financial instruments that are measured at fair value on a recurring basis.

Accounting Standards Codification (“ASC”) Topic 820 Fair Value Measurement and Disclosures (formerly SFAS 157) (“ASC Topic 820”) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy). We have categorized this at level 2 on the fair value measurement hierarchy.

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Predecessor has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Predecessor’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Predecessor considers factors specific to the asset or liability.

Retained Risk

Physical Damage Insurance

The Parent purchases hull and machinery insurance to cover for physical damage to its drilling rigs and charges the Predecessor for the cost related to the Predecessor fleet.

The Predecessor retains the risk for the deductibles relating to physical damage insurance on the Predecessor’s rig fleet. The deductible is currently a maximum of $5 million per occurrence.

Loss of Hire Insurance

The Parent purchases insurance to cover for loss of revenue in the event of extensive downtime caused by physical damage to its drilling rigs, where such damage is covered under the Parent’s physical damage insurance, and charges the Predecessor for the cost related to the Predecessor fleet.

The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, insurance policies according to which the Predecessor is compensated for loss of revenue are limited to between 210 and 290 days. The Predecessor retains the risk related to loss of hire during the initial 60 day period, as well as any loss of hire exceeding the number of days permitted under insurance policy.

Protection and Indemnity Insurance

The Parent purchases protection and indemnity insurance and excess liability insurance for personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs to cover claims of up to $250 million per event and in the aggregate for the West Vencedor and up to $500 million per event and in the aggregate for each of the West Aquarius, the West Capricorn and the West Capella.

The Predecessor retains the risk for the deductible of up to $0.5 million per occurrence relating to protection and indemnity insurance.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO UNAUDITED CONDENSED INTERIM COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Concentration of Risk

There is a concentration of credit risk with respect to cash and cash equivalents as most of the amounts are deposited with Nordea Bank Finland Plc and Fokus Bank. The Predecessor considers these risks to be remote.

In the six months ended June 30, 2012 and 2011, 43% of the Predecessor’s contract revenues were received from subsidiaries of ExxonMobil Corporation (“Exxon”), 39% and 41%, respectively, from Total S.A. (“Total”), 16% from Chevron Corporation (“Chevron”). There is, thus, a concentration of revenue risk with respect to Exxon, Total and Chevron.

Note 11—Commitments and Contingencies

Legal Proceedings:

From time to time, the Predecessor is a party, as plaintiff or defendant, to certain commercial disputes for variation orders arising from the operation of its drilling rigs and other claims, in the ordinary course of business. The Predecessor believes that the resolution of such claims will not have a material adverse effect on the Predecessor’s operations or financial condition. The Predecessor’s best estimate of the outcome of the various disputes has been reflected in the Combined Consolidated Carve-out Financial Statements of the Predecessor as of June 30, 2012.

Pledged Assets

The book value of assets pledged under mortgages and overdraft facilities at June 30, 2012 and December 31, 2011 were $2,127.3 million and $2,099.1 million, respectively.

Purchase Commitments

The Predecessor did not have any contractual commitments at June 30, 2012.

Guarantees

At June 30, 2012, Seadrill had issued the following guarantees in favor of third parties related to the Predecessor rigs:

•	Guarantees issued in favor of banks in relation to customs in Nigeria (West Capella) for $157.4 million and China (West Aquarius) for $173.7 million.

•	Guarantees to Exxon (West Aquarius) for $90.0 million and Total (West Capella) for $25.0 million in relation to the Predecessor’s performance under the respective drilling contracts.

There were no guarantees in relation to the West Vencedor or West Capricorn.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Seadrill Partners LLC

In our opinion, the accompanying Combined Consolidated Carve-out Balance Sheets and the related Combined Consolidated Carve-out Statements of Operations, Combined Consolidated Carve-out Statements of Changes in Owner’s Equity and Combined Consolidated Carve-out Statements of Cash Flows present fairly, in all material respects, the financial position of the carved-out predecessor to Seadrill Partners LLC (the “Seadrill Partners LLC Predecessor”), including the assets and liabilities associated with the drilling rigs the West Aquarius, the West Capella, the West Vencedor and the West Capricorn as described in Note 1 as at December 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These Combined Consolidated Carve-out Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Combined Consolidated Carve-out Financial Statements based on our audit. We conducted our audit of these Combined Consolidated Carve-out Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Consolidated Carve-out Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Consolidated Carve-out Financial Statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

July 2, 2012

SEADRILL PARTNERS LLC PREDECESSOR COMBINED CONSOLIDATED CARVE-OUT STATEMENTS OF OPERATIONS for the years ended December 31, 2011 and 2010 (in US$ millions)

	2011	2010
Operating revenues
Contract revenues	$485.0	$467.6
Reimbursable revenues	12.2	10.7

Total operating revenues	497.2	478.3
Operating expenses
Rig operating expenses	157.5	131.8
Reimbursable expenses	11.7	8.7
Depreciation and amortization	57.8	56.8
General and administrative expenses	17.0	11.4

Total operating expenses	244.0	208.7

Net operating income	253.2	269.6
Financial items
Interest expense	(31.9)	(35.6)
Loss on interest rate swaps	(52.1)	(22.5)
Foreign exchange loss	(0.5)	—

Net financial expenses	(84.5)	(58.1)

Income before income taxes	168.7	211.5
Income taxes (note 5)	(27.6)	(35.0)

Net income	$141.1	$176.5

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

COMBINED CONSOLIDATED CARVE-OUT BALANCE SHEETS

as of December 31, 2011 and 2010

(in US$ millions)

	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$15.4	$5.2
Accounts receivables, net (note 7)	52.5	91.2
Current portion of deferred charges (note 11)	6.3	4.5
Other current assets (note 8)	21.9	5.1

Total current assets	96.1	106.0
Non-current assets
Newbuilds (note 9)	764.5	364.5
Drilling rigs (note 10)	1,334.6	1,409.5
Deferred charges—long-term (note 11)	14.1	11.6
Deferred tax asset (note 5)	1.1	1.4
Other non-current assets	0.1	0.2

Total non-current assets	2,114.4	1,787.2

Total assets	$2,210.5	$1,893.2

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Current portion of long-term debt (note 13)	180.9	132.6
Trade accounts payable	1.0	1.6
Current portion of deferred mobilization revenue	12.0	12.0
Other current liabilities (note 12)	59.5	41.2

Total current liabilities	253.4	187.4
Non-current liabilities
Long-term interest bearing debt (note 13)	1,149.6	644.7
Deferred mobilization revenue—long-term	14.5	26.4

Total non-current liabilities	1,164.1	671.1
Commitments and contingencies (note 16)	—	—
Owner’s equity	793.0	1,034.7

Total liabilities and owner’s equity	$2,210.5	$1,893.2

The accompanying notes are an intergral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR COMBINED CONSOLIDATED CARVE-OUT STATEMENTS OF CASH FLOWS for the years ended December 31, 2011 and 2010 (in US$ millions)

	2011	2010
Cash Flows from Operating Activities
Net income	$141.1	$176.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57.8	56.8
Amortization of deferred loan charges	4.5	4.3
Amortization of mobilization revenue	(12.0)	(11.5)
Unrealized loss related to derivative financial instruments	52.1	22.5
Payments for long term maintenance	(3.8)	—
Deferred income tax expense	0.3	(1.4)
Changes in operating assets and liabilities
Mobilization fees received from customers	—	14.4
Trade accounts receivable	38.8	(14.5)
Trade accounts payable	(0.6)	(0.5)
Other current assets	(1.8)	0.2
Other current liabilities	17.2	(2.1)

Net cash provided by operating activities	293.6	244.7
Cash Flows from Investing Activities
Additions to newbuilds	(390.8)	(140.6)
Additions to rigs and equipment	(1.5)	—

Net cash used in investing activities	(392.3)	(140.6)
Cash Flows from Financing Activities
Proceeds from debt	1,484.2	891.3
Repayments of debt	(931.0)	(521.1)
Debt fees paid	(8.8)	(1.7)
Repayments of owner’s funding	(435.5)	(483.3)

Net cash provided by/(used in) financing activities	108.9	(114.8)

Net increase / (decrease) in cash and cash equivalents	10.2	(10.7)
Cash and cash equivalents at beginning of the period	5.2	15.9

Cash and cash equivalents at the end of period	15.4	5.2

Supplementary disclosure of cash flow information:
Cash paid during the year for:
Interest paid, net of capitalized interest	28.7	31.2
Income taxes paid	29.6	25.5

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR COMBINED CONSOLIDATED CARVE-OUT STATEMENTS OF CHANGES IN OWNER’S EQUITY for the years ended December 31, 2011 and 2010 (in US$ millions)

Owner’s Equity
Balance at January 1, 2010	$1,318.2
Net income	176.5
Movement in invested equity	(460.0)

Balance at December 31, 2010	1,034.7
Net income	141.1
Movement in invested equity	(382.8)

Balance at December 31, 2011	$793.0

The accompanying notes are an integral part of these financial statements

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 1—Overview and Basis of Presentation

Background and Formation

On June 28, 2012, Seadrill Limited (“Seadrill” or the “Parent”) formed Seadrill Partners LLC (the “Company”) under the laws of the Republic of the Marshall Islands as part of its strategy for the Company to acquire, in connection with the Company’s proposed initial public offering of its common units (the “IPO”), a 30% limited partner interest and a non-economic general partner interest in Seadrill Operating LP, a Marshall Islands limited partnership and a 51% limited liability company interest in Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company, which we collectively refer to as “OPCO.”

Prior to the IPO, Seadrill and its subsidiaries will transfer to (i) Seadrill Operating LP, (a) a 100% interest in the entities that own and operate the West Aquarius and the West Vencedor, and (b) an approximate 56% interest in the entity that owns and operates the West Capella and (ii) Seadrill Capricorn Holdings LLC, a 100% interest in the entities that own and operate the West Capricorn, which we collectively refer to as “OPCO’s Initial Fleet.” The combined net assets and results of operations of 100% ownership in OPCO’s Initial Fleet (including 100% ownership in the entities that own and operate the West Capella) are referred to as the “Predecessor.”

Seadrill is a publicly listed Bermudan company, specializing in the acquisition, ownership, operation and chartering of oil rigs and associated services. As of December 31, 2011, Seadrill operated a fleet of 40 offshore drilling rigs and had an additional 15 drilling rigs under construction.

Basis of Preparation and Presentation

The Predecessor’s Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which the Predecessor directly or indirectly holds more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest million, unless otherwise stated.

The transfers described in the Background and Formation section above will represent a reorganization of entities under common control and will be recorded at historical cost. The Predecessor’s Combined Consolidated Carve-out Financial Statements have been prepared on a “carve-out” basis from the accounting records of the Parent using historical results of operations, assets and liabilities attributable to the Predecessor, including allocation of expenses from the Parent. Management believes the assumptions and allocations have been determined on a basis that is a reasonable reflection of the utilization of services provided to, or the benefit received by, the Predecessor during the periods presented. The actual basis of allocation for each item is described below.

These Predecessor’s Combined Consolidated Carve-out Financial Statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries, plus the following items which have been assigned or allocated as set forth below:

•	The West Capricorn loan and associated balances have been assigned based on the actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

The Predecessor’s debts relating to the West Capella, the West Aquarius and the West Vencedor drilling rigs are held by Seadrill in connection with loan facilities which also cover non-Predecessor drilling rigs. Accordingly, the Predecessor’s share of these loan facilities, interest expense, deferred financing fees and related repayments and drawdowns for all periods presented have been carved-out based on the relative fair value of the Predecessor’s drilling rigs at December 31, 2011, which is based on external fair value assessments.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill corporate group, a proportion of the interest cost of this debt has been included in the Predecessor’s Combined Consolidated Carve-out Financial Statements for the periods presented, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

A portion of Seadrill’s mark-to-market adjustments for interest rate swap derivatives have been allocated to the Predecessor’s Combined Consolidated Carve-out Statement of Operations on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs, that cannot be attributed to specific drilling rigs have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses, which include stock-based compensation and defined benefit pension plan costs of Seadrill that cannot be attributed to specific drilling rigs, and for which the Predecessor is deemed to have received the benefit of, have been allocated to the Predecessor based on intercompany charges from Seadrill. The Predecessor has treated the defined benefit plan as a multiemployer plan operated by Seadrill and has included only period costs from Seadrill during the periods presented.

In accordance with the convention for carve-out financial statements, amounts due to and due from the Predecessor to other Seadrill entities are recognized within owner’s equity in the Predecessor’s Combined Consolidated Carve-out Financial Statements. Because Seadrill uses a centralized cash management system, whereby cash held at a subsidiary level is swept on a daily basis into a centralized treasury function at Seadrill, intercompany payables and receivables outstanding for the periods presented have been deemed to have been treated as equity in the Predecessor. The Predecessor carve-out financial statements had negative working capital at December 31, 2011 and 2010. This is due to the historic financial positions of the Predecessor, historic interaction between the Predecessor and Seadrill, and the accounting treatment described above. A discussion of the relationship with Seadrill, including a description of the costs that have been allocated to the Predecessor, is included in Note 14 “Related Party Transactions.”

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all years presented, as the Predecessor may have had, for example, additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a publicly traded entity.

Note 2—Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods in these Predecessor’s Combined Consolidated Carve-out Financial Statements.

Use of Estimates

Preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract Revenue

A substantial majority of the Predecessor’s revenues are derived from dayrate based drilling contracts (which may include lump sum fees for mobilization and demobilization) and other service contracts. Both

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

dayrate based and lump sum fee revenues are recognized ratably over the contract period as services are rendered. Under some contracts, the Predecessor is entitled to additional payments for meeting or exceeding certain performance targets. Such additional payments are recognized when any uncertainties regarding achievements of such targets are resolved or upon completion of the drilling program.

In connection with drilling contracts, the Predecessor may receive lump sum fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to commencement of drilling services. These up-front fees are recognized as revenue over the original contract term, excluding any extension option periods.

In some cases, the Predecessor may receive lump sum non-contingent fees or dayrate based fees from customers for demobilization upon completion of a drilling contract. Non-contingent demobilization fees are recognized as revenue over the original contract term, excluding any extension option periods. Contingent demobilization fees are recognized as earned upon completion of the drilling contract.

Fees received from customers under drilling contracts for capital upgrades are deferred and recognized over the remaining contract term, excluding any extension option periods.

Reimbursable Revenue and Expenses

Reimbursements received for the purchases of supplies, personnel and other services provided on behalf of and at the request of our customers in accordance with a drilling contract are recorded as revenue. The related costs are recorded as reimbursable expenses in the same period.

Mobilization and Demobilization Expenses

Mobilization costs incurred as part of a contract are capitalized and recognized as expense over the original contract term, excluding any extension option periods. The costs of relocating drilling rigs that are not under contract are expensed as incurred.

Demobilization costs are costs related to the transfer of a vessel or drilling rig to a safe harbor or different geographic area and are expensed as incurred.

Rig Operating Expenses

Rig operating expenses are costs associated with operating a drilling rig that is either in operation or stacked, and include the remuneration of offshore crews and related costs, rig supplies, insurance costs, expenses for repairs and maintenance as well as costs related to onshore personnel in various locations where we operate the rigs and are expensed as incurred.

Repairs, Maintenance and Periodic Surveys

Costs related to periodic surveys of drilling rigs are capitalized under drilling rigs and amortized over the anticipated period between overhauls, which is generally five years. These costs are primarily shipyard costs and the cost of employees directly involved in the work. Amortization costs for periodic surveys are included in depreciation and amortization expense.

Costs for other repair and maintenance activities are included in rig operating expenses and expensed when the repairs and maintenance take place.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Foreign Currencies

The Predecessor and its subsidiaries use the U.S. dollar as their functional currency because the majority of their revenues and expenses are denominated in U.S. dollars. Accordingly, the Predecessor’s reporting currency is also U.S. dollars.

Transactions in foreign currencies during a period are translated into U.S. dollar at the rates of exchange in effect on the date of the transaction. Foreign currency assets and liabilities are translated using rates of exchange at the balance sheet date. Gains and losses on foreign currency transactions are included in the Predecessor’s Combined Consolidated Carve-out statements of operations.

Current and Non-Current Classification

Receivables and liabilities are classified as current assets and liabilities, respectively, if their maturity is within one year of the balance sheet date. Otherwise, they are classified as non-current assets and liabilities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, bank deposits and highly liquid financial instruments with original maturities of three months or less.

Receivables

Receivables, including accounts receivable, are recorded in the balance sheet at their nominal amount less an allowance for doubtful accounts. The Predecessor establishes reserves for doubtful accounts on a case-by-case basis when it is unlikely that required payments of specific amounts will occur. In establishing these reserves, the Predecessor considers the financial condition of the customer as well as specific circumstances related to the receivable, such as customer disputes. Receivable amounts determined as being unrecoverable are written off.

Newbuilds

The carrying value of rigs under construction (“Newbuilds”) represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuild has been completed and it is ready for its intended use.

Capitalized Interest

Interest expenses are capitalized during construction of newbuilds based on accumulated expenditures for the applicable project at the Predecessor’s current rate of borrowing. The amount of interest expense capitalized in an accounting period shall be determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Predecessor does not capitalize amounts beyond the actual interest expense incurred in the period.

If the Predecessor’s financing plans associate a specific new borrowing with a qualifying asset, the Predecessor uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate to be applied to such excess shall be a weighted average of the rates applicable to other borrowings of the Predecessor.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Drilling Rigs

Drilling rigs are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of the Predecessor’s drilling rigs, when new, is 30 years.

Expenditures for major additions and improvements to rigs are capitalized, while routine maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The carrying value of long-lived assets that are held and used by the Predecessor are reviewed for impairment whenever certain trigger events indicate that the carrying amount of an asset may no longer be appropriate. The Predecessor assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Derivative Financial Instruments and Hedging Activities

Net income includes an allocation of the Parent’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps. The Predecessor does not use hedge accounting for these instruments.

Income Taxes

Income taxes, as presented, are calculated on an “as if” separate tax return basis. Seadrill’s global tax model has been developed based on its entire business. Accordingly, the tax results are not necessarily reflective of the results that the Predecessor would have generated on a stand-alone basis. Income tax expense is based on reported income or loss before income taxes.

As tax law is based on interpretations and applications of the law, which are only ultimately decided by the courts of the particular jurisdictions, significant judgment is involved in determining our provision for income taxes in the ordinary course of our business. We recognize tax assets and liabilities based on our assessment of whether our tax positions are more likely than not sustainable, based on the technical merits of each position and having regard to the relevant taxing authority’s widely understood administrative practices and precedence.

Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. The impact of tax law changes is recognized in periods when the change is enacted.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred Charges

Loan related costs, including debt arrangement fees and legal expenses, are capitalized and amortized over the term of the relevant loan and are included in interest expense.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Related Parties

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update, or ASU, 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards).” In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement.” There are, however, some amendments that change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption is not expected to have a material impact on the Predecessor’s Combined Consolidated Carve-out Financial Statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Predecessor’s disclosures.

Note 3—Basis for Combination

The following table lists the entities that are included in the Predecessor’s Combined Consolidated Carve-out Financial Statements for the years ending December 31, 2011 and December 31, 2010:

Name of the Company	Jurisdiction of Incorporation	Principal Activities

Seadrill China Operations Ltd	Bermuda	Rig owner

Seadrill Deepwater Drillship Ltd	Cayman Islands	Rig owner

Seadrill Capricorn Ltd	Bermuda	Rig owner

Seadrill Vencedor Ltd	Bermuda	Rig owner

Seadrill Tender Rigs Ltd	Bermuda	Previous rig owner

Subsea Drilling IV Ltd	Cyprus	Previous rig owner

Seadrill Asia Ltd	Hong Kong	Operating company

Seadrill Offshore AS	Norway	Operating company

Seadrill Mobile Units Nigeria	Nigeria	Service company

In addition to the entities listed above, the Predecessor’s Combined Consolidated Carve-out Financial Statements include allocations and charges from other Seadrill subsidiaries from which the Predecessor is deemed to have received benefit. This has been described further in Note 14—Related Parties.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 4—Segment Information

Operating Segment

The Predecessor fleet, which was regarded as one single global segment, will going forward be reviewed by the Chief Operating Decision Maker as an aggregated sum of assets, liabilities and activities generating distributable cash to meet minimum quarterly distributions.

A breakdown of the Predecessor’s revenues by customer for the years ended December 31, 2011 and 2010 would have been as follows:

Contract Revenue Split by Customer	2011	2010
ExxonMobil	42%	44%
Total	41%	43%
Chevron	17%	13%

Total	100%	100%

Geographic Data

Revenues are attributed to geographical areas based on the country of operations for drilling activities, i.e. the country where the revenues are generated. The following presents the Predecessor’s revenues and fixed assets by geographic area:

Revenues

(in US$ millions)	2011	2010
Nigeria	$204.7	$204.1
China	115.7	49.1
Angola	82.7	61.7
Vietnam	60.6	—
Malaysia	30.8	—
Philippines	—	111.0
Indonesia	—	49.6
Other	2.7	2.8

Total	$497.2	$478.3

Fixed Assets—Operating Drilling Rigs(1)

(in US$ millions)	2011	2010
Nigeria	$576.7	$600.9
China	555.1	590.6
Angola	202.8	218.0

Total	$1,334.6	$1,409.5

(1)

The fixed assets referred to in the table above are the Predecessor’s operating drilling rigs. In addition to the three drilling rigs in operation that have been reflected in the table above, the West Capricorn rig, which

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

was included within Newbuilds with a book value of $364.5 million and $764.5 million at December 31, 2010 and 2011, respectively, was located in Singapore throughout the periods presented. Asset locations at the end of a period are not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during such period.

Note 5—Taxation

The components of income tax expense are as follows:

(in US$ millions)	2011	2010
Current tax expense:
Bermuda	$—	$—
Cayman Islands	—	—
China	9.6	4.2
Nigeria	11.8	12.5
Angola	3.9	4.5
Cyprus	—	6.5
Norway	2.0	8.7

Total current tax expense	27.3	36.4
Deferred tax (income) expense:
Angola	0.3	(1.4)

Total provision	$27.6	$35.0

Effective tax rate	16.7%	16.6%

A reconciliation between the income tax expense resulting from applying the Bermudan statutory income tax rate and the reported income tax expense has not been presented herein as it would not provide additional useful information to users of the Predecessor’s Combined Consolidated Carve-out Financial Statements as the Predecessor’s net income is not subject to Bermuda tax.

Rig movements between taxed jurisdictions also affect the provision of tax expense.

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

The net deferred tax assets consist of the following:

(in US$ millions)	2011	2010
Deferred mobilization revenue	$1.1	$1.4

Total deferred tax assets	$1.1	$1.4

The Predecessor did not have any deferred tax liabilities at December 31, 2011 and 2010.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 6—Operating Leases

The Predecessor has operating leases relating to a warehouse in Nigeria. For the year ended December 31, 2011, rental expenses amounted to $0.3 million. Future minimum rental payments are as follows:

Year Ending December 31,	US$ million
2012	$0.2
2013	0.4
2014	—
2015	—
2016	—
2017 and thereafter	—

Total	$0.6

Note 7—Accounts Receivable

Accounts receivable are presented net of allowances for doubtful accounts. The allowance for doubtful accounts receivable at December 31, 2011 was $0.4 million. There was no allowance for doubtful accounts at December 31, 2010.

The Predecessor did not recognize any bad debt expense in 2011 or 2010, but instead reduced contract revenue for any disputed amounts.

Note 8—Other Current Assets

Other current assets include:

	December 31,
(in US$ millions)	2011	2010
Prepaid expenses	$1.4	$3.3
Legal settlement(1)	15.0	—
Other	5.5	1.8

Total	$21.9	$5.1

(1)	The legal settlement receivable relates to an arbitration settlement awarded to the Predecessor in December 2011 for liquidated damages on late delivery of the West Aquarius drilling rig from the yard. This was recorded as a reduction in the book value of the drilling rig, and therefore did not have any impact on the statement of operations. The Predecessor received this amount in full in 2012.

Note 9—Newbuilds

	December 31,
(in US$ millions)	2011	2010
Opening balance	$364.5	$445.9
Additions	385.7	129.4
Capitalized interest and loan related costs	14.3	13.9
Re-classified as drilling rigs	—	(224.7)

Closing balance	$764.5	$364.5

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Additions in 2010 principally related to the construction of the semi-submersible rig the West Capricorn, with some amounts relate to the tender rig the West Vencedor.

The re-classification to drilling rigs in 2010 is related to the commencement of operations of the West Vencedor in March 2010.

The closing balance at December 31, 2010, additions in 2011 and the closing balance at December 31, 2011 related to the West Capricorn, which was delivered from the yard in December 2011 but had not yet commenced operations at year end 2011.

Note 10—Drilling Rigs

	December 31,
(in US$ millions)	2011	2010
Cost	$1,453.7	$1,471.7
Accumulated depreciation	(119.1)	(62.2)

Net book value	$1,334.6	$1,409.5

Depreciation expense related to the Predecessor’s drilling rigs was $56.9 million and $55.8 million for the years ended December 31, 2011 and 2010, respectively. In addition to these amounts the Predecessor recorded allocated depreciation expense in the Combined Consolidated Carve-out Statement of Operations related to other non-current assets of $0.9 million and $1.0 million for the years ended December 31, 2011 and 2010, respectively.

Note 11—Deferred Charges

Deferred charges represent debt arrangement fees that are capitalized and amortized to interest expense over the life of the debt instrument.

	December 31,
(in US$ millions)	2011	2010
Debt arrangement fees	$31.3	$22.5
Accumulated amortization	(10.9)	(6.4)

Total book value	$20.4	$16.1

Less: Short-term portion	6.3	4.5

Long-term portion	$14.1	$11.6

Amortization for the period	4.5	4.3

Amortization of deferred charges related to the three rig specific credit facilities is expected to be $6.3 million in the years ending December 31 2012 and 2013, $4.2 million in 2014, $1.9 million in 2015 and $1.7 million in 2016.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Note 12—Other Current Liabilities

Other current liabilities are comprised of the following:

	December 31,
(in US$ millions)	2011	2010
Income taxes payable	$16.6	$18.9
Employee withheld taxes, social security and vacation payment	2.8	0.9
Accrued interest expense	1.2	0.1
Accrued expenses	31.6	18.2
Other current liabilities	7.3	3.1

Total	$59.5	$41.2

Note 13—Long-term Interest Bearing Debt

As of December 31, 2011 and 2010, the Predecessor had the following amounts outstanding under credit facilities:

	December 31,
(in US$ millions)	2011	2010
$1,500 credit facility	$654.3	$634.3
$1,200 term loan	126.2	143.0
$550 credit facility	550.0	—

Total interest bearing debt	$1,330.5	$777.3

Less: current portion	(180.9)	(132.6)

Long-term portion of interest bearing debt	$1,149.6	$644.7

The outstanding debt as of December 31, 2011 is repayable as follows:

Year ending December 31,	(in US$ millions)
2012	$180.9
2013	180.9
2014	508.1
2015	130.7
2016 and thereafter	330.0

Total	$1,330.5

Credit Facilities

$1,500 Million Secured Credit Facility

In June 2009, Seadrill entered into a $1,500 million senior secured loan facility with a syndicate of banks and export credit facility agents, to partly fund the acquisition of the West Capella, the West Sirius, the West Ariel and the West Aquarius rigs, which have been pledged as collateral. For the purposes of this carve-out only the proportion relating to the West Capella and the West Aquarius rigs are included in the Combined

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Consolidated Carve-out Financial Statements. The Seadrill net book value at December 31, 2011 of the rigs pledged as collateral is $1,783 million, of which $1,132 million relates to the Predecessor. The loan facility includes a number of different tranches which bear interest at a margin ranging from 1.40% to 3.50% plus London Interbank Offered Rate (“LIBOR”), has a guaranteed commission of 1.90% on the export finance tranche, and is repayable over a term of five years. At maturity in June 2014, a balloon payment of $662.0 million is due, of which $409.0 million relates to the Predecessor.

The Predecessor’s share of quarterly principal repayments was $12.7 million dollars in 2010 and the first two quarters of 2011, which increased to $27.3 million per quarter for the remainder of 2011. In addition to the scheduled quarterly principal repayments, the Predecessor drew down and made repayments on the revolving facility throughout the periods presented as part of its cash management strategy. The Predecessor’s share of aggregate drawdowns was $934.2 million and $741.8 million for the years ended December 31, 2011 and 2010, respectively. The Predecessor’s share of aggregate repayments of the revolving facility was $834.3 million and $463.5 million for the years ended December 31, 2011 and 2010, respectively.

$1,200 Million Secured Term Loan

In June 2010, Seadrill entered into a $1,200 million secured term loan with a group of various commercial lending institutions and export credit agencies. The loan is secured by one ultra-deepwater semi-submersible drilling rig (West Orion), one ultra-deepwater drillship (West Gemini) and one tender rig (West Vencedor). For the purposes of this carve-out only the proportion relating to West Vencedor has been included within the combined consolidated carve-out financial statements. The Seadrill net book value at December 31, 2011 of the rigs pledged as collateral is $1,524 million, of which $203 million relates to the Predecessor. The loan facility includes a number of different tranches which bear interest at a margin ranging from 0.58% to 2.25% plus LIBOR, has a guaranteed commission of 1.40% on the export finance tranche, and is repayable over a term of five years. At maturity in July 2015, a balloon payment of $566.7 million is due, of which $71.5 million relates to the Predecessor.

The Predecessor’s share of quarterly principal repayments was $2.6 million dollars in the third quarter of 2010, which increased to $4.2 million per quarter for the remainder of 2010 and all of 2011.

$550 Million Secured Credit Facility

In December 2011, Seadrill entered into a $550 million secured credit facility with a syndicate of banks to partly fund the delivery of the ultra-deepwater semi-submersible drilling rig the West Capricorn, which has been pledged as collateral. The net book value at December 31, 2011 of the rig pledged as collateral is $764 million. The facility includes a number of different tranches which bear interest at a margin ranging from 1.50% to 2.25% plus LIBOR, has a guaranteed commission of 1.40% on the export finance tranche, and is repayable over a term of five years. At maturity in February 2017, a balloon payment of $275 million is due, 100% of which relates to the Predecessor.

The quarterly principal repayments were $13.8 million dollars throughout 2011.

Covenants on Loans and Bonds

Bank Loans

In addition to the collateral provided to lenders in the form of pledged assets, Seadrill’s bank loan agreements generally contain financial covenants, the primary covenants being as follows:

•	Aggregated minimum liquidity requirement for Seadrill and its subsidiaries (the “Seadrill Group”): to maintain cash and cash equivalents of at least $75 million within the Seadrill Group.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

•	Interest coverage ratio: maintain an EBITDA to interest expense ratio of at least 2.5:1.0.

•

Current ratio: maintain current assets to current liabilities ratio of at least 1.0:1.0. Current assets are defined as book value less minimum liquidity, but including up to 20% of shares in listed companies that are at least 20% owned. Current liabilities are defined as book value less the current portion of long term debt.

•	Equity to asset ratio: maintain total equity to total assets ratio of at least 30%. Both equity and total assets are adjusted for the difference between book and market values of drilling rigs.

•

Leverage ratio: maintain a ratio of net debt to EBITDA no greater than 4.5:1.0. Net debt is calculated as all interest bearing debt less cash and cash equivalents excluding minimum liquidity requirements.

These covenants are measured at the Seadrill level and are not applicable to the Predecessor. However, the Predecessor’s credit facilities and term loans contain cross-default provisions that would be triggered if Seadrill defaults under its indebtedness. Seadrill was in compliance with all financial loan covenants as of December 31, 2011.

Note 14—Related Party Transactions

Invoiced Charges

Historically, the Predecessor has been an integrated part of the Parent. As described in Note 1, the Parent has charged the Predecessor for the periods presented for the provision of technical and commercial management of the drilling rigs, as well as a share of the Parent’s general and administrative costs. Amounts charged to the Predecessor by other Seadrill Group companies for the years ended December 31, 2011 and 2010 were $45.1 million and $39.0 million, respectively, which include charges related to the following:

•

$18.1 million and $15.3 million for the years ended December 31, 2011 and 2010, respectively, from the Seadrill corporate head office in Norway and the regional offices in Dubai, Singapore and Houston related to personnel costs, office rent and other administrative costs, including:

—

Pension expense: Seadrill has a defined benefit plan covering certain Norwegian employees, in addition to various defined contribution plans covering employees located in other areas around the world. Defined benefit pension plan costs charged to the Predecessor for the years ended December 31, 2011 and 2010 were $0.1 million and $0.2 million, respectively.

—	Share based payment expense: The Predecessor’s share of Seadrill’s stock option expenses was $1.4 million and $1.4 million for the years ended December 31, 2011 and 2010, respectively.

•	$17.1 million and $14.0 million for the years ended December 31, 2011 and 2010, respectively, related to rig operating costs charged from the Angolan service company.

•

The Predecessor’s drilling rigs were insured by a Seadrill Group company during the periods presented. Insurance premiums charged to the Predecessor related to the Predecessor’s rigs were $9.9 million and $9.7 million for the years ended December 31, 2011 and 2010, respectively.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Allocated Costs

As described in Note 1, the Predecessor’s Combined Consolidated Carve-out Financial Statements include certain allocations. Amounts allocated to the statement of operations for the years ended December 31, 2011 and 2010 are:

(in US$ millions)	2011	2010
Interest expense on rig specific debt	$31.2	$30.2
Derivatives gains and losses	52.1	22.5
Interest expense on general purpose debt	0.7	5.3

Total allocated costs and expenses	$84.0	$58.0

Certain Predecessor subsidiaries use a cash pooling arrangement within the Parent’s corporate group, whereby cash held at a subsidiary level is swept on a daily basis into a centralized treasury function. Because of the accounting convention for carve-out financial statements, the amount due from the Parent with respect to this cash is recognized as invested equity in the Predecessor financial statements. In connection with the IPO which is described in more detail in Note 17—Subsequent Events, the owner’s equity presented in the Predecessor’s Combined Consolidated Carve-out Financial Statements will be assigned to the units representing Seadrill’s interest in the Predecessor.

Note 15—Risk Management and Financial Instruments

The majority of the Predecessor’s gross earnings from drilling rigs are receivable in U.S. dollars and the majority of the Predecessor’s other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Predecessor. However, the Predecessor has operations and assets in a number of countries worldwide and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates, primarily relative to the U.S. dollar. The Predecessor is also exposed to changes in interest rates on floating interest rate debt. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the Predecessor’s cash flows and statement of operations.

Interest Rate Risk Management

The Predecessor’s exposure to interest rate risk relates mainly to its portion of the Parent’s floating interest rate debt and to some degree the balances of surplus funds placed with financial institutions by the Parent. The Parent manages this exposure through the use of interest rate swaps. The Parent’s goal is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Predecessor with flexibility to meet all requirements for working capital and capital investments.

The Predecessor has been allocated a proportion of the Parent’s loss on interest rate swaps for the years ended December 31, 2011 and 2010 based on its share of floating interest debt and, therefore, no positions are recorded within the Predecessor’s financial statements.

Details of the Parent’s Interest Rate Swaps

The extent to which the Parent utilizes interest rate swaps to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates. At December 31, 2011 and 2010, the Parent had

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

interest rate swap agreements with an outstanding principal of $4,738 million and $2,706 million, respectively. In addition, the Parent had outstanding cross currency interest rate swaps at December 31, 2011 and 2010 with principal amounts of $34 million and $174 million, respectively. These agreements do not qualify for hedge accounting, and accordingly the Predecessor’s share of any changes in the fair values of the swap agreements are included in the Predecessor’s Combined Consolidated Carve-out Financial Statement of Operations under “Loss on interest rate swaps.” The Parent’s combined total fair value of the interest rate swaps and cross currency interest swaps outstanding December 31, 2011 and 2010 amounted to a liability in the Parent’s financial statements of $345 million and $145 million, respectively. The fair values of the Parent’s interest rate swaps are calculated using well-established independent valuation techniques applied to contracted cash flows and LIBOR and Norwegian Interbank Offered Rate (“NIBOR”) interest rates as of December 31, 2011 (classified as “level two” inputs in the Parent company’s financial statements). At December 31, 2011, the Parent had 25 interest rate swap agreements, most of which receive rates of three month LIBOR, while paying rates between 2.14% and 4.63%. The contracts have starting dates ranging from May 2005 to June 2013, and maturity dates from September 2012 to December 2018. Counterparties to these agreements are DnB NOR Bank ASA, Swedbank AB, Fokus Bank, ABN Amro and ING Bank N.V.

Credit Risk

The Predecessor has financial assets which expose the Predecessor to credit risk arising from possible default by a counterparty. The Predecessor considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Predecessor, in the normal course of business, does not demand collateral from its counterparties.

Fair Values

The carrying value and estimated fair value of the Predecessor’s financial assets and liabilities at December 31, 2011 and December 31, 2010 are as follows:

	December 31,
	2011		2010
(in US$ millions)	Fair value	Carrying value	Fair value	Carrying value
Cash and cash equivalents	$15.4	$15.4	$5.2	$5.2
Current portion of long-term debt	180.9	180.9	132.6	132.6
Long-term portion of floating rate debt	1,149.6	1,149.6	644.7	644.7

The carrying value of cash and cash equivalents, which are highly liquid, is a reasonable estimate of fair value.

The fair value of the current and long-term portion of floating rate debt is estimated to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis. This debt is not freely tradable and cannot be purchased by the Predecessor at prices other than the outstanding balance plus accrued interest.

The Predecessor does not have any financial instruments that are measured at fair value on a recurring basis.

Accounting Standards Codification (“ASC”) Topic 820 Fair Value Measurement and Disclosures (formerly SFAS 157) (“ASC Topic 820”) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Predecessor has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Predecessor’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Predecessor considers factors specific to the asset or liability.

Retained Risk

Physical Damage Insurance

The Parent purchases hull and machinery insurance to cover for physical damage to its drilling rigs and charges the Predecessor for the cost related to the Predecessor fleet.

The Predecessor retains the risk for the deductibles relating to physical damage insurance on the Predecessor’s rig fleet. The deductible is currently a maximum of $5 million per occurrence.

Loss of Hire Insurance

The Parent purchases insurance to cover for loss of revenue in the event of extensive downtime caused by physical damage to its drilling rigs, where such damage is covered under the Parent’s physical damage insurance, and charges the Predecessor for the cost related to the Predecessor fleet.

The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, insurance policies according to which the Predecessor is compensated for loss of revenue are limited to between 210 and 290 days. The Predecessor retains the risk related to loss of hire during the initial 60 day period, as well as any loss of hire exceeding the number of days permitted under insurance policy.

Protection and Indemnity Insurance

The Parent purchases protection and indemnity insurance and excess liability insurance for personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs to cover claims of up to $250 million per event and in the aggregate for the West Vencedor and up to $500 million per event and in the aggregate for each of the West Aquarius, the West Capricorn and the West Capella.

The Predecessor retains the risk for the deductible of up to $0.5 million per occurrence relating to protection and indemnity insurance.

SEADRILL PARTNERS LLC PREDECESSOR

NOTES TO COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS

Concentration of Risk

There is a concentration of credit risk with respect to cash and cash equivalents as most of the amounts are deposited with Nordea Bank Finland Plc and Fokus Bank. The Predecessor considers these risks to be remote.

In the years ended December 31, 2011 and 2010, 42% and 44%, respectively, of the Predecessor’s contract revenues were received from subsidiaries of ExxonMobil Corporation (“Exxon”), 41% and 43%, respectively, from Total S.A. (“Total”) and 17% and 13%, respectively, from Chevron Corporation (“Chevron”). There is thus a concentration of revenue risk towards Exxon, Total and Chevron.

Note 16—Commitments and Contingencies

Legal Proceedings

From time to time, the Predecessor is a party, as plaintiff or defendant, to certain commercial disputes for variation orders arising from the operation of its drilling rigs and other claims, in the ordinary course of business. The Predecessor believes that the resolution of such claims will not have a material adverse effect on the Predecessor’s operations or financial condition. The Predecessor’s best estimate of the outcome of the various disputes has been reflected in the Combined Consolidated Carve-out Financial Statements of the Predecessor as of December 31, 2011.

Pledged Assets

The book value of assets pledged under mortgages and overdraft facilities at December 31, 2011 and 2010 were $2,099.1 million and $1,774.0 million, respectively.

Purchase Commitments

At December 31, 2011 and 2010, the Predecessor had contractual commitments of $3.0 million and $320.0 million, respectively, for the construction of the West Capricorn semi-submersible rig.

Guarantees

At December 31, 2011, Seadrill had issued the following guarantees in favor of third parties related to the Predecessor rigs:

•	Guarantees issued in favor of banks in relation to customs in Nigeria (West Capella) for $157.4 million and China (West Aquarius) for $173.7 million.

•	Guarantees to Exxon (West Aquarius) for $90.0 million and Total (West Capella) for $25.0 million in relation to the Predecessor’s performance under the respective drilling contracts.

There were no guarantees in relation to the West Vencedor or West Capricorn.

Note 17—Subsequent Events

On June 28, 2012, Seadrill formed the Company under the laws of the Republic of the Marshall Islands as part of its strategy for the Company to acquire, in connection with the Company’s proposed IPO, a 30% limited partner interest and a non-economic general partner interest in Seadrill Operating LP, a Marshall Islands limited partnership, and a 51% limited liability company interest in Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Seadrill Partners LLC

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Seadrill Partners LLC as at June 28, 2012, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

August 20, 2012

SEADRILL PARTNERS LLC

BALANCE SHEET

as of June 28, 2012 (Date of Inception)

(in US$)

June 28, 2012
ASSETS:
Total assets	$—

LIABILITIES AND MEMBERS’ EQUITY
Total liabilities	$—

Members’ equity:
Seadrill Member LLC’s equity	$20
Seadrill Limited’s equity	980
Receivable from Members	(1,000)

Total Members’ equity	$—

Total liabilities and members’ equity	$—

The accompanying notes are an integral part of this balance sheet

SEADRILL PARTNERS LLC

NOTES TO BALANCE SHEET

as of June 28, 2012 (Date of Inception)

1. Organization and Operations

Seadrill Partners LLC (the “Company”) is a Marshall Islands limited liability company formed on June 28, 2012 to own, operate and acquire offshore drilling rigs.

The Company intends to offer common units, representing limited liability company interests in the Company, pursuant to a public offering. In addition, the Company will issue common units and subordinated units, representing additional limited liability company interests in the Company, to Seadrill Limited. Seadrill Member LLC (“Seadrill Member”) will own a non-economic limited liability company interest in the Company and the incentive distribution rights, which entitle the holder to increasing percentages (up to a maximum of 50%) of the distributions the Company makes above the highest target level.

Seadrill Member LLC has committed to contribute $20 to the Company. Seadrill Limited has committed to contribute $980 to the Company. These contributions receivable are reflected as a reduction to Members’ equity.

2. Significant Accounting Policies

Basis of Presentation

This statement of financial position has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Changes in Members’ Equity and of Cash Flows have not been presented in the financial statement because there have been no activities of the Company.

Appendix A

FORM OF

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

SEADRILL PARTNERS LLC

A-i

A-ii

A-iii

A-iv

A-v

FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF

SEADRILL PARTNERS LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF SEADRILL PARTNERS LLC, dated as of                     , 2012, is entered into by Seadrill Member LLC, a Marshall Islands limited liability company, and Seadrill Limited, a Bermuda exempted company, together with any other Persons who become Members in the Company or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity and/or asset base of the Company Group from the operating capacity and/or asset base of the Company Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) the amount of any net increase in Working Capital Borrowings (or the Company’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (or the Company’s proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) over such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Company’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) with respect to such period; (ii) the amount of any net increase in cash reserves (or the Company’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) for Operating Expenditures over such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Company Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors.

“Agreement” means this First Amended and Restated Operating Agreement of Seadrill Partners LLC, as it may be amended, supplemented or restated from time to time.

“Annual Meeting” means the meeting of Members to be held every year, commencing in 2013, to elect the Elected Directors as provided in Section 7.2 and to vote on any other matters brought before the meeting in accordance with this Agreement.

“Appointed Directors” means the members of the Board of Directors appointed by the Seadrill Member in accordance with the provisions of Article VII.

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means a committee of the Board of Directors composed of a minimum of three members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) established by the Board of Directors to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and (iii) provide funds for distributions under Sections 6.2 or 6.3 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Company, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII and a majority of whom are not United States citizens or residents, which, pursuant to Section 7.1, oversees and directs the operations, management and policies of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed, directly or indirectly, to the Company on behalf of a Member; provided that in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions shall be treated as having been contributed to the Company.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, construction of new or improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the operating capacity and/or asset base of the Company Group from the operating capacity and/or asset base of the Company Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement.

“Capital Surplus” has the meaning assigned to such term in Section 6.1(a).

“Cause” means, with respect to a director, officer or the Seadrill Member, a court of competent jurisdiction has entered a final, non-appealable judgment finding such director or officer or the Seadrill Member, as the case may be, liable for actual fraud or willful misconduct against the Company.

“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more other Membership Interests. The initial form of certificate approved by the Board of Directors for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Registrar of Corporations of The Marshall Islands, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.20(c)) has the meaning assigned to such term in Section 7.20(c).

“Closing Date” means the first date on which Common Units are sold by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Membership Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Membership Interests are listed or admitted to trading or, if such Membership Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Membership Interests, or, if on any such day such Membership Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Membership Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Membership Interests of such class, the fair value of such Membership Interests on such day as determined by the Board of Directors.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Unit representing a fractional part of the Membership Interests of all Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer, or include, any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.2(a)(i).

“Company” means Seadrill Partners LLC, a Marshall Islands limited liability company, and any successors thereto.

“Company Group” means the Company and its Subsidiaries, including the Operating Companies, treated as a single consolidated entity.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not any of the following: (a) security holders, officers or employees of the Seadrill Member, (b) officers, directors or employees of any Affiliate of the Seadrill Member or (c) holders of any ownership interest in the Company Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Membership Interests is listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Company.

“Contribution Agreement” means that certain Contribution and Conveyance Agreement, dated as of                    , 2012, among the Seadrill Member, the Company, the Operating Companies, Seadrill Limited,

and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.2(a)(ii) and the second sentence of Section 6.3 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Current Market Price” means, in respect of any class of Membership Interests, as of the date of determination, the average of the daily Closing Prices per Membership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Departing Seadrill Member” means a former Seadrill Member from and after the effective date of any withdrawal or removal of such former Seadrill Member pursuant to Sections 11.1 or 11.2.

“Elected Directors” means the members of the Board of Directors who are elected as such in accordance with the provisions of Article VII and at least three of whom are not any of the following: (a) security holders, officers or employees of the Seadrill Member, (b) officers or employees of any Affiliate of the Seadrill Member, (c) holders of any ownership interest in the Company Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading or (d) United States citizens or residents.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Company will need to incur to maintain over the long-term the operating capacity and/or asset base of the Company Group (including the Company’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly-owned, including the Operating Companies) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. Beginning after the Closing Date, the estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Company shall disclose to its Members any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to fund the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid in respect of such period shall also be deemed to be debt incurred or equity issued, as the case may be, to fund the construction of a Capital Improvement, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Capital Improvement.

“First Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $         multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Forecasted Distributions” has the meaning assigned to such term in Section 5.6(b).

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units plus (2) all Membership Interests and options, rights, warrants and appreciation rights relating to an equity interest in the Company (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended, such Membership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Membership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Membership Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, other than the Company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Company Group’s exposure to fluctuations in the price of interest rates, currencies or commodities in their operations and not for speculative purposes.

“Historical Distributions” has the meaning assigned to such term in Section 5.6(b).

“Holder” as used in Section 7.20, has the meaning assigned to such term in Section 7.20(a).

“IDR Reset Election” has the meaning set forth in Section 5.10(a).

“Incentive Distribution Right” means a non-voting Membership Interest, which Membership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Membership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Company matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.2.

“Incremental Incentive Distributions” means, with respect to any newly issued equity securities of the Company, the incremental amount of any Incentive Distributions payable under Section 6.2 based solely upon the amount of distributions paid in respect of such newly issued equity securities.

“Indemnified Persons” has the meaning assigned to such term in Section 7.20(c).

“Indemnitee” means (a) the Seadrill Member, (b) any Departing Seadrill Member, (c) any Person who is or was an Affiliate of the Seadrill Member or any Departing Seadrill Member, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the Seadrill Member or any Departing Seadrill Member or any Affiliate of the Seadrill Member or any Departing Seadrill Member as an officer, director, member, partner, fiduciary or trustee of another Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board of Directors, (g) the Officers, and (h) any other Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Non-Seadrill Members” means Seadrill Limited and the Seadrill Member (with respect to the Incentive Distribution Rights received by the Seadrill Member) and the Underwriters, in each case upon being admitted as Members to the Company in accordance with Section 10.1.

“Initial Offering” means the initial public offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units sold pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; and (e) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Company has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidating Trustee” means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain, including over the long term, the operating capacity and/or asset base of the Company Group. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a replacement asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence constructing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a replacement asset, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a replacement asset.

“Marshall Islands Act” means the Limited Liability Company Act of 1996 of The Republic of The Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Measurement Period” has the meaning assigned to such term in Section 5.6(b).

“Members” means the Seadrill Member and the Non-Seadrill Members.

“Membership Interest” means any class or series of equity interest in the Company (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Company), including Common Units, Subordinated Units, the Seadrill Member Interest and Incentive Distribution Rights.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $         per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $         multiplied by

a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Agreed Value of such property, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Non-Seadrill Member” means, unless the context otherwise requires, each Person that becomes a Non-Seadrill Member pursuant to the terms of this Agreement and any Departing Seadrill Member upon the change of its status from Seadrill Member to Non-Seadrill Member pursuant to Section 11.3, in each case, in such Person’s capacity as a Non-Seadrill Member of the Company; provided, however, that when the term “Non-Seadrill Member” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Non-Seadrill Member Interest held by such Person) except as may otherwise be required by law. Non-Seadrill Members may include custodians, nominees or any other individual or entity in its own or any representative capacity.

“Non-Seadrill Member Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Membership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, but in each case shall not include the Seadrill Member Interest; provided, however, that when the term “Non-Seadrill Member Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Officers” has the meaning assigned to such term in Section 7.8(a).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Seadrill Limited, the Company, the Seadrill Member and the Operating Companies.

“Operating Companies” means, collectively, Seadrill Operating LP, a Marshall Islands limited partnership, and any successors thereto, and Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company, and any successors thereto.

“Operating Expenditures” means all Company Group expenditures (or the Company’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, employee and director compensation, reimbursements of expenses of the Seadrill Member and the Board of Directors, repayment of Working Capital Borrowings, debt service payments, capital expenditures, payments made in the ordinary course of business under any Hedge Contracts (provided (i) with respect to amounts paid in connection with the initial purchase of any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract and (ii) that payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

(a) deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include any of (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Members, where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors (with the concurrence of the Conflicts Committee) shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of (i) $         million, (ii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (excluding return on capital from Investment Capital Expenditures); provided, that cash receipts from the termination of a Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned, including the Operating Companies) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including Incremental Incentive Distributions) in connection with the construction of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related Hedge Contracts), or construction period distributions on equity issued (including Incremental Incentive Distributions), to finance the construction of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement of such capital asset for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning immediately after the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or the Seadrill Member or any of its Affiliates) acceptable to the Board of Directors.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns more than 5.0% of the Outstanding Membership Interests of any class then Outstanding (or would own such percentage in the event this limitation were applied to other Persons or Groups), all Membership Interests owned by such Person or Group in excess of such limitation shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by law), calculating required votes (except for purposes of nominating a Person for election to the Board of Directors pursuant to Section 7.3), determining the presence of a quorum or for other similar purposes under this Agreement, except that Membership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Membership Interests shall not, however, be treated as a separate class of Membership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) the Seadrill Member or its Affiliates or (ii) any Person or Group who acquired more than 5.0% of any Membership Interests with the prior approval of the Board of Directors after considering the potential effects of such approval on the Company, except, in each case, such limitation shall remain applicable with respect to the voting of Common Units in the election of the Elected Directors as provided in Section 7.2(a)(ii).

“Over-Allotment Option” means the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of all Outstanding Units, and (b) as to the holders of other Membership Interests issued by the Company in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and the Seadrill Member Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the Seadrill Member as the date for purchase of all Outstanding Non-Seadrill Member Interests of a certain class (other than Non-Seadrill Member Interests owned by the Seadrill Member and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Company.

“Record Date” means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Non-Seadrill Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Non-Seadrill Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Membership Interests of any class of Membership Interests for which a Transfer Agent has been appointed, the Person in whose name a Membership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Membership Interests, the Person in whose name any such other Membership Interest is registered on the books that the Board of Directors has caused to be kept as of the opening of business on such Business Day (which books may be kept, at the Board of Directors’ option, by the Transfer Agent).

“Registration Statement” means the Registration Statement on Form F-1 (Registration No. 333-        ) as it has been or as it may be amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Reset MQD” has the meaning set forth in Section 5.10(e).

“Reset Notice” has the meaning set forth in Section 5.10(b).

“Seadrill Limited” means Seadrill Limited, a Bermuda exempted company.

“Seadrill Member” means Seadrill Member LLC, a Marshall Islands limited liability company, and any successor or permitted assign that is admitted to the Company as the Seadrill Member (except as the context otherwise requires).

“Seadrill Member Interest” means the non-economic ownership interest of the Seadrill Member in the Company, which includes any and all rights, powers and benefits to which the Seadrill Member is entitled as provided in this Agreement, together with all obligations of the Seadrill Member to comply with the terms and provisions of this Agreement, but does not include the Incentive Distribution Rights or any other Non-Seadrill Member Interest that maybe owned by the Seadrill Member.

“Second Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $         multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” means a Unit representing a fractional part of the Membership Interests of all Members and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include, or refer to, any Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the second Business Day following the distribution of Available Cash to Members pursuant to Section 6.1(a) in respect of any Quarter ending on or after September 30, 2017, in respect of which (i)(A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Weighted Average Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages;

(b) at any time on or after September 30, 2017, the date on which the holder or holders of a majority of the Outstanding Subordinated Units elect to convert the Outstanding Subordinated Units into Common Units in accordance with the provisions of Section 5.6(b); and

(c) the date on which the Seadrill Member is removed pursuant to Section 11.2 upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the Seadrill Member and its Affiliates are voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Companies, formed and maintained for the sole purpose of owning or leasing, operating and chartering drilling rigs, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Third Target Distribution” means $         per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $         multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Membership Interests, a day on which the principal National Securities Exchange on which such class of Membership Interests is listed or admitted to trading is open for the transaction of business or, if Membership Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Seadrill Member or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Membership Interests, the Company shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated                     , 2012 among the Underwriters, the Company, the Seadrill Member, the Operating Companies and Seadrill Limited, providing for the purchase of Common Units from the Company by such Underwriters in connection with the Initial Offering.

“Unit” means a Membership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units, but shall not include (i) the Seadrill Member Interest or (ii) the Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means (i) during the Subordination Period, at least (a) a majority of the Outstanding Common Units (excluding Common Units owned by the Seadrill Member and its Affiliates) voting as a single class and (b) a majority of the Outstanding Subordinated Units, voting as a single class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

“Unit Register” means the register of the Company for the registration and transfer of Non-Seadrill Membership Interests as provided in Section 4.5.

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Volume-Weighted Average Market Price” means, for a specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period multiplied by (y) the number of Common Units sold at such price, divided by (ii) the total number of Common Units so traded during such period.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b)(i).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowing within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1    Formation.

The Seadrill Member and Seadrill Limited have previously formed the Company as a limited liability company pursuant to the provisions of the Marshall Islands Act and hereby amend and restate the original Operating Agreement of Seadrill Partners LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Marshall Islands Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2    Name.

The name of the Company shall be “Seadrill Partners LLC”. The Company’s business may be conducted under any other name or names as determined by the Board of Directors. The words “limited liability company” or the letters “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Company at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

The registered office of the Company in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Company in The Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc., unless and until changed by the Board of Directors and provided that applicable law permits a different registered agent for service of process. The principal office of the Company shall be located at 13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom, or such other place as the Board of Directors may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside The Marshall Islands as the Board of Directors determines to be necessary or appropriate.

Section 2.4    Purpose and Business.

The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.

Section 2.5    Powers.

The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6    Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Marshall Islands Act.

Section 2.7    Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1    Limitation of Liability.

The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

Section 3.2    Management of Business.

No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3    Outside Activities of the Members.

Subject to the provisions of Section 7.13 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Members, each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the

Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4    Rights of Members.

(a) In addition to other rights provided by this Agreement or by the Marshall Islands Act, and except as limited by Section 3.4(a)(v), each Member shall have the right, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense, to:

(i) have furnished to him a current list of the name and last known business, residence or mailing address of each Member (and any manager);

(ii) obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member;

(iii) have furnished to him a copy of this Agreement and the Certificate of Formation and all amendments thereto;

(iv) obtain true and full information regarding the status of the business and financial condition of the Company Group; and

(v) obtain such other information regarding the affairs of the Company as is just and reasonable.

(b) The Board of Directors may keep confidential from the Members, other than the Seadrill Member or its affiliates, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

Section 4.1    Certificates.

Membership Interests shall be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Company by the Chairman of the Board of Directors, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the Company. If a Transfer Agent has been appointed for a class of Membership Interests, no Certificate for such class of Membership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to cause the Company to issue Membership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Membership Interests have been duly registered in accordance with the directions of the Company. On or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units shall exchange such Certificates for Certificates evidencing Common Units.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the Company (for Membership Interests other than Common Units), the appropriate Officers on behalf of the Company shall execute, and the Transfer Agent (for Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Membership Interests as the Certificate so surrendered.

(b) The appropriate Officers on behalf of the Company shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Board of Directors may direct to indemnify the Company, the Members, and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Board of Directors.

If a Member fails to notify the Company within a reasonable period of time after such Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Membership Interests represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company, or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.

The Company shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Membership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Membership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Member hereunder and as, and to the extent, provided for herein.

Section 4.4    Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction (i) by which the Seadrill Member assigns its Seadrill Member Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of any other Membership Interest assigns such Membership Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, (but in the case of clause (i) or (ii) above, excluding a pledge, encumbrance, hypothecation or mortgage, but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage).

(b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the Seadrill Member or any other Member of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the Seadrill Member or any other Member, and the term “transfer” shall not mean any such disposition.

Section 4.5    Registration and Transfer of Non-Seadrill Member Interests.

(a) The Company shall keep or cause to be kept on its behalf a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Company will provide for the registration and transfer of Non-Seadrill Member Interests. Such register shall be kept and maintained outside the United Kingdom. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Company shall not recognize transfers of Certificates evidencing Non-Seadrill Member Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Non-Seadrill Member Interests, and subject to the provisions of Section 4.5(b), the appropriate Officers on behalf of the Company shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Non-Seadrill Member Interests as was evidenced by the Certificate so surrendered.

(b) The Company shall not recognize any transfer of Non-Seadrill Member Interests until the Certificates evidencing such Non-Seadrill Member Interests are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of a Non-Seadrill Member Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.8, each transferee of a Non-Seadrill Member Interest (including any nominee holder or an agent or representative acquiring such Non-Seadrill Member Interests for the account of another Person) (i) shall be admitted to the Company as a Non-Seadrill Member with respect to the Non-Seadrill Member Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company and such Non-Seadrill Member becomes the Record Holder of the Non-Seadrill Member Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Seadrill Member Interests and the admission of any new Non-Seadrill Member shall not constitute an amendment to this Agreement.

(d) Subject to (i) the provisions set forth in this Article IV, (ii) with respect to any class or series of Non-Seadrill Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (iii) any contractual provisions binding on any Non-Seadrill Member and (iv) provisions of applicable law including the Securities Act, Non-Seadrill Member Interests shall be freely transferable.

(e) The Seadrill Member and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6    Transfer of the Seadrill Member Interest.

(a) Subject to Section 4.6(c) below, prior to September 30, 2022, the Seadrill Member shall not transfer all or any part of its Seadrill Member Interest to any Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the Seadrill Member and its Affiliates) or (ii) is of all, but not less than all, of its Seadrill Member Interest to (A) an Affiliate of the Seadrill Member (other than an individual) or (B) another Person (other than an individual) in connection with (1) the merger or consolidation of the Seadrill Member with or into such other Person or (2) the transfer by the Seadrill Member of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after September 30, 2022, the Seadrill Member may transfer all or any part of its Seadrill Member Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the Seadrill Member of all or any part of its Seadrill Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Seadrill Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Non-Seadrill Member or any limited partner or member of any other Group Member under the laws of any such entity’s jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the Seadrill Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Company as the Seadrill Member immediately prior to the transfer of the Seadrill Member Interest, and the business of the Company shall continue without dissolution.

Section 4.7    Transfer of Incentive Distribution Rights.

Prior to September 30, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to September 30, 2017, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the Seadrill Member and its Affiliates). On or after September 30, 2017, the Seadrill Member or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The Seadrill Member and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the Seadrill Member’s exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3.

Section 4.8    Restrictions on Transfers.

(a) Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Membership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of The Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Company or any Group Member under the laws of the jurisdiction of its formation.

(b) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Membership Interests entered into through the facilities of any National Securities Exchange on which such Membership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1    Contributions Prior to the Closing Date.

(a) In connection with the formation of the Company under the Marshall Islands Act, (i) Seadrill Limited made an initial Capital Contribution in the amount of $980.00, for 98.0% of the Membership Interests in the Company and has been admitted as a Member of the Company and (ii) Seadrill Member LLC made an initial Capital Contribution in the amount of $20.00, for 2.0% of the Membership Interests in the Company and has been admitted as a Member of the Company. As of the Closing Date, the initial Capital Contributions of Seadrill Limited and Seadrill Member LLC shall be refunded and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to Seadrill Limited and Seadrill Member LLC, Pro Rata.

(b) Pursuant to the Contribution Agreement, Seadrill Limited transferred or assigned certain assets to each of Seadrill Operating LP and Seadrill Capricorn Holdings LLC on behalf of itself and on behalf of the Company. In this regard, Seadrill Limited will be treated as having made a Capital Contribution to the Company to the extent of the excess of (i) the Net Agreed Value of the Company’s proportionate share of the assets so transferred or assigned, over (ii) the consideration paid by the Company to Seadrill Limited in connection with this initial contribution.

Section 5.2    Initial Unit Issuances; Tax Election; Payment of Consideration for Initial Contribution and Redemption of Common Units from Seadrill Limited.

(a) On the Closing Date, and as described in the Contribution Agreement, (i) the Company shall issue to Seadrill Limited, in exchange for its 98.0% ownership of the Membership Interests in the Company, (A)                 Common Units, representing a         % Membership Interest in the Company and (B)                 Subordinated Units, representing a         % Membership Interest in the Company, (ii) the Company shall issue to the Seadrill Member, in exchange for its 2.0% ownership of the Membership Interests in the Company, (A) all of the Incentive Distribution Rights and (B) the Seadrill Member Interest, and (iii) the Company shall refund to Seadrill Limited its initial Capital Contribution in the amount of $980.00 and to Seadrill Member LLC its initial Capital Contribution in the amount of $20.00.

(b) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Company in exchange for the issuance by the Company of Common Units to each Underwriter, all as set forth in the Underwriting Agreement. Pursuant to the Contribution Agreement, the Company used such cash (i) to pay the agreed consideration to Seadrill Limited for the contribution by Seadrill Limited as described in the Contribution Agreement and (ii) to make a capital contribution to each of Seadrill Operating LP and Seadrill Capricorn Holdings LLC.

(c) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Company on the Option Closing Date in exchange for the issuance by the Company of Common Units to each Underwriter, all as set forth in the Underwriting Agreement and the Company shall use the proceeds of the exercise of the Over-Allotment Option to redeem or repurchase Common Units from Seadrill Limited.

(d) Effective on or before the Closing Date, the Company shall elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(e) No Membership Interests will be issued or issuable as of or at the Closing Date other than (i) the                     Common Units and                     Subordinated Units issuable pursuant to subparagraph (a) hereof and (ii) the Common Units issued to the Underwriters as described in subparagraphs (b) and (c) hereof, (iii) the Incentive Distribution Rights and (iv) the Seadrill Member Interest.

Section 5.3    Interest and Withdrawal.

No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4    Issuances of Additional Membership Interests.

(a) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members.

(b) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including sinking fund provisions); (iv) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Membership Interest; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c) The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 5.4, (ii) the conversion of the Seadrill Member Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting the admission of such additional Members in the books and records of the Company as the Record Holder of such Membership Interest, and (v) all additional issuances of Membership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or in connection with the conversion of the Seadrill Member Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Membership Interests are listed or admitted to trading.

Section 5.5    Limitations on Issuance of Additional Membership Interests.

The Company may issue an unlimited number of Membership Interests (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.4 without the approval of the Members; provided, however, that no fractional units shall be issued by the Company.

Section 5.6    Conversion of Subordinated Units to Common Units.

(a) If the Subordination Period expires in accordance with the provisions of Section 5.6(b), the Subordinated Units shall convert into such number of Common Units as is prescribed by Section 5.6(b) upon such expiration of the Subordination Period. If the Subordination Period expires in accordance with any provisions of this Agreement other than Section 5.6(b), then the Subordinated Units shall convert into Common Units on a one-for-one basis upon such expiration of the Subordination Period.

(b) At any time on or after September 30, 2017, provided that there are no Cumulative Common Unit Arrearages in respect of the Quarter immediately preceding such date and with the approval of the Conflicts Committee, the holder or holders of a majority of the Outstanding Subordinated Units may elect to convert each Outstanding Subordinated Unit into a number of Common Units to be determined by multiplying the number of Outstanding Subordinated Units by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of Available Cash from Operating Surplus (not to exceed Adjusted Operating Surplus) on the outstanding Subordinated Units (“Historical Distributions”) for the four fiscal Quarters preceding the date of conversion (the “Measurement Period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the Measurement Period to pay the Minimum Quarterly Distribution on all Outstanding Subordinated Units during such four-Quarter period; provided, that if the forecasted distributions to be paid from forecasted Operating Surplus (not to exceed forecasted Adjusted Operating Surplus) on the Outstanding Subordinated Units for the four fiscal Quarter period immediately following the Measurement Period (“Forecasted Distributions”), as determined by the Conflicts Committee, is less than Historical Distributions, then the numerator shall be Forecasted Distributions; provided, further, however, that the Outstanding Subordinated Units may not convert into Common Units at a ratio that is greater than one-to-one.

(c) Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.7    Limited Preemptive Right.

Except as provided in this Section 5.7, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in the treasury or hereafter created. The Seadrill Member shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the Seadrill Member and its Affiliates, to the extent necessary to maintain the Percentage Interests of the Seadrill Member and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests.

Section 5.8     Splits and Combinations .

(a) Subject to Sections 5.8(d) and 6.4 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution, subdivision or combination of Membership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company shall issue Certificates to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9     Fully Paid and Non-Assessable Nature of Membership Interests.

All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by the Marshall Islands Act.

Section 5.10     Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Company has made a distribution pursuant to Section 6.2(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate shares of a number of Common Units (“IDR Reset Common Units”) derived by dividing (i) the average of the aggregate amount of cash distributions made by the Company for each of the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Company in respect of each Common Unit for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the Seadrill Member and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior approval of the Board of Directors that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(c) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the Seadrill Member or the Unitholders, at the time specified in Section 5.10(c), unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Company. Within 10 Business Days after the receipt by the Company of such Reset Notice, the Company shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Company’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Company of the Reset Notice, and the Company shall issue Certificates for the Common Units to the holder or holders of the Incentive Distribution Rights.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Company’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Membership Interests having such terms as the Seadrill Member may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Company’s receipt of the Reset Notice, as determined by the Seadrill Member, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Membership Interests into Common Units within not more than 12 months following the Company’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Membership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Company’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

ARTICLE VI

DISTRIBUTIONS

Section 6.1    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2012, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 40 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Company to the Members as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Company on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members following the Closing Date pursuant to Section 6.2 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Company on such date shall, except as otherwise provided in Section 6.3, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Marshall Islands Act or any other applicable law.

(b) Notwithstanding the first three sentences of Section 6.1(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2     Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period. Available Cash with respect to any Quarter or portion thereof within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 40 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, 100% to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to all Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(a)(vii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3, shall subject to Section 40 of the Marshall Islands Act, be distributed as follows, except as otherwise required by Section 5.4(b) in respect of additional Membership Interests issued pursuant thereto:

(i) First, 100% to the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter

(ii) Second, 100% to the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(b)(v).

Section 6.3    Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.1(a) shall, subject to Section 40 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.1 require otherwise, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution is reduced to zero pursuant to the second sentence of Section 6.4. Available Cash that is deemed to be Capital Surplus shall then be distributed to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.2.

Section 6.4    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

Section 6.5    Special Provisions Relating to the Holders of Subordinated Units.

Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

Section 6.6    Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Non-Seadrill Member pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.2(a)(v), 6.2(a)(vi) and 6.2(a)(vii), 6.2(b)(iii), 6.2(b)(iv) and 6.2(b)(v), and 12.4.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be vested exclusively and irrevocably in the members of the Board of Directors and, subject to the direction of the Board of Directors and in accordance with the provisions of Section 7.8, the Officers. Neither the Seadrill Member (except as otherwise expressly provided in this Agreement) nor any Non-Seadrill Member shall have any management power over the business and affairs of the Company. Thus, except as expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the members of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers. The Seadrill Member shall not be a “manager” as defined in the Marshall Islands Act. Each of the members of the Board of Directors shall be a “manager” as defined in the Marshall Islands Act and shall have all powers of a manager under the Marshall Islands Act; provided, however, that the members of the Board of Directors may only act in such capacity through the Board of Directors and in accordance with Section 7.2(d).

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Membership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; and (ii) agrees that the execution, delivery or performance by the Company, the Board of Directors, the Seadrill Member, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the Seadrill Member or any Affiliate of the Seadrill Member of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the Seadrill Member of any duty that the Board of Directors or the Seadrill Member may owe the Company or the Non-Seadrill Members or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2    The Board of Directors; Election and Appointment; Term; Manner of Acting.

(a) The initial Board of Directors shall consist of the following five individuals, all of whom shall serve until the 2013 Annual Meeting: Kate Blankenship, Tor Olav Trøim, Graham Robjohns, Bert Bekker and Harald Thorstein. Pursuant to Section 7.2(b), prior to the 2013 Annual Meeting, the Seadrill Member may appoint two additional directors. Following the 2013 Annual Meeting, the Board of Directors shall consist of seven individuals, three of whom shall be Appointed Directors and four of whom shall be Elected Directors. Beginning with the 2013 Annual Meeting, the Elected Directors shall be divided into three classes: Class I, comprising one Elected Director, Class II, comprising one Elected Director, and Class III, comprising two Elected Directors. Any vacancy among the Appointed Directors shall be filled as if an Appointed Director had resigned, in accordance with Section 7.6. The successors of the initial members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

(i) The Appointed Directors shall be appointed by the Seadrill Member on or prior to the date of the 2013 Annual Meeting, and each Appointed Director shall hold office until his successor is duly appointed by the Seadrill Member and qualified or until his earlier death, resignation or removal; and

(ii) The Class I Elected Director shall be elected at the 2013 Annual Meeting for a one-year term expiring on the date of the first succeeding Annual Meeting, the Class II Elected Director shall be elected at the 2013 Annual Meeting for a two-year term expiring on the second succeeding Annual Meeting and the

Class III Elected Directors shall be elected at the 2013 Annual Meeting for a three-year term expiring on the third succeeding Annual Meeting, in each case by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the Annual Meeting with each Outstanding Common Unit having one vote.

(b) At any time after the Closing Date and prior to the 2013 Annual Meeting, the Seadrill Member may, in its individual capacity, appoint two additional directors, after which time the Board of Directors shall consist of seven individuals.

(c) Except as provided in paragraph (a)(ii) above with respect to the Elected Directors elected at the 2013 Annual Meeting, each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the third succeeding Annual Meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

(d) Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the number of members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.3    Nominations of Elected Directors.

The Board of Directors shall be entitled to nominate individuals to stand for election as Elected Directors at an Annual Meeting. In addition, any Non-Seadrill Member or Group of Non-Seadrill Members that beneficially owns 10% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an Annual Meeting by providing written notice thereof to the Board of Directors not more than 120 days and not less than 90 days prior to the date of such Annual Meeting; provided, however, that in the event that the date of the Annual Meeting was not publicly announced by the Company by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the tenth day following the date on which the date of the Annual Meeting was announced. Such notice shall set forth (i) the name and address of the Non-Seadrill Member or Non-Seadrill Members making the nomination or nominations, (ii) the number of Common Units beneficially owned by such Non-Seadrill Member or Non-Seadrill Members, (iii) such information regarding the nominee(s) proposed by the Non-Seadrill Member or Non-Seadrill Members as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission had the nominee(s) been nominated or intended to be nominated to the Board of Directors, (iv) the written consent of each nominee to serve as a member of the Board of Directors if so elected and (v) a certification that such nominee(s) qualify as Elected Directors.

Section 7.4    Removal of Members of Board of Directors.

Members of the Board of Directors may only be removed as follows:

(a) Any Appointed Director may be removed at any time, (i) without Cause, only by the Seadrill Member and, (ii) with Cause, by (x) the Seadrill Member, (y) by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Non-Seadrill Members or (z) by the affirmative vote of a majority of the other members of the Board of Directors.

(b) Any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Board of Directors or at a properly called meeting of the Non-Seadrill Members only by the affirmative vote of the holders of a majority of the Outstanding Common Units.

Section 7.5    Resignations of Members of the Board of Directors.

Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

Section 7.6    Vacancies on the Board of Directors.

Vacancies on the Board of Directors may be filled only as follows:

(a) If any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the Seadrill Member shall, in its individual capacity, appoint an individual to fill the vacancy.

(b) If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, the vacancy shall be filled by an individual who meets the criteria for service as an Elected Director and is elected by a majority of the Elected Directors then serving.

(c) A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for no more than the unexpired term of his predecessor in office.

Section 7.7    Meetings; Committees; Chairman.

(a) Regular meetings of the Board of Directors shall be held in the United Kingdom (or, with respect to no more than one of the Quarterly meetings of the Board of Directors, such location outside the United Kingdom is as designated by resolution of the Board of Directors) at such times as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Special meetings shall be held in the United Kingdom, unless due to the limited advance notice of such meeting or other circumstances, it would be impractical for the meeting to be held in the United Kingdom. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors at least a majority of whom take such action from a location in the United Kingdom may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are executed by all the members of the Board of Directors. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting, provided that, any such meeting shall be initiated from (and a majority of the members of the Board of Directors shall be physically located at) the location described in the first sentence of this Section 7.7(a). The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

(b) The Board of Directors shall appoint the members of the Audit Committee and the Conflicts Committee. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places, consistent with the requirements as to the location of meetings of the Board, as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Any action required or permitted to be taken at a meeting of any such committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are executed by all the members of such committee. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

(c) The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The Initial Chairman of the Board of Directors shall be Tor Olav Troim. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors designated by the Appointed Directors shall preside. If, at any time, in accordance with Section 7.2(b), the Board of Directors consists solely of Elected Directors, the Board of Directors may designate one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, designate another member of the Board of Directors to preside at the meeting.

Section 7.8    Officers.

(a) The Board of Directors, as set forth below, shall appoint or designate agents of the Company, referred to as “Officers” of the Company as described in this Section 7.8. Such Officers may be employed by any Group Member directly or may be employed by one or more third parties, including Seadrill Limited and its Affiliates, and designated by the Board of Directors to perform officer functions for the benefit of the Company.

(b) The Board of Directors shall appoint or designate such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold such titles, exercise such powers and authority and perform such duties as shall be determined from time to time by resolution of the Board of Directors. The Officers may include a Chairman of the Board of Directors, an Executive Vice Chairman or Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, any and all Vice Presidents, a Secretary, any and all Assistant Secretaries, a Treasurer, any and all Assistant Treasurers and any other Officers appointed or designated by the Board of Directors pursuant to this Section 7.8. Any person may hold two or more offices.

(c) The Officers, including any Officer employed by a third party and designated by the Board of Directors to perform officer services for the benefit of the Company, shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed, with or without Cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d) The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(e) Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 7.9    Compensation of Directors.

The members of the Board of Directors who are not employees of the Company, the Seadrill Member or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.10    Certificate of Formation.

The Seadrill Member and Seadrill Limited have caused the Certificate of Formation to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The Board of Directors shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in The Marshall Islands or any other jurisdiction in which the Company may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall cause to be filed amendments to and restatements of the Certificate of Formation and cause to be done all things to maintain the Company as a limited liability company under the laws of The Marshall Islands or of any other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

Section 7.11    Restrictions on the Authority of the Board of Directors.

(a) Except as otherwise provided in this Agreement, the Board of Directors may not, without written approval of the specific act by holders of all of the Outstanding Membership Interests or by other written instrument executed and delivered by holders of all of the Non-Seadrill Membership Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

(b) Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Company’s Subsidiaries) without the approval of holders of at least 66 2/3% of the Outstanding Units; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the Seadrill Member Interest shall be made in accordance with Sections 4.6, 11.1 and 11.2.

Section 7.12     Reimbursement of the Seadrill Member.

(a) Except as provided in this Section 7.12 and elsewhere in this Agreement, the Seadrill Member shall not be compensated for its services.

(b) The Seadrill Member shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for any direct and indirect expenses it incurs that are allocable to the Company Group or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Seadrill Member, to perform services for the Company Group or for the Seadrill Member in the discharge of its duties to the Company Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Company under any of its equity compensation plans). The Board of Directors shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.12 shall be in addition to any reimbursement to the Seadrill Member as a result of indemnification pursuant to Section 7.15.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the Board of Directors, without the approval of the Members (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Membership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Membership Interests), or cause the Company to issue Membership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Company, the Seadrill Member or any of its Affiliates, in each case for the benefit of employees and directors of the Company, the Seadrill Member, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Seadrill Member or any of its Affiliates any Membership Interests that the Seadrill Member or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Seadrill Member in connection with any such plans, programs and practices (including the net cost to the Seadrill Member or such Affiliates of Membership Interests purchased by the Seadrill Member or such Affiliates from the Company or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.12(b). Any and all obligations of the Seadrill Member under any employee benefit plans, employee programs or employee practices adopted by the Seadrill Member as permitted by this Section 7.12(c) shall constitute obligations of the Seadrill Member hereunder and shall be assumed by any successor Seadrill Member approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the Seadrill Member’s Seadrill Member Interest pursuant to Section 4.6.

Section 7.13    Outside Activities.

(a) After the Closing Date, the Seadrill Member, for so long as it is the Seadrill Member (i) agrees that its sole business will be to act as the Seadrill Member and to undertake activities that are ancillary or related thereto (including being a Non-Seadrill Member in the Company), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as the Seadrill Member as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not acquire or own any Five-Year Drilling Rigs (as such term is defined in the Omnibus Agreement).

(b) Seadrill Limited, the Company, the Seadrill Member and the Operating Companies have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Seadrill Limited and certain of its Affiliates to acquire or own any Five-Year Drilling Rigs (as such term is defined in the Omnibus Agreement).

(c) Except as specifically restricted by Section 7.13(a) or the Omnibus Agreement, each Indemnitee (other than the Seadrill Member) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Member. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the Seadrill Member) in accordance with the provisions of this Section 7.13 is hereby approved by the Company and all Members and (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duties that may be applicable) or any other obligation of any type whatsoever of the Seadrill Member or of any Indemnitee for the Indemnitees (other than the Seadrill Member) to engage in such business interests and activities in preference to or to the exclusion of the Company.

(d) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the Seadrill Member) and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, no Indemnitee (including the Seadrill Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, such Indemnitee (including the Seadrill Member) shall not be liable to the Company, to any Non-Seadrill Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the Seadrill Member) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, that such Indemnitee (including the Seadrill Member) does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Company to such Indemnitee (including the Seadrill Member).

(e) The Seadrill Member and each of its Affiliates may own and acquire Units or other Membership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Membership Interests acquired by them. The term “Affiliates” as used in this Section 7.13(e) with respect to the Seadrill Member shall not include any Group Member.

Section 7.14    Loans from the Seadrill Member; Loans or Contributions from the Company or Group Members.

(a) The Seadrill Member or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the Seadrill Member or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Seadrill Member and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the Seadrill Member and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.14(a) and Section 7.14(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the Seadrill Member or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the Seadrill Member or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the Seadrill Member or its Affiliates or the Board of Directors to the Company or the Non-Seadrill Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the Seadrill Member or its Affiliates (including in their capacities as Non-Seadrill Members) to exceed the Seadrill Member’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.15    Indemnification.

(a) To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending of completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.15, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and, provided, further, that no indemnification pursuant to this Section 7.15 shall be available to the Seadrill Member or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement. Any indemnification pursuant to this Section 7.15 shall be made only out of the assets of the Company, it being agreed that the Seadrill Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.15(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.15.

(c) The indemnification provided by this Section 7.15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Non-Seadrill Member Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Seadrill Member or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the Seadrill Member, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

(e) For purposes of this Section 7.15, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.15(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Non-Seadrill Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.15 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.16    Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired Membership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to their obligations and duties as members of the Board of Directors set forth in Section 7.1(a), members of the Board of Directors may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Seadrill Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.16 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.17    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Seadrill Member or any of its Affiliates, or any member of the Board of Directors, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the Seadrill Member and its Affiliates), (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Seadrill Member and the Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval of such resolution, and the Seadrill Member or the Board of Directors, as the case may be, may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or law that would otherwise apply, (x) the Conflicts Committee will be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances and (y) it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or otherwise approves the transaction, then it shall be presumed that, in making its decision the Board of Directors, acted in good faith, and, in either case, in any proceeding brought by any Non-Seadrill Member or by or on behalf of such Non-Seadrill Member or any other Non-Seadrill Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b) Whenever any of the Company’s Directors or Officers makes a determination or takes or declines to take any other action, then unless another express standard is provided for in this Agreement, such Director or Officer shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Company, unless the context otherwise requires. Further, the Company’s Officers and Directors shall be deemed to be acting in good faith if they decline to cause the Company to undertake a transaction that the Company’s Officers and Directors believe is a transaction that would likely have a material adverse effect on the ability of the Seadrill Member or its Affiliates to comply with the terms of the debt of the Seadrill Member or its Affiliates.

(c) Notwithstanding anything to the contrary in this Agreement, whenever the Seadrill Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Seadrill Member, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company or any Member, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the Seadrill Member, or such Affiliates causing it to do so, shall not be required to act in good faith or in the best interests of the Company or any Member, any Record Holder or any other Person or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

(d) Notwithstanding anything to the contrary in this Agreement, the Seadrill Member and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Company Group (if such approval is required pursuant to Section 7.11(b)) or (ii) permit any Group Member to use any facilities or assets of the Seadrill Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Seadrill Member or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

(e) Except as expressly set forth in this Agreement, neither the Board of Directors nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Board of Directors or such other Indemnitee.

(f) The Unitholders hereby authorize the Board of Directors, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.17.

Section 7.18    Other Matters Concerning the Board of Directors.

(a) The Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Board of Directors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The Seadrill Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company.

Section 7.19    Purchase or Sale of Membership Interests.

The Board of Directors may cause the Company to purchase or otherwise acquire Membership Interests; provided, however, that the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Seadrill Member or any Affiliate of the Seadrill Member may purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.20    Registration Rights of the Seadrill Member and its Affiliates.

(a) If (i) the Seadrill Member or any Affiliate of the Seadrill Member (including for purposes of this Section 7.20, any Person that is an Affiliate of the Seadrill Member at the date hereof notwithstanding that it may later cease to be an Affiliate of the Seadrill Member) holds Membership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Membership Interests (the “Holder”) to dispose of the number of Membership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Company shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Membership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Membership Interests specified by the Holder; provided, however, that the Company shall not be required to effect more than three registrations in total pursuant to this Section 7.20(a), no more than one of which shall be required to be made at any time that the Company is not eligible to use Form F-3 (or a comparable form) for the registration under the Securities Act of its securities; and, provided, further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Company and its Members because such registration would (x) materially interfere with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.20(a) not to be utilized more than once in any 12-month period. The Company shall use its commercially reasonable efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.20(a), the Company shall be deemed not to have used all its commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Membership Interests covered thereby not being able to offer and sell such Membership Interests at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to this Section 7.20(a), the Company shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Membership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Membership Interests in such states. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(b) If the Company shall at any time propose to file a registration statement under the Securities Act for an offering of equity interests of the Company for cash (other than an offering relating solely to an employee benefit plan), the Company shall use its commercially reasonable efforts to include such number or amount of Membership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Company is not required to make any effort or take any action to so include the Membership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Membership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.20(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Company and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Membership Interests would adversely and materially affect the success of the offering, the Company shall include in such offering only that number or amount, if any, of Membership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Company, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.20, the Company shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Company’s obligation under Section 7.15, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.20(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Membership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary, free writing or final prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, free writing or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.20(a) and Section 7.20(b) shall continue to be applicable with respect to the Seadrill Member (and any of the Seadrill Member’s Affiliates) after it ceases to be the Seadrill Member, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Membership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Company shall not be required to file successive registration statements covering the same Membership Interests for which registration was demanded during such two-year period. The provisions of Section 7.20(c) shall continue in effect thereafter.

(e) The rights to cause the Company to register Membership Interests pursuant to this Section 7.20 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Membership Interests, provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Membership Interests with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.20.

(f) Any request to register Membership Interests pursuant to this Section 7.20 shall (i) specify the Membership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Membership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Membership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Membership Interests.

Section 7.21    Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors, the Officers or representatives of the Company authorized by the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.

Other than the register of Members, which shall be kept and maintained outside the United Kingdom, the Company shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Non-Seadrill Members any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Units or other Membership Interests, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2    Fiscal Year.

The fiscal year of the Company shall be a fiscal year ending December 31.

Section 8.3    Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Company, the Company shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Company’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Company shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Company’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Elections and Information.

(a) The Company is authorized and has elected to be treated as an association taxable as a corporation for United States federal income tax purposes. Except as otherwise provided herein, the Board of Directors or their designees shall determine whether the Company should make any other elections permitted by any applicable tax law.

(b) The tax information reasonably required by Record Holders generally for United States federal income tax reporting purposes with respect to a calendar taxable year shall be furnished to them within 90 days of the close of each calendar year.

Section 9.2    Tax Withholding.

Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or advisable to cause the Company and other Group Members to comply with any withholding requirements with respect to any tax established under any applicable law or administrative practice. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Member, the Board of Directors may treat the amount withheld as a distribution of cash to such Member in the amount of such withholding from such Member.

Section 9.3    Conduct of Operations.

The Board of Directors shall conduct the affairs of the Company such that the Company shall be resident in the United Kingdom for tax purposes. The Board of Directors shall use commercially reasonable efforts to conduct the business of the Company and its Affiliates in a manner that does not require a holder of Common Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units.

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1    Admission of Initial Non-Seadrill Members.

Upon the issuance by the Company of Common Units, Subordinated Units and Incentive Distribution Rights to Seadrill Limited, the Seadrill Member and the Underwriters as described in Sections 5.1 and 5.2, the Board of Directors shall admit such parties to the Company as Initial Non-Seadrill Members in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2    Admission of Additional Non-Seadrill Members.

(a) From and after the Closing Date, by acceptance of the transfer of any Non-Seadrill Member Interests in accordance with Article IV or the acceptance of any Non-Seadrill Member Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Non-Seadrill Member Interest (including any nominee holder or an agent or representative acquiring such Non-Seadrill Member Interests for the account of another Person) (i) shall be admitted to the Company as a Non-Seadrill Member with respect to the Non-Seadrill Member Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Company and such Non-Seadrill Member becomes the Record Holder of the Non-Seadrill Member Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Seadrill Member Interests and the admission of any new Non-Seadrill Member shall not constitute an amendment to this Agreement. A Person may become a Non-Seadrill Member or Record Holder of a Non-Seadrill Member Interest without the consent or approval of any of the Members. A Person may not become a Non-Seadrill Member until such Person acquires a Non-Seadrill Member Interest and until such Person is reflected in the books and records of the Company as the Record Holder of such Non-Seadrill Member Interest.

(b) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Company shall update its books and records from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Membership Interest shall be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Non-Seadrill Member Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Non-Seadrill Member pursuant to Section 10.2(a).

Section 10.3    Admission of Successor Seadrill Member.

A successor Seadrill Member approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all or part of the Seadrill Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Seadrill Member shall be admitted to the Company as the Seadrill Member, effective immediately prior to the withdrawal or removal of the predecessor or transferring Seadrill Member, pursuant to Sections 11.1 or 11.2 or the transfer of the Seadrill Member Interest pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Company as a successor or additional Seadrill Member until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission.

Section 10.4    Amendment of Agreement and Certificate of Formation.

To effect the admission to the Company of any Member, the Board of Directors shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Board of Directors shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1    Withdrawal of the Seadrill Member.

(a) The Seadrill Member shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The Seadrill Member voluntarily withdraws from the Company by giving written notice to the other Members;

(ii) The Seadrill Member transfers all of its Seadrill Member Interest pursuant to Section 4.6;

(iii) The Seadrill Member is removed pursuant to Section 11.2;

(iv) The Seadrill Member (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Seadrill Member in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the Seadrill Member or of all or any substantial part of its properties;

(v) The Seadrill Member is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; or

(vi) (A) in the event the Seadrill Member is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the Seadrill Member of revocation without a reinstatement of its charter; (B) in the event the Seadrill Member is a partnership or a limited liability company, the dissolution and commencement of winding up of the Seadrill Member; (C) in the event the Seadrill Member is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Seadrill Member is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Seadrill Member.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v), 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing Seadrill Member shall give notice to the Non-Seadrill Members within 30 days after such occurrence. The Members hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Seadrill Member from the Company. When used in this Agreement, “withdrawal” has the same meaning as “resignation” as established in the Marshall Islands Act

(b) Withdrawal of the Seadrill Member from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on September 30, 2022, the Seadrill Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non-Seadrill Members, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the Seadrill Member and its Affiliates) and the Seadrill Member delivers to the Company an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor Seadrill Member) would not result in the loss of the limited liability of any Non-Seadrill Member or any Group Member;

(ii) at any time after 12:00 midnight, prevailing Eastern Time, on September 30, 2022, the Seadrill Member voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided that, prior to the effective date of such withdrawal, the Seadrill Member delivers to the Company a Withdrawal Opinion of Counsel);

(iii) at any time that the Seadrill Member ceases to be the Seadrill Member pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this sentence, at any time that the Seadrill Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Non-Seadrill Members, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Seadrill Member and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. If the Seadrill Member gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Seadrill Member. If, prior to the effective date of the Seadrill Member’s withdrawal, a successor is not selected by the Unitholders as provided herein, the Company shall be dissolved in accordance with Section 12.1 unless the business of the Company is continued pursuant to Section 12.2. Any successor Seadrill Member elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2    Removal of the Seadrill Member.

The Seadrill Member may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the Seadrill Member and its Affiliates), voting as a single class. Any such action by such holders or the Board of Directors for removal of the Seadrill Member must also provide for the election of a successor Seadrill Member by the majority vote of the outstanding Common Units and Subordinated Units, voting together as a single class. Such removal shall be effective immediately following the admission of a successor Seadrill Member pursuant to Section 10.3. Any successor Seadrill Member elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3    Interest of Departing Seadrill Member and Successor Seadrill Member.

(a) In the event of (i) withdrawal of the Seadrill Member under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Seadrill Member by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor Seadrill Member is elected in accordance with the terms of Sections 11.1 or 11.2, (A) the Departing Seadrill Member shall have the option, exercisable prior to the effective date of the departure of such Departing Seadrill Member, to require its successor to purchase its Seadrill Member Interest and its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights shall have the option, exercisable prior to the effective date of the departure of such Departing Seadrill Member, to require such successor to purchase such holders’ Incentive Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing Seadrill Member’s departure. If the Seadrill Member is removed by the Unitholders under circumstances where Cause exists or if the Seadrill Member withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Seadrill Member is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Seadrill Member is not the former Seadrill Member), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Seadrill Member (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing Seadrill Member. In either event, the Departing Seadrill Member shall be entitled to receive all reimbursements due such Departing Seadrill Member pursuant to Section 7.12, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Seadrill Member or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Seadrill Member’s Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing Seadrill Member shall be determined by agreement between the Departing Seadrill Member and its successor or, failing agreement within 30 days after the effective date of such Departing Seadrill Member’s departure, by an independent investment banking firm or other independent expert selected by the Departing Seadrill Member and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Seadrill Member shall designate an independent investment banking firm or other independent expert, the Departing Seadrill Member’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Seadrill Member and the value of the Incentive Distribution Rights held by holders other than the Departing Seadrill Member. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing Seadrill Member and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Seadrill Member (or its transferee) shall become a Non-Seadrill Member and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Membership Interest (but subject to proportionate dilution by reason of the admission of its successor). For purposes of this Agreement, conversion of the Combined Interest of the Departing Seadrill Member to Common Units will be characterized as if the Departing Seadrill Member (or its transferee) contributed its Combined Interest to the Company in exchange for the newly issued Common Units.

Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

Notwithstanding any provision of this Agreement, if the Seadrill Member is removed as a member of the Company under circumstances where Cause does not exist and no Units held by the Seadrill Member and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (iii) the Seadrill Member will have the right to convert its Seadrill Member Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3 and (iv) the other holders of the Incentive Distribution Rights will have the right to convert their Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

Section 11.5    Withdrawal of Non-Seadrill Members.

No Non-Seadrill Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Member’s Non-Seadrill Member Interest becomes a Record Holder of the Non-Seadrill Member Interest so transferred, such transferring Non-Seadrill Member shall cease to be a Member with respect to the Non-Seadrill Member Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.

The Company shall not be dissolved by the admission of additional Non-Seadrill Members or by the admission of a successor or additional Seadrill Member in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Seadrill Member, if a successor Seadrill Member is elected pursuant to Sections 11.1 or 11.2, the Company shall not be dissolved and the Board of Directors shall continue the business of the Company. Subject to Section 12.2, the Company shall dissolve and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the Board of Directors that is approved by the holders of at least 66 2/3% of the Outstanding Units;

(b) at any time there are no Non-Seadrill Members, unless the Company is continued without dissolution in accordance with the Marshall Islands Act and Section 12.2;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Marshall Islands Act; or

(d) an Event of Withdrawal of the Seadrill Member as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or unless a successor is elected as provided in Section 11.2 and such successor is admitted to the Company pursuant to Section 10.3.

Section 12.2    Continuation of the Business of the Company After Dissolution.

Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the Seadrill Member as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Members to select a successor to such Departing Seadrill Member pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor Seadrill Member a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor Seadrill Member is not the former Seadrill Member, then the interest of the former Seadrill Member shall be treated in the manner provided in Section 11.3; and

(iii) the successor Seadrill Member shall be admitted to the Company as Seadrill Member, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement.

Section 12.3    Liquidating Trustee.

Upon dissolution of the Company, unless the business of the Company is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidating Trustee. The Liquidating Trustee (if other than the Seadrill Member) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidating Trustee (if other than the Seadrill Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidating Trustee in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidating Trustee approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the Seadrill Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.11(b)) necessary or appropriate to carry out the duties and functions of the Liquidating Trustee hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4    Liquidation.

The Liquidating Trustee shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidating Trustee, subject to the Marshall Islands Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidating Trustee and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidating Trustee may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidating Trustee may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) The Liquidating Trustee shall first satisfy the liabilities of the Company. Liabilities of the Company include amounts owed to the Liquidating Trustee as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidating Trustee shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed as follows:

(i) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;

(B) Second to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

(C) Thereafter (x) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (y) 50% to all Unitholders, Pro Rata;

(ii) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;

(C) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

(D) Thereafter, (x) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (y) 50% to all Unitholders, Pro Rata.

Section 12.5    Cancellation of Certificate of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6    Return of Contributions.

The Seadrill Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Non-Seadrill Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.7    Waiver of Partition.

To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE XIII

AMENDMENT OF OPERATING AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Without Approval of the Non-Seadrill Members or the Seadrill Member.

The Seadrill Member and each Non-Seadrill Member agree that the Board of Directors, without the approval of any Non-Seadrill Member or the Seadrill Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b) admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or other entity in which the Non-Seadrill Members have limited liability under the laws of the Marshall Island Act;

(d) a change that the Board of Directors determines (i) does not adversely affect the Non-Seadrill Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the Board of Directors shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, the members of the Board of Directors, or the Seadrill Member or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Membership Interests pursuant to Section 5.4;

(h) an amendment that the Board of Directors determines to be necessary or appropriate for the authorization of additional Membership Interests or rights to acquire Membership Interests, including any amendment that the Board of Directors determines is necessary or appropriate in connection with:

(i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution in connection with the IDR Reset Election in accordance with Section 5.10;

(ii) the implementation of the provisions relating to the Seadrill Member’s right to reset its Incentive Distribution Rights in exchange for Common Units; or

(iii) any modification of the Incentive Distribution Rights made in connection with the issuance of additional Membership Interests or rights to acquire Membership Interests, provided, that, with respect to this clause (iii), any such modifications to the Incentive Distribution Rights and the related issuance of Membership Interests have received Special Approval;

(iv) any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(k) a conversion, merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by, or with the written consent of, the Board of Directors; provided, however, that the Board of Directors shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Member, any Record Holder or any other Person and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or in the best interests of the Company or any Member, any Record Holder or any other Person or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the Board of Directors and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments. The Board of Directors shall be deemed to have notified all Record Holders as required hereby if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Company.

Section 13.3    Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Seadrill Member and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Seadrill Member without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Seadrill Member or any of its Affiliates without its consent, which consent may be given or withheld at the Seadrill Member’s option.

(c) Except as provided in Section 14.3, and without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the class affected. If the Board of Directors determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Non-Seadrill Member under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Meetings.

All acts of Non-Seadrill Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Members may be called by the Seadrill Member, the Board of Directors or by Non-Seadrill Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Non-Seadrill Members shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing Non-Seadrill Members wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Non-Seadrill Members or within such greater time as may be reasonably necessary for the Company to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Non-Seadrill Members either directly or indirectly through the Transfer Agent. A meeting or a special meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Non-Seadrill Members shall not vote on matters that would cause the Non-Seadrill Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Seadrill Members’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Company is qualified to do business.

Section 13.5    Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.

For purposes of determining the Non-Seadrill Members entitled to notice of or to vote at a meeting of the Non-Seadrill Members or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Non-Seadrill Members are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Non-Seadrill Members entitled to notice of or to vote at a meeting of the Non-Seadrill Members shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Non-Seadrill Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Board of Directors in accordance with Section 13.11.

Section 13.7    Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Non-Seadrill Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Non-Seadrill Member at a meeting shall constitute a waiver of notice of the meeting, except when the Non-Seadrill Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.

The holders of 33 1/3% of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Seadrill Member) represented in person or by proxy shall constitute a quorum at a meeting of Non-Seadrill Members of such class or classes unless any such action by the Non-Seadrill Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Seadrill Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Seadrill Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all Non-Seadrill Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Non-Seadrill Members holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Non-Seadrill Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Non-Seadrill Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the Seadrill Member). In the absence of a quorum, any meeting of Non-Seadrill Members may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the Seadrill Member) and represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting.

The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Non-Seadrill Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Seadrill Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.

If authorized by the Board of Directors, any action that may be taken at a meeting of the Non-Seadrill Members may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Non-Seadrill Members owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the Seadrill Member) that would be necessary to authorize or take such action at a meeting at which all the Non-Seadrill Members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Non-Seadrill Members who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Non-Seadrill Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Company does not vote all of the Units held by the Non-Seadrill Members, the Company shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Non-Seadrill Members is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Company in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Company and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Non-Seadrill Members to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Non-Seadrill Members’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Company and the Members.

Section 13.12     Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Non-Seadrill Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1    Authority.

The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2     Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the approval of the Board of Directors.

(b) If the Board of Directors shall determine to consent to the merger, consolidation or conversion, the Board of Directors shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors determine to be necessary or appropriate.

(c) If the Board of Directors shall determine to consent to the conversion the Board of Directors shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v) in an attachment or exhibit, the certificate of formation of the Company;

(vi) in an attachment or exhibit, the certificate of formation, certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii) such other provisions with respect to the proposed conversion the Board of Directors may determine to be necessary or appropriate.

Section 14.3     Approval by Non-Seadrill Members of Merger, Consolidation or Conversion.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the Board of Directors, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Non-Seadrill Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Units.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Non-Seadrill Members, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Non-Seadrill Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Non-Seadrill Member, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Non-Seadrill Members, the Seadrill Member and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Non-Seadrill Member approval, to merge or consolidate the Company with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Non-Seadrill Member, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (v) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Membership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4     Certificate of Merger or Conversion.

Upon the required approval by the Board of Directors and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5     Amendment of Operating Agreement.

Pursuant to Section 17(6) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 17(6) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new operating agreement for a limited liability company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6    Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v) the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE NON-SEADRILL MEMBER INTERESTS

Section 15.1    Right to Acquire Non-Seadrill Member Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time from and after the Closing Date the Seadrill Member and its Affiliates hold more than 80% of the total Non-Seadrill Member Interests of any class then Outstanding, the Seadrill Member shall then have the right, which right it may assign and transfer in whole or in part to the Company or any Affiliate of the Seadrill Member, exercisable at its option, to purchase all, but not less than all, of such Non-Seadrill Member Interests of such class then Outstanding held by Persons other than the Seadrill Member and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the Seadrill Member or any of its Affiliates for any such Non-Seadrill Member Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the Seadrill Member, any Affiliate of the Seadrill Member or the Company elects to exercise the right to purchase Non-Seadrill Member Interests granted pursuant to Section 15.1(a), the Seadrill Member shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Non-Seadrill Member Interests of such class or classes (as of a Record Date selected by the Seadrill Member) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Non-Seadrill Member Interests will be purchased and state that the Seadrill Member, its Affiliate or the Company, as the case may be, elects to purchase such Non-Seadrill Member Interests, upon surrender of Certificates representing such Non-Seadrill Member Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Non-Seadrill Member Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Non-Seadrill Member Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Seadrill Member, its Affiliate or the Company, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Non-Seadrill Member Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Non-Seadrill Member Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Non-Seadrill Member Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Non-Seadrill Member Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Non-Seadrill Member Interests, and such Non-Seadrill Member

Interests shall thereupon be deemed to be transferred to the Seadrill Member, its Affiliate or the Company, as the case may be, on the record books of the Transfer Agent and the Company, and the Seadrill Member or any Affiliate of the Seadrill Member, or the Company, as the case may be, shall be deemed to be the owner of all such Non-Seadrill Member Interests from and after the Purchase Date and shall have all rights as the owner of such Non-Seadrill Member Interests (including all rights as owner of such Non-Seadrill Member Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Non-Seadrill Member Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Non-Seadrill Member Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1     Addresses and Notices.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Membership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Board of Directors at the principal office of the Company designated pursuant to Section 2.3. The Board of Directors may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2     Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3     Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4     Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5     Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.6     Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7     Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Non-Seadrill Member Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Non-Seadrill Member Interests without execution hereof.

Section 16.8     Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the Republic of The Marshall Islands, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company or the Seadrill Member, or owed by the Seadrill Member, to the Company or the Members, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in each case regardless of whether such claims, suits, actions or proceedings arise under laws relating to contracts, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9     Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and such invalid, illegal or unenforceable provision or part of a provision of this Agreement shall be, to the fullest extent permitted by law, reformed, modified or construed so that it would be valid, legal and enforceable to the maximum extent possible, and then substituted for such invalid, illegal or unenforceable provision, or part of a provision, as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein. For the sake of clarity, and without limiting the preceding sentence, the provisions in this Agreement purporting to limit the rights or remedies of any Member or providing for exculpation or indemnification of any Person, or allowing or providing for distributions, have been included herein with the intent, purpose and understanding that such provisions shall be enforced only to the fullest extent permitted by applicable law.

Section 16.10     Consent of Members.

Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action (including any amendment to this Agreement).

Section 16.11     Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on Certificates representing Units is expressly permitted by this Agreement.

Section 16.12     Third-Party Beneficiaries.

Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third- party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Operating Agreement as a Deed as of the date first written above.

SEADRILL MEMBER LLC

By:
Name:
Title:

SEADRILL LIMITED

By:
Name:
Title:

EXHIBIT A

to the First Amended and Restated Operating Agreement of

SEADRILL PARTNERS LLC

Certificate Evidencing Common Units

Representing Membership Interests in

SEADRILL PARTNERS LLC

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Operating Agreement of Seadrill Partners LLC, as amended, supplemented or restated from time to time (the “Operating Agreement”), Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), hereby certifies that (the “Holder”) is the registered owner of the above designated number of Common Units representing membership interests in the Company (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Operating Agreement. Copies of the Operating Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 13th Floor, One America Square, 14 Crosswall, London, EC3N 2LB. Capitalized terms used herein but not defined shall have the meanings given them in the Operating Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Non-Seadrill Member and to have agreed to comply with and be bound by and to have executed the Operating Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Operating Agreement and (iii) made the waivers and given the consents and approvals contained in the Operating Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:

Countersigned and Registered by:	SEADRILL PARTNERS LLC

By:
as Transfer Agent and Registrar		Title:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust) (Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

SEADRILL PARTNERS LLC

FOR VALUE RECEIVED,                                 hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                    Common Units representing membership interests evidenced by this Certificate, subject to the Operating Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of Seadrill Partners LLC.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE

GUARANTEED BY AN ELIGIBLE

GUARANTOR INSTITUTION (BANKS,

STOCKBROKERS, SAVINGS AND LOAN

ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION

PROGRAM), PURSUANT TO S.E.C.

RULE 17Ad-15

(Signature)
(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Seadrill Partners LLC

Common Units

Representing Limited Liability Company Interests

PRELIMINARY PROSPECTUS

                    , 2012

Citigroup

Until                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item	6. Indemnification of Directors and Officers.

The section of the prospectus entitled “The Operating Agreement—Indemnification” discloses that we will generally indemnify our directors, officers, the Seadrill Member and its affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement in which Seadrill Partners LLC and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Item	7. Recent Sales of Unregistered Securities.

On June 28, 2012, in connection with the formation of the limited liability company, Seadrill Partners LLC issued to (a) Seadrill Member LLC a 2% limited liability company interest in the limited liability company for $20.00 and (b) Seadrill Limited a 98% limited liability company interest in the limited liability company for $980.00 in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Item	8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1*	Certificate of Formation of Seadrill Partners LLC

3.2*	Form of First Amended and Restated Operating Agreement of Seadrill Partners LLC (included as Appendix A to the Prospectus)

3.3*	Form of Agreement of Limited Partnership of Seadrill Operating LP

3.4*	Form of Limited Liability Company Agreement of Seadrill Operating GP LLC

3.5*	Form of Amended & Restated Limited Liability Company Agreement of Seadrill Capricorn Holdings LLC

5.1	Form of Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered

8.1	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

8.2	Form of Opinion of Watson, Farley & Williams (New York) LLP relating to tax matters

10.1	Form of Contribution and Sale Agreement

10.2*	Form of Omnibus Agreement

10.3	Form of Management and Administrative Services Agreement with Seadrill Management AS

10.4	Form of Advisory, Technical and Administrative Services Agreement with Seadrill Americas, Inc.

10.5	Form of Advisory, Technical and Administrative Services Agreement with Seadrill Management AME Ltd

10.6	Form of Management Services Agreement with Seadrill UK Ltd.

10.7	Form of Revolving Loan Agreement between Seadrill Operating LP and Seadrill Capricorn Holdings LLC, as borrowers, and Seadrill Limited, as lender

Exhibit No.	Description

10.8	Form of Amended and Restated US$1,500,000,000 Senior Secured Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, and the banks and financial institutions named therein as lenders

10.9	Form of Amended and Restated US$1,200,000,000 Senior Secured Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, and the banks and financial institutions named therein as lenders

10.10.1	Form of Amended and Restated US$275,000,000 Senior Secured Term Loan and Revolving Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein, as guarantors, and the banks and financial institutions named therein as lenders

10.10.2	Form of Amended and Restated the US$275,000,000 Senior Secured Term Loan Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein, as guarantors, as the banks and financial institutions named therein as lenders

10.11	Form of Amended and Restated Common Terms Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, DNB Bank ASA as Agent, GIEK Facility Agent and Security Agent and Citibank NA, London Branch as GIEK Agent

10.12	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill China Operations Ltd.

10.13	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seabras Rig Holdco Kft.

10.14	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill Deepwater Drillship Ltd.

10.15	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill Vencedor Ltd.

21.1	List of Subsidiaries of Seadrill Partners LLC

23.1	Consents of Independent Registered Public Accounting Firm

23.2	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibits 5.1 and 8.2)

23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page of the initial Registration Statement)

99.1*	Confidential Draft Registration Statement Submitted July 2, 2012

99.2*	Confidential Draft Registration Statement Submitted August 20, 2012

*	Previously filed.

Item	9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each member at least on an annual basis a detailed statement of any transactions with the Seadrill Member or its affiliates and of fees, commissions, compensation and other benefits paid, or accrued to the Seadrill Member or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the members the financial statements required by Form 20-F for the first full fiscal year of operations of the company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stavanger, Norway on the 5th day of October, 2012.

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name: Graham Robjohns
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Graham Robjohns Graham Robjohns	Chief Executive Officer, Principal Executive Officer and Director	October 5, 2012

* Rune Magnus Lundetræ	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	October 5, 2012

* Tor Olav Trøim	Director and Chairman	October 5, 2012

* Bert Bekker	Director	October 5, 2012

* Kate Blankenship	Director	October 5, 2012

* Harald Thorstein	Director	October 5, 2012

*By:	/s/ Graham Robjohns
Graham Robjohns
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Seadrill Partners LLC in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 5th day of October, 2012.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1*	Certificate of Formation of Seadrill Partners LLC

3.2*	Form of First Amended and Restated Operating Agreement of Seadrill Partners LLC (included as Appendix A to the Prospectus)

3.3*	Form of Agreement of Limited Partnership of Seadrill Operating LP

3.4*	Form of Limited Liability Company Agreement of Seadrill Operating GP LLC

3.5*	Form of Amended & Restated Limited Liability Company Agreement of Seadrill Capricorn Holdings LLC

5.1	Form of Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered

8.1	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

8.2	Form of Opinion of Watson, Farley & Williams (New York) LLP relating to tax matters

10.1	Form of Contribution and Sale Agreement

10.2*	Form of Omnibus Agreement

10.3	Form of Management and Administrative Services Agreement with Seadrill Management AS

10.4	Form of Advisory, Technical and Administrative Services Agreement with Seadrill Americas, Inc.

10.5	Form of Advisory, Technical and Administrative Services Agreement with Seadrill Management AME Ltd

10.6	Form of Management Services Agreement with Seadrill UK Ltd.

10.7	Form of Revolving Agreement between Seadrill Operating LP and Seadrill Capricorn Holdings LLC, as borrowers, and Seadrill Limited, as lender

10.8	Form of Amended and Restated US$1,500,000,000 Senior Secured Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, and the banks and financial institutions named therein as lenders

10.9	Form of Amended and Restated US$1,200,000,000 Senior Secured Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, and the banks and financial institutions named therein as lenders

10.10.1	Form of Amended and Restated US$275,000,000 Senior Secured Term Loan and Revolving Credit Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein, as guarantors, and the banks and financial institutions named therein as lenders

10.10.2	Form of Amended and Restated the US$275,000,000 Senior Secured Term Loan Facility Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein, as guarantors, as the banks and financial institutions named therein as lenders

10.11	Form of Amended and Restated Common Terms Agreement dated , 2012 for Seadrill Limited, as Borrower, the subsidiaries of Seadrill Limited named therein as guarantors, DNB Bank ASA as Agent, GIEK Facility Agent and Security Agent and Citibank NA, London Branch as GIEK Agent

10.12	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill China Operations Ltd.

10.13	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seabras Rig Holdco Kft.

10.14	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill Deepwater Drillship Ltd.

10.15	Loan Agreement dated September 28, 2012 between Seadrill Limited and Seadrill Vencedor Ltd.

Exhibit No.	Description

21.1	List of Subsidiaries of Seadrill Partners LLC

23.1	Consents of Independent Registered Public Accounting Firm

23.2	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibits 5.1 and 8.2)

23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page of the initial Registration Statement)

99.1*	Confidential Draft Registration Statement Submitted July 2, 2012

99.2*	Confidential Draft Registration Statement Submitted August 20, 2012

*	Previously filed.